Exhibit 10.11

EXECUTION VERISON

CREDIT AGREEMENT

Dated as of December 15, 2020

among

US RADIOLOGY SPECIALISTS, INC.

US OUTPATIENT IMAGING SPECIALISTS, INC.,

as Borrowers,

US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC.

US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC.

as Holding Entities,

BARCLAYS BANK PLC,

as Administrative Agent, Collateral Agent, an Issuing Bank and Swing Line Lender

and

THE OTHER LENDERS PARTY HERETO

Barclays Bank PLC

Capital One, National Association

Deutsche Bank Securities Inc.

JPMorgan Chase Bank, N.A.

Fifth Third Bank, National Association

as Joint Lead Arrangers, Joint Lead Bookrunners and Co-Syndication Agents

i

SCHEDULES

1.01(1)	Closing Date Subsidiary Guarantors
1.01(2)	Mortgaged Properties
1.01(3)	Existing Letters of Credit
2.01	Commitments
4.01(1)(c)	Certain Collateral Documents
5.12	Subsidiaries and Other Equity Investments
6.13(2)	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.05	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Term Note
B-2	Revolving Note
B-3	Swing Line Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliated Lender Assignment and Assumption
E	Guaranty
F	Security Agreement
G-1	Equal Priority Intercreditor Agreement
G-2	First Lien/Second Lien Intercreditor Agreement
H	United States Tax Compliance Certificates
I	Solvency Certificate
J	Discount Range Prepayment Notice
K	Discount Range Prepayment Offer
L	Solicited Discounted Prepayment Notice
M	Acceptance and Prepayment Notice
N	Specified Discount Prepayment Notice
O	Solicited Discounted Prepayment Offer
P	Specified Discount Prepayment Response
Q	Intercompany Note
R-1	Letter of Credit Report
R-2	Swing Line Loan Report

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of December 15, 2020 by and among US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (the “USOIS Borrower” and together with the USRS Borrower, the “Borrowers”), US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”), Barclays Bank PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, as an Issuing Bank and as Swing Line Lender, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrowers have requested that (a) the Lenders extend credit to the Borrowers in the form of (i) $790.0 million of Closing Date Term Loans on the Closing Date and (ii) $165.0 million of Revolving Commitments on the Closing Date, in each case, as first lien secured credit facilities and (b) from time to time on and after the Closing Date, the Lenders lend to the Borrowers and the Issuing Banks issue Letters of Credit for the account of the Borrowers, each to provide working capital for, and for other general corporate purposes of, the Borrowers and their Subsidiaries, pursuant to the Revolving Commitments hereunder and pursuant to the terms of, and subject to the conditions set forth in, this Agreement.

The proceeds of the Closing Date Term Loans will be used on the Closing Date to consummate the Closing Date Refinancing, to pay the Transaction Expenses and to provide cash to the balance sheet to finance any working capital needs of the Borrowers and their Restricted Subsidiaries. The proceeds of the Closing Date Revolving Borrowings will be used, among other things, to fund OID or upfront fees required to be funded under the “market flex” provisions of the Fee Letter.

The applicable Lenders have indicated their willingness to lend, and the applicable Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement (including the introductory paragraph hereof and the preliminary statements hereto), the following terms have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(1)(e)(iv)(B).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(iv)(C).

“Acceptance and Prepayment Notice” means a notice of the Borrowers’ acceptance of the Acceptable Discount in substantially the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.05(1)(e)(iv)(B).

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.14, (b) Other Loans pursuant to a Refinancing Amendment in accordance with Section 2.15 or (c) Replacement Loans pursuant to Section 10.01; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, in each case solely to the extent that any such consent would be required from the Administrative Agent under Section 10.07(2)(c)(ii) for an assignment of Loans to such Additional Lender, and in the case of Incremental Revolving Commitments and Other Revolving Commitments, the Swing Line Lender and the Issuing Bank, such approval not to be unreasonably withheld, conditioned or delayed, in each case solely to the extent such consent would be required for any assignment to such Additional Lender under Section 10.07(2)(c).

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, including for purposes of clause (c) of the definition of “Base Rate”, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Practice” means any additional radiology services or related practice that is party to a Management Service Agreement. For the avoidance of doubt, as of the Closing Date, the Affiliated Practices are Charlotte Radiology, P.A., a North Carolina professional corporation, Upstate Carolina Radiology, P.A., Windsong Radiology Group, P.C. and Windsong Health Medical alliance, PLLC.

“Affiliate Transaction” has the meaning specified in Section 7.07(1).

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of an Investor (other than (a) the Holding Entities, the Borrowers or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(8)(f).

“Affiliated Lender Cap” has the meaning specified in Section 10.07(8)(d).

“Agent Parties” has the meaning specified in Section 10.02(4).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate floor or Base Rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrowers ratably to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid ratably to all lenders of such Indebtedness; provided further that, with respect to any Loans of an applicable Class that includes a Eurodollar Rate floor or Base Rate floor, (1) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

“Annual Financial Statements” means the audited combined statements of operations, comprehensive income and cash flows of the Borrowers and their Subsidiaries and the audited combined balance sheets of the Borrowers and their Subsidiaries for the fiscal years ended December 31, 2018 and December 31, 2019.

“Applicable Discount” has the meaning specified in Section 2.05(1)(e)(iii)(B).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Percentage” means, in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitments at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the Issuing Banks to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have otherwise expired in full, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Initial Term Loans, (i) 5.50% for Eurodollar Rate Loans and (ii) 4.50% for Base Rate Loans;

(b) with respect to Revolving Loans, (i) 4.00% for Eurodollar Loans and (ii) 3.00% for Base Rate Loans;

(c) with respect to unused Revolving Commitments under the Revolving Facility, (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, 0.50% for the Commitment Fee Rate for unused Revolving Commitments and (ii) thereafter, the following percentages per annum, based upon the Senior Secured Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1):

Pricing Level	Senior Secured Net Leverage Ratio	Commitment Fee Rate
1	≥4.75:1.00	0.50%
2	<4.75:1.00 but ≥4.25:1.00	0.375%
3	<4.25:1.00	0.25%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Senior Secured Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(1); provided that, at the option of the Required Facility Lenders under the Revolving Facility, “Pricing Level 1” (as set forth above) shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) or (y) the first Business Day after an Event of Default under Section 8.01(1) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the relevant Revolving Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(1), the Revolving Lenders.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Barclays Bank PLC, Capital One, National Association, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and Fifth Third Bank, National Association, each in its capacity as a joint lead arranger, joint lead bookrunner and co-syndication agent under this Agreement.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Borrowers or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) of any Restricted Subsidiary (other than to the Borrowers or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of:

(1) Cash Equivalents or Investment Grade Securities,

(2) immaterial, obsolete, damaged or worn out property or assets, any disposition of inventory or goods (or other assets) held for sale and property or assets no longer used or useful in the ordinary course or the principal business of the Borrowers and its Restricted Subsidiaries,

(3) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrowers),

(4) improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business, and

(5) assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrowers and their Restricted Subsidiaries, taken as a whole, to conduct their business in the ordinary course;

(b) the disposition of all or substantially all of the assets of the Borrowers in a manner permitted pursuant to Section 7.03;

(c) any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.05, any Permitted Investment or any acquisition otherwise permitted under this Agreement;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrowers or by the Borrowers or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions, sales pursuant to non-recourse factoring arrangements in the ordinary course of business or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k) any financing transaction with respect to property built or acquired by the Borrowers or any Restricted Subsidiary after the Closing Date, including asset securitizations permitted hereunder;

(l) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(m) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrowers, are not material to the conduct of the business of the Borrowers and their Restricted Subsidiaries taken as a whole;

(r) the granting of a Lien that is permitted under Section 7.01;

(s) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law;

(t) the disposition of any assets (including Equity Interests) (i) acquired in a Permitted Acquisition or other transaction permitted hereunder, which assets are (x) not used or useful in the ordinary course or the principal business of the Borrowers and their Restricted Subsidiaries or (y) non-core assets or surplus or unnecessary to the business or operations of the Borrowers and their Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrowers to consummate any acquisition permitted hereunder;

(u) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(v) dispositions of property in connection with any Sale-Leaseback Transaction;

(w) dispositions of assets or Equity Interests of American Health Imaging, Inc. and its Subsidiaries in connection with the formation of a Qualified Joint Venture after the Closing Date;

(x) the sales of property or assets for an aggregate fair market value since the Closing Date not to exceed the greater of (i) $34.50 million and (ii) 23.25% of Consolidated EBITDA of the Borrowers for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition;

(y) the sales of property or assets for an aggregate fair market value not to exceed $10.0 million in any calendar year with unused amounts in any calendar year being carried over to successive calendar years;

(z) any sale of property or assets, to the extent the acquisition of such property or assets was financed with Excluded Contributions;

(aa) the conversion of any Restricted Subsidiary into an Affiliated Practice in a manner consistent with past practices on or prior to the Closing Date or in the ordinary course of business, including the entry into applicable Management Services Agreements in connection therewith;

(bb) the sale of Equity Interests in a Subsidiary formed after the Closing Date to a Strategic Investor within one year of the formation of such Subsidiary in the ordinary course of business for an aggregate fair market value since the Closing Date not to exceed $75.0 million such that (i) such newly-formed Subsidiary becomes a Qualified Joint Venture and (ii) such Subsidiary continues to constitute a Qualified Joint Venture (it being agreed that such sale shall not be deemed permitted pursuant to this clause (bb) if the applicable Person ceases to be a Qualified Joint Venture); and

(cc) disposition of property or assets at fair market value to a Qualified Joint Venture in a transaction constituting a Permitted Investment.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Assumption” has the meaning specified in Section 10.25.

“ASU” has the meaning specified in Section 1.03.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented in reasonable detail and invoiced.

“Attributable Indebtedness” means, on any date, in respect of any Finance Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrowers (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(1)(e); provided that the Borrowers shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided further that neither the Borrowers nor any of their Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(2)(c).

“Available Incremental Amount” has the meaning specified in Section 2.14(4).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (4) of Section 2.19.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means(a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Recovery and Resolution Directive” means, Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” has the meaning specified in Section 8.02.

“Base Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Base Eurodollar Rate shall be the Interpolated Rate.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 1.13 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, (i) with respect to the Revolving Facility, if the Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and (ii) with respect to the Initial Term Loan Facility, if the Base Rate as so determined would be less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basket” means any amount, threshold, exception or value (including by reference to the Senior Secured Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, Consolidated EBITDA or Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Loan Document.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (1) of Section 2.19.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated broadly syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and in consultation with the Borrowers; provided further, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the proviso in (i) and (ii) above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the applicable floor, the Benchmark Replacement will be deemed to be the applicable floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and in consultation with the Borrowers.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its reasonable discretion and in consultation with the Borrowers, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for U.S. dollar denominated broadly syndicated credit facilities (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrowers, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrowers, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrowers pursuant to Section 2.19(3); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an assignee may have information regarding the Holding Entities, the Borrowers and any Subsidiary of a Borrower, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to such assignee pursuant to Section 10.07(8) or (12) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such assignee, the Holding Entities, the Borrowers and the Subsidiaries of the Borrowers with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such assignee, the Administrative Agent and assigning Lender.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Boards of Directors of the Borrowers.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement. Any reference to the Borrowers shall be deemed to refer to either Borrower unless the context otherwise requires. Upon consummation of any transaction permitted by Section 7.03(4), “Borrowers” shall include any Successor Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means any offer by any Borrower Party to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.05(1)(e)(ii).

“Borrower Parties” means the collective reference to the Holding Entities, the Borrowers and each Subsidiary of the Borrowers and “Borrower Party” means any of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.05(1)(e)(iii).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.05(1)(e)(iv).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of a Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day that is not a Legal Holiday and with respect to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Finance Lease Obligations) by the Borrowers and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrowers and the Restricted Subsidiaries.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalization Amount” means the sum of (i) 100% of the aggregate principal amount of funded third party debt for borrowed money (excluding for purposes of this determination, any amounts borrowed under the Revolving Facility on the Closing Date to fund certain fees and any outstanding letters of credit (to the extent undrawn)), plus (ii) the total amount of equity (including roll-over and contributed equity) invested in the Borrowers or the Holding Entities in connection with such transaction.

“Captive Insurance Subsidiary” means any Subsidiary of any Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations, as amended from time to time.

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge cash or Cash Equivalents in Dollars as collateral, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or the relevant Issuing Bank with respect to any Letter of Credit, as applicable. “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(1) Dollars;

(2) (a) Euros, Yen, Canadian Dollars, Sterling or any national currency of any participating member state of the EMU;

(b) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrowers or any Restricted Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrowers) and in each case maturing within 36 months after the date of acquisition thereof;

(7) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrowers);

(8) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;

(9) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrowers) with maturities of 36 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrowers) with maturities of 36 months or less from the date of acquisition;

(11) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrowers);

(12) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above; and

(13) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (13) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrowers or any Restricted Subsidiary in the ordinary course of business, are expected by the Borrowers to be converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts (and solely to the extent so converted on or prior to such tenth (10th) Business Day).

“Cash Management Agreement” means any agreement entered into from time to time by the Holding Entities, the Borrowers or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that is an Agent, a Lender or an Affiliate of an Agent or Lender on the Closing Date or at the time it entered into a Secured Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender.

“Cash Management Obligations” means obligations owed by the Holding Entities, the Borrowers or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services and (d) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Borrowers or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering certain survivors, providers of personal care services, and dependents of certain former members of the armed services administered by the United States Department of Veteran Affairs, and all Laws, manuals, orders or requirements pertaining to such program including, without limitation, (a) all federal statutes (whether set forth in 38 U.S.C. § 1781 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (b) all rules, regulations, manuals, orders and administrative or reimbursement requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the Closing Date.

“Change of Control” means the occurrence of any of the following after the Closing Date:

(1) the Borrowers cease to be directly or indirectly wholly owned by a Holding Entity (or any successor or Parent Company that has become a Guarantor in lieu of a Holding Entity); or

(2) (a) any person (other than a Permitted Holder or the Holding Entities) or (b) persons (other than the Holding Entities or one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) (excluding any employee benefit plan of such person and its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, of Equity Interests of the Borrowers representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrowers and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrowers beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (it being understood and agreed that for purposes of measuring beneficial ownership held by any person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded);

provided, that for purposes of clause (2) above, notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, (A) if any group includes one or more Permitted Holders or a Holding Entity, the issued and outstanding Equity Interests of the Borrowers directly or indirectly owned by any Permitted Holder or such Holding Entity that is part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (B) a Person or group shall be deemed not to beneficially own securities subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the securities in connection with the transactions contemplated by such agreement and (C) a Person or group will be deemed not to beneficially own the Equity Interests of another person as a result of its ownership of Equity Interests or other securities of such other person’s parent (or related contractual rights) unless it owns 50% or more of the Voting Stock of such Person’s parent.

provided further, in the case of clause (2) above, if the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Borrowers, then there shall be no “Change of Control”.

“Charge” means any charge, fee, expense, expenditure, cost, loss, accrual, reserve of any kind and any other deduction included in the calculation of Consolidated Net Income.

“Claims” has the meaning specified in the definition of “Environmental Claim.”

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Closing Date Term Loan Commitments, Revolving Commitments, Incremental Revolving Commitments, Other Revolving Commitments, Incremental Term Commitments, Commitments in respect of any Class of Replacement Loans, Extended Revolving Commitments of a given Extension Series or Other Term Loan Commitments of a given Class of Other Loans, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Closing Date Term Loans, Revolving Loans under the Revolving Facility, Incremental Term Loans, Incremental Revolving Loans, Other Revolving Loans, Replacement Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Commitments, or Other Term Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, and the Closing Date Term Loans are made to the Borrowers pursuant to Section 2.01(1), which date was December 15, 2020.

“Closing Date Loans” means the Closing Date Term Loans and any Closing Date Revolving Borrowing.

“Closing Date Refinancing” means the repayment in full of all amounts outstanding on the Closing Date (other than contingent obligations and letters of credit that are backstopped by or “grandfathered” in the Revolving Facility) under the Existing Credit Agreement.

“Closing Date Revolving Borrowing” means one or more Borrowings of Revolving Loans on the Closing Date pursuant to Section 2.01(2) in accordance with the requirements specified or referred to in Section 6.14; provided, that, without limitation, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date.

“Closing Date Term Loans” means the Term Loans made by the Term Lenders on the Closing Date to the Borrowers pursuant to Section 2.01(1).

“Closing Date Term Loan Commitment” means, as to each Term Lender, its obligation to make a term loan to the Borrowers in an aggregate amount not to exceed the amount specified opposite such Term Lender’s name on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.14, 2.15 or 2.16). The initial aggregate amount of the Closing Date Term Loan Commitments is $790.0 million.

“Co-Investors” means any of (a) the assignees, if any, of the equity commitments of any Investor who become holders of Equity Interests in a Holding Entity (or any Parent Company) on the Closing Date and (b) the transferees, if any, that acquire, within ninety (90) days of the Closing Date, any Equity Interests in a Borrower (or any Parent Company) held by any Investor as of the Closing Date, in each case of (a) and (b) as identified and reasonably acceptable to the Arrangers on or prior to the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and the Mortgaged Properties, if any.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(1) the Collateral Agent shall have received each Collateral Document required to be delivered (a) on the Closing Date pursuant to Section 4.01(1)(c)(or to the extent not delivered on the Closing Date, within 90 days after the Closing Date (or such later date as reasonably determined by the Administrative Agent)) or (b) pursuant to the Security Agreement or Section 6.11 or 6.13 at such time required by the Security Agreement or by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(2) all Obligations shall have been unconditionally guaranteed by (a) the Holding Entities (or any successor thereto) (provided that the guarantee by the Holding Entities shall be non-recourse and limited to the equity of the Borrowers and selected assets pledged pursuant to the Collateral Documents), (b) each Restricted Subsidiary of the Borrowers that is a wholly owned Material Subsidiary (other than any Excluded Subsidiary), which as of the Closing Date shall include those that are listed on Schedule 1.01(1) hereto, (c) any Restricted Subsidiary of the Borrowers that Guarantees (or is the borrower or issuer of) (i) any Junior Indebtedness, (ii) any Permitted Incremental Equivalent Debt or (iii) any Credit Agreement Refinancing Indebtedness (or, in each case, any Refinancing Indebtedness thereof) and (d) any Foreign Subsidiary, any non-wholly owned Domestic Subsidiary or any other Excluded Subsidiary that the Borrowers, in their sole discretion (subject to, in the case of Foreign Subsidiaries (x) the jurisdiction of incorporation of such Foreign Subsidiary (or Foreign Subsidiaries) being reasonably acceptable to the Administrative Agent and (y) collateral and guarantee provisions reasonably acceptable to the Administrative Agent to be negotiated in good faith), may elect to join as a Guarantor (the Persons in the preceding clauses (a) through (d) collectively, the “Guarantors”);

(3) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject only to Liens permitted by Section 7.01, in

(a) all the Equity Interests of the Borrowers and the Subsidiary Guarantors,

(b) all Equity Interests of each direct, wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary (except for those Excluded Subsidiaries whose Equity Interests are required to be pledged pursuant to clause (c) below, which shall only be pledged to the extent set forth in clause (c) below)) that is directly owned by any Loan Party, and

(c) 65% of the issued and outstanding Equity Interests of each class of each (i) wholly owned Material Domestic Subsidiary that is (a) a Foreign Subsidiary Holdco and (b) directly owned by a Loan Party and (ii) CFC that is directly owned by a Loan Party (in each case, to the extent such Material Domestic Subsidiary or CFC is not an Excluded Subsidiary (other than by virtue of being a Foreign Subsidiary Holdco or Foreign Subsidiary, as applicable)); provided that notwithstanding anything to the contrary contained in this clause (c), the Borrowers and the Subsidiary Guarantors shall not be required to pledge any portion of the issued and outstanding Equity Interests of any entity described in clauses (i) or (ii) of this clause (c), if such pledge would cause greater than 65% of the issued and outstanding Equity Interests of such class of Equity Interest to be pledged;

(4) except to the extent otherwise provided hereunder or under any Collateral Document, including subject to Liens permitted by Section 7.01, and in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by a security interest in substantially all tangible and intangible personal property of the Borrowers and each Guarantor (including accounts other than Excluded Assets), including inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing (in each case, other than Excluded Assets), in each case,

(a) that has been perfected (to the extent such security interest may be perfected) by

(i) delivering certificated securities and instruments, in which a security interest can be perfected by physical control, in each case to the extent expressly required hereunder or the Security Agreement (solely in respect of any promissory note in excess of $12.5 million, Indebtedness of any Restricted Subsidiary that is not a Guarantor that is owing to any Loan Party (which may be evidenced by the Intercompany Note and pledged to the Collateral Agent) and certificated Equity Interests of the Borrowers, the Subsidiary Guarantors and their respective wholly owned Restricted Subsidiaries that are Material Subsidiaries otherwise required to be pledged pursuant to the Collateral Documents to the extent required under clause (3) above),

(ii) filing financing statements under the Uniform Commercial Code of any applicable jurisdiction,

(iii) making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office,

(iv) filings in the applicable real estate records with respect to Mortgaged Properties (or any fixtures related to Mortgaged Properties) to the extent required by the Collateral Documents, or

(v) with respect to any Loan Party that is not organized within the United States, the taking of any actions reasonably requested by the Administrative Agent or the Collateral Agent and to be negotiated in good faith under applicable foreign laws to validly create or perfect the Liens on the Collateral granted by such Loan Party in favor of the Collateral Agent;

(b) with the priority required by the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreements to the extent expressly required by this Agreement; and

(5) subject to the exceptions and limitations set forth in this Agreement, the Collateral Agent shall have received counterparts of a Mortgage, together with the other deliverables described in Section 6.11(2)(b), with respect to each Material Real Property, including the Material Real Property listed on Schedule 1.01(2), to the extent required to be delivered pursuant to Section 6.11 or Section 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property within the time periods set forth in said Sections; provided that to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, (a) the relevant Mortgage shall not secure an amount in excess of the fair market value (as determined by the Borrowers in good faith)) of the Mortgaged Property subject thereto and (b) the relevant Mortgage shall not secure the Indebtedness in respect of Letters of Credit or the Revolving Facility to the extent the applicable jurisdiction(s) would impose such aforementioned taxes on paydowns or re-advances applicable to such Indebtedness unless it is feasible to limit recovery to a capped amount that would not be subject to re-borrowing.

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation, perfection or maintenance of pledges of, or security interests in, Mortgages on, or the obtaining of Mortgage Policies, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets.

The Collateral Agent may grant extensions of time for the creation, perfection or maintenance of security interests in, or the execution or delivery of any Mortgage and the obtaining of title insurance, surveys or Opinions of Counsel with respect to, particular assets (including extensions beyond the Closing Date for the creation, perfection or maintenance of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that creation, perfection or maintenance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

There shall be (I) no actions required by the Laws of any non-U.S. jurisdiction under the Loan Documents in order to create any security interests in any assets or to perfect or make enforceable such security interests in any assets (including any intellectual property registered or applied for in any non-U.S. jurisdiction) and (II) no Guaranties or Collateral Documents (including security agreements and pledge agreements) governed under the laws of any non-U.S. jurisdiction except, as may be required by clause (4)(a)(v) above). Notwithstanding anything else provided in the Loan Documents, the Borrowers may, in their sole discretion, elect to join any Foreign Subsidiary, Parent Company that is not already a Guarantor, any non-wholly owned Domestic Subsidiary or any Excluded Subsidiary as a Guarantor subject to, in the case of Parent Companies that are not organized under the Laws of the United States, any state thereof or the District of Columbia and Foreign Subsidiaries, (x) the jurisdiction of incorporation of such Foreign Subsidiary or Parent Company being reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (as reasonably determined by the Administrative Agent) and (y) collateral and guarantee provisions reasonably acceptable to the Administrative Agent to be negotiated in good faith (the “Excluded Subsidiary Joinder Exception”); provided that to the extent any Foreign Subsidiary or Parent Company is joined pursuant to the Excluded Subsidiary Joinder Exception, any requirements under this Collateral and Guarantee Requirement and any related provisions under the Loan Documents as applied to such Foreign Subsidiary (solely, in the case of a Foreign Subsidiary, to the extent any such provision would not otherwise have applied in respect of such Foreign Subsidiary if it were a Restricted Subsidiary that did not constitute a Loan Party) may be modified (including with respect to the addition of customary limitations for syndicated loans applicable to the provision of guarantees and collateral in the applicable non-U.S. jurisdiction) as reasonably determined by the Borrowers and the Administrative Agent.

No perfection through control agreements or perfection by “control” shall be required with respect to any assets (other than to the extent required under clause (4)(a)(i) above) under the Loan Documents. There shall be no (x) requirement to obtain any landlord waivers, estoppels or collateral access letters or (y) requirement to perfect a security interest in any letter of credit rights, other than by the filing of a UCC financing statement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, Collateral Agent or the Lenders pursuant to Sections 4.01(1)(c), 4.01(1)(d), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment, Incremental Revolving Commitment, Closing Date Term Loan Commitment, Incremental Term Commitment, Other Revolving Commitment, Other Term Loan Commitment, Extended Revolving Commitment of a given Extension Series, or any commitment in respect of Replacement Loans, as the context may require.

“Commitment Fee Rate” means a percentage per annum equal to the Applicable Rate set forth in the “Commitment Fee Rate” column of the chart in the definition of “Applicable Rate.”

“Committed Loan Notice” means a notice of (1) a Borrowing with respect to a given Class of Loans, (2) a conversion of Loans of a given Class from one Type to the other or (3) a continuation of Eurodollar Rate Loans of a given Class, pursuant to Section 2.02(1), which, if in writing, shall be substantially in the form of Exhibit A-1, or such other form as may be approved by the Administrative Agent and the Borrowers (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrowers), appropriately completed and signed by a Responsible Officer of the Borrowers.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(3)(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrowers:

(1) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto (in each case, other than any Default with respect to which the Administrative Agent has otherwise obtained notice in accordance with Section 6.03(1)),

(2) in the case of financial statements delivered under Section 6.01(1), setting forth reasonably detailed calculations of (i) Excess Cash Flow for each fiscal year commencing with the financial statements for the fiscal year ending December 31, 2021 and (ii) the Net Proceeds received during the applicable period (after the Closing Date in the case of the fiscal year ending December 31, 2020) by or on behalf of the Borrowers or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event subject to prepayment pursuant to Section 2.05(2)(b)(i) and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(2)(b)(ii); and

(3) setting forth (x) a calculation of the Total Net Leverage Ratio as of the last day of the most recently ended Test Period, (y) commencing with the certificate delivered pursuant to Section 6.02(1) for the first full fiscal quarter ending after the Closing Date, if on the last day of the most recently ended Test Period there are outstanding Revolving Loans, Swing Line Loans and Letters of Credit (excluding (i) undrawn Letters of Credit and (ii) Letters of Credit (whether drawn or undrawn) to the extent reimbursed, Cash Collateralized or backstopped on terms reasonably acceptable to the applicable Issuing Bank) in an aggregate principal amount exceeding 35% of the aggregate principal amount of the Revolving Commitments under the Revolving Facility, a statement whether such Total Net Leverage Ratio as of the last day of the most recently ended Test Period is in compliance with the Financial Covenant for such Test Period and (z) if the Senior Secured Net Leverage Ratio as of the last day of the most recently ended Test Period would result in a change in the applicable “Pricing Level” as set forth in the definition of “Applicable Rate,” a calculation of such Senior Secured Net Leverage Ratio.

“Confidential Healthcare Information” has the meaning specified in Section 6.10(2).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrowers and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments and any assets in respect of Hedge Agreements, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrowers and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) Revolving Loans, Swing Line Loans and L/C Obligations under this Agreement or any other revolving loans, swingline loans and letter of credit obligations under any other revolving credit facility, (F) the current portion of any Finance Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, (J) accrued litigation settlement costs, (K) any liabilities in respect of Hedge Agreements and (L) deferred revenue, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) increased (without duplication) by the following, in each case (other than clauses (h), (l), (q) and (r)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” and any payments to a Parent Company in respect of such taxes permitted to be made hereunder; plus

(c) Consolidated Depreciation and Amortization Expense for such period; plus

(d) any other non-cash Charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrowers in their sole discretion may determine not to add back such non-cash Charge in the current period and (ii) to the extent the Borrowers do decide to add back such non-cash Charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Closing Date, in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) Charges consisting of income attributable to minority interests and non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f) (i) the amount of board of director fees and any management, monitoring, consulting, transaction, advisory and other fees (including transaction and termination fees) and indemnities and expenses paid or accrued in such period under the Investor Services Agreement or otherwise to the extent permitted under Section 7.07 and (ii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(g) Charges, including any loss or discount, related to the sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(h) cash receipts (or any netting arrangements resulting in reduced cash Charges) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i) any Charges pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus

(j) any net pension or other post-employment benefit Charges representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(k) the amount of earnout obligation expense incurred in connection with (including adjustments thereto) any acquisitions and Investments, whether consummated prior to or after the Closing Date; plus

(l) (A) without duplication of amounts referred to in immediately succeeding clause (B), the amount of “run rate” cost savings, synergies and operating expense reductions related to the Transactions that are reasonably identified and projected by the Borrowers in good faith (and are reasonably attributable to (in the good faith determination of the Borrowers) the Transactions) to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) within 18 months after the Closing Date or, to the extent identified in the reports identified in clause (r)(I)(x) below, undertaken or implemented prior to the Closing Date (which cost savings, synergies and operating expense reductions shall be calculated on a pro forma basis as though such cost savings, synergies and operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period and (B) without duplication of amounts referred to in immediately preceding clause (A), the amount of “run rate” cost savings, synergies and operating expense reductions related to Specified Transactions and restructurings, cost savings initiatives, operational changes or other initiatives that are projected by the Borrowers in good faith (and are reasonably attributable to) to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) within 18 months after such Specified Transaction or restructuring or cost savings initiative (or undertaken or implemented prior to the consummation of the acquisition or other applicable transaction) (including any actions taken on or prior to the Closing Date) (which cost savings, synergies and operating expense reductions shall be calculated on a pro forma basis as though such cost savings, synergies and operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that, for purposes of this clause (l), “run rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Closing Date) (which adjustments, in the case of this clause (l) may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made pursuant to Section 1.07); provided that the aggregate amount added back pursuant to this clause (l) shall not exceed, for any Test Period, 25% of Consolidated EBITDA (after giving effect to such add backs and any add backs pursuant to Section 1.07(3)); plus

(m) [reserved];

(n) any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(o) internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP; plus

(p) any loss from operations classified as discontinued in accordance with Accounting Standards Codification Topic No. 205, Presentation of Financial Statements; plus

(q) adjustments, exclusions and add-backs consistent with Regulation S-X of the SEC; plus

(r) adjustments, exclusions and add-backs of the type reflected in either (I) (x) the Quality of Earnings Analysis delivered to the Arrangers on August 20, 2020 or (y) the Investor’s model delivered to the Arrangers on November 12, 2020, or (II) any other quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any Permitted Acquisition or similar permitted investment; provided that any add back pursuant to this clause (II) shall not be permitted to include any add back of the type described in clause (l) above of this definition of Consolidated EBITDA; plus

(s) adjustments, exclusions and add-backs relating to pre-opening, opening, implementation, consolidation and closing costs, losses and expenses for facilities, start-up losses, charges and expenses for new facilities and losses, charges and expenses for closed facilities; plus

(t) adjustments, exclusions and add-backs relating to restructuring charges, accruals and reserves incurred in connection with the closure of any facility; plus

(u) adjustments, exclusions and add-backs, with respect to each new facility, for any period in which such facility was not fully operational, the amount by which the Consolidated EBITDA of the Borrowers attributable to an existing facility to be agreed for the most recently completed period of four consecutive fiscal quarters exceeds the Consolidated EBITDA of the Borrowers attributable to such new facility for such period; and

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(b) the amount of any income consisting of losses attributable to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period; and

(c) any net income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by the Borrowers in their sole discretion, only when and to the extent such operations are actually disposed of).

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.07.

Notwithstanding anything to the contrary contained herein, (a) with respect to any Qualified Joint Venture accounted for by the equity method of accounting, Consolidated EBITDA shall include the Borrowers’ and their Restricted Subsidiaries’ pro rata share of Consolidated EBITDA calculated as set forth above with respect to such Qualified Joint Venture, (b) with respect to any other Person accounted for by the equity method of accounting, Consolidated EBITDA shall include the Borrowers’ and their Restricted Subsidiaries’ pro rata share of Consolidated Net Income of such Person solely to the extent such amount was paid in cash as a dividend or distribution to a Borrower or a Guarantor or such payment was not at the time prohibited under applicable Law or the Organizational Documents of such Person.

Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended December 31, 2019, will be deemed to be $37,654,137, (b) for the fiscal quarter ended March 31, 2020, will be deemed to be $29,499,268, (c) for the fiscal quarter ended June 30, 2020, will be deemed to be $23,170,562 and (d) for the fiscal quarter ended September 30, 2020, will be deemed to be $35,887,549.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to Finance Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); excluding, in each case:

(1) amortization or write-off of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clauses (2)(a) and (2)(b) in the definition of “Consolidated EBITDA” above (including as a result of the effects of acquisition method accounting or pushdown accounting);

(2) interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging;

(3) costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates;

(4) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness;

(5) “additional interest” owing pursuant to a registration rights agreement with respect to any securities;

(6) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions;

(7) penalties and interest relating to taxes;

(8) accretion or accrual of discounted liabilities not constituting Indebtedness;

(9) interest expense attributable to a Parent Company resulting from push-down accounting;

(10) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting;

(11) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment; and

(12) annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Facilities.

For purposes of this definition, interest on a Finance Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1) extraordinary, one-time, non-recurring or unusual gains or Charges (including relating to any strategic initiatives and accruals and reserves in connection with such gains or Charges and including legal fees, expenses, settlements and judgments) and special items; restructuring and similar Charges; accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); Charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; Charges related to the integration, implementation, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses; special compensation Charges, consulting fees; signing, retention or completion bonuses and charges, and executive recruiting costs; Charges incurred in connection with strategic initiatives; transition Charges and duplicative running and operating Charges; Charges in connection with non-ordinary course product and intellectual property development; Charges incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs); business optimization Charges (including Charges relating to business optimization programs, new systems design, Charges related to systems establishment, implementation, integration and upgrades and project start-up); accruals and reserves; Charges attributable to the implementation of cost-savings initiatives and operating improvements and consolidations; curtailments and modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments); provided, that any amounts funded or reimbursed in cash by governmental aid, relief payments, grants or similar payments from any Governmental Authority or pursuant to any governmental rule (including, without limitation, the CARES Act) that are not required to be repaid shall be included;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3) Transaction Expenses;

(4) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of Section 7.05(1), the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining Excess Cash Flow and the amount available for Restricted Payments under clause (c)(i) of Section 7.05(1), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Borrowers reasonably believe such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8) income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(9) any impairment Charges or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10) (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Company, (b) non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11) any Charges during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any Indebtedness, including any Facilities hereunder), issuance of Equity Interests (including by any direct or indirect parent of the Borrowers), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Indebtedness, including the Loan Documents) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12) accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case in accordance with GAAP;

(13) any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement;

(14) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15) any net realized or unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses;

(16) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17) any non-cash rent expense;

(18) [reserved];

(19) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(20) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder. Consolidated Net Income will include any net income (loss) of any Affiliated Practice to the extent such net income (loss) is included in the net income (loss) of the Borrowers and their Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, for the purpose of Section 7.05(1) (other than clause (c)(iv) of Section 7.05(1)), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (c)(iv) of Section 7.05(1).

“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrowers and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of (i) Indebtedness for borrowed money, Finance Lease Obligations and purchase money Indebtedness, in each case secured by a lien on any asset or property of the Loan Parties and (ii) other Finance Lease Obligations and purchase money Indebtedness of the Loan Parties; provided, Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Senior Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrowers and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of (i) Indebtedness for borrowed money, Finance Lease Obligations and purchase money Indebtedness, in each case, to the extent secured by a first priority lien on the Collateral on a pari passu basis (or superpriority basis by operation of law) (but without regard to control of remedies) with the Initial Term Loans and (ii) other Finance Lease Obligations and purchase money indebtedness of the Loan Parties secured by a first priority lien; provided that Consolidated Senior Secured Debt will not include Non-Recourse

Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrowers and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Finance Lease Obligations and purchase money Indebtedness; provided, that Consolidated Total Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in clause (2)(k) of the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrowers or other companies.

“Corrective Extension Amendment” has the meaning specified in Section 2.16(6).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Liability” has the meaning specified in Section 10.26.

“Credit Agreement Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or in part, existing Loans (or, if applicable, unused Commitments) or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided, further, that (i) the terms of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall either, at the option of the Borrowers, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrowers in good faith, provided that if such debt contains a Previously Absent Financial Maintenance Covenant, the provisions of clause (B)(y) shall apply), (B) if otherwise not consistent with the terms of such Credit Agreement Refinanced Debt, not be materially more restrictive to the Borrowers (as determined by the Borrowers in good faith), when taken as a whole, than the terms of such Credit Agreement Refinanced Debt, except, in each case under this clause (B), with respect to (x) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such Refinancing or (y) a Previously Absent Financial Maintenance Covenant (so long as, (I) to the extent that such Indebtedness includes a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date and consists solely of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and the applicable Previously Absent Financial Maintenance Covenant is included only for the benefit of such revolving credit facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Revolving Facility or (II) to the extent that such Indebtedness includes a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date and does not consist solely of a revolving credit facility (whether or not the documentation therefor includes any other facilities), such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Facility or (C) such terms shall be reasonably satisfactory to the Administrative Agent (provided that, to the extent any more favorable term or provision is added for the benefit of (x) the lenders of any such Indebtedness that consists of term facilities, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of each Term Facility or (y) the lenders of any such Indebtedness that consists of revolving credit facilities, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of each Revolving Facility), (ii) except in the case of any Permitted Earlier Maturity Debt, any such Indebtedness shall have a maturity date that is no earlier than the Credit Agreement Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than that of the Credit Agreement Refinanced Debt as of the date of determination, (iii) such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt plus accrued interest, fees and premiums (including tender premium) and penalties (if any) thereon and fees, expenses, original issue discount and upfront fees incurred in connection with such Refinancing plus the amount of any other Indebtedness permitted under one or more other Baskets under Section 7.02 (which shall be deemed a utilization of any such Baskets), (iv) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, within five (5) Business Days after the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained with the Net Proceeds received from the incurrence or issuance of such Indebtedness and (v) any mandatory prepayments of (I) any Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt may not be made except to the extent that prepayments are not prohibited hereunder and to the extent required hereunder or pursuant to the terms of any Permitted Equal Priority Refinancing Debt, first made or offered to the holders of the Term Loans constituting First Lien Obligations and any such Permitted Equal Priority Refinancing Debt, and (II) any Permitted Equal Priority Refinancing Debt in respect of events described in Sections 2.05(2)(a), (b) and (d)(i), may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis (but not greater than a pro rata basis as compared to any Class of Term Loans constituting First Lien Obligations with an earlier maturity date unless the Credit Agreement Refinanced Debt was so entitled to participate on a greater than a pro rata basis) with each Class of Term Loans constituting First Lien Obligations under Sections 2.05(2)(a), (b) and (d)(i), provided, further, that “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with (or which converts into or is exchanged for) long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of the second proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (v) of the second proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Credit Extension” means each of the following: (i) a Borrowing and (ii) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04(1).

“Cure Expiration Date” has the meaning specified in Section 8.04(1)(a).

“Cured Default” has the meaning specified in Section 1.02(9).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent (which shall be substantially consistent with market practice for U.S. dollar denominated broadly syndicated credit facilities) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR”; provided, that if the Administrative Agent decides in its reasonable discretion that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent, in consultation with the Borrowers, may establish another convention in its reasonable discretion.

“Debt Fund Affiliate” means any Affiliate of an Investor that is a bona fide diversified debt fund that is not (a) a natural person or (b) the Holding Entities, the Borrowers or any Subsidiary of any Borrower.

“Debt Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent or representative under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(2)(g).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans that are Revolving Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(3)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(2), any Lender that (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, within one Business Day of the date required to be funded by it hereunder, (b) has failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, (e) has, or has a direct or indirect parent company that has, either (i) admitted in writing that it is insolvent or (ii) become subject to a Lender-Related Distress Event or (f) has become the subject of a Bail-in Action. Any determination by the Administrative Agent as to whether a Lender is a Defaulting Lender shall be conclusive absent manifest error.

“Deposit Account” means any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrowers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrowers, any Restricted Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrowers or any of their Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of Section 7.05(1).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to the Borrowers or any Restricted Subsidiary by any Person other than the Borrowers or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Borrowers subsequently deliver an Officer’s Certificate to the Administrative Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that, during such time (including at the time of the incurrence of such Designated Revolving Commitments), (i) except for purposes of the definition of “Applicable Rate,” the Senior Secured Net Leverage Ratios set forth in Section 2.05(2)(a) and Section 2.05(2)(b) and determining actual compliance with the Financial Covenant, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Interest Coverage Ratio, Total Net Leverage Ratio, Senior Secured Net Leverage Ratio, Secured Net Leverage Ratio and the availability of any Baskets hereunder and (ii) commencing on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof), such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any Basket or financial ratio or test under this Agreement (including the Interest Coverage Ratio, Total Net Leverage Ratio, Senior Secured Net Leverage Ratio or Secured Net Leverage Ratio).

“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(1)(e)(ii)(B).

“Discount Range” has the meaning specified in Section 2.05(1)(e)(iii)(A).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(iii)(A).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(1)(e)(iii)(A) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(iii)(A).

“Discount Range Proration” has the meaning specified in Section 2.05(1)(e)(iii)(C).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(1)(e)(iv)(C).

“Discounted Prepayment Effective Date” means, in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(1)(e)(ii), Section 2.05(1)(e)(iii) or Section 2.05(1)(e)(iv), respectively, unless a shorter period is agreed to between the Borrowers and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(1)(e)(i).

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrowers, or one or more members of the Board of Directors of a Parent Company, having no material direct or indirect financial interest in or with respect to the Affiliate party to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrowers or any Parent Company or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Borrowers or such Parent Company, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director.

“disposition” has the meaning specified in the definition of “Asset Sale.”

“Disqualified Institution” means (a) any competitor of the Borrowers or their Subsidiaries identified in writing by or on behalf of the Borrowers to (i) the Arrangers on or prior to December 14, 2020 or (ii) the Administrative Agent from time to time after the Closing Date, (b) those particular banks, financial institutions, other institutional lenders and other Persons identified in writing (as provided herein) by or on behalf of the Borrowers to (i) the Arrangers on or prior to December 14, 2020 or (ii) the Administrative Agent from time to time after the Closing Date and (c) any Affiliate of the entities described in the preceding clauses (a) or (b) that are either (w) reasonably identifiable as such on the basis of their name or (x) are identified as such in writing by or on behalf of the Borrowers to (i) the Arrangers on or prior to the Closing Date or (ii) the Administrative Agent from time to time after the Closing Date (other than Affiliates that constitute bona fide debt funds primarily investing in loans); provided that any Person that is a Lender or a Participant and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender or a Participant, as applicable) shall be deemed to not be a Disqualified Institution hereunder (in the case of any such Participant that is not a Lender, solely with respect to the participations held by such Participant). The identity of Disqualified Institutions may be communicated by the Administrative Agent to a Lender upon request, but will not be otherwise posted or distributed to any Person; provided, further, that any updates, modifications or supplements to the list of Disqualified Institutions must be sent on the letterhead of the Borrowers and delivered by e-mail to DQList@barclays.com and shall become effective three (3) Business Days after such delivery (if the list of Disqualified Lenders and any updates, modifications or supplements are not delivered to DQList@barclays.com in the manner prescribed herein, they shall be deemed not received and ineffective). The identity of Disqualified Institutions may be communicated (i) by the Administrative Agent to a Lender upon request and (ii) by any Lender to any prospective Lender, Participant or Eligible Assignee, subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that the identity of Disqualified Institutions is being disseminated on a confidential basis and that such prospective Lender, Participant or Eligible Assignee shall be bound by the same confidentiality restrictions as those applicable to the Lender making such communication, but will not be otherwise posted or distributed to any Person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding and the Commitments have been terminated; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of any Borrower or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by any Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of any Borrower, any of its Subsidiaries, any Parent Company, or any other entity in which any Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by any Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt, Consolidated Senior Secured Debt or Consolidated Secured Debt, as applicable, will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Borrowers.

“Distressed Person” has the meaning specified in the definition of the term “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of a Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of a joint election by the Administrative Agent and the Borrowers to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Payment Amount” has the meaning specified in Section 2.05(2)(a).

“ECF Percentage” has the meaning specified in Section 2.05(2)(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning specified in Section 10.07(1).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability or Environmental Law (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or other written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equal Priority Intercreditor Agreement” means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies), at the option of the Borrowers and the Administrative Agent acting together in good faith, either (a) an intercreditor agreement substantially in the form of Exhibit G-1, together with any changes thereto which are reasonably acceptable to the Administrative Agent and the Borrowers or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrowers, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies), in each case with such modifications thereto as the Administrative Agent and the Borrowers may agree.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Equity Offering” means any public or private sale of common equity or Preferred Stock of a Borrower or any Parent Company (excluding Disqualified Stock), other than:

(1) public offerings with respect to a Borrower’s or any Parent Company’s common equity registered on Form S-4 or Form S-8;

(2) issuances to any Restricted Subsidiary of a Borrower; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (h) the application for a minimum funding waiver under Section 412(c) of the Code or Section 302(c) of ERISA with respect to a Pension Plan; (i) the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any Pension Plan; (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); or (k) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party or any of their respective ERISA Affiliates (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Loan Party.

“Escrow” has the meaning specified in the definition of “Indebtedness.”

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the single currency of participating member states of the EMU.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Base Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(1) the sum, without duplication, of:

(a) Consolidated Net Income of the Borrowers for such period;

(b) an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period;

(c) decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short-term to long-term or vice versa), in each case, for such period (other than any such decreases or increases, as applicable, arising from acquisitions or Asset Sales outside the ordinary course of assets by the Borrowers or any Restricted Subsidiary during such period or the application of recapitalization or purchase accounting);

(d) [reserved];

(e) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period; and

(f) cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(2) the sum, without duplication, of:

(a) an amount equal to the amount of all non-cash credits (including, to the extent constituting non-cash credits, amortization of deferred revenue acquired as a result of any Permitted Acquisition or investment permitted hereunder or any similar transaction) included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(b) above) and cash losses, charges (including any reserves or accruals for potential cash charges in any future period), expenses, costs and fees excluded by virtue of the definition of “Consolidated Net Income;”

(b) without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Capital Expenditures, except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrowers or any Restricted Subsidiary (unless such Indebtedness has been repaid);

(c) the aggregate amount of all principal payments of Indebtedness of the Borrowers and the Restricted Subsidiaries (including (i) the principal component of payments in respect of Finance Lease Obligations, (ii) all scheduled principal repayments of Loans, Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof), and any other Indebtedness outstanding pursuant to Section 7.02 (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof), in each case to the extent such payments are permitted hereunder and actually made and (iii) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, mandatory prepayment of Term Loans pursuant to Section 2.05(2)(b) (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), and any mandatory Discharge of (I) Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof) and (II) any other Indebtedness outstanding pursuant to Section 7.02 (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Loans and Swing Line Loans and all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (z) payments on any Junior Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 7.05) made during such period, in each case, except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrowers or any Restricted Subsidiary (unless such Indebtedness has been repaid);

(d) [Reserved];

(e) increases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, increases in long-term accounts receivable and decreases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short-term to long-term or vice versa), in each case, for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Asset Sales outside the ordinary course by the Borrowers or any Restricted Subsidiary during such period or the application of recapitalization or purchase accounting);

(f) cash payments by the Borrowers and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrowers and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income;

(g) without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of cash consideration paid by the Borrowers and the Restricted Subsidiaries (on a consolidated basis) in connection with investments made during such period (including Permitted Acquisitions, investments constituting Permitted Investments and investments made pursuant to Section 7.05), except to the extent such investments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrowers or any Restricted Subsidiary (unless such Indebtedness has been repaid);

(h) the amount of Restricted Payments paid in cash during such period (other than Restricted Payments made pursuant to Section 7.05(2)(o)), except to the extent such Restricted Payments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrowers or any Restricted Subsidiary (unless such Indebtedness has been repaid);

(i) the aggregate amount of expenditures (including expenditures for the payment of financing fees) paid in cash during such period to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent such expenditures were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrowers or any Restricted Subsidiary (unless such Indebtedness has been repaid);

(j) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrowers and the Restricted Subsidiaries during such period that are made in connection with any prepayment or redemption of Indebtedness to the extent (x) such premium, make-whole or penalty payments were not expensed during such period or are not deducted in calculating Consolidated Net Income and (y) such prepayments or redemptions reduced Excess Cash Flow pursuant to clause (2)(c) above or reduced the mandatory prepayment required by Section 2.05(2)(a);

(k) without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrowers, (1) the aggregate consideration required to be paid in cash by the Borrowers or any of their Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrowers or any of their Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of the preceding clauses (1) and (2), relating to Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property, any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrowers following the end of such period (except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent that the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property, permitted scheduled payments of Indebtedness that were permitted by the terms of this Agreement to be incurred and paid, or permitted tax distributions during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters;

(l) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions with respect to taxes made in such period under Section 7.05(2)(n), to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(m) cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income;

(n) any fees, expenses or charges incurred during such period (including the Transaction Expenses), or any amortization thereof for such period, in connection with any acquisition, investment, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement, the other Loan Documents and related documents with respect to any other Indebtedness) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful; and

(o) at the option of the Borrowers, any amounts in respect of investments (including Permitted Acquisitions, Investments constituting Permitted Investments and Investments made pursuant to Section 7.05) and Restricted Payments (including related earnouts and similar payments) which could have been deducted pursuant to clause (g) or (h) above if made in such period, but which are made after the end of such period and prior to the date upon which a mandatory prepayment for such period would be required under Section 2.05(2)(a) (which amounts, if so deducted in accordance with this clause (o), shall not affect the calculation of Excess Cash Flow in any future period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i)(x) any fee-owned real property (other than Material Real Property), (y) any leasehold interest in real property and (z) any improved fee-owned real property that would otherwise constitute Material Real Property (whether already subject to a Mortgage, or required or intended to be mortgaged pursuant to the terms hereof, at any time of determination) that is located in a special flood hazard area or would require flood insurance pursuant to the Flood Insurance Laws (it being agreed that (A) if it is subsequently determined that any such improved real property subject to, or otherwise required or intended to be subject to, a Mortgage is located in a special flood hazard area or would require flood insurance pursuant to the Flood Insurance Laws, such property shall be deemed to constitute an Excluded Asset unless and until the Borrowers (acting in good faith) have determined that such property is not located in a special flood hazard area and does not require flood insurance pursuant to the Flood Insurance Laws, (B) if such property is already subject to a Mortgage, such improved property which is located in a special flood hazard area or would require flood insurance pursuant to the Flood Insurance Laws shall be released from such Mortgage (provided that, if only a portion of the improved real property covered by such Mortgage is located in a special flood hazard area or would require flood insurance pursuant to the Flood Insurance Laws, then, so long as the remainder of such property would, on its own, constitute Material Real Property hereunder, only such portion as is located in a special flood hazard area or would require flood insurance pursuant to the Flood Insurance Laws shall be so released and (C) if the Borrowers (acting in good faith) subsequently determine that the relevant improved fee owned real property (or portion thereof) is not located in a special flood hazard area and would not require flood insurance pursuant to the Flood Insurance Laws, and such property would otherwise constitute Material Real Property hereunder, then the Borrowers shall promptly notify the Collateral Agent of such determination and, within 120 days of such determination (or such longer period as agreed by the Collateral Agent in its discretion), such property (or portion thereof) shall be made or re-made subject to a Mortgage, as applicable, and the Borrowers shall also obtain and deliver to the Collateral Agent, to the extent not already delivered or reasonably required to be updated, the other deliverables described in Section 6.11(2)(b) hereof, (ii)(x) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of an “all assets” UCC financing statement and (y) letter of credit rights, except to the extent constituting supporting obligations for other Collateral to the extent a security interest therein can be perfected by the filing of an “all assets” UCC financing statement (it being understood that no actions shall be required to perfect a security interest in a letter of credit other than the filing of a UCC financing statement), (iii) all commercial tort claims that are not expected to result in a judgment or settlement payment in excess of

$12.5 million (as determined by the Borrowers in good faith), (iv) any governmental or regulatory licenses, authorizations, certificates, charters, franchises, approvals and consents (whether Federal, State, Provincial or otherwise) to the extent a security interest therein is prohibited or restricted thereby or requires any consent or authorization from a Governmental Authority not obtained (without any requirement to obtain such consent or authorization) other than to the extent such prohibition or restriction is ineffective under the UCC or other applicable Law notwithstanding such prohibition and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, (v) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by any applicable Law, rule or regulation after giving effect to any applicable anti-assignment provisions of the UCC or would require any consent, acknowledgment or authorization of any governmental or regulatory authority not obtained (without any requirement to obtain such any consent, acknowledgment or authorization) (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition), (y) would cause the destruction, invalidation or abandonment of such asset under applicable Law (solely with respect to any intellectual property and solely during the period in which the grant of a security interest would cause such destruction, invalidation, or abandonment of such asset under applicable Law), or (z) requires any consent, acknowledgement, license or other authorization pursuant to any governmental or regulatory authority (in each case, without any requirement to obtain such consent, acknowledgment, approval, license or other authorization) or of any third party (other than the Holding Entities or their Restricted Subsidiaries) pursuant to a contract binding on such asset, in each case, existing on the Closing Date or at the time of the acquisition of such asset and not incurred in contemplation thereof (other than in the case of capital leases and purchase money financings), in each case after giving effect to any applicable anti-assignment provisions of the UCC or other applicable law, (vi) margin stock and Equity Interests in any Person that is not a Borrower or a wholly owned Restricted Subsidiary of a Borrower, (vii) Equity Interests in Immaterial Subsidiaries and Excluded Subsidiaries (other than first tier Foreign Subsidiaries and first tier Foreign Subsidiary Holdcos that are Restricted Subsidiaries; provided that in the case of any first tier Foreign Subsidiary or first tier Foreign Subsidiary Holdco, the pledge of the Equity Interests of such Subsidiary shall be limited to no more than 65% of the total issued and outstanding Equity Interests of a CFC or Foreign Subsidiary Holdco), (viii) any lease, license or agreement (not otherwise subject to clause (v) above) or any property that is subject to a capital lease, purchase money security interest or similar arrangement, in each case permitted by this Agreement, to the extent that a grant of a security interest therein (a) would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Holding Entities or any of their Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law or (b) would require governmental or regulatory approval, consent or authorization not obtained (without any requirement to obtain such approval, acknowledgment, consent or authorization), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition), (ix) [reserved], (x) [reserved], (xi) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity and enforceability of, or void, any such application or registration that issues from such intent-to-use application under applicable Law, (xii) assets where the burden or cost (including any adverse tax consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrowers and the Administrative Agent, (xiii) any assets to the extent a security interest in such assets or perfection thereof would result in material adverse tax consequences to the Borrowers, any Parent Company or any Restricted Subsidiary as

reasonably determined by the Borrowers in good faith, in consultation with the Administrative Agent, (xiv) any assets located in or governed by any non-U.S. jurisdiction law or regulation (other than (x) Equity Interests and intercompany debt of Foreign Subsidiaries otherwise required to be pledged pursuant to the Collateral Documents, (y) assets that can be perfected by the filing of an “all assets” UCC financing statement, including any intellectual property located in a non-U.S. jurisdiction and (z) assets (other than otherwise excluded assets agreed to in the applicable Collateral Documents) of Foreign Subsidiaries to the extent the Borrowers have elected that such entities be joined as Guarantors) and (xv) cash and Cash Equivalents (except to the extent constituting identifiable proceeds of Collateral which is perfected by the filing of an “all assets” UCC financing statement), deposit, securities, commodities and other accounts, securities entitlements and related assets held in such account except, in each case, to the extent a security interest therein is perfected by filing of an “all assets” UCC financing statement or automatically without a filing and other than any Cash Collateral, Cash Collateral Account or other cash or assets deposited with a Secured Party as Collateral).

“Excluded Contribution” means net cash proceeds or the fair market value of marketable securities or the fair market value of Qualified Proceeds received by a Borrower from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Restricted Subsidiary of a Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of a Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of a Borrower;

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in clause (c) of Section 7.05(1); provided that Excluded Contributions shall not include Cure Amounts.

“Excluded Information” has the meaning specified in the definition of “Big Boy Letter.”

“Excluded Liability” means, any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Proceeds” means, with respect to any Asset Sale or Casualty Event, the sum of (1) any Net Proceeds therefrom that constitute Declined Proceeds and (2) any Net Proceeds therefrom that otherwise are waived by the Required Facility Lenders from the requirement to be applied to prepay the applicable Term Loans pursuant to Section 2.05(2)(b).

“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them (in each case, subject to the Excluded Subsidiary Joinder Exception):

(1) any Subsidiary that is not a direct, wholly owned Subsidiary of a Borrower or a Subsidiary Guarantor;

(2) any Foreign Subsidiary;

(3) any Foreign Subsidiary Holdco;

(4) any Subsidiary that is a Subsidiary of any (i) CFC or (ii) Foreign Subsidiary Holdco;

(5) any Subsidiary (including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions) that is prohibited or restricted by applicable Law whether on the Closing Date or thereafter or by Contractual Obligation (including in respect of assumed Indebtedness permitted hereunder) existing on the Closing Date (or, with respect to any Subsidiary acquired by a Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty (including any Broker-Dealer Regulated Subsidiary) or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Subsidiaries) consent, approval, license or authorization not obtained;

(6) any special purpose vehicle (or similar entity), receivables subsidiary or any Securitization Subsidiary;

(7) any Captive Insurance Subsidiary or not-for-profit Subsidiary;

(8) any Subsidiary that is not a Material Subsidiary;

(9) any Subsidiary where the Borrowers and the Administrative Agent reasonably determine that the burden or cost (including any adverse tax consequences) of providing the Guaranty will outweigh the benefits to be obtained by the Lenders therefrom;

(10) any Unrestricted Subsidiary;

(11) [reserved];

(12) any other Subsidiaries as mutually agreed between the Borrowers and the Administrative Agent; provided that this definition of Excluded Subsidiary shall not include any Subsidiary which guarantees the Obligations pursuant to clause (2)(d) of the “Collateral and Guarantee Requirement”.

“Excluded Subsidiary Joinder Exception” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Excluded Swap Obligation” means, with respect to any Loan Party, (a) any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (each such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.02 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation, or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation, or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to each Agent and each Lender,

(1) any Tax imposed on (or measured by) such Agent’s or Lender’s net income or profits (or franchise or net worth Tax in lieu of such Tax on net income or profits) imposed by a jurisdiction as a result of such Agent or Lender being organized under the laws of or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction), other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in, any Loan or Loan Document;

(2) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (1);

(3) other than with respect to and to the extent that any Lender becomes a party hereto pursuant to the Borrowers’ request under Section 3.07, any U.S. federal tax that is withheld or required to be withheld on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan or (ii) designates a new Lending Office except, in the case of a Lender or partner that designates a new Lending Office or is an assignee, to the extent that such Lender or partner (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal tax pursuant to Section 3.01;

(4) any withholding tax attributable to such Lender’s failure to comply with Section 3.01(3);

(5) any tax imposed under FATCA;

(6) any U.S. federal backup withholding under Section 3406 of the Code; and

(7) any interest, additions to taxes and penalties with respect to any taxes described in clauses (1) through (6) of this definition.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of January 1, 2018 (as amended by Amendment No. 1 to Credit Agreement on November 30, 2018, as amended by Amendment No. 2 to Credit Agreement on August 23, 2019, as amended by Amendment No. 3 to Credit Agreement on September 12, 2019, as amended by Amendment No. 4 to Credit Agreement on December 23, 2019, as amended by Amendment No. 5 to Credit Agreement on June 30, 2020 and as further amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among the Borrowers, the Holding Entities, the lenders party thereto from time to time and Capital One, National Association as the administrative agent and the collateral agent.

“Existing Guarantees” means existing guarantees related to the business of the Borrowers and their Subsidiaries by Affiliates other than the Borrowers and their Subsidiaries that are no longer available to the Borrowers or any of their Subsidiaries as of the Closing Date and are to be replaced or backstopped by letters of credit under, or cash collateralized by, the Facilities.

“Existing Letters of Credit” means any letters of credit or bank guaranties outstanding on the Closing Date described in Schedule 1.01(3).

“Existing Revolving Class” has the meaning specified in Section 2.16(2).

“Existing Term Loan Class” has the meaning specified in Section 2.16(1).

“Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Extended Revolving Commitments” has the meaning specified in Section 2.16(2).

“Extended Term Loans” has the meaning specified in Section 2.16(1).

“Extending Lender” means an Extending Revolving Lender or an Extending Term Lender, as the case may be.

“Extending Revolving Lender” has the meaning specified in Section 2.16(3).

“Extending Term Lender” has the meaning specified in Section 2.16(3).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.16(4).

“Extension Election” has the meaning specified in Section 2.16(3).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrowers’ sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” means any Term Loan Extension Request or any Revolving Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolving Extension Series, as the case may be.

“Facilities” means the Closing Date Term Loans, the Revolving Facility, a given Extension Series of Extended Revolving Commitments, a given Class of Other Term Loans, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans, a given Class of Incremental Revolving Commitments, any Other Revolving Loan (or Commitment) or a given Class of Replacement Loans, as the context may require, and “Facility” means any of them.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrowers in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof), any applicable intergovernmental agreement entered into in respect thereof, and any provision of law or administrative guidance implementing or interpreting such provisions, including any agreements entered into pursuant to any such intergovernmental agreement or Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above).

“FCPA” has the meaning specified in Section 5.01(4).

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Rate for any day is less than zero, the Federal Funds for such day will be deemed to be zero.

“Fee Letter” means the Fee Letter dated October 30, 2020 entered into by the Borrowers, and the Arrangers.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Financial Covenant” means the covenant specified in Section 7.12(1).

“Financial Covenant Cross Default” has the meaning specified in Section 8.01(2).

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(2).

“Financial Incurrence Test” has the meaning specified in Section 1.07(8).

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.

“First Lien Obligations” means the Obligations, the Permitted Incremental Equivalent Debt and the Credit Agreement Refinancing Indebtedness, in each case, that are, or are purported to be, secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Initial Term Loans.

“First Lien/Second Lien Intercreditor Agreement” means any of (a) the First Lien/Second Lien Intercreditor Agreement in substantially in the form of Exhibit G-2, together with any changes thereto which are reasonably acceptable to the Borrowers and the Administrative Agent or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrowers, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations under this Agreement, in each case with such modifications thereto as the Administrative Agent and the Borrowers may agree.

“Fitch” means Fitch Ratings Inc. (or any successor thereto).

“Fixed Basket” has the meaning specified in Section 1.07(8).

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“floor” means the benchmark rate floor applicable to each Facility, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Asset Sale” has the meaning specified in Section 2.05(2)(h).

“Foreign Casualty Event” has the meaning specified in Section 2.05(2)(h).

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement sponsored or maintained by the Borrowers or any Subsidiary of the Borrowers with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of a Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Subsidiary that has no material assets other than (directly or indirectly) the Capital Stock or Capital Stock and indebtedness of one or more CFCs.

“Free and Clear Incremental Amount” has the meaning specified in Section 2.14(4)(c)(i).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrowers and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. At any time after the Closing Date, the Borrowers may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided, however, that any such election, once made, will be irrevocable; provided, further that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrowers’ election to apply IFRS will remain as previously calculated or determined in accordance with GAAP. The Borrowers will give notice of any such election made in accordance with this definition to the Administrative Agent. Notwithstanding any other provision contained herein, (i) the amount of any Indebtedness under GAAP with respect to Finance Lease Obligations and Attributable Indebtedness shall be determined in accordance with Section 1.03 and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or the Loan Parties at “fair value”, as defined therein.

Notwithstanding the foregoing, (1) all obligations of the Borrowers and their Restricted Subsidiaries that are or would have been treated as operating leases as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as capital leases hereunder due to such issuance, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as finance lease obligations in the financial statements and (2) if at any time any change occurs after the Closing Date in GAAP (or IFRS) or in the application thereof that, in each case, would affect the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Loan Document (including, but not limited to, the impact of Accounting Standards Update 2016-2, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies promulgated after the Closing Date), and the Borrowers shall so request (regardless of whether any such request is given before or after such change), the Administrative Agent, the Lenders and the Borrowers will negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (or IFRS); provided that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP (or IFRS) without giving effect to such change therein and (b) if reasonably requested by the Administrative Agent with respect to periods ending prior to the date that is one year after the effectiveness of such change, the Borrowers shall provide to the Administrative Agent (for distribution to the Lenders), together with any financial statements to be delivered pursuant to Section 6.01, a summary reconciliation between calculations of any such ratios or requirements required to be included in the corresponding Compliance Certificate to be delivered pursuant to Section 6.02(4) made before and after giving effect to such change in GAAP (or IFRS). For the avoidance of doubt, subject to the requirements of the foregoing clause (b), the operation of this paragraph shall otherwise have no effect with respect to any financial statements required to be delivered pursuant to Section 6.01 unless the Borrowers otherwise elect.

“Government Accounts Receivable” means any right to payment for goods sold or services rendered for Restricted Government Accounts.

“Government Accounts Receivable Bank” any bank at which a Government Receivables Deposit Account is maintained.

“Government Receivables Deposit Account” means any Deposit Accounts containing or receiving Government Accounts Receivable deposited or transferred by Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(7).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with the Transaction or any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in clause (2) of the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrowers may, in their sole discretion, cause any Parent Company or Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Parent Company or Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein or as the Administrative Agent, the Borrowers and such Guarantor may otherwise agree), and any such Parent Company or Restricted Subsidiary shall be a Guarantor hereunder for all purposes; provided that (i) in the case of any Parent Company or Restricted Subsidiary organized in a foreign jurisdiction, the Administrative Agent shall be reasonably satisfied with the jurisdiction of organization of such Parent Company or Restricted Subsidiary and (ii) the Administrative Agent shall have received at least two (2) Business Days prior to the effectiveness of such joinder (or such later date as reasonably agreed by the Administrative Agent) all documentation and other information in respect of such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

“Guaranty” means (a) the Guaranty substantially in the form of Exhibit E made by the Holding Entities and each Subsidiary Guarantor, (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and (c) each other guaranty and guaranty supplement delivered by any Parent Company or Restricted Subsidiary pursuant to the second sentence of the definition of “Guarantor.”

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other substances, wastes, pollutants and contaminants and chemicals in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to, or can form the basis for liability under, any Environmental Law.

“Health Care Law” means (i) all applicable U.S. federal, state, local and all applicable foreign health care related fraud and abuse Laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), 18 U.S.C. Sections 286 and 287, the federal health care program false statement law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), applicable Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), TRICARE, and CHAMPVA Laws, any Law relevant to false statements or claims, and the statutes of applicable government funded or sponsored health care programs, and the regulations promulgated pursuant to such statutes; (ii) HIPAA and any applicable state or non-U.S. counterpart thereof or other law or regulation the purpose of which is to protect the health data and/or privacy of individuals; (iii) applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, and the regulations promulgated thereunder; (iv) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and any state or local Law regulating interactions with or gifts or other items provided to health care professionals and the reporting thereof; (v) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder; and (vi) quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulatory bodies, each as applicable to each Loan Party and each Restricted Subsidiary.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person party to a Secured Hedge Agreement that is an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into such Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), and the regulations promulgated under both laws.

“Holding Entities” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(3)(a).

“Identified Participating Lenders” has the meaning specified in Section 2.05(1)(e)(iii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(1)(e)(iv)(C).

“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary of a Borrower that is not a Material Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” has the meaning specified in the definition of “Base Eurodollar Rate.”

“Incremental Amendment” has the meaning specified in Section 2.14(6).

“Incremental Amounts” has the meaning specified in clause (1) of the definition of “Refinancing Indebtedness.”

“Incremental Commitments” has the meaning specified in Section 2.14(1).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(4).

“Incremental Lenders” has the meaning specified in Section 2.14(3).

“Incremental Loan” has the meaning specified in Section 2.14(2).

“Incremental Loan Request” has the meaning specified in Section 2.14(1).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(1).

“Incremental Revolving Facility” has the meaning specified in Section 2.14(1).

“Incremental Revolving Lender” has the meaning specified in Section 2.14(3).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(2).

“Incremental Term Commitments” has the meaning specified in Section 2.14(1).

“Incremental Term Lender” has the meaning specified in Section 2.14(3).

“Incremental Term Loan” has the meaning specified in Section 2.14(2).

“incur” and “incurrence” have the meanings specified in Section 7.02(1)(a).

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the deferred and unpaid balance of the purchase price of any property (including Finance Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice, (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of the Holding Entities or the Borrowers, as applicable, solely by reason of push-down accounting under GAAP will be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person; provided that notwithstanding the foregoing, Indebtedness will be deemed not to include:

(a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice,

(b) reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under commercial letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn),

(c) obligations under or in respect of Qualified Securitization Facilities,

(d) accrued expenses,

(e) deferred or prepaid revenues,

(f) asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care), and

(g) Non-Finance Lease Obligations;

provided further that Indebtedness will be calculated without giving effect to the effects of (i) Accounting Standards Codification Topic No. 815, Derivatives and Hedging or (ii) Accounting Standards Update Topic 842 Leases, and, in each case, related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness or as a result of Accounting Standards Update Topic 842 requiring increase in Indebtedness for any operating lease. For the avoidance of doubt, Indebtedness will not be deemed to include obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) are not otherwise made available for any other purpose and are used for such purpose and are not secured by any of the Collateral other than by Liens permitted under clause (51) of the definition of “Permitted Liens” (it being understood that notwithstanding anything to the contrary in any Loan Document, (x) any such proceeds held in such Escrow shall not be deemed to constitute any portion of the Unrestricted Cash Amount and (y) immediately upon release from Escrow such amounts shall be considered Indebtedness and will be required to be incurred in compliance with the terms of this Agreement).

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrowers and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that, in the good faith judgment of the Borrowers, is qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.09.

“Initial Default” has the meaning specified in Section 1.02(9).

“Initial Term Loan Facility” means the aggregate amount of the Initial Term Loans outstanding at such time.

“Initial Term Loans” means the Closing Date Term Loans, and an “Initial Term Loan” means a Closing Date Term Loan.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit Q executed by the Borrowers and each Restricted Subsidiary of the Borrowers party thereto.

“Intercreditor Agreement” means, as applicable, any First Lien/Second Lien Intercreditor Agreement and any Equal Priority Intercreditor Agreement.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for such Test Period to (b) Consolidated Interest Expense of the Borrowers and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Loans of such Class; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan, and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrowers in the Committed Loan Notice; provided that:

(1) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(3) no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Eurodollar Rate Loan is a part.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between (a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan and (b) the applicable LIBO Rate for the shortest period (for which that LIBOR Screen Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Borrowers.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrowers and their Subsidiaries;

(3) investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 7.05,

(1) “Investments” will include the portion (proportionate to a Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of a Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, such Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) such Borrower’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b) the portion (proportionate to such Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrowers or a Restricted Subsidiary in respect of such Investment.

“Investor” means Welsh, Carson, Anderson & Stowe, L.P., or any of its Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Investor Services Agreement” means the management services agreement or similar agreements among the Investor or certain of its management companies associated with it or their advisors, if applicable, and the Borrowers (or any Parent Company).

“IP Rights” has the meaning specified in Section 5.15.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“IRS” means Internal Revenue Service of the United States.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce publication no. 950 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each Arranger (or its lending Affiliate), in each case, in its capacity as an issuer of Letters of Credit hereunder and solely with respect to its L/C Commitment, together with its permitted successors and assigns and any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.03(12). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.03 with respect to such Letters of Credit).

“Issuing Bank Document” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement and instrument entered into by any Issuing Bank and the Borrowers (or any of their Subsidiaries) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Junior Indebtedness” means any Indebtedness of any Loan Party that by its terms (x) is contractually subordinated in right of payment to the Obligations of such Loan Party arising under the Loans or the Guaranty or (y) is secured by Liens on all or portion of the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement.

“Junior Lien Debt” has the meaning specified in clause (39) of the definition of “Permitted Liens.”

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed prior to the Honor Date or refinanced as a Revolving Borrowing.

“L/C Commitment” means, with respect to any Person, the amount set forth opposite the name of such Person on Schedule 2.01 under the caption “L/C Commitment.”

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be the maximum amount available to be drawn under such Letter of Credit (not to exceed the stated amount thereof in effect at such time). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, article 29 of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce publication no. 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to the lesser of (a) $50.0 million and (b) the aggregate amount of the Revolving Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Incremental Revolving Commitment, any Other Loan, any Other Revolving Commitments, any Replacement Loan, any Extended Term Loan or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.07(11).

“LCT Test Date” has the meaning specified in Section 1.07(11).

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as context requires (including for purposes of the definition of “Secured Parties”), includes any Issuing Bank, Swing Line Lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For the avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, an Incremental Amendment or an amendment in respect of Replacement Loans, as the case may be, and to the extent such Refinancing Amendment, Incremental Amendment or amendment in respect of Replacement Loans shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Notwithstanding the foregoing, no Disqualified Institution that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Institutions from becoming Lenders) without the Borrowers’ written consent shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings; provided that the Loans of any such Disqualified Institution shall not be excluded for purposes of making a determination of Required Lenders if the action in question affects such Disqualified Institution in a disproportionately adverse manner than its effect on the other Lenders; provided, further, that if any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (c)(v) of Section 10.07(2), the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

“Lender-Related Distress Event” means, with respect to any Lender or any direct or indirect parent company of such Lender (each, a “Distressed Person”), (a) that such Distressed Person is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (d) that such Distressed Person becomes the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any direct or indirect parent company of a Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that (x) any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft and (y) no Issuing Bank shall be required to issue a commercial letter of credit. All Letters of Credit shall be denominated in U.S. Dollars.

“LIBOR Screen Rate” means for any Interest Period as to any Eurodollar Rate Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if

LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that (x) with respect to the Revolving Facility, if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Libor Screen Rate will be deemed to be zero and (y) with respect to the Initial Term Loan Facility, if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than 0.75%, the Libor Screen Rate will be deemed to be 0.75%.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“Limited Condition Transactions” means any (1) Permitted Acquisition or other Investment or similar transaction (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) permitted hereunder, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing by the Borrowers or one or more of their Restricted Subsidiaries, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice prior to such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any Restricted Payment (other than in connection with any Restricted Payment to any Permitted Holders or any other beneficial owners of the Borrowers) requiring irrevocable notice in advance thereof.

“Loan” means an extension of credit under Article II by a Lender to the Borrowers (x) in the form of a Term Loan, (y) in the form of a Revolving Loan or (z) in the form of a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment, Extension Amendment or amendment in respect of Replacement Loans, (d) the Guaranty, (e) the Collateral Documents, (f) the Intercreditor Agreements and (g) each L/C Application.

“Loan Increase” means a Term Loan Increase or Revolving Commitment Increase.

“Loan Parties” means, collectively, (a) the Holding Entities, (b) the Borrowers and (c) each Subsidiary Guarantor.

“Management Services Agreements” means any (i) management, practice support, administrative support, consulting and similar agreements, entered into on a basis consistent with past practices on or prior to the Closing Date or entered into in the ordinary course of business between a Loan Party and one or more Affiliated Practices and (ii) joint venture agreements (including operating agreements and partnership agreements) entered into on a basis consistent with past practices on or prior to the Closing Date or entered into in the ordinary course of business between a Loan Party and one or more Affiliated Practices, in each case pursuant to which a Loan Party agrees to provide or arrange for management, administrative and other non-medical support services to such Affiliated Practice or Affiliated Practices in exchange for payment to such Loan Party of a service, management or similar fee.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Borrowers (or a Parent Company) who are holders of Equity Interests of any Parent Company on the Closing Date or will become holders of such Equity Interests in connection with the Transactions.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of the Borrowers and their Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Real Property” means any fee-owned real property located in the United States and owned by any Loan Party with a fair market value (as determined by the Borrowers in good faith) in excess of $12.5 million on the Closing Date (if owned by a Loan Party on the Closing Date) or at the time of acquisition (if acquired by a Loan Party after the Closing Date) or date that any Person becomes a Loan Party (if owned by a Person that becomes a Loan Party after the Closing Date); provided that for the avoidance of doubt, Material Real Property will not include any Excluded Assets (except to the extent otherwise expressly provided in clause (i) of the definition of “Excluded Assets”).

“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Restricted Subsidiary of a Borrower (a) whose Total Assets at the last day of the most recent Test Period (when taken together with the Total Assets of the Restricted Subsidiaries of such Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets of the Borrowers and the Restricted Subsidiaries at such date or (b) whose net revenues for such Test Period (when taken together with the net revenues of the Restricted Subsidiaries of such Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated net revenues of the Borrowers and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), Restricted Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) comprise in the aggregate more than (when taken together with the Total Assets of the Restricted Subsidiaries of such Subsidiaries at the last day of the most recent Test Period) 7.5% of Total Assets of the Borrowers and the Restricted Subsidiaries as of the last day of the most recent Test Period or more than (when taken together with the net revenues of the Restricted Subsidiaries of such Subsidiaries for such Test Period) 7.5% of the consolidated net revenues of the Borrowers and the Restricted Subsidiaries for such Test Period, then the Borrowers shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Restricted Subsidiaries (to the extent applicable), in each case, other than any Restricted Subsidiaries that otherwise constitute Excluded Subsidiaries.

“Maturity Date” means (i) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.16, the seventh anniversary of the Closing Date (the “Original Term Loan Maturity Date”), (ii) with respect to the Revolving Facility, to the extent not extended pursuant to Section 2.16, the fifth anniversary of the Closing Date (the “Original Revolving Facility Maturity Date”), (iii) with respect to any Class of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Other Term Loans or Other Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment, (v) with respect to any Class of Replacement Loans, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Replacement Loans and (vi) with respect to any Incremental Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.11.

“Medicaid” collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all Laws, manuals, orders or requirements pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all Laws, manuals, orders or requirements pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“MFN Conditions” has the meaning specified in Section 2.14(5)(c).

“MFN Threshold” has the meaning specified in Section 2.14(5)(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Policies” has the meaning specified in Section 6.11(2)(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (5) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means, collectively, the deeds of trust, trust deeds, hypothecs, deeds to secure debt and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, including such modifications as may be required by local laws, pursuant to Section 6.13(2) and any other deeds of trust, trust deeds, hypothecs, deeds to secure debt or mortgages executed and delivered pursuant to Section 6.11.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(1) with respect to any Asset Sale or any Casualty Event, the aggregate cash and Cash Equivalents received by any Borrower or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale or Casualty Event by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by a Borrower or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by a Borrower or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable (including any additional Tax Distributions to be made as a result of the transactions giving rise to such cash and Cash Equivalents received) as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than the First Lien Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Obligations) secured by a Lien on such assets and required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by a Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by a Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that (a) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10.0 million and (b) no such net cash proceeds shall constitute Net Proceeds under this clause (1) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (1)); and

(2) (a) with respect to the incurrence or issuance of any Indebtedness by a Borrower or any Restricted Subsidiary, any Permitted Equity Issuance by a Borrower or any Parent Company or any contribution to the common equity capital of a Borrower, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by such Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (b) with respect to any Permitted Equity Issuance by any Parent Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of such Borrower.

“New Owner” shall mean any Person or a group of such Persons (including the Permitted Holders or other existing holders of the Equity Interests of the Borrowers) identified by the Borrowers to the Administrative Agent that, directly or indirectly, acquires Equity Interests of the Borrowers.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(2)(c).

“Non-Finance Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on the balance sheet for financial reporting purposes in accordance with GAAP (including, without limitation, FASB ASC 842). For the avoidance of doubt, an operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Fixed Basket” has the meaning specified in Section 1.07(8).

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrowers and the Restricted Subsidiaries.

“Note” means a Term Note, Revolving Note or Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 8.04(1).

“Obligations” means all

(1) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding,

(2) obligations (other than Excluded Swap Obligations) of any Loan Party or Restricted Subsidiary arising under any Secured Hedge Agreement and

(3) Cash Management Obligations under each Secured Cash Management Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including Letter of Credit fees), Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Borrowers and any applicable Hedge Bank or Cash Management Bank, the obligations of the Holding Entities, the Borrowers or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” has the meaning specified in Section 5.17.

“Offered Amount” has the meaning specified in Section 2.05(1)(e)(iv)(A).

“Offered Discount” has the meaning specified in Section 2.05(1)(e)(iv)(A).

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of a Borrower or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person.

“OID” means original issue discount.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent.

“ordinary course of business” means activity conducted in the ordinary course of business of the Borrowers and any Restricted Subsidiary.

“Organizational Documents” means

(1) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(3) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Facility Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Original Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Applicable ECF” means Excess Cash Flow or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Applicable Indebtedness” means Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations.

“Other Applicable Net Proceeds” means Net Proceeds or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Commitments” means Other Revolving Commitments and/or Other Term Loan Commitments.

“Other Loans” means one or more Classes of Other Revolving Loans and/or Other Term Loans that result from a Refinancing Amendment.

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp or documentary Taxes, intangible, recording, filing, excise (that is not based on net income) or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment, grant of participation, designation of a new office for receiving payments by or on account of the Borrowers or other transfer (other than an assignment, designation or other transfer at the request of the Borrowers).

“Other Term Loan Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding principal amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or an Issuing Bank or a Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of a Holding Entity and/or a Borrower (for the avoidance of doubt, in the case of the Borrowers, including the Holding Entities), as applicable.

“Pari Passu Lien Debt” has the meaning specified in clause (39) of the definition of “Permitted Liens.”

“Participant” has the meaning specified in Section 10.07(4).

“Participant Register” has the meaning specified in Section 10.07(5).

“Participating Lender” has the meaning specified in Section 2.05(1)(e)(iii)(B).

“Partnership Audit Rules” means Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (and any Treasury regulations or other guidance that may be promulgated in the future relating thereto) and, in each case, any analogous provisions of state, local, and non-U.S. law.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Permitted Acquisition” has the meaning specified in clause (3) of the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between a Borrower or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received in connection with a Permitted Asset Swap that constitutes an Asset Sale must be applied in accordance with Section 2.05(2)(b)(i).

“Permitted Business” shall mean (i) the business of providing radiology services and solutions to health systems and physician practices, (ii) the business of owning and operating outpatient imaging centers and (iii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business.

“Permitted Earlier Maturity Debt” means Indebtedness incurred, at the option of the Borrowers (in their sole discretion), with a final maturity date prior to the Original Term Loan Maturity Date and/or a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans in aggregate outstanding principal up to the greater of (i) $75.0 million and (ii) 50.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries determined at the time of incurrence of such Indebtedness for the most recently ended Test Period (calculated on a pro forma basis), in each case, solely to the extent the final maturity date of such Indebtedness is expressly restricted under an applicable Basket (or, to the extent it may relate to such a restriction, any defined term or other section of a Loan Document referred to in such Basket) from occurring prior to the Original Term Loan Maturity Date and/or the Weighted Average Life to Maturity of such Indebtedness is expressly restricted under an applicable Basket (or, to the extent it may relate to such a restriction, any defined term or other section of a Loan Document referred to in such Basket) from being shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans. For the avoidance of doubt the limitations set forth in this definition shall apply to all Indebtedness in the aggregate incurred and outstanding in reliance hereof and shall not operate as a separate and distinct limitation for each Incurrence of Indebtedness.

“Permitted Equal Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrowers and/or any Guarantor in the form of one or more series of senior secured notes, bonds or debentures or first lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies) and is not secured by any property or assets of the Borrowers or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not at any time guaranteed by any Subsidiary of a Borrower other than Subsidiaries that are Guarantors and (iv) the applicable Loan Parties, the holders of such Indebtedness (or their Debt Representative) and the Administrative Agent and/or Collateral Agent shall be party to an Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of a Borrower or any Parent Company.

“Permitted Holder” means (1) any of the Investor, Co-Investors, Related Physicians and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Investor, Co-Investors, Related Physicians and Management Stockholders, collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrowers or any Permitted Parent held by such group and (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of a Borrower or any Parent Company. For the avoidance of doubt, the Investor and any Related Physician shall constitute a “Permitted Holder” at all times.

“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrowers and/or any Guarantor in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or otherwise), first lien or junior lien loans, unsecured or subordinated loans or any bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor) or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral on an equal priority (but without regard to the control of remedies) or junior priority basis with the Liens on Collateral securing the First Lien Obligations under this Agreement, and that are issued or made in lieu of Incremental Commitments; provided that:

(1) the terms of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall either, at the option of the Borrowers, to the extent not consistent with the Initial Term Loans or Revolving Facility, as applicable, existing on the date that the applicable Permitted Incremental Equivalent Debt is incurred, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrowers in good faith) provided that if such debt contains a Previously Absent Financial Maintenance Covenant, then the provisions of clause (B)(y) below shall apply, (B) not be materially more restrictive to the Borrowers (as determined by the Borrowers in good faith), when taken as a whole, than the terms of the Initial Term Loans or Revolving Facility, as applicable, except, in each case under this clause (B), with respect to (x) covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to the incurrence of the Permitted Incremental Equivalent Debt or (y) a Previously Absent Financial Maintenance Covenant (so long as, (I) to the extent that any such terms of any Permitted Incremental Equivalent Debt consisting of term loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Initial Term Loans, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Facility and (II) to the extent that any such terms of any Permitted Incremental Equivalent Debt consisting of revolving loans or commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Revolving Facility) or (C) if neither clause (A) or (B) are satisfied, such terms shall be reasonably satisfactory to the Administrative Agent; provided that, to the extent any more favorable term or provision is added for the benefit of (x) the lenders under any such applicable Permitted Incremental Equivalent Debt that constitutes a term loan or notes, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Initial Term Loans or (y) the lenders under any such applicable Permitted Incremental Equivalent Debt that constitutes a revolving facility, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Revolving Facility;

(2) the aggregate principal amount of all Permitted Incremental Equivalent Debt shall not exceed the Available Incremental Amount at the time of incurrence (it being understood that for purposes of this clause (2), references in Section 2.14(4)(c)(ii) and Section 2.14(4)(c)(iv) (other than the first proviso thereto) to Incremental Loans or Incremental Revolving Commitments shall be deemed to be references to Permitted Incremental Equivalent Debt);

(3) such Permitted Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party;

(4) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrowers or any Restricted Subsidiary other than any asset constituting Collateral;

(5) if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be subject to the applicable Intercreditor Agreement(s);

(6) such Permitted Incremental Equivalent Debt (a) shall not mature earlier than the Original Term Loan Maturity Date and (b) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Permitted Incremental Equivalent Debt (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrowers in good faith), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Initial Term Loans, as applicable or (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Permitted Incremental Equivalent Debt, to the extent such Permitted Incremental Equivalent Debt, upon release of such proceeds from such escrow or similar arrangement (other than a release effectuated in order to repay such Permitted Incremental Equivalent Debt) does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Initial Term Loans, as applicable or (3) for Permitted Earlier Maturity Debt);

(7) any mandatory prepayments of (I) any Permitted Incremental Equivalent Debt that comprises junior lien or unsecured notes or term loans may not be made except to the extent that prepayments of such debt are not prohibited hereunder and to the extent required hereunder or pursuant to the terms of any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the First Lien Obligations under this Agreement, first made or offered to the holders of the Term Loans constituting First Lien Obligations and any such Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the First Lien Obligations under this Agreement, and (II) any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the First Lien Obligations under this Agreement in respect of events described in Sections 2.05(2)(a), (b) and (d)(i) may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis (but not greater than a pro rata basis as compared to any Class of Term Loans constituting First Lien Obligations with an earlier maturity date) with the Term Loans constituting First Lien Obligations; and

(8) in the case of Permitted Incremental Equivalent Debt that consists of Dollar denominated term loans secured by a Lien on the Collateral ranking pari passu with the First Lien Obligations under this Agreement in a principal amount in excess of the MFN Threshold incurred under the Available Incremental Amount that satisfies each of the MFN Conditions, the interest rate margin of the Initial Term Loans shall be subject to the adjustment in the manner set forth in the MFN Conditions (to the extent then applicable), determined for purposes of this clause (8) as if the Permitted Incremental Equivalent Debt were Incremental Term Loans;

provided, further, that “Permitted Incremental Equivalent Debt” may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (6) above following such rollover or upon the release of such debt from such escrow arrangements), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (6) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Indebtedness” means Indebtedness permitted to be incurred in accordance with Section 7.02.

“Permitted Investments” means:

(1) any Investment in the Borrowers or any Restricted Subsidiary;

(2) any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) (a) any Investment by the Borrowers or any Restricted Subsidiary in any Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment, (i) such Person becomes a Restricted Subsidiary, or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting a business unit, a line of business or a division of such Person, to, or is liquidated into, a Borrower or a Restricted Subsidiary (a “Permitted Acquisition”); provided that immediately after giving pro forma effect to any such Investment, no Event of Default under Section 8.01(1) or Section 8.01(6) shall have occurred and be continuing; and

(b) any Investment held by such Person described in the preceding clause (a); provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made in accordance with Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each of the foregoing cases with respect to any such Investment or binding commitment in effect on the Closing Date in excess of $5.0 million, as set forth on Schedule 7.05, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(6) any Investment acquired by a Borrower or any Restricted Subsidiary:

(a) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrowers or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by the Borrowers or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Borrowers or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations permitted under Section 7.02(2)(j);

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed (as of the date such Investment is made) the greater of (a) $54.0 million and (b) 35.75% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of a Borrower or any Parent Company; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of Section 7.05(1);

(10) (a) guarantees of Indebtedness permitted under Section 7.02, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, and (b) the creation of Liens on the assets of a Borrower or any Restricted Subsidiary in compliance with Section 7.01;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.07(2) (except transactions described in clauses (b), (e), (i), (o), (v) or (ee) of such Section);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (i) $75.0 million and (ii) 50.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrowers, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrowers or any Restricted Subsidiary or to otherwise fund required reserves);

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, Related Physicians, consultants, independent contractors and members of management in an aggregate outstanding amount not in excess of $10.0 million;

(16) loans and advances to employees, directors, officers, members of management, Related Physicians, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of a Borrower or any Parent Company;

(17) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Borrowers or any Restricted Subsidiary;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20) Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22) the purchase or other acquisition of any Indebtedness of a Borrower or any Restricted Subsidiary to the extent not otherwise prohibited hereunder;

(23) Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (i) $45.0 million and (ii) 30.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(24) Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrowers or any of their Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable Law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26) Investments made as part of, to effect or resulting from the Transactions;

(27) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(28) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Borrowers and their Subsidiaries;

(29) acquisitions of obligations of one or more directors, officers or other employees or consultants, Related Physicians, or independent contractors of any Parent Company, a Borrower, or any Subsidiary of a Borrower in connection with such director’s, officer’s, employee’s, consultant’s, Related Physicians’ or independent contractor’s acquisition of Equity Interests of a Borrower or any direct or indirect parent of a Borrower, to the extent no cash is actually advanced by a Borrower or any Restricted Subsidiary to such directors, officers, employees, consultants, Related Physicians, or independent contractors in connection with the acquisition of any such obligations;

(30) Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 7.04;

(31) Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(32) loans and advances to any direct or indirect parent of a Borrower in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with Section 7.05 at such time, such Investment being treated for purposes of the applicable clause of Section 7.05, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(33) any Investments if on a pro forma basis after giving effect to such Investment, the Senior Secured Net Leverage Ratio would be no greater than 5.50 to 1.00 as of the last day of the Test Period most recently ended;

(34) Investments consisting of the contribution or other disposition of the assets or Equity Interests of American Health Imaging, Inc. and its Subsidiaries in connection with the formation of a Qualified Joint Venture after the Closing Date;

(35) loans and advances to and other Investments in Affiliated Practices (a) made on a basis consistent with past practices on or prior to the Closing Date or made in the ordinary course of business, pursuant to or in connection with Management Services Agreements, including obtaining letters of credit on behalf of Affiliated Practices or (b) in connection with the acquisition of, or Investment in, any Person that becomes a Affiliated Practice (promptly following such acquisition or Investment), in any such case by the Affiliated Practice in which such loans, advances or other Investments were made in or to on a basis consistent with past practices on or prior to the Closing Date or made in the ordinary course of business, including the entry into applicable Management Services Agreements in connection therewith; and

(36) Investments (including equity contributions) by any Borrower or the Loan Parties (other than the Holding Entities) in any Qualified Joint Venture, if on a pro forma basis after giving effect to such Investment, the Senior Secured Net Leverage Ratio would be no greater than the greater of (i) 5.50 to 1.00 as of the last day of the Test Period most recently ended or (ii) the Senior Secured Net Leverage Ratio immediately prior to giving effect to such Investment;

provided that, notwithstanding anything to the contrary herein, the aggregate amount of Investments made pursuant to clauses (1), (3), (8), (13) and (33) in any Person that is not, or does not at the time of such Investment become, a Guarantor (but excluding, for the avoidance of doubt, any Investments in Qualified Joint Ventures), shall not exceed in the aggregate (as of the date of such Investment) the greater of (x) $75.0 million and (y) 50% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis).

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrowers and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior priority basis to the Liens on Collateral securing the First Lien Obligations under this Agreement and is not secured by any property or assets of a Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) the holders of such Indebtedness (or their Debt Representative) and the Administrative Agent and/or the Collateral Agent shall be party to an Intercreditor Agreement providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the First Lien Obligations under this Agreement, and (iv) such Indebtedness is not at any time guaranteed by any Subsidiary of a Borrower other than Subsidiaries that are Guarantors.

“Permitted Liens” means, with respect to any Person:

(1) Liens created pursuant to any Loan Document;

(2) Liens, pledges or deposits made in connection with:

(a) workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations,

(b) insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance or otherwise supporting the payment of items set forth in the foregoing clause (a), or

(c) bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(3) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction, mechanics’ or other similar Liens, or landlord Liens specifically created by contract (a) for sums not yet overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or (b) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges not yet overdue or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(6) survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on Mortgage Policies insuring Liens granted on Mortgaged Properties after use of commercially reasonable efforts to remove such Liens as reasonably requested by the Collateral Agent;

(7) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to the first proviso of Section 7.02(1), clause (d), (l)(ii), (m), (n)(x), (n)(y), (o), (w), (ee) or (gg) of Section 7.02(2) or, with respect to assumed or acquired Indebtedness not incurred in contemplation of the relevant acquisition, Disqualified Stock or Preferred Stock, clause (n)(y) of Section 7.02(2); provided that:

(a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (m) of Section 7.02(2) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (d), (l) or (m) of Section 7.02(2);

(b) Liens securing obligations relating to Indebtedness or Disqualified Stock permitted to be incurred pursuant to such clause (w), (ee) or (gg) extend only to the assets of Subsidiaries that are not Guarantors;

(c) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (d) extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(d) If any such Liens secure Indebtedness for borrowed money incurred pursuant to the first proviso of Section 7.02(1) or clause (l)(ii) or (n)(x) of Section 7.02(2), at the election of the Borrowers, such Liens shall be subject to the applicable Intercreditor Agreement(s);

(e) Liens securing obligations in respect of assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition permitted to be assumed pursuant to such clause (n)(y) are solely on acquired property or the assets of the acquired entity (other than after acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof); and

(f) in the case of Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the First Lien Obligations, to the extent such Liens secure Indebtedness (for the avoidance of doubt, other than assumed or acquired Indebtedness not incurred in contemplation of the relevant investment or acquisition) incurred under clause (i) of the definition of “Permitted Ratio Debt” or clause (n)(x) of Section 7.02(2) in a principal amount in excess of the MFN Threshold and that satisfies each of the MFN Conditions, the interest rate margin of the Initial Term Loans shall be subject to the adjustment in the manner set forth in the MFN Conditions (to the extent then applicable), determined for purposes of this clause (f) as if such Indebtedness were Incremental Term Loans;

(8) Liens existing, or provided for under binding contracts existing, on the Closing Date (provided that any such Lien securing obligations in an aggregate amount on the Closing Date in excess of $5.0 million shall be set forth on Schedule 7.01);

(9) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement);

(10) Liens on property or other assets at the time a Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into a Borrower or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal unless any expansion of such Liens is otherwise permitted by this Agreement;

(11) Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to a Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.02;

(12) Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(13) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) leases, subleases, licenses or sublicenses (or other agreement under which any Borrower or any Restricted Subsidiary has granted rights to end users to access and use such Borrower’s or any Restricted Subsidiary’s products, technologies or services) (i) that do not either (a) materially interfere with the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness and (ii) licenses or sublicenses granted by the Holding Entities or any of their Restricted Subsidiaries to customers in the ordinary course of business;

(15) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by any Borrowers and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(16) Liens in favor of a Borrower or any Guarantor;

(17) Liens on equipment or vehicles of any Borrower or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(18) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from recharacterization or any such sale as a financing or a loan;

(19) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clause (6), (7), (8), (9), (10) or this clause (19) of this definition; provided that: (a) such new Lien will be limited to all or part of the same property that was subject to the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) and (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness, Disqualified Stock or Preferred Stock described under such clause (6), (7), (8), (9), (10) or this clause (19) at the time the original Lien became a Permitted Lien hereunder, plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock;

(20) deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(21) Liens securing obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (i) $54.0 million and (ii) 35.75% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis), which, at the election of the Borrowers, shall be subject to the applicable Intercreditor Agreement(s);

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) (a) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (b) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(24) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(7);

(25) Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(26) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(27) Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Borrowers or any Restricted Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of the Borrowers or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(28) Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;

(29) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.04;

(31) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by any Borrower or any of its Subsidiaries are located;

(32) Liens in connection with any Sale-Leaseback Transaction(s);

(33) Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(34) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by any Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(35) deposits of cash with the owner or lessor of premises leased and operated by the Borrowers or any of their Subsidiaries in the ordinary course of business or consistent with industry practice of the Borrowers and such Subsidiary to secure the performance of the Borrowers’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(36) rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(37) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Agreement;

(38) receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(39) Liens on all or any portion of the Collateral (but no other assets) to secure obligations in respect of (a) Indebtedness permitted to be incurred pursuant to Section 7.02; provided that after giving pro forma effect to the incurrence of the then proposed Indebtedness (and without netting any cash received from the incurrence of such proposed Indebtedness), (i) if such Indebtedness is secured on a (x) pari passu basis with the Liens that secure the First Lien Obligations under this Agreement (“Pari Passu Lien Debt”), the Senior Secured Net Leverage Ratio would be no greater than 5.25 to 1.00, (y) junior basis to the Liens that secure the First Lien Obligations (“Junior Lien Debt”), the Secured Net Leverage Ratio would be no greater than 6.50 to 1.00, (ii) such Liens are in each case subject the applicable Intercreditor Agreement(s), (iii) in the case of Pari Passu Lien Debt (for the avoidance of doubt, other than with respect to assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition) in a principal amount in excess of the MFN Threshold that satisfies each of the MFN Conditions, the interest rate margin of the Initial Term Loans shall be subject to the adjustment in the manner set forth in the MFN Conditions (to the extent then applicable), determined for purposes of this clause (39) as if such Pari Passu Lien Debt were Incremental Term Loans, (iv) such Indebtedness (I) shall not mature earlier than the Original Term Loan Maturity Date and (II) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Indebtedness (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrowers in good faith), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Initial Term Loans, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Indebtedness, to the extent such Indebtedness, upon release of such proceeds from such escrow or similar arrangement (other than a release effectuated in order to repay such Indebtedness) does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Initial Term Loans, as applicable or (3) for Permitted Earlier Maturity Debt) and (v) if such Indebtedness in the form of revolving loans or commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Revolving Facility and (b) any Refinancing Indebtedness in respect of Pari Passu Lien Debt or Junior Lien Debt (but subject to the foregoing clause (a)(iii));

(40) agreements to subordinate any interest of the Borrowers or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrowers or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(41) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law;

(42) Liens disclosed by any title insurance reports or policies delivered on or prior to the Closing Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal; provided further that the Borrowers shall or shall cause the applicable Guarantor to use commercially reasonable efforts to remove such Lien to the extent reasonably requested by the Collateral Agent;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by a Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(46) zoning, building and other similar land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(47) [reserved]

(48) Liens on all or any portion of the Collateral (but no other assets) securing (i) Permitted Incremental Equivalent Debt, (ii) Permitted Equal Priority Refinancing Debt or (iii) Permitted Junior Priority Refinancing Debt, and, in each case, Liens securing any Refinancing Indebtedness in respect thereof;

(49) (i) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Loan Parties that is permitted by Section 7.02 or otherwise not prohibited by this Agreement, (ii) Liens on Equity Interests in joint ventures, (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (iii) Liens on the assets of Foreign Subsidiaries that are not Loan Parties securing Indebtedness of Foreign Subsidiaries permitted hereunder; provided that, if a Lien is created on any Equity Interests of a Qualified Joint Venture, (i) immediately after giving effect to incurrence of such Lien, the Borrowers shall be in compliance with a Senior Secured Net Leverage Ratio of 5.25 to 1.00 (calculated on a pro forma basis) and (ii) such entity will not constitute a Qualified Joint Venture so long as such Lien shall be in existence.

(50) Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (i) securing Indebtedness and other obligations of such Foreign Subsidiaries or (ii) to the extent arising mandatorily under applicable Law; and

(51) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on or with respect to such Indebtedness.

Any Liens incurred to refinance Liens incurred pursuant to clauses (8), (21) and (39) above will be permitted to secure additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the associated Indebtedness, any accrued and unpaid dividends on the associated Preferred Stock, and any accrued and unpaid dividends on the associated Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, unused commitment fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock.

“Permitted Parent” means any direct or indirect parent of a Borrower that at the time it became a parent of a Borrower was a Permitted Holder pursuant to clause (1) of the definition thereof.

“Permitted Payment Restriction” shall mean any encumbrance or restriction (each, a “restriction”) on the ability of any Qualified Joint Venture to pay dividends or make any other distributions on its Equity Interests to a Borrower or a Restricted Subsidiary, which restriction would not reasonably be expected to materially impair such Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans, as determined in good faith by such Borrower.

“Permitted Ratio Debt” has the meaning specified in Section 7.02(1).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrowers and/or the Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or unsecured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (ii) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrowers other than Subsidiaries that are Guarantors.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Planned Expenditures” has the meaning specified in clause (2)(k) of the definition of “Excess Cash Flow.”

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Previously Absent Financial Maintenance Covenant” means, at any time, (x) any financial maintenance covenant that is not contained in this Agreement at such time and (y) any financial maintenance covenant, a corresponding version of which is already contained in this Agreement at such time but with covenant levels and component definitions (to the extent relating to such corresponding version) that are less restrictive as to the Borrowers and the Restricted Subsidiaries than those in the applicable Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans or any documents relating to Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt or Refinancing Indebtedness.

“primary obligations” has the meaning specified in the definition of “Contingent Obligations.”

“primary obligor” has the meaning specified in the definition of “Contingent Obligations.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private-Side Information” means any information with respect to the Holding Entities and their Subsidiaries that is not Public-Side Information.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if the Revolving Commitments have terminated in full, Revolving Exposure) and, if applicable and without duplication, Term Loans of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments (or, if the Revolving Commitments have terminated in full, Revolving Exposure) and, if applicable and without duplication, Term Loans at such time; provided that when used with respect to (i) Commitments, Loans, interest and fees under the Revolving Facility, “Pro Rata Share,” shall mean with respect to any Lender such Lender’s Applicable Percentage and (ii) Commitments, Loans and interest under any Term Facility, “Pro Rata Share,” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Commitments and Term Loans of such Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments and Term Loans under such Term Facility at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Borrowers’ or their Restricted Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.

“Public Lender” has the meaning specified in Section 6.02.

“Public-Side Information” means (i) at any time prior to the Holding Entities or any of their Subsidiaries becoming the issuer of any Traded Securities, information that is (a) of a type that would be required by applicable Law to be publicly disclosed in connection with an issuance by the Holding Entities or any of their Subsidiaries of their debt or equity securities pursuant to a registered public offering made at such time or (b) not material to make an investment decision with respect to securities of the Holding Entities or any of their Subsidiaries (for purposes of United States federal and state securities laws), and (ii) at any time on and after the Holding Entities or any of their Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal and state securities laws) with respect to the Holding Entities or any of their Subsidiaries or any of their respective securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10.0 million at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Joint Venture” shall mean (i) each existing joint venture, namely SCLTDI JV, LLC, BTDI JV, LLP, Carolinas Imaging Services, LLC, Blue Stone JV, LLP, Blue Stone Frisco JV, LLP, RLC, LLC and Tucson Medical Imaging Partners, LLC to the extent the governing documents, management agreements and similar agreements of such existing joint venture have not been amended, restated, supplemented or otherwise modified in a manner materially adverse to the Lenders, (ii) each of the joint ventures of the Borrowers and their Restricted Subsidiaries with Strategic Investors acquired after the Closing Date having governing documents which have transfer, change of control, distribution and minority voting rights substantially similar in all material respects to the governing documents of the existing joint ventures as in effect on the Closing Date or otherwise on terms reasonably acceptable to the Administrative Agent and (iii) any joint venture that satisfies each of the following requirements: (1) except for “Permitted Payment Restrictions”, there are no consensual restrictions, directly or indirectly, on the ability of such joint venture to pay dividends or make distributions to the holders of its Equity Interests; (2) (a) such joint venture customarily pays or makes, (b) the operating agreement (or equivalent governing document, management agreement or similar agreement) of such joint venture expressly contemplates, and (c) the managers or partners (or equivalent governing body) of such joint venture have adopted a policy to pay, regular monthly, quarterly or, semi-annual or annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such joint venture for such period, subject to such ordinary and customary reserves and other amounts as, in the good faith judgment of the Board of Directors of such joint venture, may be necessary so that the business of such joint venture may be properly and advantageously conducted at all times, (3) the Equity Interests of such joint venture consist solely of (a) Equity Interests owned by any Borrower or one or more Loan Parties or Affiliated Practices, and (b) Equity Interests owned by Strategic Investors and (4) the primary business of such Qualified Joint Venture is a Permitted Business.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrowers and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrowers) or (2) constituting a receivables financing facility.

“Qualifying Lender” has the meaning specified in Section 2.05(1)(e)(iv)(C).

“Quarterly Financial Statements” means the unaudited combined balance sheets and related statements of operations, comprehensive income and cash flows of the Borrowers and their Subsidiaries for the fiscal quarter ended March 31, 2020, June 30, 2020 and September 30, 2020.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) does not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrowers that will be substituted for Moody’s or S&P (or both), as the case may be.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by the Holding Entities, the Borrowers or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrowers; provided that such Receivables Financing Transaction is (i) non-recourse to the Holding Entities, the Borrowers and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to a breach by the Holding Entities, the Borrowers or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables on a non-recourse basis and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Reference Rate” means (x) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Eurodollar Rate floor, an interest rate per annum equal to the rate per annum equal to the LIBOR Screen Rate at approximately 11:00 a.m., London time, on such day for Dollar deposits with a term of three months and (y) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Base Rate floor, the interest rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion and in consultation with the Borrower.

“Refinance” has the meaning specified in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning specified in clause (1) of the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Other Loans or Other Commitments being incurred or provided pursuant thereto, in accordance with Section 2.15.

“Refinancing Indebtedness” means (x) Indebtedness incurred by a Borrower or any Restricted Subsidiary, (y) Disqualified Stock issued by a Borrower or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, in each case of the foregoing clauses (x), (y) and (z), including any Refinancing Indebtedness, so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (a) the principal amount of (or accreted value, if applicable) Indebtedness, the amount of Preferred Stock or the liquidation preference of Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clauses (b) and (c) the “Incremental Amounts”);

(2) such Refinancing Indebtedness (other than in the case of (x) any Permitted Earlier Maturity Debt or (y) the Refinancing of any Indebtedness assumed or acquired in connection with any Permitted Acquisition, investment or similar transaction so long as not created in contemplation thereof), has a:

(a) Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date of the Loans);

(3) to the extent such Refinancing Indebtedness Refinances (a) Indebtedness that is contractually subordinated in right of payment to the Obligations (other than such Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 7.05, such Refinancing Indebtedness is subordinated to the Loans or the Guaranty thereof at least to the same extent as the applicable Refinanced Debt, (b) Junior Lien Debt, such Refinancing Indebtedness is (i)

unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Loans or the Guaranty thereof, in each case at least to the same extent as the applicable Refinanced Debt or pursuant to an Intercreditor Agreement, in each case, unless such Refinancing Indebtedness is secured by a Lien that is not so subordinated that is permitted by Section 7.01, (c) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, or (d) Pari Passu Lien Debt, such Refinancing Indebtedness, if secured, is secured by Liens on Collateral on a pari passu or junior basis;

(4) such Refinancing Indebtedness shall not be guaranteed or borrowed by any Person other than a Person that is so obligated in respect of the Refinanced Debt being Refinanced; and

(5) such Refinancing Indebtedness shall not be secured by any assets or property of the Holding Entities, the Borrowers or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) (other than with respect to proceeds of such Refinancing Indebtedness that are subject to an escrow or other similar arrangement and any related deposit of cash or Cash Equivalents to cover interest and premium in respect of such Refinancing Indebtedness)

provided that Refinancing Indebtedness will not include:

(a) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of a Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of a Borrower;

(b) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of a Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(c) Indebtedness or Disqualified Stock of a Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further that (x) clause (2) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under clause (dd) of Section 7.02(2) (including any successive Refinancings thereof incurred under clause (m) of Section 7.02(2)) and any Junior Indebtedness (other than Junior Indebtedness assumed or acquired in an investment, acquisition or similar transaction and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (2) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (2) of this definition).

“Refunding Capital Stock” has the meaning specified in Section 7.05(2)(b)(1).

“Register” has the meaning specified in Section 10.07(3).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” means (x) an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction, (y) any Affiliate of a Person set forth in clause (x) above to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) above or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act, or (z) any Lender that is specifically designated in writing as a “Regulated Bank” by the Borrowers to the Administrative Agent and such Lender.

“Rejection Notice” has the meaning specified in Section 2.05(2)(g).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by a Borrower or a Restricted Subsidiary in exchange for assets transferred by a Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, partners, employees, advisors, other representatives or successors or permitted assigns of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents, trustees and other representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) the respective directors, officers, partners, employees, advisors, agents, trustees and other representatives of such Person or any of its Affiliates and (c) the successors and permitted assigns of such Person or any of its Affiliates.

“Related Physicians” means physicians or independent contractors who are physicians that own, are employed by, or are under contract with, an Affiliated Practice or a Subsidiary of a Borrower.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into or migration through the Environment.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Loans” has the meaning specified in Section 10.01(2).

“Replacement Amendment” has the meaning specified in Section 10.01(2).

“Replacement Loans” has the meaning specified in Section 10.01(2).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means (i) the prepayment, refinancing, substitution, replacement or conversion of all or a portion of any Initial Term Loans with the incurrence by the Borrowers or any other Subsidiary of any term loans secured on a pari passu or senior basis with the Initial Term Loans under any credit facilities the primary purpose of which is to, and which does, reduce the All-In Yield of such Indebtedness relative to the Initial Term Loans so repaid, refinanced, substituted, replaced or converted (as determined in good faith by the Borrowers) and (ii) any amendment, amendment and restatement or other modification to this Agreement the primary purpose of which is to, and which does, reduce the All-In Yield applicable to the Initial Term Loans (as determined in good faith by the Borrowers).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50.0% of the sum of (a) the Total Outstandings under such Facility or Facilities (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility or Facilities being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent specified in Section 10.07(9) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50.0% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Commitments; provided that the unused Term Commitment and unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than 50.0% of the sum of the (a) aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that the Revolving Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Revolving Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrowers.

“Restricted Government Accounts” means, collectively, any and all accounts receivable which are (a) Medicare accounts receivable, (b) Medicaid accounts receivable, (c) TRICARE accounts receivable, (d) CHAMPVA accounts receivable, in each case, pursuant to Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement Laws of a Governmental Authority as amended or re-enacted from time to time and (e) accounts receivable arising from services provided under agreements with the U.S. Department of Health and Human Services but only to the extent such accounts receivable are subject to Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement Laws of a Governmental Authority as amended or re-enacted from time to time.

“Restricted Investment” means any Investment other than any Permitted Investment(s).

“Restricted Payment” has the meaning specified in Section 7.05(1).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of a Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Restricted Subsidiary for purposes of Section 8.01(5), (6) or (7); provided, further, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary.” Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not a Borrower, then it will be construed to mean a Person that would be a Restricted Subsidiary of such Borrower on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and such Borrower (unless such transaction would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Agreement).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.01(2).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (1) make Revolving Loans to the Borrowers pursuant to Section 2.01(2), (2) purchase participations in L/C Obligations in respect of Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount specified opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and (3) purchase participations in Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount specified opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitments of all Revolving Lenders as of the Closing Date is $165.0 million, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(1).

“Revolving Exposure” means, as to each Revolving Lender, the sum of the amount of the Outstanding Amount of such Revolving Lender’s Revolving Loans and its Applicable Percentage of the amount of the L/C Obligations and Swing Line Obligations at such time.

“Revolving Extension Request” has the meaning specified in Section 2.16(2).

“Revolving Extension Series” has the meaning specified in Section 2.16(2).

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time or, if Revolving Commitments have terminated, Revolving Exposure.

“Revolving Loan” has the meaning specified in Section 2.01(2) and includes Revolving Loans under the Revolving Facility, Incremental Revolving Loans, Other Revolving Loans and Loans made pursuant to Extended Revolving Commitments.

“Revolving Note” means a promissory note of the Borrowers payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale-Leaseback Transaction” means any arrangement providing for the leasing by any Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by such Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” has the meaning specified in Section 5.17.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is (a) entered into by and between the Holding Entities, the Borrowers or any Restricted Subsidiary and a Cash Management Bank and (b) designated in writing by the Borrowers to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means any Hedge Agreement with respect to Hedging Obligations permitted under Section 7.02 that is (a) entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank and (b) designated in writing by the Borrowers to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Indebtedness” means any Indebtedness of any Borrower or any Restricted Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (b) Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Swing Line Lender, each Hedge Bank, each Cash Management Bank, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(2) or 9.07.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by any Borrower or any Restricted Subsidiary pursuant to which such Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of a Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means, collectively, the Pledge and Security Agreement executed by the Loan Parties and the Collateral Agent, substantially in the form of Exhibit F, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (b) Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Closing Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by any Borrower or any Restricted Subsidiary on the Closing Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses that any Borrower and its Restricted Subsidiaries conduct or propose to conduct on the Closing Date.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solicited Discount Proration” has the meaning specified in Section 2.05(1)(e)(iv)(C).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(iv)(A).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(1)(e)(iv) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(iv)(A).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date:

(1) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise,

(2) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,

(3) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and

(4) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(7).

“Specified Discount” has the meaning specified in Section 2.05(1)(e)(ii)(A).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(ii)(A).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.05(1)(e)(ii) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit P, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(ii)(A).

“Specified Discount Proration” has the meaning specified in Section 2.05(1)(e)(ii)(C).

“Specified Representations” means those representations and warranties made in Sections 5.01(1) (with respect to the organizational existence of the Loan Parties only), 5.01(2)(b),

5.01(4) (as related only to the use of proceeds of the Facilities on the Closing Date not violating the FCPA), 5.02(1), 5.02(2)(a), 5.04, 5.13 (on the Closing Date, as to all of Section 5.13 other than the second sentence of such Section 5.13), 5.16 (on the Closing Date, as to the first sentence of such Section 5.16), 5.17 (as related only to the use of proceeds of the Facilities on the Closing Date not violating the USA PATRIOT Act or OFAC) and 5.18.

“Specified Transaction” means:

(1) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to any Borrower, in each case, in connection with an acquisition or Investment,

(2) any designation of operations or assets of any Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP) (provided that operations or assets of such Borrower or a Restricted Subsidiary that are held for sale or are subject to an agreement to dispose of such operations or assets may, at such Borrower’s election (in its sole discretion), be designated as discontinued operations under this clause (2) only when and to the extent such operations are actually disposed of),

(3) any Permitted Acquisition, investment or other similar transaction, in each case, that results in a Person becoming a Restricted Subsidiary,

(4) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement,

(5) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person,

(6) any Asset Sale (without regard to any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of a Borrower or (b) of a business, business unit, line of business or division of a Borrower or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7) any operational changes identified by a Borrower that have been made by such Borrower or any Restricted Subsidiary during the Test Period,

(8) any borrowing of Incremental Loans or Permitted Incremental Equivalent Debt (or establishment of Incremental Commitments), or

(9) any Restricted Payment or other transaction that by the terms of this Agreement requires a financial ratio to be calculated on a pro forma basis.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Strategic Investor” means hospital, health systems, other healthcare companies and other similar strategic joint venture partners.

“Submitted Amount” has the meaning specified in Section 2.05(1)(e)(iii)(A).

“Submitted Discount” has the meaning specified in Section 2.05(1)(e)(iii)(A).

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; or

(b) the management of such partnership, joint venture, limited liability company or similar entity is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

The term “Subsidiary” shall not include any Affiliated Practice, provided that, for the avoidance of doubt, nothing in this sentence shall limit or otherwise affect the treatment of Affiliated Practices (including with respect to consolidation) for financial reporting purposes under and in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Subsidiary Guarantor” means any Guarantor other than the Holding Entities.

“Successor Borrower” has the meaning specified in Section 7.03(4).

“Successor Holdings” has the meaning specified in Section 7.03(5)(c).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.15(1).

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means the Administrative Agent and/or (as the context requires) any other Lender that becomes a Swing Line Lender in accordance with Section 2.04(8), or any successor Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(1).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(2), which, if in writing, shall be substantially in the form of Exhibit A-2, or such other form as approved by the Administrative Agent and the Borrowers (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrowers), appropriately completed and signed by a Responsible Officer of the Borrowers.

“Swing Line Note” means a promissory note of the Borrowers payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit B-3, evidencing the aggregate Indebtedness of the Borrowers to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Distributions” has the meaning specified in Section 7.05(2)(n)(iii).

“Tax Group” has the meaning specified in Section 7.05(2)(n)(ii).

“Tax Indemnitee” has the meaning specified in Section 3.01(5).

“Term Borrowing” means a Borrowing of any Term Loans.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) an amendment in respect of Replacement Loans.

“Term Facility” means any Facility consisting of Term Loans of a single Class and/or Term Commitments with respect to such Class of Term Loans.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Initial Term Loan, Incremental Term Loan, Other Term Loan, Extended Term Loan or Replacement Loan, as the context may require.

“Term Loan Extension Request” has the meaning specified in Section 2.16(1).

“Term Loan Extension Series” has the meaning specified in Section 2.16(1).

“Term Loan Increase” has the meaning specified in Section 2.14(1).

“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent, in consultation with the Borrowers, that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.19 that is not Term SOFR.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations not then due and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized on terms reasonably acceptable to the applicable Issuing Bank, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank).

“Test Period” in effect at any time means (x) for purposes of (a) the definition of “Applicable Rate,” (b) Section 2.05(2)(a) and (c) the Financial Covenant (other than for the purpose of determining pro forma compliance with the Financial Covenant in connection with any Basket), the most recent period of four consecutive fiscal quarters of the Borrowers ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07(1), financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(1) or (2), as applicable and (y) for all other purposes in this Agreement, the most recent period of four consecutive fiscal quarters of the Borrowers ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the Borrowers) (it being understood that for purposes of determining pro forma compliance with the Financial Covenant in connection with any Basket, if no Test Period with an applicable level cited in the Financial Covenant has passed, the applicable level shall be the level for the first Test Period cited in the Financial Covenant with an indicated level); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(1) or (2), the Test Period in effect shall be the period of four consecutive full fiscal quarters of the Borrowers ended prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period.

“Threshold Amount” means $37.5 million.

“Total Assets” means, at any time, the total assets of the Borrowers and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrowers or such other Person as may be available (as determined in good faith by the Borrowers) (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (b) Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Investor, any Parent Company, the Holding Entities, the Borrowers or any Restricted Subsidiary in connection with the Transactions, including any expenses in connection with hedging transactions, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or restricted stock.

“Transactions” means, collectively, the funding of the Closing Date Loans, the Closing Date Refinancing and the payment of the Transaction Expenses.

“Treasury Capital Stock” has the meaning specified in Section 7.05(2)(b)(i).

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all Laws, manuals, orders and administrative or reimbursement requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(3)(b)(iii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(3)(a).

“Unrestricted Cash Amount” means, on any date of determination, (1) the aggregate amount of cash and Cash Equivalents of the Borrowers and the Restricted Subsidiaries that (x) would not appear as “restricted” on a consolidated balance sheet of the Borrowers and the Restricted Subsidiaries or (y) are restricted in favor of the Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien basis with the Facilities) and (2) the pro-rata share of unrestricted cash and Cash Equivalents of the Qualified Joint Ventures that is capable of being distributed to a Borrower or any Restricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of a Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by such Borrower, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

A Borrower may designate:

(a) any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, such Borrower or any Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(i) such designation shall be deemed an Investment in an amount equal to the fair market value of the Borrowers’ investment therein;

(ii) each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of such Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary); and

(iii) immediately after giving effect to such designation, no Event of Default will have occurred and be continuing; and

(b) any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that

(i) immediately after giving effect to such designation, no Event of Default will have occurred and be continuing; and

(ii) the Borrowers are in compliance with the Financial Covenant (whether or not then in effect) calculated on a pro forma basis as of the last day of the most recently ended Test Period.

Any such designation by a Borrower will be notified to the Administrative Agent by promptly filing with the Administrative Agent an Officer’s Certificate certifying that such designation complied with the foregoing provisions. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment, by

(2) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of such determination will be disregarded.

“wholly owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law) is at the time owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding U.S. Branch” means a U.S. branch of a non-U.S. bank treated as a U.S. person for purposes of Treasury Regulations Section 1.1441-1 and described in Treasury Regulations Section 1.1441-1(b)(2)(iv) that agrees, on IRS Form W-8IMY or such other form prescribed by the Treasury or the IRS, to accept responsibility for all U.S. federal income tax withholding and information reporting with respect to payments made to the Administrative Agent for the account of Lenders by or on behalf of any Loan Party under the Loan Documents

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(1) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(3) References in this Agreement to an Exhibit, Schedule, Article, Section, Annex, clause or subclause refer (a) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (b) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears, in each case as such Exhibit, Schedule, Article, Section, Annex, clause or subclause may be amended or supplemented from time to time.

(4) The term “including” is by way of example and not limitation.

(5) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(6) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(7) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(8) The word “or” is not intended to be exclusive unless expressly indicated otherwise.

(9) With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived.

(10) If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents; provided that, solely for the purposes of the Revolving Facility, such Default or Event of Default shall have been waived by the Required Revolving Lenders. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.

Notwithstanding anything to the contrary in this Section 1.02(9), an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 1.02(9):

(a) if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default (including, without limitation, a Credit Extension hereunder at a time when the conditions thereto have not been met and the application of proceeds thereof) directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing,

(b) in the case of an Event of Default under Section 8.01(9) or (10) that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents and that is incapable of being cured, or

(c) in the case of an Event of Default under Section 8.01(3) arising due to the failure to perform or observe Section 6.07 that directly results in a material adverse effect on the ability of the Borrowers and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrowers or any of the other Loan Parties is a party; or

(d) in the case of an Initial Default for which (i) the Borrowers failed to give notice to the Agent and the Lenders of such Initial Default in accordance with Section 6.03(1) of this Agreement and (ii) the Borrowers had actual knowledge of such failure to give such notice.

(11) For purposes hereof, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(12) Each reference in the Loan Documents with respect to the priority of Liens shall be determined without regard to the control of applicable remedies, in each case, unless otherwise expressly stated in the Loan Documents in respect thereof.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Holding Entities, the Borrowers or any of their Subsidiaries at “fair value,” as defined therein and (ii) unless the Borrowers have requested an amendment pursuant to the second paragraph of the definition of “GAAP” with respect to the treatment of operating leases and Finance Lease Obligations under GAAP (or IFRS) and until such amendment has become effective, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Finance Lease Obligations in the financial statements to be delivered pursuant to Section 6.01.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (1) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (2) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day and Timing of Payment and Performance. Unless otherwise specified, (1) all references herein to times of day shall be references to New York time (daylight or standard, as applicable) and (2) when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07 Pro Forma and Other Calculations.

(1) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Senior Secured Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clauses (2), (3), (4) or (5) of this Section 1.07, when calculating the Senior Secured Net Leverage Ratio for purposes of (a) the definition of “Applicable Rate,” (b) Section 2.05(2)(a) and (c) the Financial Covenant (other than for the purpose of determining pro forma compliance with the Financial Covenant), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that voluntary prepayments made pursuant to Section 2.05(1) during any fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.05(2)(a) for any prior fiscal year) shall be given pro forma effect after such fiscal year-end and prior to the time any mandatory prepayment pursuant to Section 2.05(2)(a) is due for purposes of calculating the Senior Secured Net Leverage Ratio for purposes of determining the ECF Percentage for such mandatory prepayment, if any.

(2) For purposes of calculating any financial ratio or test (or Consolidated EBITDA or Total Assets), Specified Transactions (and, subject to clause (4) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which internal financial statements of the Borrowers are available, the Borrowers shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Borrowers.

(3) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrowers and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrowers in good faith to result from, or relating to, any Specified Transaction (including the Transactions and, for the avoidance of doubt, acquisitions and investments occurring prior to the Closing Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Closing Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable, (b) projected by the Borrowers in good faith to result from (and are reasonably attributable to) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) no later than eighteen (18) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction), (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (d) the aggregate amount of cost savings, operating expense reductions and synergies added back to Consolidated EBITDA pursuant to this Section 1.07(3) for any Test Period, when taken together with all add backs pursuant to clause (1)(l) of the definition of Consolidated EBITDA for such Test Period, shall not in the aggregate exceed 25% of Consolidated EBITDA for such Test Period (after giving effect to such add backs and any add backs pursuant to clause (1)(l) of the definition of Consolidated EBITDA).

(4) In the event that (a) the Borrowers or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness and, for the avoidance of doubt, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio Basket based on the Interest Coverage Ratio, Senior Secured Net Leverage Ratio, Secured Net Leverage Ratio and/or the Total Net Leverage Ratio, (b) the Borrowers or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (c) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (d) the Borrowers or any Restricted Subsidiary establishes or eliminates any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period) and, in the case of Indebtedness for all purposes as if such Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period.

(5) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrowers to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrowers or applicable Restricted Subsidiary may designate.

(6) Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, at the election of the Borrowers, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(7) Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Borrowers are available (as determined in good faith by the Borrowers) on or prior to the relevant date of determination.

(8) Notwithstanding anything in this Agreement or any Loan Document to the contrary, in the event any Lien, Indebtedness (including any Incremental Loans, Incremental Commitments, Permitted Incremental Equivalent Debt, Other Loans or Other Commitments), Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of Baskets under this Agreement (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Borrowers shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Agreement (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time). For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Borrowers at the time of such division, classification, re-division or re-classification, as applicable to the extent such amount is permitted to be incurred under such Basket. If any Lien, Indebtedness (including any Incremental Loans, Incremental Commitments, Permitted Incremental Equivalent Debt, Other Loans or Other Commitments), Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Borrowers. Notwithstanding the foregoing, any Indebtedness incurred under (x) this Agreement (including on the Closing Date) will, at all times, be classified as being incurred under clause (1) of the definition of “Permitted Liens” or 7.02(2)(a) (including on the Closing Date) and may not be re-classified. For all purposes hereunder, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of Consolidated EBITDA or total assets) and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including the Interest Coverage Ratio, the Senior Secured Net Leverage Ratio, Secured Net Leverage Ratio or the Total Net Leverage Ratio) (any such ratio or test, a “Financial Incurrence Test”).

(9) Notwithstanding anything in this Agreement or any Loan Document to the contrary, in calculating any Non-Fixed Basket any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket (including the Free and Clear Incremental Amount) in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket shall be disregarded in the calculation of such Non-Fixed Basket; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this Section 1.07.

(10) If any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of Baskets measured by reference to a percentage of Consolidated EBITDA, and any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing), such percentage of Consolidated EBITDA will not be deemed to be exceeded (so long as, in the case of refinancing any Indebtedness, Disqualified Stock or Preferred Stock (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness, Disqualified Stock or Preferred Stock does not exceed the maximum principal amount, liquidation preference or amount of Refinancing Indebtedness in respect of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased).

(11) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating the availability under any Basket or ratio in this Agreement (including the Available Incremental Amount) or compliance with any provision in this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness (including pursuant to Section 2.14), Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments), in each case, at the option of the Borrowers (the Borrowers’ election to exercise such option, an “LCT Election”), the date of determination for availability under any such Basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties)) in this Agreement shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness (including pursuant to Section 2.14), Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments) and any related pro forma adjustments, the Borrowers or any of their Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrowers may elect, in their sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments).

(12) For the avoidance of doubt, if the Borrowers have made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Financial Incurrence Test or Basket, including due to fluctuations in Consolidated EBITDA or total assets of the Borrowers or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (2) other than as expressly set forth in clause (11), if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (3) in calculating the availability under any Financial Incurrence Test or Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Financial Incurrence Test or Basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

SECTION 1.08 Available Amount Transaction. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount specified in clause (c) of Section 7.05(1) immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under clause (c) of Section 7.05(1) as so calculated.

SECTION 1.09 Guaranties of Hedging Obligations. Notwithstanding anything else to the contrary in any Loan Document, no non-Qualified ECP Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Loan Document with respect to such non-Qualified ECP Guarantor guaranteeing or providing security for the Obligations shall be deemed to be all Obligations other than the Excluded Swap Obligations.

SECTION 1.10 Currency Generally.

(1) The Borrowers shall determine in good faith the Dollar equivalent amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any Basket. For purposes of determining compliance with any Basket under Article VII or VIII with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Basket utilization occurs or other Basket measurement is made (so long as such Basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.

(2) For purposes of determining the Senior Secured Net Leverage Ratio, Secured Net Leverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness and cash and Cash Equivalents shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.11 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount available to be drawn under such Letter of Credit in effect at such time (not to exceed the stated amount of such Letter of Credit in effect at such time after giving effect to any automatic reductions or increases, as applicable, to such stated amount pursuant to the terms of the applicable Letter of Credit after the occurrence of any applicable condition (including the expiration of any applicable period)).

SECTION 1.12 Interest Rate; LIBOR Notification.

(1) The interest rate on Eurodollar Rate Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.19, such Section 2.19 provides a mechanism for determining the Benchmark Replacement. The Administrative Agent will notify the Borrowers, pursuant to Section 2.19, in advance of any change to the reference rate upon which the interest rate on Eurodollar Rate Loans is based. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.19 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrowers, pursuant to Section 2.19, of any change to the reference rate upon which the interest rate on Eurodollar Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.19, whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.19), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.13 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Commitments and Borrowings

SECTION 2.01 The Loans.

(1) Term Borrowings. Subject to the terms and conditions set forth in Section 4.01 hereof, each Term Lender having an Closing Date Term Loan Commitment severally agrees to make to the Borrowers on the Closing Date one or more term loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s Closing Date Term Loan Commitment on the Closing Date. Amounts borrowed under this Section 2.01(1) and repaid or prepaid may not be reborrowed. The Closing Date Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(2) Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans denominated in Dollars from its applicable Lending Office (each such loan, a “Revolving Loan”) to the Borrowers from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus, in the case of each Lender other than the Swing Line Lender (in its capacity as such), such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(2), prepay under Section 2.05 and reborrow under this Section 2.01(2). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(1) Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice, on behalf of the Borrowers, to the Administrative Agent (provided that the notice in respect of the initial Credit Extension, or in connection with any Permitted Acquisition or other transaction permitted under this Agreement, may be conditioned on the closing of such Permitted Acquisition or other transaction, as applicable), which shall be given by a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than (a) 1:00 p.m., New York time, three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans and (b) 1:00 p.m., New York time, one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans or any conversion of Eurodollar Rate Loans to Base Rate Loans; provided that the notice referred to in subclause (a) above may be delivered not later than 1:00 p.m., New York time, one (1) Business Day prior to the Closing Date in the case of the Closing Date Loans. Except as provided in Sections 2.14, 2.15 and 2.16, each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1.0 million or a whole multiple amount of $250,000 in excess thereof. Except as provided in Sections 2.03(3), 2.04(3), 2.14, 2.15 and 2.16, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple amount of $100,000 in excess thereof. Each Committed Loan Notice shall specify:

(i) whether the Borrowers are requesting a Term Borrowing, a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other or a continuation of Eurodollar Rate Loans,

(ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(iii) the principal amount of Loans to be borrowed, converted or continued,

(iv) the Class and Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted,

(v) if applicable, the duration of the Interest Period with respect thereto and

(vi) wire instructions of the account(s) to which funds are to be disbursed.

If the Borrowers fail to specify a Type of Loan to be made in a Committed Loan Notice, then the applicable Loans shall be made as Eurodollar Rate Loans with an Interest Period of one (1) month. If the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Eurodollar Rate Loan, shall have a one-month Interest Period. Any such automatic continuation of Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(2) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Eurodollar Rate Loans or continuation of Loans described in Section 2.02(1). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than, in the case of Borrowing on the Closing Date, 10:00 a.m., New York time, and otherwise 3:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV for any Borrowing, the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the

Administrative Agent either by (a) crediting the account(s) of the Borrowers on the books of the Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided by the Borrowers to (and reasonably acceptable to) the Administrative Agent; provided that if on the date the Committed Loan Notice with respect to a Borrowing under a Revolving Facility is given by the Borrowers (other than with respect to the Closing Date Revolving Borrowing), there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Swing Line Loans and second, to the payment in full of any such L/C Borrowing, and third, to the Borrowers as provided above.

(3) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan, unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent at the direction of the Required Facility Lenders under the applicable Facility may require by notice to the Borrowers that no Loans under such Facility may be converted to or continued as Eurodollar Rate Loans.

(4) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the announcement of such change.

(5) After giving effect to all Term Borrowings, all Revolving Borrowings, all conversions of Term Loans or Revolving Loans from one Type to the other, and all continuations of Term Loans or Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrowers and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment in respect of Replacement Loans, the number of Interest Periods otherwise permitted by this Section 2.02(5) shall increase by three (3) Interest Periods for each applicable Class so established.

(6) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(7) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:30 p.m., New York time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share and such other applicable share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (4) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(7) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such Borrowing or interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03 Letters of Credit.

(1) The Letter of Credit Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (A) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Holding Entities (to the extent not prohibited under Section 7.11), the Borrowers or any Restricted Subsidiary (so long as the Borrowers are a co-applicant and jointly and severally liable thereunder) (provided that any such Letter of Credit may be for the benefit of the Holding Entities or any Subsidiary of the Borrowers) or any Affiliated Practice (so long as (i) the Borrowers are a co-applicant and jointly and severally liable thereunder and (ii) the Administrative Agent shall have received at least three (3) Business Days prior to the issuance of such Letter of Credit all documentation and other information in respect of the Affiliated Practice required under applicable “know your customer” and anti-money laundering rules and regulations) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(2), and (B) to honor drawings under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no Issuing Bank shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the L/C Sublimit or (z) the Outstanding Amount of the L/C Obligations issued by such Issuing Bank would exceed its L/C Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Notwithstanding anything in this Agreement or any Loan Document to the contrary, no Issuing Bank shall at any time be required to issue a trade or commercial Letter of Credit without its prior consent.

(b) An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of

Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder);

(ii) subject to Section 2.03(2)(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless (A) each Appropriate Lender has approved of such expiration date or (B) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank;

(iii) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless (A) each Appropriate Lender has approved of such expiration date or (B) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank;

(iv) the issuance of such Letter of Credit would violate any policies of such Issuing Bank applicable to letters of credit generally; provided that no Issuing Bank shall be required to issue commercial letters of credit; or

(v) any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.17(1)(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c) An Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(2) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such L/C Application must be received by the relevant Issuing Bank and the Administrative Agent not later than 1:00 p.m., New York time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or, in each case, such later date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof;

(iv) the name and address of the beneficiary thereof;

(v) the documents to be presented by such beneficiary in case of any drawing thereunder;

(vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(vii) such other matters as the relevant Issuing Bank may reasonably request.

In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(A) the Letter of Credit to be amended;

(B) the proposed date of amendment thereof (which shall be a Business Day);

(C) the nature of the proposed amendment; and

(D) such other matters as the relevant Issuing Bank may reasonably request.

(b) Promptly after receipt of any L/C Application, the relevant Issuing Bank will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrowers and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or, if applicable, for the benefit of the Holding Entities or any Subsidiary of the Borrowers) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage of the amount of such Letter of Credit.

(c) If the Borrowers so request in any applicable L/C Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the relevant Issuing Bank and the Borrowers at the time such Letter of Credit is issued. Unless otherwise agreed in such Letter of Credit, the Borrowers shall not be required to make a specific request to the relevant Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the applicable L/C Expiration Date, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank; provided that the relevant Issuing Bank shall not permit any such extension if (i) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(1)(b) or otherwise) or (ii) it has received notice (in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 will not be satisfied on the applicable date of the Credit Extension.

(d) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Bank will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(3) Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrowers and the Administrative Agent thereof (including the date on which such payment is to be made). Not later than 12:00 p.m. on the first Business Day immediately following any payment by an Issuing Bank under a Letter of Credit with notice to the Borrowers (each such date, an “Honor Date”), the Borrowers shall reimburse, or cause to be reimbursed, such Issuing Bank, in each case, through the Administrative Agent in an amount equal to the amount of such drawing; provided that, if such reimbursement is not made on the date of drawing, the Borrowers shall pay interest to the relevant Issuing Bank on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The relevant Issuing Bank shall notify the Borrowers of the amount of the drawing promptly following the determination thereof. If the Borrowers fail to so reimburse, or cause to be reimbursed, such Issuing Bank by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In such event, in the case of an Unreimbursed Amount under a Letter of Credit, the Borrowers shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the requirements for the amount of the unutilized portion of the Revolving Commitments under the applicable Revolving Facility of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(b) Each Appropriate Lender (including any Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.03(3)(a) make funds available to the Administrative Agent for the account of the relevant Issuing Bank in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(3)(c), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount and, for the avoidance of doubt, the making of such Base Rate Loans in an aggregate amount equal to such Unreimbursed Amount shall satisfy the Borrowers’ reimbursement obligations with respect thereof. The Administrative Agent shall remit the funds so received to the relevant Issuing Bank.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.03(3)(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(d) Until each Appropriate Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(3) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant Issuing Bank.

(e) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(3), shall be absolute and unconditional and shall not be affected by any circumstance, including

(i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank, the Borrowers or any other Person for any reason whatsoever;

(ii) the occurrence or continuance of a Default; or

(iii) any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(3) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f) If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(3) by the time specified in Section 2.03(3)(b), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(3)(f) shall be conclusive absent manifest error.

(4) Repayment of Participations.

(a) If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(3), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(3)(a) or Section 2.03(3)(b) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect. The Obligations of the Revolving Lenders under this Section 2.03(4)(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(b) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrowers to the extent of any special, direct, indirect or punitive damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by the Borrowers that are caused by acts or omissions by such Issuing Bank constituting gross negligence, bad faith or willful misconduct on the part of such Issuing Bank as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(6) Role of Issuing Banks. Each Issuing Bank shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate or facsimile message, order or other document signed, sent or made by any Person that such Issuing Bank reasonably believed to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by such Issuing Bank (which may include, at the Issuing Bank’s option, counsel of the Administrative Agent or the Borrowers). Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, any Related Person of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for

(a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders or the Required Facility Lenders in respect of the Revolving Commitments, as applicable;

(b) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or

(c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application.

The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Related Persons of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (f) of Section 2.03(5); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrowers which the Borrowers prove were caused by such Issuing Bank’s willful misconduct, bad faith or gross negligence in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Revolving Lender shall, ratably in accordance with its Applicable Percentage, indemnify each Issuing Bank, its Related Persons and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Section 2.03 or any action taken or omitted to be taken by such indemnitees hereunder.

(7) Cash Collateral. Subject to Section 2.17(1)(d), if,

(a) as of any L/C Expiration Date, any applicable Letter of Credit may for any reason remain outstanding and partially or wholly undrawn,

(b) any Event of Default occurs and is continuing and the Administrative Agent, upon the direction of the Required Facility Lenders in respect of the Revolving Facility, requires the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02, or

(c) an Event of Default set forth under Section 8.01(6) occurs and is continuing,

the Borrowers will Cash Collateralize, or cause to be Cash Collateralized, the then Outstanding Amount of all relevant L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable L/C Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. on (i) in the case of the immediately preceding clauses (a) or (b), (x) the Business Day that the Borrowers receive notice thereof, if such notice is received on such day prior to 12:00 p.m. or (y) if clause (x) above does not apply, the Business Day immediately following the day that the Borrowers receive such notice and (ii) in the case of the immediately preceding clause (c), the Business Day on which an Event of Default set forth under Section 8.01(6) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable Issuing Bank, the Borrowers will Cash Collateralize all Fronting Exposure (after giving effect to Section 2.17(1)(d) and any Cash Collateral provided by the Defaulting Lender). The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a security interest in all such Cash Collateral. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Loan Parties or the Administrative Agent (in its capacity as the depository bank and on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay, or cause to be paid, to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (A) such aggregate Outstanding Amount over (B) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such relevant L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall promptly be refunded to the Borrowers. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(7) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, the amount of any Cash Collateral pledged to Cash Collateralize such Letter of Credit shall promptly be refunded to the Borrowers.

(8) Existing Letters of Credit. The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrowers.

(9) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Lender for the applicable Revolving Facility in accordance with its Applicable Percentage, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate with respect to the Revolving Loans times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount decreases or increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(1)(d), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears on the basis of a 360-day year and actual days elapsed. Such Letter of Credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.

(10) Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrowers shall pay directly to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the Borrowers and the applicable Issuing Bank) of the maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such Issuing Bank. Such fronting fees shall be computed on a quarterly basis in arrears on the basis of a 360-day year and actual days elapsed. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. In addition, the Borrowers shall pay, or cause to be paid, directly to each Issuing Bank for its own account with respect to each Letter of Credit issued by such Issuing Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(11) Conflict with L/C Application. Notwithstanding anything else to the contrary in this Agreement or any L/C Application, in the event of any conflict between the terms hereof and the terms of any L/C Application, the terms hereof shall control.

(12) Addition of an Issuing Bank. There may be one or more Issuing Banks under this Agreement from time to time. After the Closing Date, a Revolving Lender reasonably acceptable to the Borrowers and the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrowers, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(13) Provisions Related to Extended Revolving Commitments. If the L/C Expiration Date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (a) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the L/C Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.03(3) and (4)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (b) to the extent not reallocated pursuant to the immediately preceding clause (a) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrowers shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or to the extent that the Borrowers are unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be backstopped by a “back to back” letter of credit reasonably satisfactory to the applicable Issuing Bank or the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(7).

(14) Letter of Credit Reports. For so long as any Letter of Credit issued by an Issuing Bank that is not the Administrative Agent is outstanding, such Issuing Bank shall deliver to the Administrative Agent within the last five (5) Business Days of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit R-1, appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

(15) Letters of Credit Issued for the Holding Entities and Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holding Entities or a Subsidiary of the Borrowers, the Borrowers shall be obligated to reimburse, or cause to be reimbursed, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of the Holding Entities or any Subsidiary inures to the benefit of the Borrowers, and that the Borrowers’ businesses derive substantial benefits from the businesses of the Holding Entities and each Subsidiary.

(16) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

SECTION 2.04 Swing Line Loans.

(1) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make revolving credit loans in Dollars to the Borrowers (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Within the foregoing limits, and subject to the other terms and conditions hereof, the

Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan will be obtained or maintained as a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(2) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender, which may be given by a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender not later than 12:00 p.m., New York time, on the requested Borrowing date and shall specify (a) the amount to be borrowed, which shall be a minimum of $100,000 and (b) the requested Borrowing date, which shall be a Business Day. Unless the Swing Line Lender has received notice (in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 3:00 p.m., New York time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(1), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m., New York time, on the Borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(1)(d)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Applicable Percentage of the outstanding Swing Line Loans.

(3) Repayment or Refinancing of Swing Line Loans.

(a) The Swing Line Lender at any time in its sole and absolute discretion may request, by written notice to the Borrowers, the Administrative Agent and the Revolving Lenders, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans of the Borrowers then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but not in excess of the unutilized portion of the aggregate Revolving Commitments and subject to the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office, if such Committed Loan Notice is received by 12:00 p.m., New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 p.m., New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day, whereupon, subject to Section 2.04(3)(b), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(b) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(3)(a) (including as a result of a proceeding under any Debtor Relief Law), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(3)(a) shall be deemed payment in respect of such participation.

(c) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(3) by the time specified in Section 2.04(3)(a), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate from time to time in effect. If such Revolving Lender pays such amount, the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(3) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(3) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay the applicable Swing Line Loans, together with interest as provided herein.

(e) Swing Line Reports. For so long as there is any Swing Line Lender other than the Administrative Agent, such Swing Line Lender shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that the funding or repayment of a Swing Line Loan by such Swing Line Lender occurs with respect to any such Swing Line Loan, a report in the form of Exhibit R-2, appropriately completed with the information for every Swing Line Loan made by such Swing Line Lender.

(f) At any time that there shall exist a Defaulting Lender, immediately upon the request of the relevant Swing Line Lender, the Borrowers will prepay Swing Line Loans in an amount equal to the relevant Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(1)(d)).

(4) Repayment of Participations.

(a) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(b) If any payment received by the relevant Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender. The obligations of the Revolving Lenders under this clause (4)(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(6) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender with notice to the Administrative Agent; provided that no such notice shall be required in the event that the Swing Line Lender is also the Administrative Agent.

(7) Provisions Related to Extended Revolving Commitments. If the Maturity Date shall have occurred in respect of any Class of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another Class or Classes of Revolving Commitments is or are in effect with a later Maturity Date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the Class or Classes of the Non-Expiring Credit Commitments on a pro rata basis; provided that (a) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(13)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid and (b) notwithstanding the foregoing, if a Default has occurred and is continuing, the Borrowers shall still be obligated to pay Swing Line Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment.

(8) Addition of a Swing Line Lender. A Revolving Lender reasonably acceptable to the Borrowers and the Administrative Agent may become an additional Swing Line Lender hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender (which agreement shall include the Swing Line Sublimit for such additional Swing Line Lender). The Administrative Agent shall notify the Revolving Lenders of any such additional Swing Line Lender.

SECTION 2.05 Prepayments.

(1) Optional.

(a) The Borrowers may, upon notice to the Administrative Agent by the Borrowers, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and any Class or Classes of Revolving Loans in whole or in part without premium (except as set forth in Section 2.18) or penalty; provided that

(i) such notice must be received by the Administrative Agent not later than (A) 1:00 p.m., New York time, three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) 12:00 p.m., New York time, on the date of prepayment of Base Rate Loans;

(ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(iii) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(1), the Borrowers may in their sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, repurchases (including purchases at or below par, in which case the amount of voluntary prepayments of such Incremental Term Loans or Permitted Incremental Equivalent Debt shall be deemed not to exceed the actual purchase price of such Loans or Permitted Incremental Equivalent Debt below par) of Loans pursuant to Section 10.07(12) hereof, shall be deemed to be voluntary prepayments for all purposes under this Agreement.

(b) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent) at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m., New York time, on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple amount of $10,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind (or delay the date of prepayment identified in) any notice of prepayment under Section 2.05(1)(a) or Section 2.05(1)(b) by written notice to the Administrative Agent not later than 12:00 p.m., New York time, on such prepayment date if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(d) Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof in a manner determined at the discretion of the Borrowers and specified in the notice of prepayment (and absent such direction, in direct order of maturity). Each prepayment in respect of any Term Loans pursuant to this Section 2.05 may be applied to any Class of Term Loans as directed by the Borrowers. For the avoidance of doubt, the Borrowers may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 2.05 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.05 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrowers do not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrowers shall be deemed to have elected that such proceeds be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis among Term Loan Classes.

(e) Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Event of Default has occurred and is continuing and (y) no proceeds of Revolving Loans are used for this purpose, any Borrower Party may (i) purchase outstanding Term Loans on a non-pro rata basis through open market purchases or (ii) prepay the outstanding Term Loans (which Term Loans shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such purchase or prepayment), which in the case of clause (ii) only shall be prepaid without premium or penalty on the following basis:

(i) Any Borrower Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(1)(e) and without premium or penalty.

(ii) (A) Any Borrower Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the applicable Borrower Party, to (x) each Term Lender or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(ii)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(B) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then-outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the

Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(C) If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the applicable Borrower Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iii) (A) Any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(iii)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding

Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then-outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (iii). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (C)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(C) If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iv) (A) Any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(iv)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then-outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(B) The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the applicable Borrower Party (the “Acceptable Discount”), if any. If the applicable Borrower Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (B) (the “Acceptance Date”), the applicable Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the applicable Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.05(1)(e)(iv). If the applicable Borrower Party elects to accept any Acceptable Discount, then such Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Borrower Party will prepay outstanding Term Loans pursuant to this subsection (iv) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(v) In connection with any Discounted Term Loan Prepayment, the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may require, as a condition to the applicable Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Borrower Party to such Auction Agent for its own account in connection therewith.

(vi) If any Term Loan is prepaid in accordance with subsections (ii) through (iv) above, a Borrower Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the relevant Class(es) of Term Loans and Lenders as specified by the applicable Borrower Party in the applicable offer. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(1)(e) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective applicable share as calculated by the Auction Agent in accordance with this Section 2.05(1)(e) and, if the Administrative Agent is not the Auction Agent, the Administrative Agent shall be fully protected in relying on such calculations of the Auction Agent. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(vii) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(1)(e), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower Party.

(viii) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(1)(e), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next succeeding Business Day.

(ix) Each of the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(1)(e) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(1)(e) as well as activities of the Auction Agent.

(x) Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(1)(e) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(2) Mandatory.

(a) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(1) and the related Compliance Certificate has been delivered pursuant to Section 6.02(1), commencing with the delivery of financial statements for the fiscal year ended on or about December 31, 2021, the Borrowers shall, subject to clauses (g) and (h) of this Section 2.05(2), prepay, or cause to be prepaid, an aggregate principal amount of Term Loans (the “ECF Payment Amount”) equal to 50.0% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (without duplication) the sum (A) of all voluntary prepayments, repurchase or redemptions (including loan buybacks equal to the purchase price thereof) of

(i) Term Loans secured by the Collateral in whole or in part on a pari passu basis with the First Lien Obligations under this Agreement (but without regard to the control of remedies) made pursuant to Sections 2.05(1)(a) and 2.05(1)(e) (in an amount, in the case of prepayments pursuant to Section 2.05(1)(e), equal to the discounted amount actually paid in respect of the principal amount of such Term Loans and only to the extent that such Loans have been cancelled) and Section 3.07 to the extent such Loans have been purchased by the Borrowers and cancelled, plus,

(ii) Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt, Extended Term Loans and any other Indebtedness in the form of notes or term loans, in each case to the extent secured by the Collateral in whole or in part on a pari passu basis with the First Lien Obligations under this Agreement (but without regard to the control of remedies),

(iii) Revolving Loans and loans under any other revolving facility that is secured, in whole or in part, on a pari passu basis by the Collateral with the First Lien Obligations under this Agreement (but without regard to the control of remedies) (in each case of this clause (iii) (and with respect to any revolving facility under clause (ii) above), to the extent accompanied by a permanent reduction in the corresponding Revolving Commitments, Extended Revolving Commitments or other revolving commitments) or to the extent drawn to account for OID or upfront fees implemented pursuant to “market flex” provisions, plus

(b) without duplication of amounts deducted pursuant to clause (2)(b), (g), (h), (k) or (o) of the definition of “Excess Cash Flow”,

(i) the amount of cash consideration paid by the Borrowers and the Restricted Subsidiaries (on a consolidated basis) in connection with investments made during such period (including Permitted Acquisitions, investments constituting Permitted Investments and investments made pursuant to Section 7.05), plus

(ii) the amount of Capital Expenditures; plus

(iii) with respect to the common Equity Interests of the Borrowers, any regular cash dividends accrued or paid with respect thereto during such period,

in the case of each of the immediately preceding clauses (a)(i), (ii), (iii) and (b)(i), (ii) and (iii), made during such fiscal year (without duplication of any amounts in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 2.05(2)(a) for any prior fiscal year) and, at the Borrowers’ election, until the date such prepayment is required pursuant to this Section 2.05(2)(a) is required to be made in respect of such fiscal year and in each case to the extent such amounts and/or payments are not funded with the proceeds of Funded Debt (other than any Indebtedness under a Revolving Facility or any other revolving credit facilities); provided that (w) a prepayment of Term Loans pursuant to this Section 2.05(2)(a) in respect of any fiscal year shall only be required in the amount (if any) by which the ECF Payment Amount for such fiscal year exceeds $10.0 million, (x) the ECF Percentage shall be 25% if the Senior Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 5.00 to 1.00 and greater than 4.75 to 1.00 (calculated after giving effect to such prepayment at a rate of 50.0%) and (y) the ECF Percentage shall be 0% if the Senior Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 4.75 to 1.00 (calculated after giving effect to such prepayment at a rate of 25%); provided further that:

(A) if at the time that any such prepayment would be required, the Borrowers (or any Restricted Subsidiary) is required to Discharge Other Applicable Indebtedness with Other Applicable ECF pursuant to the terms of the documentation governing such Indebtedness, then the Borrowers (or any Restricted Subsidiary) may apply such portion of Excess Cash Flow otherwise required to repay the Term Loans pursuant to this Section 2.05(2)(a) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness requiring such Discharge at such time) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(2)(a) shall be reduced accordingly (provided that the portion of such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable ECF required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Excess Cash Flow shall be allocated to the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(a)); and

(B) to the extent the lenders or holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of Excess Cash Flow, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(a).

(a) (i) If (x) any Borrower or any Restricted Subsidiary makes an Asset Sale or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrowers or such Restricted Subsidiary of Net Proceeds, the Borrowers shall prepay, or cause to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrowers or such Restricted Subsidiary of such Net Proceeds, subject to clause (ii) of this Section 2.05(2)(b) and clauses (g) and (h) of this Section 2.05(2), an aggregate principal amount of Term Loans equal to 100% (the “Asset Sale Percentage”); provided that (x) the Asset Sale Percentage shall be 50% if the Senior Secured Net Leverage Ratio (as of the end of the fiscal year covered by the most recently delivered financial statements pursuant to Section 6.02(1)) is less than or equal to 5.00 to 1.00 and greater than 4.75 to 1.00 and (y) the Asset Sale Percentage shall be 0% if the Senior Secured Net Leverage Ratio (as of the end of the fiscal year covered by the most recently delivered financial statements pursuant to Section 6.02(1)) is less than or equal to 4.75 to 1.00; provided that no prepayment shall be required pursuant to this Section 2.05(2)(b)(i) with respect to such portion of such Net Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest (or entered into a binding commitment or a binding letter of intent to reinvest) in accordance with Section 2.05(2)(b)(ii) below; provided that a prepayment of Term Loans pursuant to this Section 2.05(2)(b) in respect of any fiscal year shall only be required in the amount by which the Net Proceeds for such fiscal year exceeds $10.0 million; provided further that

(A) if at the time that any such prepayment would be required, the Borrowers (or any Restricted Subsidiary) are required to Discharge any Other Applicable Indebtedness with Other Applicable Net Proceeds pursuant to the terms of the documentation governing such Indebtedness, then the Borrowers (or any Restricted Subsidiary) may apply such Net Proceeds otherwise required to repay the Term Loans pursuant to this Section 2.05(2)(b)(i) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness requiring such Discharge at such time), to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(2)(b)(i) shall be reduced accordingly (provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Net Proceeds shall be allocated to the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(b)(i));

(B) to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of such Net Proceeds, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(b)(i).

(ii) With respect to any Net Proceeds realized or received with respect to any Asset Sale or any Casualty Event, the Borrowers or any Restricted Subsidiary, at their option, may reinvest all or any portion of such Net Proceeds in assets useful for their business within (x) eighteen (18) months following receipt of such Net Proceeds or (y) if the Borrowers or any Restricted Subsidiary enter into a legally binding commitment or a legally binding letter of intent to reinvest such Net Proceeds within eighteen (18) months following receipt thereof, within the later of (A) eighteen (18) months following receipt thereof and (B) one hundred eighty (180) days of the date of such legally binding commitment or legally binding letter of intent; provided that the Borrowers may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of such Net Proceeds to have been reinvested in accordance with the provisions of this Section 2.05(2)(b)(ii) (it being understood that such deemed expenditures shall have been made no earlier than the earliest of notice to the Administrative Agent, execution of a definitive agreement for such Asset Sale and consummation of such Asset Sale or Casualty Event); provided further that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after such reinvestment election, and subject to clauses (g) and (h) of this Section 2.05(2), an amount equal to any such Net Proceeds shall be applied within five (5) Business Days after the Borrowers reasonably determine that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(c) [Reserved].

(d) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (i) not expressly permitted to be incurred or issued pursuant to Section 7.02 or (ii) that constitutes Other Loans or Credit Agreement Refinancing Indebtedness, in each case, incurred or issued to refinance any Class (or Classes) of Term Loans resulting in Net Proceeds (as opposed to such Credit Agreement Refinancing Indebtedness or Other Loans arising out of an exchange of existing Term Loans for such Credit Agreement Refinancing Indebtedness or Other Loans), the Borrowers shall prepay, or cause to be prepaid, an aggregate principal amount of Term Loans of any Class or Classes (in each case, as directed by the Borrowers) equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrowers or such Restricted Subsidiary of such Net Proceeds.

(e) (i) Except as otherwise set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment, each prepayment of Term Loans required by Sections 2.05(2)(a), 2.05(2)(b) and 2.05(2)(d)(i) shall be allocated to any Class of Term Loans outstanding as directed by the Borrowers shall be applied pro rata to Term Lenders within such Class of Term Loans, based upon the outstanding principal amounts owing to each such Term Lender under such Class of Term Loans and shall be applied to reduce such remaining scheduled installments thereof as directed by the Borrowers (and in absence of such direction, in direct order of maturity); provided that

(A) such prepayments may not be directed to a later maturing Class of Term Loans without at least a pro rata repayment of any earlier maturing Classes of Term Loans (except that any Class of Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans may specify that one or more other Classes of later maturing Term Loans may be prepaid prior to such Class of earlier maturing Term Loans), and

(B) in the event that there are two or more outstanding Classes of Term Loans with the same Maturity Date, such prepayments may not be directed to any such Class of Term Loans without at least a pro rata repayment of any Classes of Term Loans maturing on the same date (except that any Class of Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans may specify that one or more other Classes of Term Loans with the same Maturity Date may be prepaid prior to such Class of Term Loans maturing on the same date), and

(ii) each prepayment of Term Loans required by Section 2.05(2)(d)(ii) shall be allocated to any Class or Classes of Term Loans being refinanced as directed by the Borrowers and shall be applied pro rata to Term Lenders within each such Class, based upon the outstanding principal amounts owing to each such Term Lender under each such Class of Term Loans. In the event that the Borrowers do not specify the order in which to apply prepayments as between Classes of Term Loans, the Borrowers shall be deemed to have elected that such proceeds be applied to reduce the installments in direct order of maturity and on a pro rata basis among Classes of Term Loan; provided that, if no Lender elects to reject a given mandatory prepayment in accordance with Section 2.05(g), the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before any application to Term Loans that are Eurodollar Rate Loans.

(f) If for any reason the aggregate Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Commitments then in effect, the Borrowers shall promptly prepay Revolving Loans and Swing Line Loans or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(2)(f) unless after the prepayment in full of the Revolving Loans and Swing Line Loans (as applicable) such aggregate Outstanding Amount of L/C Obligations exceeds the aggregate Revolving Commitments then in effect.

(g) The Borrowers shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (a) through (d) of this Section 2.05(2) at least three (3) Business Days prior to the date of such prepayment (provided that, in the case of clause (b) or (d) of this Section 2.05(2), the Borrowers may rescind (or delay the date of prepayment identified in) such notice if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrowers. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrowers’ prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (a), (b) and (d)(i) of this Section 2.05(2) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrowers no later than 5:00 p.m., New York time, one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining shall be retained by the Borrowers (or the applicable Restricted Subsidiary) and may be applied by the Borrowers or such Restricted Subsidiary in any manner not prohibited by this Agreement.

(h) Notwithstanding any other provisions of this Section 2.05(2), (A) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(2)(b) (a “Foreign Asset Sale”), the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or all or a portion of Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2) so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Proceeds or Excess Cash Flow permitted to be repatriated will be promptly (and in any event not later than two (2) Business Days after any such repatriation) applied (net of additional taxes that are or would be payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(2) to the extent otherwise provided herein and (B) to the extent that the Borrowers have determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Asset Sale or Foreign Casualty Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, an amount equal to the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2).

(i) All prepayments under this Section 2.05 (other than prepayments of Base Rate Revolving Loans that are not made in connection with the termination or permanent reduction of Revolving Commitments) shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrowers for all purposes under this Agreement.

SECTION 2.06 Termination or Reduction of Commitments.

(1) Optional. The Borrowers may, upon written notice by the Borrowers to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that

(a) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction,

(b) any such partial reduction shall be in an aggregate amount of $5.0 million or any whole multiple of $1.0 million in excess thereof or, if less, the entire amount thereof, and

(c) if, after giving effect to any reduction of the Commitments, the L/C Sublimit, the aggregate amount of the L/C Commitment or Swing Line Sublimit exceeds the amount of the Revolving Facility, the L/C Sublimit the aggregate amount of the L/C Commitments (to be applied ratably among the Persons holding the L/C Commitments) or Swing Line Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

Except as provided above, the amount of any such Revolving Commitment reduction shall not be applied to the L/C Sublimit or Swing Line Sublimit unless otherwise specified by the Borrowers. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(2) Mandatory. The Closing Date Term Loan Commitment of each Term Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Closing Date Term Loans to the Borrowers pursuant to Section 2.01(1). The Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the Maturity Date for the applicable Revolving Facility.

(3) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the L/C Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced on a pro rata basis (determined on the basis of the aggregate Commitments under such Class) (other than the termination of the Commitment of any Lender as provided in Section 3.07). Any commitment fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(1) Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (a) on the last Business Day of each March, June, September and December, commencing with March 31, 2021, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Closing Date Term Loans outstanding on the Closing Date and (b) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date. In connection with any Incremental Term Loans that constitute part of the same Class as the Initial Term Loans, the Borrowers and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding Initial Term Loans comprising part of such Class continue to receive a payment that is not less than the same Dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans provided, that if such Incremental Term Loans are to be “fungible” with the Initial Term Loans notwithstanding any other conditions specified in this Section 2.07(1), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrowers and the Administrative Agent to ensure that the Incremental Term Loans will be “fungible” with the Initial Term Loans.

(2) Revolving Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Facility the aggregate principal amount of all Revolving Loans under such Facility outstanding on such date.

(3) Swing Line Loans. The Borrowers shall repay the aggregate principal amount of each Swing Line Loan on the earlier to occur of (a) the date five (5) Business Days after such Loan is made and (b) the Maturity Date for the applicable Revolving Facility.

SECTION 2.08 Interest.

(1) Subject to the provisions of Section 2.08(2), (a) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period, plus the Applicable Rate, (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate and (c) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate with respect to Revolving Loans.

(2) During the continuance of a Default under Section 8.01(1), the Borrowers shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(3) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees.

(1) Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender under each Revolving Facility in accordance with its Applicable Percentage, a commitment fee equal to the applicable Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (a) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding any Swing Line Loans) and (b) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender under such Revolving Facility during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments under any Revolving Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Commitment shall accrue at all times from the Closing Date (or date of initial effectiveness, as applicable) (and for the avoidance of doubt, the commitment fee on the Revolving Commitment under the Revolving Facility shall accrue from the Closing Date) until the Maturity Date for the applicable Revolving Commitment, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with March 31, 2021, and on the Maturity Date for such Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(2) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(1), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(1) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(2) In addition to the accounts and records referred to in Section 2.11(1), each Lender and the Administrative Agent shall maintain in accordance with their usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(3) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(1) and (2), and by each Lender in its account or accounts pursuant to Sections 2.11(1) and (2), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally.

(1) All payments to be made by the Borrowers hereunder shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 2:00 p.m., New York time, shall be deemed to have been made on the next succeeding Business Day (but the Administrative Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).

(2) Except as otherwise expressly provided herein, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(3) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York time, on the date of such Borrowing, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrowers, for the account of any Lender or an Issuing Bank hereunder or, in the case of the Lenders, for the account of any Issuing Bank, Swing Line Lender or the Borrowers hereunder), that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(a) if the Borrowers failed to make such payment, each Lender or Issuing Bank shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or Issuing Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate from time to time in effect; and

(b) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount, or cause such amount to be paid, to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(3) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or fund any participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03 (or otherwise expressly set forth herein). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. Other than as expressly provided elsewhere herein, if any Lender of any Class shall obtain payment in respect of any principal of or interest on account of the Loans of such Class made by it or the participations in L/C Obligations and Swing Line Loans held by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (1) notify the Administrative Agent of such fact, and (2) purchase from the other Lenders such participations in the Loans of such Class made by them or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans of such Class or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of clause (3) of the definition of “Excluded Taxes,” any participation acquired by a Lender pursuant to this Section 2.13 shall be treated as having been acquired on the earlier date(s) on which the applicable interest(s) in the Commitment(s) or Loan(s) to which such participation relates were acquired by such Lender.

SECTION 2.14 Incremental Facilities.

(1) Incremental Loan Request. The Borrowers may at any time and from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of any Class of Revolving Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (each an “Incremental Revolving Facility,” and, collectively with any Revolving Commitment Increases, the “Incremental Revolving Commitments,” and any Incremental Revolving Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders. Each Incremental Loan Request from the Borrowers pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Commitments or Incremental Revolving Commitments.

(2) Incremental Loans. Any Incremental Term Loans or Incremental Revolving Commitments effected through the establishment of one or more new term loans or new revolving credit commitments, as applicable, made on an Incremental Facility Closing Date (as defined below) (other than a Loan Increase) shall be designated a separate Class of Incremental Term Loans or Incremental Revolving Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class (it being understood that any Incremental Term Loan may provide for delayed draw term loans to be made at a later date) and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Lender of such Class shall make its Commitment available to the Borrowers (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Commitment of such Class and (ii) each Incremental Revolving Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto.

(3) Incremental Lenders. Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender as approved by the Borrowers (but no existing Lender will have an obligation to make any Incremental Commitment (or Incremental Loan), nor will the Borrowers have any obligation to approach any existing Lenders to provide any Incremental Commitment (or Incremental Loan)) or by any Additional Lender (each such existing Lender or Additional Lender providing such Loan or Commitment, an “Incremental Term Lender” or “Incremental Revolving Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent or, in the case of any Incremental Revolving Commitments only, each Swing Line Lender and each Issuing Bank, shall have consented (in each case, not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitments to the extent such consent, if any, would be required under Section 10.07(2) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender, (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(8) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Commitments.

(4) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment and the availability of any initial credit extensions thereunder shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions (subject to Section 1.07(10)):

(a) (x) no Event of Default shall exist after giving effect to such Incremental Commitments; provided that, with respect to any Incremental Amendment the primary purpose of which is to finance a Limited Condition Transaction, the requirement pursuant to this clause (4)(a)(x) shall be that no Event of Default under Section 8.01(1) or, solely with respect to the Borrowers, Section 8.01(6) shall exist after giving effect to such Incremental Commitments, and (y) the representations and warranties of the Borrowers contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Incremental Amendment (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates); provided that, (i) in connection with any Limited Condition Transaction, the conditions in clause (x) and in clause (y) shall only be required to the extent requested by the Persons providing more than 50.0% of the applicable Incremental Term Loans and Incremental Term Commitments or Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be (provided, that the absence of any Event of Default under Section 8.01(1) or (with respect to the Borrowers) Section 8.01(6) cannot be omitted or waived without the consent of the Required Lenders (provided that in connection with a Limited Condition Transaction (subject to the other applicable provisions of Section 1.07(11)), the absence of such Event of Default under Section 8.01(1) or (with respect to the Borrowers) Section 8.01(6) may be determined, at the option of the Borrowers, at the time of signing of definitive documentation, or giving notice with respect thereof);

(b) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5.0 million (provided that such amount may be less than $5.0 million if such amount represents all remaining availability under the limit set forth in clause (c) of this Section 2.14(4)) and each Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $5.0 million (provided that such amount may be less than $5.0 million if such amount represents all remaining availability under the limit set forth in clause (c) of this Section 2.14(4));

(c) the aggregate principal amount of Incremental Term Loans and Incremental Revolving Commitments shall not, together with the aggregate principal amount of Permitted Incremental Equivalent Debt, exceed the sum of:

(i) (1) an amount equal to (such amount, the “Free and Clear Incremental Amount”) the greater of (i) $100.0 million and (ii) 75.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), in each case, plus (2) the aggregate amount of (x) voluntary prepayments, redemptions or repurchases of Incremental Term Loans and Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent

Debt that is a revolving credit facility) (including purchases of Incremental Term Loans or Permitted Incremental Equivalent Debt by the Holding Entities, the Borrowers or any of their Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Incremental Term Loans or Permitted Incremental Equivalent Debt shall be deemed not to exceed the actual purchase price of such Loans or Permitted Incremental Equivalent Debt below par), in each case, only to the extent such Incremental Term Loans or Permitted Incremental Equivalent Debt was incurred in reliance on the Free and Clear Incremental Amount and is secured on a pari passu basis with the Initial Term Loans, (y) voluntary permanent commitment reductions in respect of Incremental Revolving Commitments or Permitted Incremental Equivalent Debt consisting of revolving credit commitments, in each case, to the extent such Incremental Revolving Commitments or Permitted Incremental Equivalent Debt was incurred in reliance on the Free and Clear Incremental Amount and is secured on a pari passu basis with the Initial Term Loans, (z) voluntary prepayments, redemptions or repurchases of any Credit Agreement Refinancing Indebtedness, Other Loans, Refinancing Indebtedness or other Indebtedness, in each case, previously applied to the prepayment, redemption or repurchase of any Incremental Term Loans and Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent Debt that is a revolving credit facility) incurred in reliance on the Free and Clear Incremental Amount and is secured on a pari passu basis with the Initial Term Loans, in the case of this clause (z), so long as such prepayment, redemption or repurchase was not previously included in clause (x) above; other than, in each case under clauses (x) and (z), from proceeds of long-term Indebtedness (other than revolving credit facilities), plus

(ii) (x) in the case of any Incremental Loans or Incremental Commitments that effectively extend the Maturity Date of, or refinance, any Facility, an amount equal to the portion of the Facility to be replaced with (or refinanced by) such Incremental Loans or Incremental Commitments and (y) in the case of any Incremental Loans or Incremental Commitments that effectively replace any Commitment or Loan that is terminated or cancelled in accordance with Section 3.07, an amount equal to the portion of the relevant terminated or cancelled Commitment or Loan, plus

(iii) solely to the extent not in duplication of prepayments, redemptions, repurchases or permanent commitment reductions described in Section 2.14(4)(c)(i)(2), the aggregate amount of (x) voluntary prepayments, redemptions or repurchases of Term Loans and Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent Debt that is a revolving credit facility) (including purchases of Term Loans or Permitted Incremental Equivalent Debt by the Holding Entities, the Borrowers or any of their Subsidiaries), (y) voluntary permanent commitment reductions in respect of Revolving Commitments or Permitted Incremental Equivalent Debt consisting of revolving credit commitments and (z) voluntary prepayments, redemptions or repurchases of any Credit Agreement Refinancing Indebtedness, Other Loans, Refinancing Indebtedness or other Indebtedness, in each case, previously applied to the prepayment, redemption or repurchase of any Term Loans and Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent Debt that is a revolving credit facility), in the case of this clause (z), so long as such prepayment, redemption or repurchase was not previously included in clause (x) above; other than, in each case under clauses (x) and (z), from proceeds of long-term Indebtedness (other than revolving credit facilities); provided that, in the case of clauses (x), (y) and (z), such Indebtedness was secured on a pari passu basis with the Initial Term Loans, plus

(iv) an unlimited amount, so long as in the case of this clause (iv) only,

(x) in the case of Incremental Loans or Incremental Revolving Commitments that are secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies), either (I) the Senior Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence, does not exceed 5.25 to 1.00 (including in connection with an acquisition or other investment permitted under this Agreement) or (II) to the extent such Incremental Loans or Incremental Revolving Commitments are incurred in connection with an acquisition or other similar Investment permitted under this Agreement, the Senior Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence (including any repayment, repurchase or refinancing of indebtedness for which an irrevocable notice of repayment (or similar notice of repayment) has been delivered to occur in connection with such incurrence) does not exceed 5.25 to 1.00,

(y) in the case of Incremental Loans or Incremental Revolving Commitments that are secured by Liens on all or a portion of the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement, (i) the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence (including any repayment, repurchase or refinancing of indebtedness for which an irrevocable notice of repayment (or similar notice of repayment) has been delivered to occur in connection with such incurrence), does not exceed 6.50 to 1.00 (including in connection with an acquisition or other investment permitted under this Agreement) or (ii) to the extent such Incremental Loans or Incremental Revolving Commitments are incurred in connection with an acquisition or other similar Investment permitted under this Agreement, the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence (including any repayment, repurchase or refinancing of indebtedness for which an irrevocable notice of repayment (or similar notice of repayment) has been delivered to occur in connection with such incurrence) does not exceed 6.50 to 1.00, and

(z) in the case of Incremental Loans or Incremental Revolving Commitments that are unsecured, (i) the Total Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence (including any repayment, repurchase or refinancing of indebtedness for which an irrevocable notice of repayment (or similar notice of repayment) has been delivered to occur in connection with such incurrence), does not exceed 6.50 to 1.00 (including in connection with an acquisition or other investment permitted under this Agreement) or (ii) to the extent such Incremental Loans or Incremental Revolving Commitments are incurred in connection with an acquisition or other Investment permitted under this Agreement, the Total Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence (including any repayment, repurchase or refinancing of indebtedness for which an irrevocable notice of repayment (or similar notice of repayment) has been delivered to occur in connection with such incurrence) does not exceed 6.50 to 1.00;

provided that any calculation of the Senior Secured Net Leverage Ratio, the Secured Net Leverage Ratio, the Interest Coverage Ratio or the Total Net Leverage Ratio shall be calculated in accordance with Section 1.07 (assuming in the case of any Incremental Revolving Commitments or Incremental Term Loans in the form of delayed draw term loans, a full drawing of such Revolving Commitments or delayed draw term loans) and including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness incurred pursuant to clause (c)(iv) had been incurred and the application of the proceeds has occurred at the beginning of such Test Period, but without netting the cash proceeds from such additional Indebtedness, (the amount available under clauses (c)(i) through (c)(iv), the “Available Incremental Amount”). The Borrowers may elect to use clause (c)(iv) of the Available Incremental Amount regardless of whether the Borrowers have capacity under clauses (c)(i), (c)(ii) or (c)(iii) of the Available Incremental Amount. Further, the Borrowers may elect to use clause (c)(iv) of the Available Incremental Amount prior to using clauses (c)(i), (c)(ii) or (c)(iii) of the Available Incremental Amount, and if both clause (c)(iv) and clauses (c)(i), (c)(ii) or (c)(iii) of the Available Incremental Amount are available and the Borrowers do not make an election, then the Borrowers will be deemed to have elected to use clause (c)(iv) of the Available Incremental Amount. In addition, any Indebtedness originally designated as incurred pursuant to clauses (c)(i), (c)(ii) or (c)(iii) of the Available Incremental Amount shall be automatically reclassified as incurred under clause (iv) of the Available Incremental Amount, and such amounts originally designated as incurred pursuant to clauses (c)(i), (c)(ii) or (c)(iii) of the Available Incremental Amount shall cease to be designated as incurred pursuant to clauses (c)(i), (c)(ii) or (c)(iii) of the Available Incremental Amount, in each case, at such time as the Borrowers meet the applicable leverage or coverage-based incurrence test at such time on a pro forma basis.

(5) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be, of any Class and any Loan Increase shall be as agreed between the Borrowers and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Initial Term Loans or the Revolving Facility, as applicable, existing on the Incremental Facility Closing Date, shall either, at the option of the Borrowers, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrowers in good faith, provided that if such Indebtedness contains a Previously Absent Financial Maintenance Covenant, the provision of clause (B)(x) and (y) shall apply as applicable), (B) be not materially more restrictive to the Borrowers (as determined by the Borrowers in good faith), when taken as a whole, than the terms of the Initial Term Loans or Revolving Facility, as applicable, except, in each case under this clause (B), with respect to (x) covenants (including any Previously Absent Financial Maintenance Covenant) and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to the incurrence of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be, or (y) subject to the immediately succeeding proviso, a Previously Absent Financial Maintenance Covenant; provided that, notwithstanding anything to the contrary contained herein, (i) if any such terms of any Incremental Revolving Loans and Incremental Revolving Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Revolving Facility and (ii) if any such terms of any Incremental Term Liens and Incremental Term Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Term Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Term Facility or (C) if neither clause (A) nor (B) are satisfied, such terms, provisions and documentation shall be reasonably satisfactory to the Administrative Agent (it being understood that to the extent any more favorable term or provision is added for the benefit of (x) the Lenders of Incremental Term Loans, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such more favorable term or provision is also added (or the features of such term are provided) for the benefit of the Lenders of the Initial Term Loans or (y) the Lenders under Incremental Revolving Commitments, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added (or the features of such term are provided) for the benefit of the Lenders of the Revolving Facility); provided, further, that in the case of a Term Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation of such Term Loan Increase or a Revolving Commitment Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Loan Increase transaction, the interest rate margins and rate floors may be increased, any call protection provision may be made more favorable to the applicable existing Lenders and additional upfront or similar fees may be payable to the lenders providing the Loan Increase) to the applicable Term Loans or Revolving Commitments being increased, in each case, as existing on the Incremental Facility Closing Date (provided that if such Incremental Term Loans are to be “fungible” with the Closing Date Term Loans notwithstanding any other conditions specified in this Section 2.14(5), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrowers and the Administrative Agent to ensure that the Incremental Term Loans will be “fungible” with the Closing Date Term Loans). In any event:

(a) the Incremental Term Loans:

(i) (x) shall rank equal in priority in right of payment with the First Lien Obligations under this Agreement and (y) shall either (1) rank equal (but without regard to the control of remedies) or junior in priority of right of security with the First Lien Obligations under this Agreement (subject to the applicable Intercreditor Agreement) or (2) be unsecured, in each case as applicable pursuant to clause (4)(c) above,

(ii) shall not mature earlier than the Original Term Loan Maturity Date other than an earlier maturity date (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrowers in good faith), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for an earlier maturity date than the Original Term Loan Maturity Date, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans, to the extent such Incremental Term Loans, upon release of such proceeds from such escrow or similar arrangement (other than a release effectuated in order to repay such Incremental Term Loans) do not provide for an earlier maturity date than the Original Term Loan Maturity Date or (3) for Permitted Earlier Maturity Debt),

(iii) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Incremental Term Loans (other than a shorter Weighted Average Life to Maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loans, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans, to the extent such Incremental Term Loans, upon release of such proceeds from such escrow or similar arrangement (other than a release effectuated in order to repay such Incremental Term Loans) does not provide for a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loans or (3) for Permitted Earlier Maturity Debt),

(iv) subject to clause (5)(a)(iii) above and clause (5)(c) below, respectively, shall have amortization and an Applicable Rate determined by the Borrower and the applicable Incremental Term Lenders,

(v) may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any mandatory prepayments of Term Loans hereunder (except that, unless otherwise permitted under this Agreement, such Incremental Term Loans may not participate on a greater than a pro rata basis as compared to any earlier maturing Class of Term Loans constituting First Lien Obligations in any mandatory prepayments under Section 2.05(2)(a), (b) and (d)(i)), as specified in the applicable Incremental Amendment,

(vi) shall be denominated in Dollars, and

(vii) shall not at any time be guaranteed by any entity other than a Guarantor and if secured shall only be secured by Collateral.

(b) the Incremental Revolving Commitments and Incremental Revolving Loans:

(i) (x) shall rank equal in priority in right of payment with the First Lien Obligations under this Agreement and (y) shall either (1) rank equal (but without regard to the control of remedies) or junior in priority of right of security with the First Lien Obligations under this Agreement or (2) be unsecured, in each case as applicable pursuant to clause (4)(c) above,

(ii) shall not mature earlier than the Original Revolving Facility Maturity Date, and shall not be subject to amortization (other than an earlier maturity date (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for an earlier maturity date than the Original Revolving Facility Maturity Date, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Revolving Commitments or Incremental Revolving Loans, as applicable, to the extent such Incremental Revolving Commitments or Incremental Revolving Loans, as applicable, upon release of such proceeds from such escrow or similar arrangement (other than a release effectuated in order to terminate Incremental Revolving Commitments and/or repay such Incremental Revolving Loans, as applicable) does not provide for a maturity date earlier than the Original Revolving Facility Maturity Date, and such Incremental Revolving Commitments or Incremental Revolving Loans, as applicable, shall not be subject to amortization)) or (3) for Permitted Earlier Maturity Debt,

(iii) (except as set forth in clause (v) below), shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Commitments (and related outstanding Incremental Revolving Loans), (2) repayments required upon the Maturity Date of any Revolving Commitments, (3) repayments made in connection with any refinancing of Revolving Commitments and (4) repayment made in connection with a permanent repayment and termination of Commitments) of Revolving Loans with respect to Incremental Revolving Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other outstanding Revolving Commitments existing on such Incremental Facility Closing Date,

(iv) subject to the provisions of Sections 2.03(13) and 2.04(7) in connection with Letters of Credit and Swing Line Loans, respectively, which mature or expire after a Maturity Date at any time Incremental Revolving Commitments with a later Maturity Date are outstanding, shall provide that all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by each Lender with a Revolving Commitment in accordance with its percentage of the Revolving Commitments existing on the Incremental Facility Closing Date (and except as provided in Sections 2.03(13) and 2.04(7), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit and Swing Line Loans theretofore incurred or issued),

(v) shall provide that the permanent repayment of Revolving Loans in connection with a termination of Incremental Revolving Commitments after the associated Incremental Facility Closing Date may be made on a pro rata basis or less than a pro rata basis (or greater than a pro rata basis (x) with respect to (1) repayments required upon the Maturity Date of any Incremental Revolving Commitments and (2) repayments made in connection with any refinancing of Incremental Revolving Commitments or (y) as compared to any other Revolving Commitments with a later maturity date than such Incremental Revolving Commitments), in each case, with all other Revolving Commitments existing on such Incremental Facility Closing Date,

(vi) shall provide that assignments and participations of Incremental Revolving Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans existing on the Incremental Facility Closing Date,

(vii) shall provide that any Incremental Revolving Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Commitments prior to the Incremental Facility Closing Date; provided at no time shall there be Revolving Commitments hereunder (including Incremental Revolving Commitments and any original Revolving Commitments) which have more than four (4) different Maturity Dates unless otherwise agreed to by the Administrative Agent,

(viii) shall have an Applicable Rate determined by the Borrower and the applicable Incremental Revolving Lenders,

(ix) shall be denominated in Dollars or, subject to the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), another currency as determined by the Borrowers and the applicable Incremental Revolving Lenders and

(x) shall not at any time be guaranteed by any entity other than a Guarantor and if secured shall only be secured by Collateral.

(c) the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrowers and the applicable Incremental Term Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Incremental Term Loan (when such Incremental Term Loan is taken together with, to the extent such Indebtedness triggers “most favored nation” pricing protection, any other Indebtedness referred to in (8) of the definition of Permitted Incremental Equivalent Debt, clause (7)(f) or (39)(a)(iii) (or clause (39)(b) in respect of Refinancing Indebtedness in respect of Pari Passu Lien Debt) of the definition of Permitted Liens and Sections 7.02(1) and 7.02(n)) in an aggregate principal amount exceeding the greater of (x) $75.0 million and (y) 50.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of such Indebtedness for the most recently ended Test Period (calculated on a pro forma basis), (the “MFN Threshold”) that is (i) secured by the Collateral and ranks equal in priority of right of security with the First Lien Obligations under this Agreement (but without regard to the control of remedies), (ii) in the form of syndicated Dollar-denominated term loans, (iii) matures within twenty-four (24) months of the Original Term Loan Maturity Date (each of the foregoing clauses (i) through (iii), collectively, the “MFN Conditions”), the All-in Yield applicable to such Incremental Term Loans shall not be greater than the applicable All-in Yield, payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Term Loans, plus 50 basis points per annum unless the Applicable Rate (together with, as provided in the proviso below, the Eurodollar Rate or Base Rate floor) with respect to the Initial Term Loans is increased so as to cause the then-applicable All-in Yield under this Agreement on the Initial Term Loans to equal the All-in Yield then applicable to the Incremental Term Loans, minus 50 basis points per annum; provided that any increase in All-In Yield on the Initial Term Loans due to the application of a Eurodollar Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) the Eurodollar Rate or Base Rate floor applicable to such Initial Term Loans; provided, further, that if such Incremental Term Loans are to be “fungible” with the Initial Term Loans, notwithstanding any other conditions specified in this Section 2.14(5), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrowers and the Administrative Agent to ensure that the Incremental Term Loans will be “fungible” with the Initial Term Loans or Incremental Term Loans (and the amortization of any Initial Term Loans or Incremental Term Loans may be increased if necessary to make such Initial Term Loans and any Incremental Term Loans “fungible”).

(6) Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Incremental Lender providing such Incremental Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14. In connection with any Incremental Amendment, the Borrowers shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents. The Borrowers will use the proceeds (if any) of the Incremental Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Commitments or Incremental Loans unless it so agrees. Notwithstanding anything to the contrary in Section 10.01, the Administrative Agent is expressly permitted, without the consent of any Lenders or any Issuing Bank, to amend the Loan Documents (including Section 2.07) to the extent necessary or appropriate in the reasonable discretion of the Administrative Agent to give effect to any Incremental Commitment pursuant to this Section 2.14 (which may be in the form of an amendment and restatement), including to provide to the Lenders of any Class of Loans or Commitments hereunder the benefit of any term or provision that is added under any Incremental Amendment for the benefit of the Lenders of a Class of Incremental Commitments (including to the extent necessary or advisable to allow any Class of Incremental Commitments to be an Incremental Increase).

(7) Reallocation of Revolving Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Commitments are effected through an increase in the Revolving Commitments with respect to any existing Revolving Facility pursuant to this Section 2.14, (a) each of the Revolving Lenders under such Facility shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.02 and 2.05(1) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(8) This Section 2.14 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.14 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

(9) As a condition to consummation of an Incremental Amendment, the Borrowers shall have delivered to the Administrative Agent a Committed Loan Notice within the time periods required by Section 2.02(1) (or such shorter period as may be agreed by the Administrative Agent).

SECTION 2.15 Refinancing Amendments.

(1) At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender (it being understood that (i) no Lender shall be required to provide any Other Loan without its consent, (ii) Affiliated Lenders may not provide Other Revolving Commitments and (iii) Other Term Loans provided by Affiliated Lenders shall be subject to the limitations set forth in Section 10.07(8)), Other Loans to refinance all or any portion of the applicable Class or Classes of Loans then outstanding under this Agreement which will be made pursuant to Other Term Loan Commitments, in the case of Other Term Loans, and pursuant to Other Revolving Commitments, in the case of Other Revolving Loans, in each case pursuant to a Refinancing Amendment; provided that such Other Loans and Other Revolving Commitments (i) shall rank equal in priority in right of payment with the other Loans and Commitments hereunder, (ii) shall be unsecured or rank pari passu (without regard to the control of remedies) or junior in right of security with any Obligations under this Agreement being refinanced hereunder and, if secured on a pari passu or junior basis, shall be subject to an applicable Intercreditor Agreement(s), (iii) if secured, shall not be secured by any property or assets of the Borrowers or any Restricted Subsidiary other than the Collateral, (iv) shall not at any time be guaranteed by any entity other than the Borrowers or a Guarantor, (v)(A) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums as may be agreed by the Borrowers and the Lenders thereof and/or (B) may provide for additional fees and/or premiums payable to the Lenders providing such Other Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Refinancing Amendment, (vi) may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrowers and the Lenders thereof, (vii) other than in the case of any Permitted Earlier Maturity Debt, will have a final maturity date no earlier than, and, in the case of Other Term Loans, will have a Weighted Average Life to Maturity equal to or greater than, the Term Loans or Revolving Commitments being refinanced and (viii) will have such other terms and conditions (other than as provided in foregoing clauses (ii) through (vii)) that either, at the option of the Borrowers, (1) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Other Loans or Other Revolving Commitments (as determined by the Borrowers in good faith) except, in each case under this clause (1), with respect to (x) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing or (y) a Previously Absent Financial Maintenance Covenant (so long as, (I) to the extent that any such terms of any Other Terms Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Facility and (II) to the extent that any such terms of any Other Revolving Loans and Other Revolving Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Revolving Facility), (2) if otherwise not consistent with the terms of such Class of Loans or Commitments being refinanced, not be materially more restrictive to the Borrowers (as determined by the Borrowers in good faith), when taken as a whole, than the terms of such Class of Loans or Commitments being refinanced, except, in each case under this clause (2), with respect to (x) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing or (y) a Previously Absent Financial Maintenance Covenant (so long as, (I) to the extent that any such terms of any Other Terms Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Facility and (II) to the extent that any such terms of any Other Revolving Loans and Other Revolving Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Revolving Facility) or (3) such terms as are reasonably satisfactory to the Administrative Agent (provided that, to the extent any more favorable term or provision is added for the benefit of (x) the lenders of term loans, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Initial Term Loans or (y) the lenders under a revolving credit facility, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Revolving Facility). Any Other Term Loans may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any prepayments of Term Loans hereunder (except that, unless otherwise permitted under this Agreement or unless the Class of Term Loans being refinanced was so entitled to participate on a greater than a pro rata basis in such mandatory prepayments, such Other Term Loans may not participate on a greater than a pro rata basis as compared to any earlier maturing Class of Term Loans constituting First Lien Obligations in any mandatory prepayments under Section 2.05(2)(a), (b) and (d)(i)), as specified in the applicable Refinancing Amendment. All Other Revolving Commitments shall provide that all borrowings under the applicable Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Other Revolving Commitments, (and related outstanding Other Revolving Loans), (2) repayments required upon the Maturity Date of the Revolving Commitments, (3) repayments made in connection with any refinancing of Revolving Commitments, and (4) repayment made in connection with a permanent repayment and termination of Commitments). In connection with any Refinancing Amendment, the Borrowers shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Other Loans or Other Revolving Commitments are provided with the benefit of the applicable Loan Documents.

(2) Each Class of Other Commitments and Other Loans incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $5.0 million. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Commitments and Other Loans incurred pursuant thereto (including any amendments necessary to treat the Other Loans and/or Other Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15.

(3) This Section 2.15 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable). Notwithstanding anything to the contrary in Section 10.01, (x) each Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (y) at the option of the Borrowers in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (y), so long as the Administrative Agent reasonably agrees that such modification is favorable to the applicable Lenders.

SECTION 2.16 Extensions of Loans.

(1) Extension of Term Loans. The Borrowers may at any time and from time to time request that all or a portion of the Term Loans of any Class (each, an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical in all material respects to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (i) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization, if any, of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in the Extension Amendment, the Incremental Amendment, the Refinancing Amendment or any other amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were extended), (ii)(A)

the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrowers and the Lenders thereof, (iv) any Extended Term Loans may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any mandatory prepayments of Term Loans hereunder (except that, unless otherwise permitted under this Agreement, such Extended Term Loans may not participate on a greater than pro rata basis as compared to any earlier maturing Class of Term Loans in any mandatory prepayments under Sections 2.05(2)(a), (b) and (d)(i)), in each case as specified in the respective Term Loan Extension Request and (v) the Extension Amendment may provide for such other terms and conditions (other than as provided in the foregoing clauses (i) through (iv)) with respect to the Extended Term Loans that either, at the option of the Borrowers, (1) reflect market terms and conditions (taken as a whole) at the time of such Extension Amendment (as determined by the Borrowers in good faith, provided that if such debt contains a Previously Absent Financial Maintenance Covenant, the provisions of clause (2)(y) shall apply), (2) if otherwise not consistent with the terms of the Existing Term Loan Class subject to such Term Loan Extension Request, are not materially more restrictive to the Borrowers (as determined by the Borrowers in good faith), when taken as a whole, than the terms of such Existing Term Loan Class subject to such Term Loan Extension Request, except, in each case under this clause (2), with respect to (x) covenants and other terms applicable solely to any period after the Latest Maturity Date in respect of Term Loans in effect immediately prior to such Extension Amendment or (y) a Previously Absent Financial Maintenance Covenant (so long as, to the extent that any Extended Term Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of any Existing Term Loan Class, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Facility) or (3) such terms as are reasonably satisfactory to the Administrative Agent (provided that, to the extent any more favorable term or provision is added for the benefit of the lenders of Extended Term Loans, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Initial Term Loans). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans extended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement and shall constitute a separate Class of Loans from the Existing Term Loan Class from which they were extended; provided that any Extended Term Loans amended from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Class.

(2) Extension of Revolving Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class (each, an “Existing Revolving Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so extended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment with respect to any Extended Revolving Commitments, the Borrowers shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolving Class, with such request offered equally to all such Lenders of such Existing Revolving Class) (each, a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical in all material respects to the Revolving Commitments of the Existing Revolving Class from which they are to be extended except that (i) the scheduled final maturity date shall be extended to a later date than the scheduled final maturity date of the Revolving Commitments of such Existing Revolving Class; provided, however, that at no time shall there be Classes of Revolving Commitments hereunder (including Extended Revolving Commitments) which have more than four (4) different Maturity Dates (unless otherwise consented to by the Administrative Agent), (ii) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those for the Revolving Commitments of such Existing Revolving Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolving Class and the Extended Revolving Commitments of the applicable Revolving Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstanding Extended Revolving Class), (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments, (III) repayments made in connection with any refinancing of Revolving Commitments and (IV) repayments made in connection with a permanent repayment and termination of Commitments) and (iv) the Extension Amendment may provide for such other terms and conditions (other than as provided in the foregoing clauses (i) through (iii)) with respect to the Extended Revolving Commitments that either, at the option of the Borrowers, (1) reflect market terms and conditions (taken as a whole) at the time of such Extension Amendment (as determined by the Borrowers in good faith, provided that if such debt contains a Previously Absent Financial Maintenance Covenant, the provisions of clause (2)(y) shall apply), (2) if otherwise not consistent with the Existing Revolving Class subject to such Revolving Extension Request, are not materially more restrictive to the Borrowers (as determined by the Borrowers in good faith), when taken as a whole, than the terms of such Existing Revolving Class subject to such Revolving Extension Request, except, in each case under this clause (2), with respect to (x) covenants and other terms applicable solely to any period after the Latest Maturity Date in respect of Revolving Commitments in effect immediately prior to such Extension Amendment or (y) a Previously Absent Financial Maintenance Covenant (so long as, to the extent that any such terms of any Extended Revolving Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of any Existing Revolving Class, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Class of Revolving Commitments (including the Revolving Facility)) or (3) such terms as are reasonably satisfactory to the Administrative Agent (provided that, to the extent any more favorable term or provision is added for the benefit of the Lenders of Extended Revolving Commitments, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Revolving Facility). No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Class converted into Extended Revolving Commitments pursuant to any Revolving Extension Request. Any Extended Revolving Commitments extended pursuant to any Revolving Extension Request shall be designated a series (each, a “Revolving Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement and shall constitute a separate Class of Revolving Commitments from the Existing Revolving Class from which they were extended; provided that any Extended Revolving Commitments amended from an Existing Revolving Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolving Extension Series with respect to such Existing Revolving Class.

(3) Extension Request. The Borrowers shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the applicable Existing Term Loan Class or Existing Revolving Class, as applicable, are requested to respond. Any Lender holding a Term Loan under an Existing Term Loan Class (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans of an Existing Term Loan Class or Existing Term Loan Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Term Loans, and any Revolving Lender with a Revolving Commitment under an Existing Revolving Class (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments of an Existing Revolving Class or Existing Revolving Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments, as applicable, which it has elected to convert or exchange into Extended Term Loans or Extended Revolving Commitments, as applicable. In the event that the aggregate principal amount of Term Loans and/or Revolving Commitments, as applicable, subject to Extension Elections exceeds the amount of Extended Term Loans and/or Extended Revolving Commitments, respectively, requested pursuant to the Extension Request, Term Loans and/or Revolving Commitments, as applicable, subject to Extension Elections shall be converted or exchanged into Extended Term Loans and/or Revolving Commitments, respectively, on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(4) Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans and/or Extended Revolving Commitments established thereby, as the case may be) executed by the Borrowers, the Administrative Agent and the Extending Lenders, it being understood that such Extension Amendment shall not require the consent of any Lender other than (A) the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby, (B) with respect to any extension of the Revolving Commitments that results in an extension of Issuing Bank’s obligations with respect to Letters of Credit, the consent of such Issuing Bank and (C) with respect to any extension of the Revolving Commitments that results in an extension of Swing Line Lender’s obligations with respect to Swing Line Loans, the consent of such Swing Line Lender). Each request for an Extension Series of Extended Term Loans or Extended Revolving Commitments proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5.0 million (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrowers may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrowers in their sole discretion. In addition to any terms and changes required or permitted by Sections 2.16(1) and (2), each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (i) in respect of each Extension Amendment in respect of Extended Term Loans, amend the scheduled amortization payments pursuant to Section 2.07 or the applicable Incremental Amendment, Extension Amendment, Refinancing Amendment or other amendment, as the case may be, with respect to the Existing Term Loan Class from which the Extended Term Loans were exchanged to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof); (ii) reflect the existence and terms of the Extended Term Loans or Extended Revolving

Commitments, as applicable, incurred pursuant thereto and (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto. Notwithstanding anything to the contrary in Section 10.01, each Extension Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.16, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents. In connection with any Extension Amendment, the Borrowers shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans and/or Extended Revolving Commitments are provided with the benefit of the applicable Loan Documents.

(5) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class and/or Existing Revolving Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraphs (1) and (2) of this Section 2.16, in the case of the existing Term Loans or Revolving Commitments, as applicable, of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans and/or Extended Revolving Commitments, respectively, so converted or exchanged by such Lender on such date, and the Extended Term Loans and/or Extended Revolving Commitments shall be established as a separate Class of Loans, except as otherwise provided under Sections 2.16(1) and (2). Subject to the provisions of Sections 2.03(13) and 2.04(7) in connection with Letters of Credit and Swing Line Loans, respectively, which mature or expire after a Maturity Date at any time Extended Revolving Commitments with a later Maturity Date are outstanding, all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by each Lender with a Revolving Commitment in accordance with its percentage of the Revolving Commitments existing on the date of the Extension of such Extended Revolving Commitments (and except as provided in Section 2.03(13) and Section 2.04(7), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit and Swing Line Loans theretofore incurred or issued).

(6) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans and/or Extended Revolving Commitments of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class, or of Revolving Commitments under the Existing Revolving Class, in either case, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments, as applicable, of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Extending Term Lender or Extending Revolving Lender, as applicable, may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.16(4).

(7) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(8) This Section 2.16 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

SECTION 2.17 Defaulting Lenders.

(1) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove of any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the relevant Issuing Banks or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the relevant Issuing Banks or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; fourth, as the Borrowers may request (so long as no Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the relevant Issuing Banks or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the relevant Issuing Banks against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(1)(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. That Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 2.09(1) or 2.09(3), as applicable, for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(9).

(d) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, respectively, the “Applicable Percentage” of each Non-Defaulting Lender’s Revolving Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Non-Defaulting Lender.

(2) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swing Line Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(1)(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

SECTION 2.18 Loan Repricing Protection. In the event that, on or prior to the twelve month anniversary of the Closing Date, the Borrowers (a) makes any prepayment of any Initial Term Loans in connection with any Repricing Transaction with respect to such Initial Term Loans or (b) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of clause (a), a prepayment premium of 1.00% of the aggregate principal amount of such Initial Term Loans being prepaid and (ii) in the case of clause (b), a payment equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to such Repricing Transaction.

SECTION 2.19 Benchmark Replacement Setting.

(1) Benchmark Replacement. (a) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than any Benchmark Replacement Conforming Changes made pursuant to clause (2) below) and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than any Benchmark Replacement Conforming Changes made pursuant to clause (2) below) so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice.

(2) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrowers, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(3) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (4) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, the Borrowers or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.

(4) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and in consultation with the Borrowers or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the

Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(5) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Article III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(1) Except as required by applicable Law, all payments by or on account of any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes.

(2) If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by or on account of any Loan Party to or for the account of any Lender or Agent under any of the Loan Documents:

(a) the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for such Loan Party’s account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable);

(b) if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable by any Loan Party to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), such Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and

(c) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (b) above to pay (or, in each case, as soon as reasonably practicable thereafter), the Borrowers shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(3) Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrowers or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(3)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and Administrative Agent of its legal ineligibility to do so.

Without limiting the foregoing:

(a) Each U.S. Lender shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(b) Each Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(i) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(ii) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit H (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of such Foreign Lender, accompanied by an IRS Form W-8ECI, Form W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and any other required information (or any successor forms)

from each beneficial owner that would be required under this Section 3.01(3) if such beneficial owner were a Lender, as applicable (provided that, if a Lender is a partnership (and not a participating Lender) and if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or

(v) two properly completed and duly signed copies of any other documentation prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(c) If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (c), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Notwithstanding any other provision of this Section 3.01(3), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(3).

(4) Without duplication of other amounts payable by the Borrowers pursuant to Section 3.01(2), the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(5) The Loan Parties shall, jointly and severally, indemnify a Lender or the Administrative Agent (each, a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) (other than any interest, penalties and other costs determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Tax Indemnitee), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that if the Borrowers reasonably believe that such Taxes were not correctly or legally asserted, such Tax Indemnitee will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such Taxes (which shall be repaid to the Borrowers in accordance with Section 3.01(6)) so long as such efforts would not, in the sole determination of such Tax Indemnitee (exercised in good faith), result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to such Tax Indemnitee. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Administrative Agent on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(6) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund (whether received in cash or applied as a credit against any other cash Taxes payable) of any Non-Excluded Taxes or Other Taxes in respect of which it has received indemnification payments or additional amounts under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee to the extent the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(6), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this Section 3.01(6) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(7) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrowers whichever of the following is applicable: (i) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (ii) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrowers. Notwithstanding anything to the contrary in this Section 3.01(7), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(8) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(9) For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes any Issuing Bank.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrowers through the Administrative Agent, (1) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (2) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates.

(1) If the Administrative Agent (in the case of clause (1) or (2) of Section 3.05 below) or the Required Lenders (in the case of clause (3) of Section 3.05 below) reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that

(a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan,

(b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or

(c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan,

the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(1) Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (which, for purposes of this Section 3.04, shall include the Issuing Bank);

(b) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(c) impose on any Lender or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of “Eurodollar Rate” or this clause (1);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrowers to the applicable Lender under this Section 3.04(1) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(2) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, or participations in or issuance of Letters of Credit by such Lender, to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrowers to the applicable Lender under this Section 3.04(2) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(3) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (1) or (2) of this Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(1) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(2) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrowers; or

(3) any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 3.07; including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 with respect to the “floor” specified in the proviso to the definition of “Eurodollar Rate.”

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(1) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(2) Suspension of Lender Obligations. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(3) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(3) Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders, as applicable, are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(4) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of Sections 3.01 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07 Replacement of Lenders under Certain Circumstances. If (1) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (2) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (3) any Lender is a Non-Consenting Lender, (4) any Lender becomes a Defaulting Lender or (5) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent,

(a) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (3) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(2)(d);

(ii) such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and, in the case of a Repricing Transaction, any “prepayment premium” pursuant to Section 2.18 that would otherwise be owed in connection therewith) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans and (ii) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(iv) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(v) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(vi) such assignment does not conflict with applicable Laws;

(vii) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit; and

(viii) the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.11, or

(b) terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (A) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date (including in the case of a Repricing Transaction, any “prepayment premium” pursuant to Section 2.18 that would otherwise be owed in connection therewith) and (B) in the case of an Issuing Bank, repay all Obligations of the Borrowers owing to such Issuing Bank relating to the Loans and participations held by such Issuing Bank as of such termination date and Cash Collateralize, cancel or backstop, or provide for the deemed reissuance under another facility, on terms satisfactory to such Issuing Bank any Letters of Credit issued by it; provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable consent, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (3) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to Credit Extensions on Closing Date. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrowers and the Arrangers:

(1) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (other than in the case of clause (1)(e) below):

(a) a Committed Loan Notice;

(b) executed counterparts of this Agreement and the Guaranty;

(c) each Collateral Document set forth on Schedule 4.01(1)(c) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party that is party thereto, together with (subject to Section 6.13(2)):

(i) certificates, if any, representing the Pledged Collateral that is certificated equity of the Borrowers and the Loan Parties’ wholly owned Material Domestic Subsidiaries accompanied by undated stock powers executed in blank; and

(ii) evidence that all UCC-1 financing statements in the appropriate jurisdiction or jurisdictions for each Loan Party that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;

(d) certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction and requested by the Administrative Agent), customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party certifying true and complete copies of the Organizational Documents attached thereto and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

provided that, to the extent that a valid security interest in the Collateral covered by the Collateral Documents (to the extent and with priority contemplated thereby) is not provided on the Closing Date and to the extent the Holding Entities and the Borrowers and their Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions set forth above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such Collateral in accordance with the provisions set forth in Sections 6.11 and 6.13 if, and only if, each Loan Party shall have executed and delivered the Collateral Documents to the Administrative Agent and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement and shall have possession of all certificated Capital Stock of the Borrowers and of their Material Domestic Subsidiaries (to the extent constituting Collateral) together with undated stock powers executed in blank.

(e) a customary (i) legal opinion from Ropes & Gray LLP, counsel to the Loan Parties, (ii) legal opinion from Bradley Arant Boult Cummings LLP, local Alabama counsel to the applicable Loan Parties, (iii) legal opinion from Sherman & Howard L.L.C., local Colorado counsel to the applicable Loan Parties, (iv) legal opinion from Lewis Roca Rothgerber Christie LLP, local Arizona counsel to the applicable Loan Parties, (v) legal opinion from Baker & Hostetler LLP, local Florida, Georgia and Texas counsel to the applicable Loan Parties;

(f) a certificate of a Responsible Officer certifying that the condition set forth in Section 4.01(5) has been satisfied; and

(g) a solvency certificate from a Financial Officer of the Borrowers (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;

(2) The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements; provided, that the Arrangers hereby acknowledge receipt of the Annual Financial Statements and the Quarterly Financial Statements.

(3) The Administrative Agent or the relevant Issuing Bank (as applicable) shall have received a Request for Credit Extension in accordance with the requirements hereof.

(4) (x) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information in respect of the Borrowers and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, that has been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date; and (y) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and the Administrative Agent has provided such Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) Business Days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three (3) Business Days prior to the Closing Date, the Beneficial Ownership Certification in relation to such Borrower (it being understood that such request shall not cover any direct or indirect limited partner of the Investor).

(5) The Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(6) All fees and expenses (in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrowers)) required to be paid hereunder on the Closing Date shall have been paid, or shall be paid substantially concurrently with the initial Borrowing on the Closing Date.

(7) Prior to or substantially concurrently with the initial Borrowing(s) on the Closing Date, the Closing Date Refinancing shall have been consummated.

(8) The Arrangers shall have received an Officer’s Certificate certifying the representations and warranties set forth in the Existing Credit Agreement were true and correct in all material respects as of October 30, 2020 (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, a continuation of Eurodollar Rate Loans or a Borrowing pursuant to any Incremental Amendment) after the Closing Date is subject to the following conditions precedent:

(1) The representations and warranties of the Borrowers contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(2) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(3) The Administrative Agent or the relevant Issuing Bank or the Swing Line Lender (as applicable) shall have received a Request for Credit Extension in accordance with the requirements hereof.

(4) Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, a continuation of Eurodollar Rate Loans or a Borrowing pursuant to an Incremental Amendment) submitted by the Borrowers after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(1) and 4.02(2) have been satisfied on and as of the date of the applicable Credit Extension.

In addition, solely to the extent the Borrowers have delivered to the Administrative Agent a Notice of Intent to Cure pursuant to Section 8.04, no request for a Credit Extension shall be honored after delivery of such notice until the applicable Cure Amount specified in such notice is actually received by the Borrowers. For the avoidance of doubt, the preceding sentence shall have no effect on the continuation or conversion of any Loans outstanding.

Article V

Representations and Warranties

The Borrowers and, in respect of Sections 5.01, 5.02, 5.04, 5.06, 5.13 and 5.17 only, the Holding Entities, represent and warrant to the Administrative Agent and the Lenders, after giving effect to the Transactions, at the time of each Credit Extension (solely to the extent required to be true and correct for such Credit Extension pursuant to Article IV or Section 2.14, as applicable); provided that on the Closing Date, the only representations and warranties made under this Article V shall be the Specified Representations.

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Restricted Subsidiaries that is a Material Subsidiary:

(1) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction),

(2) has all corporate or other organizational power and authority to (a) own or lease its assets and carry on its business as currently conducted and (b) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(3) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification,

(4) is in compliance with all applicable Laws orders, writs, injunctions and orders (including, without limitation, (i) the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the USA PATRIOT Act and (ii) all applicable Health Care Laws), and

(5) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

except in each case referred to in the preceding clause (1) (with respect to the good standing of a Person other than the Borrowers), (2)(a), (3), (4) or (5), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

(1) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(2) None of the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party will:

(a) contravene the terms of any of such Person’s Organizational Documents;

(b) violate any applicable Law; or

(c) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in the preceding clause (b) or (c), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(1) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(2) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement);

(3) the establishment of assignment of Restricted Government Accounts by or pursuant to the order of a court of competent jurisdiction; and

(4) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(1) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries, in each case, as of the date(s) thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (a) except as otherwise expressly noted therein and (b) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(2) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Holding Entities, the Borrowers or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against the Borrowers or the Restricted Subsidiaries pending or, to the knowledge of the Borrowers, threatened in writing and (2) hours worked by and payment made based on hours worked to employees of each of the Borrowers or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrowers, Schedule 1.01(2) hereto sets forth a complete and accurate list of all Material Real Properties owned by a Loan Party as of the Closing Date.

SECTION 5.09 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Loan Party and each of its Restricted Subsidiaries and their respective operations and properties is in compliance with all applicable Environmental Laws; (b) each Loan Party and each of its Restricted Subsidiaries has obtained and maintained all Environmental Permits required to conduct their operations; (c) none of the Loan Parties or any of their respective Restricted Subsidiaries is subject to any pending or, to the knowledge of the Borrowers, threatened Environmental Claim in writing or Environmental Liability; (d) none of the Loan Parties or any of their respective Restricted Subsidiaries or predecessors has treated, stored, transported or released Hazardous Materials at or from any currently or formerly owned, leased or operated real estate or facility except for such actions that were in compliance with Environmental Law; and (e) to the knowledge of any Loan Party or any Restricted Subsidiary, there are no occurrences, facts, circumstances or conditions which could reasonably be expected to give rise to an Environmental Claim.

SECTION 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Restricted Subsidiaries has timely filed all Tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets (whether or not shown in a Tax return), except those which are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP.

There is no proposed Tax assessment, deficiency or other claim against any Loan Party or any of its Restricted Subsidiaries except (i) those being actively contested by a Loan Party or such Restricted Subsidiary in good faith and by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP or (ii) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(1) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code, and other federal or state Laws.

(2) (a) No ERISA Event has occurred or is reasonably expected to occur; and

(b) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA,

except, with respect to each of the foregoing clauses of this Section 5.11(2), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(3) Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, and (b) none of the Holding Entities, the Borrowers or any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries.

(1) As of the Closing Date, after giving effect to the Transactions, all of the outstanding Equity Interests in the Borrowers and their Restricted Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests that constitute Collateral owned by the Holding Entities in the Borrowers, and by the Borrowers or any Subsidiary Guarantor in any of their respective Subsidiaries are owned free and clear of all Liens of any person except (a) those Liens created under the Collateral Documents and (b) any nonconsensual Lien that is permitted under Section 7.01.

(2) As of the Closing Date, Schedule 5.12 sets forth:

(a) the name and jurisdiction of organization of each Subsidiary, and

(b) the ownership interests of the Holding Entities in the Borrowers and of the Borrowers and any Subsidiary of the Borrowers in each Subsidiary, including the percentage of such ownership.

SECTION 5.13 Margin Regulations; Investment Company Act.

(1) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(2) No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrowers or any Subsidiary Guarantor to any Agent or any Lender on or prior to the Closing Date in connection with the Transactions, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include any projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, etc. The Borrowers and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how, database rights and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of the Borrowers are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, the operation of the respective businesses of the Borrowers or any Subsidiary of the Borrowers as currently conducted does not infringe upon, dilute, misappropriate or violate any IP Rights held by any Person except for such infringements, dilutions, misappropriations or violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrowers, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date after giving effect to the Transactions, the Borrowers and the Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 USA PATRIOT Act; Anti-Terrorism Laws. To the extent applicable, each of the Borrowers and the Restricted Subsidiaries are in compliance, in all material respects, with (i) the USA PATRIOT Act, and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto. Neither the Holding Entities, the Borrowers nor any Restricted Subsidiary nor, to the knowledge of the Borrowers, any director, officer or employee of the Holding Entities, the Borrowers or any of the Restricted Subsidiaries, is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or other relevant sanctions authority (such sanctions,

“Sanctions”). No proceeds of the Loans will be used by the Holding Entities, the Borrowers or any Restricted Subsidiary directly or, to the knowledge of the Borrowers, indirectly, for the purpose of financing activities of or with any Person, or in any country, that, at the time of such financing, is the subject of any Sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

SECTION 5.18 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered pursuant hereto or the applicable Collateral Documents), are, or upon execution and delivery thereof, will be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and to any applicable Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein (in the case of Restricted Government Accounts, only after assignment thereof has been established by or pursuant to the order of a court of competent jurisdiction).

SECTION 5.19 As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (C) on the Closing Date and until required pursuant to Section 6.13 or 4.01, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01 or (D) any Excluded Assets.

Article VI

Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrowers shall (and, with respect to Section 6.05(1) only, the Holding Entities shall), and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in Section 6.02) each of the following:

(1) within one hundred and twenty (120) days after the end of each fiscal year of the Borrowers, commencing with the fiscal year ending on December 31, 2020, a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, comprehensive income and cash flows for such fiscal year, together with related notes thereto, setting forth in each case (commencing with the fiscal year ending on December 31, 2020) in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern” explanatory paragraph or like qualification that is due to (i) the impending maturity of any Indebtedness (within one year of the date of such opinion), (ii) subject to clause (iii), any actual or prospective default of any financial maintenance covenant (including the Financial Covenant) or (iii) except in the case of the Revolving Facility or any Incremental Revolving Facility, any actual default of the Financial Covenant applicable to the Revolving Facility or such Incremental Revolving Facility);

(2) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrowers, commencing with the fiscal quarter ended on March 31, 2021, a consolidated balance sheets and related statements of operations, comprehensive income and cash flows of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, setting forth in each case (commencing with the fiscal quarter ending on March 31, 2021) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by an Officer’s Certificate stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with related notes thereto;

(3) within one hundred and twenty (120) days after the end of each fiscal year of the Borrowers, commencing with the fiscal year ending December 31, 2020, a consolidated budget for the immediately subsequent fiscal year in a form customarily prepared by management of the Borrowers with regard to the Borrowers and their Restricted Subsidiaries, which budget shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such budget (it being understood that any projections contained therein are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material); provided that the requirements of this Section 6.01(3) shall not apply at any time following the consummation of the first public offering of the Borrowers’ common equity or the common equity of any Parent Company after the Closing Date;

(4) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(1) and 6.01(2), the related unaudited (it being understood that such information may be audited at the option of the Borrowers) consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(5) both (1) a management’s discussion and analysis describing results of operations of the Borrowers and their Subsidiaries in the form customarily prepared by management of the Borrowers which shall be delivered promptly after the delivery of the information required pursuant to Sections 6.01(1) and 6.01(2) above and (2) at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Sections 6.01(1) and 6.01(2) above, the Borrowers’ participation in one conference call for Lenders (if requested by the Administrative Agent) to discuss the financial position and results of operations of the Borrowers and their Subsidiaries for the most recently ended period for which financial statements have been delivered, which conference call will only pertain to matters available or distributed to “public side” Lenders; provided that, if the Borrowers hold a conference call open to the public or holders of any public securities to discuss the financial condition and results of operations of the Borrowers and their Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 6.01(2) above, such conference call will be deemed to satisfy the requirements of this Section 6.01(5)(2).

Notwithstanding the foregoing, the obligations referred to in Sections 6.01(1) and 6.01(2) may be satisfied with respect to financial information of the Borrowers and their Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) the Borrowers’ or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 6.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of any Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrowers and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(1) (it being understood that such information may be audited at the option of the Borrowers), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern” explanatory paragraph or like qualification that is due to (i) the impending maturity of any Indebtedness (within one year of the date of such opinion), (ii) subject to clause (iii), any actual or prospective default of any financial maintenance covenant (including the Financial Covenant) or (iii) except in the case of the Revolving Facility or any Incremental Revolving Facility, any actual default of the Financial Covenant applicable to the Revolving Facility or such Incremental Revolving Facility).

Any financial statements required to be delivered pursuant to Section 6.01(1) or 6.01(2) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transaction(s) permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02):

(1) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(1) (commencing with such delivery for the fiscal year ending December 31, 2020) and Section 6.01(2) (commencing with such delivery for the fiscal quarter ending March 31, 2021), a duly completed Compliance Certificate signed by a Financial Officer of the Borrowers or the Holding Entities;

(2) promptly after the same are publicly available, copies of all special reports and registration statements which the Holding Entities, the Borrowers or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(3) promptly after the furnishing thereof, copies of any notices of default to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(4) together with the delivery of the Compliance Certificate with respect to the financial statements referred to in Section 6.01(1), (a) a report setting forth the information required by Section 1(a) of the Perfection Certificate (or confirming that there has been no change in such information since the later of the Closing Date or the last report delivered pursuant to this clause (a)) and (b) a list of each Subsidiary of the Borrowers that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last such list; and

(5) promptly, but subject to the limitations set forth in Section 6.10 and Section 10.09, such additional information regarding the business and financial affairs of any Loan Party or any Material Subsidiary that is a Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time;

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(2) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrowers post such documents, or provides a link thereto, on any Borrower’s (or any Parent Company’s) website on the Internet at the website address listed on Schedule 10.02 hereto (or as such address may be updated from time to time in accordance with Section 10.02); or (b) on which such documents are posted on any Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrowers will deliver paper copies of such documents to the Administrative Agent for further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02) until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or link and, upon the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, SyndTrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to the Holding Entities, their Subsidiaries or their respective securities that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities (each, a “Public Lender”). The Borrowers hereby agree that (i) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” will appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers will be deemed to have authorized the Administrative Agent, the Lenders and the Issuing Banks to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 10.09); (iii) all Borrower Materials marked “PUBLIC” and, except to the extent the Borrowers notify the Administrative Agent to the contrary, any Borrower Materials provided pursuant to Section 6.01(1), 6.01(2) or 6.02(1) are permitted to be made available through a portion of the Platform designated as “Public-Side Information”; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat Borrower Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public-Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Anything to the contrary notwithstanding, nothing in this Agreement will require the Holding Entities, the Borrowers or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that the Borrowers do not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, the Borrowers shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent of:

(1) the occurrence of any Default;

(2) (a) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (b) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including pursuant to any applicable Environmental Laws or in respect of IP Rights, (c) the occurrence of any violation by any Loan Party or any of its Subsidiaries of, or liability under, any Environmental Law or Environmental Permit, or (d) the occurrence of any ERISA Event that, in any such case referred to in clause (a), (b), (c) or (d) of this Section 6.03(2), has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(3) any change to the list of beneficial owners identified in the Beneficial Ownership Certification.

Each notice pursuant to clause (1) or (2) this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrowers (a) that such notice is being delivered pursuant to Section 6.03(1) or (2) (as applicable) and (b) setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.

SECTION 6.04 Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, etc.

(1) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(2) take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business,

except in the case of clause (1) or (2) to the extent (other than with respect to the preservation of the existence of the Borrowers) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or disposition permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and any repairs and replacements that are the obligation of the owner or landlord of any property leased by the Borrowers or any of the Restricted Subsidiaries excepted.

SECTION 6.07 Maintenance of Insurance. Maintain with insurance companies that the Borrowers believe (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to the Borrowers’ and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that notwithstanding the foregoing, in no event will the Borrowers or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Subject to Section 6.13(2), each such policy of insurance will, as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or (ii) in the case of each property insurance policy, contain an additional lender’s loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional lender’s loss payee thereunder.

SECTION 6.08 Compliance with Laws. Comply with the requirements of all applicable Laws, the USA PATRIOT Act, FCPA, Beneficial Ownership Regulations, Sanctions, all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except in each case if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrowers or such Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights.

(1) Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. For the avoidance of doubt, this Section 6.10 is subject to the last paragraph of Section 6.02.

(2) During the course of the above-described visits, inspections, examinations and discussions, representatives of the Administrative Agent and the Lenders may encounter “individually identifiable health information” as defined under HIPAA, or other confidential information relating to healthcare patients whether protected under HIPAA or otherwise (collectively, the “Confidential Healthcare Information”) incidental to such visits, inspections, examinations and discussions. Should further disclosure of Confidential Healthcare Information be required, the Borrowers or any Restricted Subsidiary shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure of Confidential Healthcare Information to representatives of the Administrative Agent or the Lenders for any Borrower or any Restricted Subsidiary’s “healthcare operations” purposes only to the extent permissible under applicable Laws intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA and its “minimum necessary” provision, and such disclosures shall be made pursuant to a “business associate agreement” that meets the requirements set forth in HIPAA. Unless otherwise required by Law, the Administrative Agent, the Lenders and their respective representatives shall not require or perform any act that would cause the Borrowers or any of their Subsidiaries to violate any Laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(1) (x) upon (i) the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (other than (a) an Excluded Subsidiary and (b) a Subsidiary that will be (and, unless the Administrative Agent shall otherwise agree in its sole discretion, within 90 days following its creation or acquisition, is) converted into an Affiliated Practice in a manner consistent with past practices on or prior to the Closing Date or in the ordinary course of business, in each case to the extent required by applicable law) by any Loan Party, (ii) the designation of any existing direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) as a Restricted Subsidiary, (iii) any Subsidiary (other than any Excluded Subsidiary) becoming a wholly owned Material Domestic Subsidiary, (iv) an Excluded Subsidiary that is a wholly owned Material Domestic Subsidiary ceasing to be an Excluded Subsidiary but continuing as a wholly owned Material Domestic Subsidiary of the Borrowers or (v) with respect to any other Foreign Subsidiary, non-wholly owned Domestic Subsidiary or other Excluded Subsidiary, with respect to which the Borrowers have exercised its election pursuant to clause (2)(d) of the “Collateral and Guarantee Requirement”, (y) upon the acquisition of any material assets (other than Excluded Assets) by any Borrower or any Subsidiary Guarantor or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary:

(a) within the applicable number of days specified below after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion, cause each such Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to execute the Guaranty (or a joinder thereto) and other documentation the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Guaranty and the Collateral Documents;

(b) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.11(2)(b)) after such formation, acquisition or designation, cause each such Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent items listed in Section 6.11(2)(b), mutatis mutandis, supplements to the Security Agreement, a counterpart signature page to the Intercompany Note, Intellectual Property Security Agreements and other security agreements and documents (if applicable), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date as amended and in effect from time to time), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;

(c) within sixty (60) days after such formation, acquisition or designation, cause each such Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, if applicable, a joinder to the Intercompany Note substantially in the form of Annex I thereto with respect to the intercompany Indebtedness held by such Subsidiary and required to be pledged pursuant to the Collateral Documents;

(d) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.11(2)(b)) after such formation, acquisition or designation, take and cause (i) the applicable Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement and (ii) to the extent applicable, each direct or indirect parent of such applicable Subsidiary, in each case, to take customary action(s) (including the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected (subject to Liens permitted by Section 7.01) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(e) within sixty (60) days (or ninety (90) days in the case of documents described in Section 6.11(2)(b)) after the reasonable request therefore by the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary Opinion of Counsel, addressed to the Administrative Agent and the Lenders of counsel for the Loan Parties, reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(1) as the Administrative Agent may reasonably request;

provided that actions relating to Liens on real property are governed by Section 6.11(2) and not this Section 6.11(1).

(2) Material Real Property.

(a) Notice.

(i) Within ninety (90) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the formation, acquisition or designation of a Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement, the Borrowers will, or will cause such Material Domestic Subsidiary to, furnish to the Collateral Agent a description of any Material Real Property (excluding, for the avoidance of doubt, any Excluded Asset(s)) owned by such Material Domestic Subsidiary.

(ii) Within ninety (90) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the acquisition of any Material Real Property (excluding, for the avoidance of doubt, any Excluded Asset(s)) by a Loan Party (other than the Holding Entities), after the Closing Date, the Borrowers will, or will cause such Loan Party to, furnish to the Collateral Agent a description of any such Material Real Property.

(b) Mortgages. The Borrowers will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to any Material Real Property that is the subject of a notice delivered pursuant to Section 6.11(2)(a), as promptly as practicable after Borrowers’ delivery of such notice pursuant to Section 6.11(2)(a), and in any event no later than ninety (90) days after the acquisition, formation or designation of such Material Domestic Subsidiary or the acquisition of such Material Real Property (or such longer period as the Collateral Agent may agree in its sole discretion), together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01 and to any applicable Intercreditor Agreement, a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) fully paid American Land Title Association Lender’s title insurance policies (or marked up title commitments having the effect of policies of title insurance) or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and at commercially reasonable rates, without surveys or survey coverage (it being agreed that zoning reports from a nationally recognized zoning company shall be acceptable in lieu of zoning endorsements to title policies in any jurisdiction where there is a material difference in the cost of zoning reports and zoning endorsements) and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01 and to any applicable Intercreditor Agreement or such other Liens reasonably satisfactory to the Collateral Agent that do not have a material adverse impact on the use or value of the Mortgaged Properties, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii) customary Opinions of Counsel for the applicable Loan Parties in states in which such Material Real Properties are located, with respect to the enforceability and perfection of the Mortgage(s) and any related fixture filings and the due authorization, execution and delivery of the Mortgages, in form and substance reasonably satisfactory to the Collateral Agent;

(iv) a completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Property containing improved land addressed to the Collateral Agent;

(v) as promptly as practicable after the reasonable request therefor by the Collateral Agent, final versions of environmental assessment reports and reliance letters (if any) that have been prepared by or for Borrowers or one of their Subsidiaries in connection with such acquisition, designation or formation of any Material Domestic Subsidiary or acquisition of any Material Real Property; provided that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrowers or one of their Subsidiaries, where, despite the commercially reasonable efforts of the Borrowers to obtain such consent, such consent cannot be obtained.

(3) Notwithstanding anything to the contrary in this Section 6.11, the Collateral Agent may grant one or more extensions of time from any time period set forth herein for the taking of or causing any action, delivering or furnishing any notice, information, documents, insurance or opinions or for the creation and perfection of any Liens in its reasonable discretion and any such extensions may, in the sole discretion of the Collateral Agent, be effective retroactively.

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (including any cleanup, removal or remedial obligations) and (2) obtain and renew all Environmental Permits required to conduct its operations or in connection with its properties.

SECTION 6.13 Further Assurances and Post-Closing Covenant.

(1) Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrowers, promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to satisfy the Collateral and Guarantee Requirement.

(2) As promptly as practicable, and in any event no later than one hundred and twenty (120) days after the Closing Date or, such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, (a) deliver the documents or take the actions required pursuant to sub clauses (i) through (v) of Section 6.11(2)(b) hereof with respect to each Material Real Property listed on Schedule 1.01(2) and (b) deliver the documents or take the actions specified in Schedule 6.13(2), in each case except to the extent otherwise agreed by the Collateral Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 6.14 Use of Proceeds. The proceeds of (a) the Closing Date Term Loans will be used (i) to consummate the Closing Date Refinancing, (ii) to pay the Transaction Expenses and (iii) to provide cash to the balance sheet to finance any working capital needs of the Borrowers and their Restricted Subsidiaries and general corporate purposes (including acquisitions, Investments, Restricted Payments and other transactions not prohibited by the Loan Documents) and (b) any Revolving Loans will be used (i) on the Closing Date, (1) to the extent not financed with other increased amounts on the Closing Date, to fund OID or upfront fees required to be funded under the “market flex” provisions of the Fee Letter, (2) to finance any working capital needs of Borrowers and their Restricted Subsidiaries (including any Permitted Acquisitions) in an aggregate amount not to exceed $35.0 million and (3) to replace, backstop or cash collateralize existing letters of credit or Existing Guarantees on the Closing Date and (ii) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrowers and their Restricted Subsidiaries (including for capital expenditures, acquisitions, working capital, earn-out payments, deferred purchase price payments and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents).

SECTION 6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain (1) (a) a public corporate credit rating (but not any specific rating) from S&P or Fitch and (b) a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrowers, and (2) a public rating (but not any specific rating) in respect of each Term Facility as of the Closing Date from each of (a) S&P or Fitch and (b) Moody’s.

Article VII

Negative Covenants

So long as the Termination Conditions are not satisfied, the Borrowers hereby agree that (and, with respect to Section 7.11 only, the Holding Entities hereby agree that):

SECTION 7.01 Liens. The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except any Permitted Lien(s)) that secures obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Borrowers or any Restricted Subsidiary, or any income or profits therefrom; provided, however, in no event shall the Borrowers create, incur or assume (nor permit any Restricted Subsidiary to create, incur or assume) any Lien on the Equity Interests of any Qualified Joint Venture held by the Borrowers or any Restricted Subsidiary (other than non-consensual Liens not securing borrowed money).

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

SECTION 7.02 Indebtedness.

(1) The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, directly or indirectly:

(a) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), or

(b) issue any shares of Disqualified Stock or permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock;

provided that the Borrowers may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, in each case, if (any such Indebtedness, Disqualified Stock or Preferred Stock so incurred or issued, “Permitted Ratio Debt”) (x) the Total Net Leverage Ratio for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than 6.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period;

provided further that (I) Restricted Subsidiaries of the Borrowers that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under this Section 7.02(1) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of Indebtedness, liquidation preference of Disqualified Stock and amount of Preferred Stock of such Restricted Subsidiaries incurred or issued pursuant to this Section 7.02(1), together with any principal amounts incurred or issued by such Restricted Subsidiaries under Section 7.02(2)(n)(x) and Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), in each case then outstanding, would exceed (as of the date such

Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (i) $54.0 million and (ii) 35.75% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), (II) Permitted Ratio Debt in the form of Indebtedness (x) shall not mature earlier than the Original Term Loan Maturity Date and (y) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Indebtedness (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Initial Term Loans, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Indebtedness, to the extent such Indebtedness, upon release of such proceeds from such escrow or similar arrangement (other than a release effectuated in order to repay such Indebtedness) does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Initial Term Loans, as applicable or (3) for Permitted Earlier Maturity Debt), (III) if the terms of any such Permitted Ratio Debt in the form of revolving loans or commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Revolving Facility and (IV) if any such Indebtedness in the first proviso to Section 7.02(1) consists of syndicated Dollar-denominated term loans secured by a Lien on the Collateral ranking pari passu with the First Lien Obligations under this Agreement, then the Borrowers shall comply with the “most favored nation” pricing provisions of Section 2.14(5)(c) (to the extent then applicable) as if such Indebtedness were Incremental Term Loans incurred pursuant to Section 2.14.

(2) The provisions of Section 7.02(1) will not apply to:

(a) Indebtedness under the Loan Documents (including Incremental Loans, Other Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Commitments and Replacement Loans);

(b) [Reserved];

(c) the incurrence of Indebtedness by the Borrowers and any Restricted Subsidiary in existence on the Closing Date (excluding Indebtedness described in the preceding clause (1)); provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $5.0 million shall be set forth on Schedule 7.02;

(d) the incurrence of Attributable Indebtedness and Indebtedness (including Finance Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by any Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (d) at such time; provided that, the aggregate principal amount of such Attributable Indebtedness, Indebtedness, Disqualified Stock and Preferred Stock incurred (a) to finance the acquisition of Capital Stock of any Person, at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of (I) $45.0 million and (II) 30.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) and (b) with respect to Indebtedness to finance any other acquisition under this clause (d) shall be unlimited, so long as the Secured Net Leverage Ratio (provided that in the determination of the Secured Net Leverage Ratio pursuant to this clause (b), all such Attributable Indebtedness, Indebtedness, Disqualified Stock and Preferred Stock incurred in reliance on such clause (b) shall be included in Consolidated Secured Debt, whether or not such Attributable Indebtedness, Indebtedness, Disqualified Stock and Preferred Stock would otherwise be within the meaning of Consolidated Secured Debt) for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence, does not exceed 6.50 to 1.00;

(e) Indebtedness incurred by any Borrower or any Restricted Subsidiary (a) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (b) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;

(f) the incurrence of Indebtedness arising from agreements of any Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts, other contingent consideration obligations and other deferred purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g) the incurrence of Indebtedness by any Borrower and owing to a Restricted Subsidiary or the issuance of Disqualified Stock of any Borrower to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to any Restricted Subsidiary); provided that any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans to the extent permitted by applicable law; and to the extent it does not result in adverse tax consequences (as determined by the Borrowers in good faith); provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to such Borrower or another Restricted Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this clause (g);

(h) the incurrence of Indebtedness of a Restricted Subsidiary to any Borrower or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to such Borrower or any Restricted Subsidiary) to the extent permitted by Section 7.05; provided that any such Indebtedness for borrowed money incurred by a Guarantor and owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guaranty of the Loans of such Guarantor to the extent permitted by applicable law and to the extent it does not result in adverse tax consequences (as determined by Borrowers in good faith; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to such Borrower or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (h);

(i) the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to the Borrowers or a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrowers or any Restricted Subsidiary); provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Borrowers or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (i);

(j) the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k) the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Borrowers or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(l) the incurrence of:

(i) Indebtedness or issuance of Disqualified Stock of the Borrowers and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Borrowers since the Closing Date from the issue or sale of Equity Interests of the Borrowers or contributions to the capital of the Borrowers, including through consolidation, amalgamation or merger (in each case, other than proceeds of Disqualified Stock or any exercise of the cure right set forth in Section 8.04 and other than proceeds received from the Borrowers or a Restricted Subsidiary) as determined in accordance with clauses (c)(ii) and (c)(iii) of Section 7.05(1) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 7.05(1), to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof) or to incur Indebtedness pursuant to Section 7.02(2)(hh); and

(ii) Indebtedness or issuance of Disqualified Stock of the Borrowers and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (l)(ii), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) (i) the greater of (I) $37.50 million and (II) 25.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) plus, without duplication, (ii) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, Disqualified Stock or Preferred Stock, an amount equal to (x) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (y) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness, Disqualified Stock or Preferred Stock;

(m) the incurrence or issuance by a Borrower of Refinancing Indebtedness or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance any Indebtedness (including any Designated Revolving Commitments) permitted under Section 7.02(1) and clauses (2)(c) and (l)(i) above, this clause (m) and clauses (n) and (dd), or any successive Refinancing Indebtedness with respect to any of the foregoing;

(n) the incurrence or issuance of:

(x) Indebtedness or Disqualified Stock of the Borrowers or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or investment (or other purchase of assets); and

(y) so long as not created in contemplation of such acquisition or investment, Indebtedness, Disqualified Stock or Preferred Stock (I) of Persons that are acquired by the Borrowers or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Borrowers or a Restricted Subsidiary in accordance with the terms of this Agreement or (II) that is assumed by the Borrowers or any Restricted Subsidiary in connection with such acquisition or investment (or other purchase of assets), in the case of the preceding clauses (x) and (y), in an aggregate principal amount or liquidation preference, together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), not to exceed the greater of (I) $45.0 million and (II) 30.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently Test Period (calculated on a pro forma basis) plus

(1) in the case of clause (x), an additional unlimited amount so long as the Senior Secured Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than 6.50 to 1.00; and

(2) in the case of clause (y), an additional unlimited amount so long as the Total Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than the Financial Covenant then in effect;

provided that (w) with respect to such Indebtedness, Restricted Subsidiaries of the Borrowers that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under clause (n)(x) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of Indebtedness, liquidation preference of Disqualified Stock and amount of Preferred Stock of such Restricted Subsidiaries incurred or issued pursuant to clause (n)(x), together with any principal amounts incurred, assumed or issued by such Restricted Subsidiaries under Section 7.02(1) and any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), in each case then outstanding, would exceed (as of the date of such indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (i) $54.0 million and (ii) 35.75% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), (x) such Indebtedness (I) shall not mature earlier than the Original Term Loan Maturity Date and (II) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Indebtedness (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrowers in good faith), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Initial Term Loans, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Indebtedness, to the extent such Indebtedness, upon release of such proceeds from such escrow or similar arrangement (other than a release effectuated in order to repay such Indebtedness) does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Initial Term Loans, as applicable or (3) for Permitted Earlier Maturity Debt), (y) if such Indebtedness in the form of revolving loans or commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Revolving Facility and (z) if any such Indebtedness under clause (x) consists of syndicated Dollar-denominated term loans secured by a Lien on the Collateral ranking pari passu with the First Lien Obligations under this Agreement, then the Borrowers shall comply with the “most favored nation” pricing provisions of Section 2.14(5)(c) (to the extent then applicable) as if such Indebtedness were Incremental Term Loans incurred pursuant to Section 2.14;

(o) the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(p) the incurrence of Indebtedness of any Borrower or any Restricted Subsidiary supported by letters of credit or bank guarantees issued in connection herewith, any Credit Agreement Refinancing Indebtedness or Permitted Incremental Equivalent Debt, in each case, in a principal amount not in excess of the maximum amount available to be drawn (not to exceed the applicable stated amount thereof) of such letters of credit or bank guarantees;

(q) the incurrence of any guarantee by the Borrowers or a Restricted Subsidiary of Indebtedness or other obligations of the Borrowers or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Borrowers or such Restricted Subsidiary is permitted by this Agreement, or any co-issuance by the Borrowers or any Restricted Subsidiary of any Indebtedness or other obligations of the Borrowers or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Borrowers or such Restricted Subsidiary is permitted by this Agreement;

(r) the incurrence of Indebtedness issued by the Borrowers or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrowers or any Parent Company to the extent described in Section 7.05(2)(d);

(s) customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(t) the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Borrowers and its Restricted Subsidiaries and (b) Indebtedness in respect of Cash Management Services, including Cash Management Obligations;

(u) Indebtedness incurred by any Borrower or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes (including any supply chain financing arrangement, structured vendor payable program, payables financing arrangement, reverse factoring arrangement or any other similar arrangement or program pursuant to which any Borrower or any of its Restricted Subsidiaries provides a vendor an option to factor such vendor’s receivables from such Borrower or such Restricted Subsidiary to a bank or financial institution), in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s-length commercial terms;

(v) the incurrence of Indebtedness of the Borrowers or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(w) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Borrowers that are not Guarantors or any joint venture in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (w), together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (i) $54.0 million and (ii) 35.75% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(x) the incurrence of Indebtedness by the Borrowers or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrowers, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(y) Qualified Factoring Arrangement, Qualified Securitization Facilities and, to the extent constituting Indebtedness, Receivables Financing Transactions;

(z) guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(aa) the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(bb) the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, any Borrower or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(cc) the incurrence of Indebtedness arising out of any Sale-Leaseback Transaction incurred in the ordinary course of business or consistent with industry practice;

(dd) (a) Credit Agreement Refinancing Indebtedness and (b) Permitted Incremental Equivalent Debt;

(ee) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Borrowers that are not Guarantors to fund working capital requirements in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (ee), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (i) $8.25 million and (ii) 5.50% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(ff) [reserved];

(gg) Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of (i) $30.0 million and (ii) 20.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently Test Period (calculated on a pro forma basis);

(hh) Indebtedness of the Borrowers or any Restricted Subsidiary in an aggregate principal amount not greater than 100.0% of the aggregate amount of Restricted Payments in respect of Equity Interests which could be made at the time of such incurrence pursuant to Section 7.05(1); provided that the amount available for making Restricted Payments pursuant to Section 7.05(1) shall be reduced by an amount equal to 50.0% of the aggregate principal amount of Indebtedness incurred pursuant to this Section 7.03(2)(hh);

(ii) (A) Indebtedness of the Borrowers or any Restricted Subsidiary to any Affiliated Practice, incurred consistent with past practices on or prior to the Closing Date or in the ordinary course of business, pursuant to or in connection with Management Services Agreements, (B) Guarantees by the Borrowers or any Restricted Subsidiary of Indebtedness or any other obligation or liability of any Affiliated Practice, incurred consistent with past practices on or prior to the Closing Date or in the ordinary course of business, pursuant to or in connection with Management Services Agreements, (C) without limiting Section 7.01, Indebtedness of the Borrowers or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of any Affiliated Practice, incurred consistent with past practices on or prior to the Closing Date or in the ordinary course of business, pursuant to or in connection with Management Services Agreements, and (D) Indebtedness of the Borrowers or any Restricted Subsidiary in respect of letters of credit, banker’s acceptances or other similar instruments or obligations, issued, or relating to liabilities or obligations incurred on behalf of any Affiliated Practice, incurred consistent with past practices on or prior to the Closing Date or in the ordinary course of business, pursuant to or in connection with Management Services Agreements; and

(jj) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ii) above.

(3) For purposes of determining compliance with this Section 7.02:

(a) the principal amount of Indebtedness outstanding under any clause of this Section 7.02 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; and

(b) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 7.02.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance

Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to clauses(c), (d), (l), (m), (n), (w), (dd) and (ee) of Section 7.02(2) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower Dollar equivalent)); provided that if such Indebtedness, Disqualified Stock or Preferred Stock is issued to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (i) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrowers dated such date prepared in accordance with GAAP.

SECTION 7.03 Fundamental Changes. The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, consolidate, amalgamate or merge with or into or wind up into another Person, or liquidate or dissolve or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(1) Any Holding Entity or any Restricted Subsidiary may merge or consolidate with any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that

(a) such Borrower shall be the continuing or surviving Person,

(b) such merger or consolidation does not result in the Borrowers ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and

(c) in the case of a merger or consolidation of any Holding Entity with and into a Borrower,

(i) Holding Entities shall not be obligors in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrowers under this Agreement,

(ii) Holding Entities shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrowers,

(iii) no Event of Default exists at such time or after giving effect to such transaction, and

(iv) after giving effect to such transaction, a direct parent of such Borrower will (A) expressly assume all the obligations of applicable Holding Entity under this Agreement and the other Loan Documents to which the Holding Entity is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrowers and (B) pledge 100% of the Equity Interests of such Borrower held by such direct parent to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent and the Borrowers;

(2) (a) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party,

(b) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary that is a Loan Party; provided that a Loan Party shall be the continuing or surviving Person;

(c) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party or Restricted Subsidiary in another jurisdiction in the United States will be permitted; and

(d) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrowers determine in good faith that such action is in the best interests of the Borrowers and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

provided that in the case of clause (d), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or the definition of “Permitted Investments”;

(3) any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrowers or another Restricted Subsidiary;

(4) so long as no Event of Default has occurred and is continuing or would result therefrom, a Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) such Borrower shall be the continuing or surviving corporation or (b) if the Person formed by or surviving any such merger or consolidation is not a Borrower (or, in connection with a disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”):

(a) the Successor Borrower will:

(i) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(ii) expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrowers and

(iii) deliver to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Loan Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

(b) substantially contemporaneously with such transaction (or at a later date as agreed by the Administrative Agent),

(i) each Guarantor, unless it is the other party to such merger or consolidation, will by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent and the Borrowers) reaffirm its Guaranty of the Obligations (including the Successor Borrower’s obligations under this Agreement),

(ii) each Loan Party, unless it is the other party to such merger or consolidation, will, by a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), confirm its grant or pledge thereunder,

(iii) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, will, by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent and the Borrowers), confirm that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement,

(c) after giving pro forma effect to such incurrence, the Borrowers would be permitted to incur at least $1.00 of additional Permitted Ratio Debt; and

(d) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least three (3) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations;

provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement and in the case of the disposition of all or substantially all assets, the original applicable Borrower will be released;

(5) so long as no Event of Default has occurred and is continuing or would result therefrom, any Holding Entity may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) such Holding Entity will be the continuing or surviving Person or (b) if:

(a) the Person formed by or surviving any such merger or consolidation is not a Holding Entity,

(b) Holding Entity is not the Person into which the applicable Person has been liquidated or

(c) in connection with a disposition of all or substantially all of the assets of such Holding Entity, the Person that is the transferee of such assets is not a Holding Entity (any such Person described in the preceding clauses (a) through (b), a “Successor Holdings”), then the Successor Holdings will:

(i) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(ii) expressly assume all the obligations of the applicable Holding Entity under this Agreement and the other Loan Documents to which the applicable Holding Entity is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrowers,

(iii) pledge 100% of the Equity Interests of the applicable Borrower held by such Successor Holdings to the Administrative Agent as Collateral to secure the Obligations in accordance with the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers,

(iv) if requested by the Administrative Agent, deliver, or cause the Borrowers to deliver, to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Collateral Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent; and

(d) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least three (3) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations;

provided further that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, the applicable Holding Entity under this Agreement and in the case of the disposition of all or substantially all assets, the original applicable Holding Entity will be released;

(6) any Restricted Subsidiary may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Investment or other investment permitted pursuant to Section 7.05;

(7) a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 7.04 or a disposition that does not constitute any Asset Sale (other than a transaction described in clause (2) of the definition of “Asset Sale”);

(8) the Borrowers, the Holding Entities and any Restricted Subsidiary may (a) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Borrowers or the laws of a jurisdiction in the United States and (b) change its name; and

(9) the Loan Parties and the Restricted Subsidiaries may consummate the Transactions.

SECTION 7.04 Asset Sales. The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(1) the Borrowers or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of and

(2) except in the case of a Permitted Asset Swap, with respect to any Asset Sale pursuant to this Section 7.04 for a purchase price in excess of $7.5 million, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Closing Date (on a cumulative basis), received by the Borrowers or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):

(a) any liabilities (as shown on the Borrowers’ or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrowers’ or a Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrowers) of the Borrowers or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrowers or a Restricted Subsidiary);

(b) any securities, notes or other obligations or assets received by the Borrowers or any Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Borrowers or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(c) any Designated Non-Cash Consideration received by the Borrowers or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $30.0 million and (ii) 20.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Borrowers’ option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to any subsequent change(s) in value;

(d) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrowers or a Restricted Subsidiary), to the extent that the Borrowers and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; or

(e) any Investment, Capital Stock, assets, property or capital or other Capital Expenditure.

To the extent any Collateral is disposed of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrowers that such disposition is permitted by this Agreement, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.05 Restricted Payments.

(1) The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, directly or indirectly:

(a) declare or pay any dividend or make any payment or distribution on account of the Borrowers’ or any Restricted Subsidiary’s Equity Interests (in each case, solely in such

Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(i) dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of any Borrower or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or

(ii) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Borrowers or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(b) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of any Borrower or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than a Borrower or a Restricted Subsidiary;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Junior Indebtedness with an aggregate outstanding principal amount in excess of the greater of (i) $18.75 million and (ii) 12.5% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculation on a pro forma basis), other than:

(i) Indebtedness permitted under clauses (g), (h) and (i) of Section 7.02(2); or

(ii) the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Junior Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(d) make any Restricted Investment;

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(e) in the case of a Restricted Payment described in clauses (a) and (b) above utilizing clause (g)(i) or (vii) below, no Event of Default under Section 8.01(1) or Section 8.01(6) will have occurred and be continuing or would occur as a consequence thereof;

(f) in the case of a Restricted Payment described in clauses (a) and (b) above utilizing clause (g)(i) or (vii) below, after giving pro forma effect thereto and the application of net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 5.25:1.00;

(g) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Borrowers and their Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Section 7.05(2) other than clause (a) thereof), is less than the sum of (without duplication):

(i) 50.0% of the Consolidated Net Income (or, if Consolidated Net Income is a deficit, minus 100% of such deficit, but in any event no less than $0) of the Borrowers and the Restricted Subsidiaries for the period (taken as one accounting period) commencing on October 1, 2020 to the end of the most recently ended fiscal quarter for which internal financial statements of the Borrowers are available (as determined in good faith by the Borrowers) preceding such Restricted Payment or, if such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(ii) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrowers and their Restricted Subsidiaries since the Closing Date (other than any Excluded Contribution, Cure Amount, or net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(2)(l)(i)) from the issue or sale (other than to a Restricted Subsidiary) of:

(i) (A) Equity Interests of the Borrowers, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(I) Equity Interests to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates, Immediate Family Members or any permitted transferees thereof) of the Borrowers, its Subsidiaries or any Parent Company after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(2)(d); and

(II) Designated Preferred Stock; and

(B) Equity Interests of Parent Companies, to the extent the proceeds of any such issuance or consideration for any such sale are contributed to the Borrowers (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(2)(d)); or

(ii) Indebtedness of the Borrowers or any Restricted Subsidiary, that has been converted into or exchanged for Equity Interests of the Borrowers or any Parent Company;

provided that this clause (ii) will not include the proceeds from (v) any exercise of the cure right set forth in Section 8.04, (w) Refunding Capital Stock (as defined below) applied in accordance with Section 7.05(2)(b) below, (x) Equity Interests or convertible debt securities of the Borrowers sold to a Restricted Subsidiary, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(iii) 100.0% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Borrowers following the Closing Date (including the fair market value of any Indebtedness contributed to the Borrowers or their Subsidiaries for cancellation) or that becomes part of the capital of the Borrowers through consolidation, amalgamation or merger following the Closing Date, in each case not involving cash consideration payable by the Borrowers (other than (w) net cash proceeds of any exercise of the cure right set forth in Section 8.04, (x) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(2)(l)(i), (y) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (z) Excluded Contributions); plus

(iv) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Borrowers or a Restricted Subsidiary by means of:

(A) the sale or other disposition (other than to the Borrowers or a Restricted Subsidiary) of, or other returns on investments from, Restricted Investments made by the Borrowers or their Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Borrowers or their Restricted Subsidiaries (other than by the Borrowers or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrowers or their Restricted Subsidiaries, in each case after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof);

(B) the sale (other than to the Borrowers or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); or

(C) any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a Dollar-denominated or ratio based Basket (to the extent in excess of the original amount of the Investment); plus

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into a Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to a Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such

Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus

(vi) 100% of the aggregate amount of any Excluded Proceeds (except to the extent utilized to repurchase, redeem, defease, acquire, or retire for value any Junior Indebtedness pursuant to clause (2)(m) below); plus

(vii) the greater of (i) $50.0 million and (ii) 33.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis).

(2) The provisions of Section 7.05(1) will not prohibit:

(a) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.05;

(b) (i) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (i) any Equity Interests of the Borrowers, any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or (ii) Junior Indebtedness, in each case, made (x) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Borrowers or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to the Borrowers) (in each case, other than Disqualified Stock and Cure Amounts) (“Refunding Capital Stock”) and (y) within 120 days of such sale or issuance,

(ii) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Borrowers or to an employee stock ownership plan or any trust established by the Borrowers or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and

(iii) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Borrowers were permitted under clause (f)(i) or (ii) of this Section 7.05(2), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(c) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of:

(i) Junior Indebtedness of the Borrowers or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Junior Indebtedness of the Borrowers or a Guarantor or Disqualified Stock of the Borrowers or a Guarantor within 120 days of such sale, issuance or incurrence,

(ii) Disqualified Stock of the Borrowers or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of Disqualified Stock or Junior Indebtedness of the Borrowers or a Guarantor, made within 120 days of such sale, issuance or incurrence,

(iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.02, and

(iv) any Junior Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness;

(d) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of any Borrower or any Parent Company held by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of any Borrower, any of its Subsidiaries or Affiliated Practice or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by any Borrower or any Parent Company in connection with any such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of any Borrower, any of its Subsidiaries or any Parent Company in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (d) does not exceed $10.0 million in any calendar year (increasing to $20.0 million following an underwritten public Equity Offering by the Borrowers or any Parent Company) with unused amounts in any calendar year being carried over to succeeding calendar years; provided further that each of the amounts in any calendar year under this clause (d) may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of a Borrower and, to the extent contributed to a Borrower, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of a Borrower, any of its Subsidiaries or any Parent Company that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of Section 7.05(1); plus

(ii) the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of a Borrower, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of a Borrower or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(iii) the cash proceeds of life insurance policies received by a Borrower or its Restricted Subsidiaries (or by any Parent Company to the extent contributed to a Borrower (other than in the form of Disqualified Stock)) after the Closing Date; minus

(iv) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i), (ii) and (iii) of this clause (d);

provided that a Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (i), (ii) and (iii) above in any calendar year; provided further that cancellation of Indebtedness owing to a Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of a Borrower, any Parent Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of a Borrower or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;

(e) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of a Borrower or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 7.02; provided, that after giving pro forma effect to such dividend or distribution, including the amount thereof in Consolidated Interest Expense solely for the purposes of this clause (e), the Borrowers would have had an Interest Coverage Ratio of no less than 2.00 to 1.00;

(f) (i) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by a Borrower or any Restricted Subsidiary after the Closing Date;

(ii) the declaration and payment of dividends or distributions to any Parent Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by such Parent Company after the Closing Date; provided that the amount of dividends and distributions paid pursuant to this clause (ii) will not exceed the aggregate amount of cash actually contributed to a Borrower from the sale of such Designated Preferred Stock; or

(iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (b) of this Section 7.05(2);

provided that in the case of each of clauses (i), (ii) and (iii) of this clause (f), for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrowers would have had an Interest Coverage Ratio of no less than 2.00 to 1.00;

(g) (i) payments made or expected to be made by a Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the applicable Borrower, any Restricted Subsidiary or any Parent Company,

(ii) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes, and

(iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of a Borrower, any Restricted Subsidiary or any Parent Company in connection with such Person’s purchase of Equity Interests of the applicable Borrower or any Parent Company; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(h) the declaration and payment of dividends on the Borrowers’ common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such company’s common equity), following the first public offering of the Borrowers’ common equity or the common equity of any Parent Company after the Closing Date, in an aggregate amount per annum not to exceed 7.0% of the net proceeds received by (or contributed to) the Borrowers and their Restricted Subsidiaries from such public offering and any subsequent public offering;

(i) Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions;

(j) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (j) not to exceed (as of the date any such Restricted Payment is made) the greater of (i) $50.0 and (ii) 33.0% of Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period (calculation on a pro forma basis); provided that if this clause (j) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (j) will be the amount of such Restricted Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(k) distributions or payments of Securitization Fees;

(l) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto;

(m) the repurchase, redemption, defeasance, acquisition or retirement for value of any Junior Indebtedness from Excluded Proceeds (except to the extent utilized to make Restricted Payments pursuant to clause (vi) of Section 7.05(1)(g) and/or from any Declined Proceeds that are not Excluded Proceeds);

(n) the declaration and payment of dividends or distributions by the Borrowers or any Restricted Subsidiary to, or the making of loans or advances to, any Borrower or any Parent Company in amounts required for any Parent Company to pay in each case without duplication:

(i) franchise, excise and similar taxes and other fees and expenses, required to maintain their corporate or other legal existence;

(ii) for any taxable period (or portion thereof) ending after the Closing Date for which the Borrowers or any of their Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which a Parent Company is the common parent (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the taxable income of the Borrowers and/or the applicable Restricted Subsidiaries (and, to the extent permitted below, the applicable Unrestricted Subsidiaries); provided that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Borrowers and the applicable Restricted Subsidiaries (and, to the extent permitted below, the applicable Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of such taxable income as stand-alone taxpayers or a stand-alone Tax Group and (B) the amount of such payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by an Unrestricted Subsidiary to the Borrowers or any Restricted Subsidiary for such purpose;

(iii) for any taxable period (or portion thereof) for which the Borrowers is a partnership or disregarded entity for U.S. federal income tax purposes (amounts permitted to be distributed, loaned or advanced pursuant to this clause (iii), “Tax Distributions”): cash distributions from the Borrowers at such times and in such amounts necessary to permit each Parent Company to make cash distributions to each direct or indirect member of the Parent Company in accordance with the terms of its relevant operating agreement, in an aggregate amount not to exceed the sum of (I) any non-income Taxes payable by such member with respect to the Borrowers and (II) the product of (A) the taxable income of the Borrowers allocable to such member for such period (assuming each Borrower for this purpose is a regarded entity for U.S. federal income tax purposes), determined by taking into account any basis step-up in the assets of the Borrowers or any of its Subsidiaries resulting from the Transactions (other than any basis adjustment arising under section 743 of the Code), and (B) the maximum combined effective tax rate applicable to any direct or indirect equity owner of the Borrowers or Parent Company for such taxable period (taking into account the Medicare Contribution Tax on net investment income tax, the character of the taxable income in question (e.g. long-term capital gain, qualified dividend income, etc.) and adjusted to the extent necessary to calculate federal, state and local tax liability separately so as to take into account the calculation under the applicable state and local tax laws of taxable income and taxable losses and the extent to which such losses may offset such income) increased if necessary to apply alternative minimum tax rates and rules in years in which the alternative minimum tax applies (or would apply based on the assumptions stated herein) to the relevant distributee if the distributee were an individual or a corporation, assuming each distributee’s sole asset is its direct or indirect interest in the Borrowers; provided that the amount of any Tax Distribution permitted under this clause (iii) shall be reduced by the amount of any income taxes that are paid directly by the Borrowers and attributable to such member and would otherwise have been taken into account in the calculation of such Tax Distribution; provided further that (1) Tax Distributions in respect of a taxable year may be made based on estimates of taxable income, with adjustments being made to subsequent Tax Distributions to reflect differences between such estimates and final calculations of taxable income, (2) Tax Distributions may be increased by an amount sufficient to enable any Parent Company to pay any Taxes arising from the Partnership Audit Rules and attributable to the operations and activities of Borrowers and their Subsidiaries (calculated by assuming that such Parent Company does not make the election described in Section 6226 of the Code (or any analogous state, local or non-U.S. law) and is unable to reduce the amount of any Tax pursuant to the provisions of Section 6225 of the Code (or any analogous state, local or non-U.S. law)), and (3) if, following an audit or examination, there is an adjustment that would affect the calculation of taxable income or taxable loss for a given period or portion thereof, or in the event that a Parent Company files an amended tax return which has such effect, then, additional Tax Distributions may be made (increased by an additional amount estimated to be sufficient to cover any interest or penalties) to give effect to such adjustment or amended tax return;

(iv) salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management, consultants and independent contractors of any Parent Company, and any payroll, social security or similar taxes thereof;

(v) general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company;

(vi) fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);

(vii) amounts that would be permitted to be paid directly by the Borrowers or their Restricted Subsidiaries under Section 7.07(2) (other than clause (b) thereof);

(viii) interest or principal on Indebtedness the proceeds of which have been contributed to the Borrowers or any Restricted Subsidiary or that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrowers or any Restricted Subsidiary incurred in accordance with Section 7.02;

(ix) to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to this Section 7.05 if made by the Borrowers; provided that:

(A) such Restricted Payment must be made within 120 days of the closing of such Investment, acquisition or investment,

(B) such Parent Company must, promptly following the closing thereof, cause (I) all property acquired (whether assets or Equity Interests) to be contributed to the capital of a Borrower or a Restricted Subsidiary or (II) the merger, amalgamation, consolidation or sale of the Person formed or acquired into any Borrower or a Restricted Subsidiary (to the extent not prohibited by Section 7.03) in order to consummate such Investment, acquisition or investment,

(C) such Parent Company and its Affiliates (other than the Borrowers or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrowers or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement,

(D) any property received by the Borrowers may not increase amounts available for Restricted Payments pursuant to clause (c) of Section 7.05(1), and

(E) to the extent constituting an Investment, such Investment will be deemed to be made by the Borrowers or such Restricted Subsidiary pursuant to another provision of this Section 7.05 (other than pursuant to clause (i) of this Section 7.05(2)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(o) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Borrowers or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents);

(p) cash payments, or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any Borrower, any Restricted Subsidiary or any Parent Company;

(q) (a) Restricted Payments described in clauses (a) and (b) of the definition thereof contained in Section 7.05(1); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 3.75 to 1.00, (b) Restricted Payments described in clause (c) of the definition thereof contained in Section 7.05(1); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 4.25 to 1.00;

(r) payments made for the benefit of any Borrower or any Restricted Subsidiary to the extent such payments could have been made by any Borrower or any Restricted Subsidiary because such payments (a) would not otherwise be Restricted Payments and (b) would be permitted by Section 7.07;

(s) payments and distributions to dissenting stockholders of Restricted Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Restricted Subsidiary that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;

(t) the payment of dividends, other distributions and other amounts by any Borrower to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest or principal (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to such Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, such Borrower or any Restricted Subsidiary incurred in accordance with this Agreement; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to such Borrower for the incurrence of such Indebtedness; and

(u) the refinancing of any Junior Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness;

provided that at the time of, and after giving effect to, any Restricted Payment pursuant to clause (q) in respect of Restricted Payments described in clauses (a) or (b) of the definition thereof contained in Section 7.05(1), no Event of Default will have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (g) and (n) above, taxes will include all interest and penalties with respect thereto and all additions thereto.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at any Borrower’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by any Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the avoidance of doubt, this Section 7.05 will not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Borrowers or any Restricted Subsidiary permitted to be incurred under this Agreement.

SECTION 7.06 Change in Nature of Business. The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrowers and the Restricted Subsidiaries on the Closing Date or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrowers and the Restricted Subsidiaries on the Closing Date.

SECTION 7.07 Transactions with Affiliates.

(1) The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrowers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $17.5 million, unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrowers or the relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrowers or such Restricted Subsidiary with a Person other than an Affiliate of the Borrowers on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrowers or such Restricted Subsidiary from a financial point of view.

(2) The foregoing restriction will not apply to the following:

(a) transactions between or among any Borrower and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of a Borrower and any Parent Company; provided that such merger, consolidation or amalgamation of such Borrower is otherwise in compliance with the terms of this Agreement;

(b) (i) Restricted Payments permitted by Section 7.05 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition, but excluding any Restricted Payment permitted by Section 7.05(2)(n)(vii), (ii) any Permitted Investment(s) or any acquisition otherwise permitted hereunder and (iii) Indebtedness permitted by Section 7.02;

(c) (i) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Investor Services Agreement (including any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees pursuant to the Investor Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders when taken as a whole, as compared to the Investor Services Agreement as in effect on the Closing Date,

(ii) the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Investor and their officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors,

(iii) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice,

(iv) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of a Borrower, any Subsidiary or any Parent Company and

(v) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of a Borrower, any Subsidiary or any Parent Company;

(d) the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of a Borrower, any Parent Company or any Restricted Subsidiary or, to the extent consistent with past practice, any Affiliated Practice;

(e) transactions in which a Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to such Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to such Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of such Borrower on an arm’s-length basis;

(f) the existence of, or the performance by a Borrower or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Closing Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the applicable agreement as in effect on the Closing Date);

(g) the existence of, or the performance by a Borrower or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto and, similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by such Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Closing Date will only be permitted by this clause (g) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the original agreement or arrangement in effect on the Closing Date;

(h) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(i) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Borrowers and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrowers, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(j) the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of a Borrower or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of such Borrower;

(k) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions, sales pursuant to non-recourse factoring arrangements in the ordinary course of business, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(l) payments by the Borrowers or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(m) payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of a Borrower, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of a Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by such Borrower in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by such Borrower in good faith;

(n) (a) investments by Affiliates in securities or Indebtedness of a Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by such Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities or Indebtedness of a Borrower or any Restricted Subsidiary contemplated in the foregoing subclause (a) or that were acquired from Persons other than such Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(o) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(p) payments by the Borrowers (and any Parent Company) and their Subsidiaries pursuant to tax sharing agreements among the Borrowers (and any Parent Company) and their Subsidiaries; provided that in each case the amount of such payments by the Borrowers and their Subsidiaries are permitted under Section 7.05(2)(n);

(q) any lease entered into between a Borrower or any Restricted Subsidiary, as lessee and any Affiliate of such Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of such Borrower in good faith;

(r) intellectual property licenses in the ordinary course of business;

(s) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of a Borrower or any Parent Company pursuant to any equity holders agreement or registration rights agreement entered into on or after the Closing Date;

(t) transactions permitted by, and complying with, Section 7.03 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of a Borrower or any Parent Company, (b) forming a holding company or (c) reincorporating a Borrower in a new jurisdiction;

(u) transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Borrowers in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrowers and their Restricted Subsidiaries and not for the purpose of circumventing Articles VI and VII of this Agreement; so long as such transactions, when taken as a whole, do not result in a material adverse effect on the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, when taken as a whole, in each case, as determined in good faith by the Board of Directors or certified by senior management of the Borrowers in an Officer’s Certificate;

(v) transactions with a Person that is an Affiliate of a Borrower (other than an Unrestricted Subsidiary) solely because such Borrower or any Restricted Subsidiary owns Equity Interests in such Person and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of a Borrower, any Restricted Subsidiary or any Parent Company;

(w) (a) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (b) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of a Borrower or a Parent Company;

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of a Borrower;

(y) investments by any Investor or Parent Company in securities or Indebtedness of a Borrower or any Guarantor;

(z) payments in respect of (a) the Obligations (or any Credit Agreement Refinancing Indebtedness) or (b) other Indebtedness, Disqualified Stock or Preferred Stock of a Borrower and its Subsidiaries held by Affiliates; provided that such Obligations were acquired by an Affiliate of such Borrower in compliance herewith;

(aa) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(bb) [reserved];

(cc) [Reserved];

(dd) any transaction between or among a Borrower or any Restricted Subsidiary and any Affiliated Practice pursuant to or in connection with a Management Services Agreement; and

(ee) any transaction approved by a majority of the Disinterested Directors.

SECTION 7.08 Burdensome Agreements.

(1) The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (d) below, that is a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction (other than this Agreement or any other Loan Document) on the ability of any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (d) below, that is a Subsidiary Guarantor) to:

(a) (i) pay dividends or make any other distributions to any Borrower or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(ii) pay any Indebtedness owed to any Borrower or to any Restricted Subsidiary that is a Guarantor;

(b) make loans or advances to any Borrower or to any Restricted Subsidiary that is a Guarantor;

(c) sell, lease or transfer any of its properties or assets to any Borrower or to any Restricted Subsidiary that is a Guarantor; or

(d) with respect to (a) any Subsidiary Guarantor (and, solely to the extent this clause (d)(a) relates to Hedging Obligations of Restricted Subsidiaries, the Borrowers), Guaranty the Obligations or (b) with respect to any Borrower or any Subsidiary Guarantor, create, incur or cause to exist or become effective Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents to the extent such Lien is required to be given to the Secured Parties pursuant to the Loan Documents;

provided that any dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(2) Section 7.08(1) will not apply to any encumbrances or restrictions existing under or by reason of:

(a) encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents and any Hedge Agreements, Hedging Obligations and the related documentation;

(b) [Reserved];

(c) Purchase Money Obligations and Finance Lease Obligations that impose restrictions of the nature discussed in clauses (c) and (d) of clause (1) above on the property so acquired;

(d) applicable Law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into any Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into any Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired or designated and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(f) contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of any Borrower pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(g) provisions in Management Services Agreements;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Liens permitted by Section 7.01 or any applicable Intercreditor Agreement;

(i) provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02;

(j) provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(l) restrictions created in connection with any Qualified Securitization Facility, Receivables Financing Transaction or qualified factoring arrangement or factoring assets that, in the good faith determination of the Board of Directors of the Borrowers, are necessary or advisable to effect such Qualified Securitization Facility or Receivables Financing Transaction, or qualified factoring arrangement or factoring assets;

(m) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which any Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of such Borrower or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or any Restricted Subsidiary;

(o) customary provisions restricting assignment of any agreement;

(p) restrictions arising in connection with cash or other deposits permitted under Section 7.01;

(q) any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 7.02 entered into after the Closing Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to any Borrower or any Restricted Subsidiary than (A) the restrictions contained in the Loan Documents as of the

Closing Date or (B) those encumbrances and other restrictions that are in effect on the Closing Date with respect to any Borrower or that Restricted Subsidiary pursuant to agreements in effect on the Closing Date, (ii) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair any Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of such Borrower;

(r) (i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 7.02(2)(d) and any permitted refinancing in respect of the foregoing and (ii) agreements entered into in connection with any Sale-Leaseback Transaction entered into in the ordinary course of business or consistent with industry practice;

(s) customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.08;

(t) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of any Borrower or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;

(u) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (t) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(v) any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Borrowers, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(w) applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 7.02 is incurred.

SECTION 7.09 Accounting Changes. The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, make any change in fiscal year; provided, however, that the Borrowers may, upon written notice to the Administrative Agent, change their fiscal year to any fiscal year reasonably acceptable to the Administrative Agent, and the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.10 Modification of Terms of Subordinated Indebtedness. The Borrowers shall not, nor shall the Borrowers permit any Restricted Subsidiary to, amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrowers, any term or condition of any Junior Indebtedness and having an aggregate outstanding principal amount greater than the Threshold Amount (other than as a result of any Refinancing Indebtedness in respect thereof) with respect to the payment subordination thereof, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, however, that no amendment, modification or change of any term or condition of any Junior Indebtedness permitted by any subordination provisions set forth in the applicable Junior Indebtedness or any other stand-alone subordination agreement in respect thereof shall be deemed to be materially adverse to the interests of the Lenders.

SECTION 7.11 Holding Entities. The Holding Entities shall not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event:

(1) their ownership of the Equity Interests of the Borrowers and their other Subsidiaries, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests,

(2) the maintenance of their legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance),

(3) the performance of their obligations with respect to the Transactions, the Loan Documents and any other documents governing Indebtedness permitted hereby,

(4) any public offering of the common equity or any other issuance, registration or sale of its Equity Interests,

(5) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of their Subsidiaries and guaranteeing the obligations of the Borrowers and their other Subsidiaries,

(6) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to their Subsidiaries of a type customarily provided by a holding company to its Subsidiaries,

(7) holding any cash or property (but not operate any property),

(8) providing indemnification to officers and directors,

(9) merging, amalgamating or consolidating with or into any Person (in compliance with Section 7.03), (x) repurchases of Indebtedness through open market purchases and Dutch auctions,

(10) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrowers and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments,

(11) any transaction with the Borrowers and/or any Restricted Subsidiary to the extent expressly permitted under this Article VII, and

(12) any activities incidental or reasonably related to the foregoing.

SECTION 7.12 Financial Covenant. The Borrowers and each of the Restricted Subsidiaries covenant and agree that:

(1) If on the last day of any Test Period (commencing with the fiscal quarter ending on or about March 31, 2021) there are outstanding Revolving Loans, Swing Line Loans and Letters of Credit (excluding (a) undrawn Letters of Credit and (b) Letters of Credit to the extent Cash Collateralized or backstopped or drawn and reimbursed on terms reasonably acceptable to the applicable Issuing Bank) in an aggregate principal amount exceeding 35% of the aggregate principal amount of the Revolving Commitments under the Revolving Facility, the Borrowers shall not permit the Total Net Leverage Ratio as of the last day of such Test Period to be greater than 8.75 to 1.00 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(1) and Section 6.01(2) for such Test Period) (the “Financial Covenant”).

(2) The provisions of this Section 7.12 are for the benefit of the Revolving Lenders only and the Required Revolving Lenders may amend, waive or otherwise modify this Section 7.12 or the defined terms used in this Section 7.12 (solely in respect of the use of such defined terms in this Section 7.12) or waive any Default or Event of Default resulting from a breach of this Section 7.12 without the consent of any Lenders other than the Required Revolving Lenders.

Article VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (1) through (11) of this Section 8.01 shall constitute an “Event of Default”:

(1) Non-Payment. The Borrowers fail to pay (a) when and as required to be paid herein, any amount of principal of any Loan or (b) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(2) Specific Covenants. The Borrowers, any Subsidiary Guarantor or, in the case of Section 7.11, the Holding Entities, fail to perform or observe any term, covenant or agreement contained in Section 6.03(1), 6.05(1) (solely with respect to the Borrowers, other than in a transaction permitted under Section 7.03, 7.04 or Article VII; provided that the Borrowers’ failure to comply with the Financial Covenant or a breach of a financial maintenance covenant under any Incremental Revolving Commitments or any revolving facility that constitutes Credit Agreement Refinancing Indebtedness (each, a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until the Required Revolving Lenders have actually terminated the Revolving Commitments and declared all Obligations with respect to the applicable Revolving Facility to be immediately due and payable pursuant to Section 8.02 as a result of such failure to comply (and such declaration has not been rescinded as of the applicable date) (the occurrence of such termination and declaration by the Required Revolving Lenders, a “Financial Covenant Cross Default”); provided further that any Financial Covenant Event of Default is subject to cure pursuant to Section 8.04; or

(3) Other Defaults. The Borrowers or any Subsidiary Guarantor fail to perform or observe any other covenant or agreement (not specified in Section 8.01(1) or (2) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrowers of written notice thereof from the Administrative Agent; or

(4) Representations and Warranties. Any representation or warranty, made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made and, for the failure of any representation or warranty that is capable of being cured (as determined in good faith by the Borrowers), such default shall continue unremedied for a period of 15 days after the date on which written notice thereof shall have been given to the Borrowers by the Administrative Agent; provided, that this clause (4) shall be limited on the Closing Date to the Specified Representations, the failure of any other representation, warranty, certification or statement of fact made or deemed made by any Loan Party to be untrue in any material respect when made or deemed made on the Closing Date, shall not constitute a breach of this clause (4); or

(5) Cross-Default. The Borrowers or any Restricted Subsidiary (a) fail to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (b) fail to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by the Borrowers or any Restricted Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that (A) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (B) this clause (5)(b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(6) Insolvency Proceedings, etc. The Borrowers, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, institute or consent to the institution of any proceeding under any Debtor Relief Law, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or

any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(7) Judgments. There is entered against the Borrowers, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, a final non-appealable judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnity has been notified of such judgment or order and the applicable insurance company or indemnity has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(8) ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, (b) the Borrowers or any Subsidiary Guarantor or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability or (c) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms occurs, except, with respect to each of the foregoing clauses of this Section 8.01(8), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

(9) Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason (other than (a) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04), (b) as a result of acts or omissions by an Agent or any Lender or (c) due to the satisfaction in full of the Termination Conditions) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole (other than as a result of the satisfaction of the Termination Conditions), or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than (i) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04) or (ii) as a result of the satisfaction of the Termination Conditions), or purports in writing to revoke or rescind the Loan Documents, taken as a whole, prior to the satisfaction of the Termination Conditions; or

(10) Collateral Documents. Any Lien purported to be created by any Collateral Document with respect to a material portion of the Collateral shall cease to be, or any Lien purported to be created by any Collateral Document with respect to a material portion of the Collateral shall be asserted in writing by any Loan Party (prior to the satisfaction of the Termination Conditions) not to be, a valid and perfected Lien with the priority required by such Collateral Document (or other security purported to be created on the applicable Collateral) on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of Collateral actually delivered to it and pledged under the Collateral Documents or to file Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that the Borrowers provide the Collateral Agent written notice thereof in accordance with the Security Agreement, and the Collateral Agent and the Borrowers have agreed that the Collateral Agent will be responsible for filing such amendments) or continuation statements, and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(11) Change of Control. There occurs any Change of Control.

SECTION 8.02 Remedies upon Event of Default. Subject to Section 8.04, if any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:

(1) declare the Commitments of each Lender and any obligation of the Issuing Banks to make L/C Credit Extensions and the Swing Line Lender to make Swing Line Loans to be terminated, whereupon such Commitments and obligation will be terminated;

(2) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable under any Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(3) require that the Borrowers Cash Collateralize the then outstanding Letters of Credit (in an amount equal to the then Outstanding Amount thereof); and

(4) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that (a) upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender and any obligation of the Issuing Banks to issue Letters of Credit and any obligation of the Swing Line Lender to make Swing Line Loans, will automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid will automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the Letters of Credit as aforesaid will automatically become effective, in each case without further act of the Administrative Agent or any Lender and (b) notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are pursuant to a Financial Covenant Event of Default, then, unless a Financial Covenant Cross Default has occurred and is continuing, the Administrative Agent shall only take the actions set forth in this Section 8.02 at the request (or with the consent) of the Required Facility Lenders under the Revolving Facilities (as opposed to the Required Lenders) and only with respect to the Revolving Commitments, Revolving Loans, Letters of Credit, Swing Line Loans and Obligations under the Revolving Facilities.

SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in clause (a) of the proviso to Section 8.02), subject to any Intercreditor Agreement then in effect, any amounts received on account of the Obligations will be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), the Obligations under Secured Hedge Agreements and Cash Management Obligations under Secured Cash Management Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(3), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above will be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount will be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, will be paid to the Borrowers.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

SECTION 8.04 Right to Cure.

(1) Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, but subject to Sections 8.04(2) and (3), for the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Borrowers may on one or more occasions designate any portion of the Net Proceeds from any Permitted Equity Issuance or of any contribution to the common equity capital of the Borrowers (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (the “Cure Amount”) as an increase to Consolidated EBITDA of the Borrowers for the applicable fiscal quarter; provided that

(a) such amounts to be designated are actually received by the Borrowers (i) on or after the first Business Day of the applicable fiscal quarter and (ii) on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”),

(b) such amounts to be designated do not exceed the maximum aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and

(c) the Borrowers will have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the Financial Covenant is less than the full amount of such originally designated amount).

The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter will be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 8.04(1) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenant (and may not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) and may not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter with respect to which such Cure Amount was received other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence, except to the extent such proceeds are applied to prepay Indebtedness under the Facilities. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon designation of the Cure Amount by the Borrowers in an amount necessary to cure any Event of Default under the Financial Covenant, the Financial Covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents, (B) from and after the date that the Borrowers deliver a written notices to the Administrative Agent that they intend to exercise the cure right under this Section 8.04 (a “Notice of Intent to Cure”) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated and (C) no Lender or Issuing Bank shall be required to (but in its sole discretion may) make any Revolving Loan or issue or amend any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received.

(2) In each period of four consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 8.04(1) is exercised.

(3) There shall be no more than five (5) fiscal quarters in which the cure rights set forth in Section 8.04(1) are exercised during the term of the Facilities; provided that, so long as the Revolving Loans funded on the Closing Date are no longer outstanding, there may be an additional fiscal quarter after the Original Revolving Facility Maturity Date in which the cure rights set forth in this Section 8.04 are exercised during the term of any Revolving Commitments.

Article IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of the Administrative Agent.

(1) Each Lender and Issuing Bank hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.07, 9.11, 9.12, 9.15 and 9.16) are solely for the benefit of the Administrative Agent; the Lenders and each Issuing Bank and the Borrowers shall not have rights as a third-party beneficiary of any such provision. The Administrative Agent hereby represents and warrants that it is either (i) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) or (ii) a Withholding U.S. Branch.

(2) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X with respect to the Administrative Agent (including Sections 10.04 and 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02 Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any such Person serving as an Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Without limiting the generality of the foregoing, each Agent (including the Administrative Agent):

(1) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent or Arranger is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(2) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(3) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender, or an Issuing Bank.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Arrangers as, and to the extent, provided for under Section 10.05. Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 9.04 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, the Arrangers and of their respective Affiliates, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Holding Entities, the Borrowers and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Holding Entities, the Borrowers and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent, the Arrangers and any of their respective Affiliates shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent, the Arrangers and any of their respective Affiliates shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Holding Entities, the Borrowers or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Holding Entities, the Borrowers or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

SECTION 9.05 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

SECTION 9.06 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or issuances of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.07 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as their activities as Administrative Agent. Notwithstanding anything to the contrary in this Section 9.07 or Section 9.15, the Administrative Agent shall not delegate to any Supplemental Administrative Agent responsibility for receiving any payments under any Loan Document for the account of any Lender, which payments shall be received directly by the Administrative Agent, without prior written consent of the Borrowers (not to be unreasonably withheld or delayed).

SECTION 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in proportion to their respective Pro Rata Shares for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent-Related Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.08 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.09 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.10 [Reserved].

SECTION 9.11 Resignation by the Administrative Agent. The Administrative Agent may resign from the performance of all its respective functions and duties hereunder or under the other Loan Documents at any time by giving 30 Business Days prior written notice to the Lenders and the Borrowers.

Notwithstanding anything to the contrary in this Agreement, no successor Administrative Agent shall be appointed unless such successor Administrative Agent represents and warrants that it is (i) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of U.S. Treasury Regulations Section 1.1441-1, or (ii) a Withholding U.S. Branch.

Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrowers’ approval shall not be required if an Event of Default under Section 8.01(1) or, solely with respect to the Borrowers, Section 8.01(6) has occurred and is continuing).

If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed, provided that the Borrowers’ consent shall not be required if an Event of Default under Section 8.01(1) or, solely with respect to the Borrowers, Section 8.01(6) has occurred and is continuing), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

If no successor Administrative Agent has been appointed pursuant to the foregoing by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent the Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. The retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.11.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.11).

The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Upon a resignation or removal of the Administrative Agent pursuant to this Section 9.11, the Administrative Agent (i) shall continue to be subject to Section 10.09 and (ii) shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 9.12 Collateral Matters. Each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to take the actions to be taken by them as set forth in Sections 7.04 and 10.24.

Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or the Required Facility Lenders, as applicable, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders or the Required Facility Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.12. In each case as specified in this Section 9.12, Section 7.04 and Section 10.24, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents, this Section 9.12, Section 7.04 and Section 10.24.

The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.12, Section 7.04, Section 10.24 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.13 [Reserved].

SECTION 9.14 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, any Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, any Issuing Bank and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and relevant Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of the first proviso to Section 10.01(1) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.15 Appointment of Supplemental Administrative Agents.

(1) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(2) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent or such Supplemental Administrative Agent, as the context may require.

(3) Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.16 Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into any Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Intercreditor Agreement is binding upon them. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or any Intercreditor Agreement contemplated hereunder (including any such amendment (or amendment and restatement) of the First Lien/Second Lien Intercreditor Agreement or other intercreditor agreement to provide for the incurrence of any Indebtedness permitted hereunder that will be secured (by a Permitted Lien on a junior lien or pari passu basis to the Obligations). In addition, each Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by this Agreement (including any such amendment (or amendment and restatement) of the First Lien/Second Lien Intercreditor Agreement or other intercreditor agreement to provide for the incurrence of any Indebtedness permitted hereunder that will be secured (by a Permitted Lien on a junior lien or pari passu basis to the Obligations ). Each Secured Party acknowledges and agrees that any of the Administrative Agent and Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Debt Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto or any Intercreditor Agreement then in effect. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.17 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.18 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.18. The agreements in this Section 9.18 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.19 Certain ERISA Matters.

(1) (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, the Issuing Bank and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, the Issuing Bank and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, the Arranger, the Issuing Bank or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article X

Miscellaneous

SECTION 10.01 Amendments, etc.

(1) Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than (x) with respect to any amendment or waiver contemplated in clause (g), (h) or (i) below (in the case of clause (i), to the extent permitted by Section 2.14), which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable (and not the Required Lenders) and (y) with respect to any amendment or waiver contemplated in clause (a), (b) or (c), which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and the Administrative Agent hereby agrees to acknowledge any such waiver, consent or amendment that otherwise satisfies the requirements of this Section 10.01 as promptly as possible, however, to the extent the final form of such waiver, consent or amendment has been delivered to the Administrative Agent at least one Business Day prior to the proposed effectiveness of the consents by the Lenders party thereto, the Administrative Agent shall acknowledge such waiver, consent or amendment (i) immediately, in the case of any amendment which does not require the consent of any existing Lender under this Agreement or (ii) otherwise, within two hours of the time copies of the Required Lender consents or other applicable Lender consents required by this Section 10.01 have been provided to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01, 4.02 or 4.03 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(2)) or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of principal, interest, fees or premiums: (i) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans, (ii) the waiver of any Default or Event of Default, (iii) the waiver of any adjustments to All-In-Yield pursuant to Section 2.14(5)(c) and (iv) any change to the definition of “Senior Secured Net Leverage Ratio,” “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Interest Coverage Ratio” or, in each case, in the component definitions thereof; provided, however, any waiver of any adjustments to All-In-Yield pursuant to Section 2.14(5)(c) shall only require consent of the Required Facility Lenders;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed Amount, or any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a reduction in any rate of interest or any fees: any change to the definition of “Senior Secured Net Leverage Ratio,” “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Interest Coverage Ratio,” or, in each case, in the component definitions thereof; provided that only the consent of (A) the Required Lenders shall be necessary to amend the definition of “Default Rate”, (B) the Required Lenders or, with respect to any Default Rate payable in respect of the Revolving Facility, the Required Facility Lenders under the Revolving Facility, shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate and (C) the Swing Line Lender shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate payable in respect of the Swing Line Facility;

(d) except as contemplated by clause (C) in the proviso immediately succeeding clause (j)(iv) of this Section 10.01(1), change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” “Required Revolving Lenders,” “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents or Section 2.13 or 8.03, without the written consent of each Lender directly and adversely affected thereby;

(e) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) amend, waive or otherwise modify any term or provision (including the waiver of any conditions set forth in Section 4.02 as to any Credit Extension under one or more Revolving Facilities) which directly affects Lenders under one or more Revolving Facilities and does not directly affect Lenders under any other Facilities, in each case, without the written consent of the Required Facility Lenders under such applicable Revolving Facility or Facilities with respect to Revolving Commitments (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that the waivers described in this clause (g) shall not require the consent of the Required Lenders or any other Lenders other than the Required Facility Lenders under the applicable Revolving Facility or Facilities (it being understood that any amendment to the conditions of effectiveness of Incremental Commitments set forth in Section 2.14 shall be subject to clause (i) below);

(h) amend, waive or otherwise modify the Financial Covenant or any definition related thereto (solely in respect of the use of such defined terms in the Financial Covenant) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant) without the written consent of the Required Facility Lenders under the applicable Revolving Facility or Facilities with respect to Revolving Commitments (such Required Facility Lenders shall consent together as one Facility); provided, however, that the amendments, waivers and other modifications described in this clause (h) shall not require the consent of the Required Lenders or any other Lenders other than the Required Facility Lenders under the applicable Revolving Facility or Facilities;

(i) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding (subject to the requirements of Section 2.14 and that the Available Incremental Amount shall only be able to be increased with the consent of the Required Lenders) with respect to Incremental Term Loans and Incremental Revolving Commitments, but excluding the rate of interest applicable thereto which shall be subject to clause (c) above)) which directly affects Lenders of one or more Incremental Term Loans or Incremental Revolving Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.14, no amendments or waivers described in this clause (i) shall require the consent of the Required Lenders or any other Lenders and shall only require the consent of the Required Facility Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments, including to the extent such amendment or waiver includes provisions that benefit the Lenders under any other Facility and are not adverse to such other Lenders (subject to any consent of the Administrative Agent required under Section 2.14);

(j) amend, waive or otherwise modify any term or provision to permit the issuance or incurrence of any Indebtedness with respect to which (x) the Liens on the Collateral securing the Obligations would be subordinated or (y) all or any portion of the Obligations would be subordinated in right of payment, in each case, without the written consent of 100% of the Lenders of each Class of Term Loans directly and adversely affected thereby; provided that if each Lender of an affected Class is offered the opportunity to participate in such issuance or incurrence on the same basis as all other Lenders of such affected Class, then such amendment, waiver or modification shall only require the approval of the Required Facility Lenders of such affected Class; provided further that, notwithstanding anything in this Agreement or any Loan Document to the contrary (including, for the avoidance of doubt, this Section 10.01), any subordination of (x) Liens securing the Obligations under the Revolving Facility or (y) the Obligations under the Revolving Facility in right of payment shall, in each case, require prior approval of each Revolving Lender directly and adversely affected thereby.

provided that:

(i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any Issuing Bank Document relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the Administrative Agent, the applicable Issuing Bank and the Borrowers so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Banks, if any, who have not executed such amendment, are not adversely affected thereby;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrowers so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, are not adversely affected thereby;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and

(iv) Section 10.07(7) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

provided further that notwithstanding the foregoing:

(A) no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders);

(B) no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Permitted Indebtedness that is Secured Indebtedness (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement in connection with joinders and supplements; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(C) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Loans, the Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(D) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(E) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent (or the Collateral Agent, as applicable) to cure any ambiguity, omission, defect or inconsistency (including amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Loans, any borrowing of Other Loans, any Extension or any borrowing of Replacement Loans and otherwise to effect the provisions of Section 2.14, 2.15 or 2.16 or the immediately succeeding paragraph of this Section 10.01, respectively;

(F) the Borrowers and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to effect the offering process set forth in Section 2.05(1)(e); and

(G) notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Loan

Document or any departure by the Borrowers or any Restricted Subsidiary therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any Loan Document, any Lender (other than each Revolving Lender on the Closing Date and any Lender that is a Regulated Bank) (or any Affiliate of any such Lender (provided that for purposes of this clause (G), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person)) that, as a result of its (or its Affiliates’) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Borrowers or any of their Restricted Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any amendment, modification or waiver of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lender (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrowers or any other Restricted Subsidiary or any instrument issued or guaranteed by the Borrowers or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrowers and the other Restricted Subsidiaries and any instrument issued or guaranteed by the Borrowers or the other Restricted Subsidiaries, collectively, shall represent less than 5.0% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrowers or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Borrowers or any other Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrowers and the other Restricted Subsidiaries, and any instrument issued or guaranteed by the Borrowers or the other Restricted Subsidiaries, collectively, shall represent less than 5.0% of the components of such index. In connection with any amendment, modification or waiver of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank) will be deemed to have represented to the Borrowers and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrowers and the Administrative Agent prior to the requested response date with respect to such amendment, modification or waiver that it constitutes a Net Short Lender (it being understood and agreed that the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender.

(2) In addition, notwithstanding anything to the contrary contained in this Section 10.01, this Agreement may be amended (each, a “Replacement Amendment”) with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Replaced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that,

(a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses incurred in connection with such refinancing of Replaced Loans with such Replacement Loans and any other Incremental Amounts,

(b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Replaced Loans (or similar interest rate spread applicable to such Replaced Loans) immediately prior to such refinancing,

(c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Loans at the time of such refinancing (other than in the case of any Permitted Earlier Maturity Debt),

(d) all other terms (other than with respect to pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms) applicable to such Replacement Loans shall either, at the option of the Borrowers, (i) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Replacement Loans (as determined by the Borrowers in good faith); provided that if such Replacement Loans contain a Previously Absent Financial Maintenance Covenant, then the provisions of clause (ii)(y) below shall apply, (ii) if not otherwise consistent with the terms of such Replaced Loans, not be materially more restrictive to the Borrowers (as determined by the Borrowers in good faith), when taken as a whole, than the terms of such Replaced Loans, except, in each case under this clause (ii), with respect to (x) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing or (y) a Previously Absent Financial Maintenance Covenant (so long as, to the extent that any such terms of any Replacement Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Loans in effect immediately prior to such refinancing, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Facility) or (iii) such terms shall be reasonably satisfactory to the Administrative Agent (provided that, to the extent any more favorable term or provision is added for the benefit of (x)

the lenders of any such Replacement Term Loans that consists of term facilities, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of each Term Facility or (y) the lenders of any such Replacement Loans that consists of revolving credit facilities, such terms shall be reasonably satisfactory to the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of each Revolving Facility)

(e) Replacement Loans shall not at any time be guaranteed by any entity other than the Borrowers or a Guarantor, and

(f) in the case of Replacement Loans that are secured, the obligations in respect thereof shall not be secured by any property or assets of the Borrowers or any Restricted Subsidiary other than the Collateral and shall be secured on a pari passu or junior lien basis to the replaced Indebtedness, unless such Replacement Loans are secured by a Lien that is not so subordinated that is permitted by Section 7.01.

Notwithstanding anything to the contrary in this Section 10.01, (x) each Replacement Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 10.01(2) (for the avoidance of doubt, this Section 10.01(2) shall supersede any other provisions in this Section 10.01 to the contrary), including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (y) at the option of the Borrowers in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (y), so long as the Administrative Agent reasonably agrees that such modification is favorable to the applicable Lenders.

(3) In addition, notwithstanding anything to the contrary in this Section 10.01,

(a) the Guaranty, the Collateral Documents and related documents executed by Loan Parties in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guaranty, Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein or therein) and

(b) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error, mistake, ambiguity, incorrect cross-reference or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(1) General. Except as provided in subsection (2) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by electronic mail or sent by facsimile as follows:

(a) if to the Holding Entities, the Borrowers or the Administrative Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02; and

(b) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next succeeding Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (2) below shall be effective as provided in such subsection (2).

(2) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(3) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next succeeding Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(4) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN

CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to the Holding Entities, the Borrowers, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Holding Entities, the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(5) Change of Address. Each Loan Party and the Administrative Agent may change its address, facsimile or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or electronic mail address for notices and other communications hereunder by written notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the Private-Side Information or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(6) Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.10 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04 Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs and to the extent not paid or reimbursed on or prior to the Closing Date, to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and such Arrangers incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of a single U.S. counsel and, if necessary, a single local counsel in each relevant material jurisdiction, and (b) upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrowers, to pay or reimburse the Administrative Agent, each Issuing Bank, each Swing Line Lender and the other Lenders, taken as a whole, promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if necessary, one local counsel in any relevant material jurisdiction and solely in the case of an actual conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) Business Days following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless the Agents, each Issuing Bank, each Swing Line Lender, each other Lender, the Arrangers and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liabilities) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction, and solely in the case of an actual conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the

Loans, the Letters of Credit or the use, or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of the Holding Entities or any of its Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by any Loan Party or any of its Affiliates under this Section 10.05 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

SECTION 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(1) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither the Holding Entities nor the Borrowers may, except as permitted by Section 7.03, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including to existing Lenders and their Affiliates) except (i) to an assignee in accordance with the provisions of Section 10.07(2) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, in accordance with the provisions of Section 10.07(8), (B) in the case of any Eligible Assignee that is a Holding Entity, a Borrower or any Subsidiary of a Borrower, in accordance with the provisions of Section 10.07(12), or (C) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, in accordance with the provisions of Section 10.07(11), (ii) by way of participation in accordance with the provisions of Section 10.07(4), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(6), or (iv) to an SPC in accordance with the provisions of Section 10.07(7) (and any other attempted assignment or transfer by any party hereto shall be null and void) (or in the case of any such attempted assignment or transfer to a Disqualified Institution shall be subject to the provisions set forth in the fourth sentence of the definition of “Lender”). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(4) and, to the extent expressly contemplated hereby, Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(2), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in subsection (2)(a)(i) of this Section 10.07, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million, in the case of Term Loans, and not less than $5.0 million, in the case of Revolving Loans and Revolving Commitments, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(1) or, solely with respect to the Borrowers, Section 8.01(6) has occurred and is continuing, the Borrowers otherwise consent (in the case of an assignment of Term Loans, such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned (it being understood that assignments under separate Facilities shall not be required to be made on a pro rata basis).

(c) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(2)(a)(ii) and, in addition:

(i) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(1) or, solely with respect to the Borrowers, Section 8.01(6) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, (2) in respect of an assignment of all or a portion of the Term Loans, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) in respect of an assignment of all or a portion of any Commitments and Loans under the Revolving Facility, such assignment is to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund; provided that (x) in the Borrowers’ discretion (as determined in good faith by the Borrowers), consent for any Affiliate of a Disqualified Institution that is not a Disqualified Institution may be reasonably withheld and (y) the Borrowers shall be deemed to have consented to any assignment of all or a portion of the Term Loans unless they shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice of request for assignment; provided, further, that no consent of the Borrowers shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(8), (11) or (12);

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(8), (11) or (12);

(iii) the consent of each applicable Issuing Bank at the time of such assignment (such consent not to be unreasonably withheld or delayed) shall be required; provided that no consent of the applicable Issuing Bank shall be required for any assignment not related to Revolving Commitments or Revolving Exposure;

(iv) the consent of each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required; provided that no consent of a Swing Line Lender shall be required for any assignment not related to Revolving Commitments or Revolving Exposure; and

(v) with respect to assignments (but not, for the avoidance of doubt, Participations) of any Commitments and Loans under the Revolving Facility, the consent of the Investor shall be required (such consent not to be unreasonably withheld or delayed) (so long as the Investor and its affiliates hold, directly or indirectly, at least 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrowers) unless an Event of Default under Section 8.01(1) or, solely with respect to the Borrowers, Section 8.01(6) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date (it being understood that the Investor shall be an express third-party beneficiary of the provisions in this Section 10.07(2)(c)(v)); provided that no consent of the Investor shall be required if such assignment is made to another Revolving Lender or an Affiliate or Approved Fund of a Revolving Lender.

(d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). Other than in the case of assignments pursuant to Section 10.07(12), the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(e) No Assignments to Certain Persons. No such assignment shall be made (A) to the Holding Entities, the Borrowers or any of the Borrowers’ Subsidiaries except as permitted under Sections 2.05(1)(e) and 10.07(12), (B) subject to Sections 10.07(8), (11) and (12) below, to any Affiliate of the Borrowers, (C) to a natural person, (D) to any Disqualified Institution or (E) to any Defaulting Lender.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (3) of this Section 10.07 (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (8) of this Section 10.07), from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to Section 10.07(12), (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment), but shall in any event continue to be subject to Section 10.09. Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(4).

EACH LENDER HEREBY ACKNOWLEDGES THAT THE HOLDING ENTITIES AND THE BORROWERS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, ANY AFFILIATED LENDER (INCLUDING ANY INVESTOR) AND ANY DEBT FUND AFFILIATE MAY FROM TIME TO TIME PURCHASE OR TAKE ASSIGNMENT OF TERM LOANS HEREUNDER IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING PURSUANT TO SECTION 2.05 AND THIS SECTION 10.07 (INCLUDING THROUGH OPEN MARKET PURCHASES).

(3) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrowers pursuant to subsection (8) or (12) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(3) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Term Loans or Incremental Term Loans held by Affiliated Lenders.

(4) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrowers and its Affiliates, a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Lender’s participations in L/C Obligations or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01(1) (other than clauses (g), (h) and (i) thereof) that directly and adversely affects such Participant. Subject to subsection (5) of this Section 10.07, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01 (including subsections (2), (3) and (4), as applicable) as though it were a Lender; provided that any forms required to be provided under Section 3.01(3) shall be provided solely to the participating Lender), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (2) of this Section 10.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant shall agree to be subject to Section 2.13 as though it were a Lender.

(5) Limitations upon Participant Rights. The Borrowers shall not be obligated to make any greater payment under Section 3.01, 3.04 or 3.05 than it would have been obligated to make in the absence of any participation, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(6) Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrowers shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such commitments, loans, letters of credit or other obligations are in registered form for U.S. federal income tax purposes or such disclosure is otherwise required under Treasury Regulations Section 5f.103-1(c).

(7) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(8) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(9) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures determined by such Affiliated Lender in its sole discretion or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(a) Affiliated Lenders will not (A) receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II or (B) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender;

(b) [reserved];

(c) each Lender (other than any other Affiliated Lender) that assigns any Loans to an Affiliated Lender pursuant to clause (y) above shall deliver to the Administrative Agent and the Borrowers a customary Big Boy Letter;

(d) the aggregate principal amount of Term Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 25% of the aggregate principal amount of Term Loans of such Class outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(e) as a condition to each assignment pursuant to this subsection (8), the Administrative Agent and the Borrowers shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender (in its capacity as such) shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such; and

(f) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (8) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrowers for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrowers and (y) the Borrowers shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Borrowers promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrowers promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence or pursuant to clause (e) of this subsection (8) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(10) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(10), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and, except with respect to any amendment, modification, waiver, consent or other action (x) in Section 10.01 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (y) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (z) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered).

(11) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrowers or any other Loan Party at a time when such Lender is an

Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(12) Although any Debt Fund Affiliate(s) shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(8), (9) or (10), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Commitments and Revolving Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Term Loans, Revolving Commitments and Revolving Loans of Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(13) Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Holding Entities, the Borrowers or any Subsidiary of any Borrower through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) or (y) open market purchases on a non-pro rata basis; provided that:

(a) (x) if the assignee is any Holding Entity or a Subsidiary of any Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrowers; or (y) if the assignee are the Borrowers (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrowers shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrowers and (c) the Borrowers shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(b) [reserved];

(c) each Lender (other than an Affiliated Lender) that assigns any Loans to a Holding Entity, the Borrowers or any Subsidiary of the Borrowers pursuant to clause (y) above shall deliver to the Administrative Agent and the Borrowers a customary Big Boy Letter; and

(d) purchases of Term Loans pursuant to this subsection (12) may not be funded with the proceeds of Revolving Loans.

(14) Notwithstanding anything to the contrary contained herein, without the consent of the Borrowers or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(15) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

SECTION 10.08 Resignation of Issuing Bank and Swing Line Lender. Notwithstanding anything to the contrary contained herein, any Issuing Bank or Swing Line Lender may, upon thirty (30) Business Days’ notice to the Borrowers and the Lenders, resign as an Issuing Bank or Swing Line Lender, respectively, so long as on or prior to the expiration of such 30-Business Day period with respect to such resignation, the relevant Issuing Bank or Swing Line Lender shall have identified a successor Issuing Bank or Swing Line Lender reasonably acceptable to the Borrowers willing to accept its appointment as successor Issuing Bank or Swing Line Lender, as applicable. In the event of any such resignation of an Issuing Bank or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank or Swing Line Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of the relevant Issuing Bank or Swing Line Lender, as the case may be, except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(3)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it outstanding as of the effective date of such resignation (including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(3)).

SECTION 10.09 Confidentiality. Each of the Agents, the Arrangers, the Lenders and each Issuing Bank agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, managers, controlling Persons, advisors and representatives who need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with such Affiliate being responsible for such Person’s compliance with this Section 10.09; provided, however, that such Agent, Arranger, Lender or Issuing Bank, as applicable, shall be principally liable to the extent this Section 10.09 is violated by one or more of its Affiliates or any of its or their respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, managers, controlling Persons, advisors or representatives), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided, however, that each Agent, each Arranger, each Lender and each Issuing Bank agrees to notify the Borrowers promptly thereof (except in connection with any request as part of a regulatory examination) to the extent it is legally permitted to do so, (c) to the extent required by applicable Laws or regulations or by any subpoena or otherwise (including by order) as required by applicable Law or regulation or as requested by a governmental authority; provided that such Agent, such Arranger, such Lender or such Issuing Bank, as applicable, agrees that it will notify the Borrowers as soon as practicable in the event of any such disclosure by such Person (except in connection with any request as part of a regulatory examination) unless such notification is prohibited by Law, rule or regulation, (d) to any other party hereto, subject to an agreement containing provisions at least as restrictive as those of this Section 10.09, to (i) subject to Section 10.07(2)(e)(D), any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee (or its agent) invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Holding Entities, the Borrowers or any of their Subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrowers, the Agents and the Arrangers, including as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Agents and the Arrangers or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (e) for purposes of establishing a “due diligence” defense, (f) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (iii) service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the credit facilities provided hereunder, (g) with the consent of the Borrowers, (h) to market data collectors for customary purposes in the lending industry in connection with the Facilities or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach by any Person of this Section 10.09 or any other confidentiality provision in favor of any Loan Party, (y) becomes available to any Agent, any Arranger, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Holding Entities, the Borrowers or any Subsidiary thereof, and which source is not known by such Agent, such Lender, such Issuing Bank or the applicable Affiliate to be subject to a confidentiality restriction in respect thereof in favor of the Holding Entities, the Borrowers or any Affiliate thereof or (z) is independently developed by the Agents, the Lenders, the Issuing Banks, the Arrangers or their respective Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 10.09.

For purposes of this Section 10.09, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that no information received from the Holding Entities, the Borrowers or any Subsidiary or Affiliate thereof after the date hereof shall be deemed non-confidential on account of such information not being clearly identified at the time of delivery as being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.09 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, each Arranger, each Lender and each Issuing Bank acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of such information and (c) it will handle such information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.

The respective obligations of the Agents, the Arrangers, the Lenders and any Issuing Bank under this Section 10.09 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent, Swing Line Lender or Issuing Bank.

SECTION 10.10 Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Each Lender and each Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding anything to the contrary in any Loan Document, any Secured Party and its Affiliates (and each Participant of any Lender or any of its Affiliates) that is a Government Accounts Receivable Bank shall not have the right and hereby expressly waives any rights it might otherwise have, to set off or appropriate and apply any or all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Secured Party or its Affiliates (and each Participant of any Lender or any of its Affiliates) or any branch or agency thereof in a Government Receivables Deposit Account (but no other deposit account or any subsequent accounts to which the proceeds of Government Accounts Receivable may be transferred) to or for the credit or the account of the Borrowers or any Guarantor, in each case to the extent necessary for the Loan Parties to remain in compliance with Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement laws, rules or regulations of a Governmental Authority, as amended or reenacted from time to time.

SECTION 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.14 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16 GOVERNING LAW.

(1) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(2) THE BORROWERS, THE HOLDING ENTITIES, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(3) THE BORROWERS, THE HOLDING ENTITIES, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (2) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY

OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

SECTION 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent, each Lender, each other party hereto and their respective successors and assigns.

SECTION 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20 Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark; provided that any such material shall be provided to the Borrowers for their review a reasonable period of time in advance of publication. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 10.21 USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations.

SECTION 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and the Holding

Entities acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers, the Holding Entities and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrowers and Holding Entities has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and the Holding Entities is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the Holding Entities or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrowers, the Holding Entities or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Holding Entities and their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrowers, the Holding Entities or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the Holding Entities hereby waives and releases any claims that it may have against the Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(1) The Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (2) below, (ii) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder (including any Receivables Financing Transaction)) to any Person other than another Loan Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty (in accordance with the second succeeding sentence), (vi) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (vii) to the extent such Collateral otherwise becomes Excluded Assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders and the Issuing Banks hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary (subject to the Excluded Subsidiary Joinder Exception); provided that, except with respect to any Qualified Joint Venture, any sale or other transfer of the Equity Interests of any Guarantor that results in such Subsidiary becoming an Excluded Subsidiary shall be treated as an Investment equal to the fair market value of the Equity Interests in such Subsidiary held by a Borrower or any Restricted Subsidiary immediately after giving effect to such sale or transfer. The Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or Issuing Bank. Any representation, warranty or covenant contained in any Loan Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated.

(2) Notwithstanding anything to the contrary contained herein or any other Loan Document, when the Termination Conditions are satisfied, upon request of the Borrowers, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements, (iii) contingent obligations not then due and (iv) Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(3) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrowers in connection with any Liens permitted by the Loan Documents, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party other than any consent required pursuant to Section 10.01(1)(j)) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.01 to be senior to the Liens in favor of the Collateral Agent.

SECTION 10.25 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise (including the Guaranty), for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(1) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such

QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender hereunder shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 10.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other Loan Document, each party hereto acknowledges that any liability of any party hereto that is an Affected Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured, (all such liabilities, other than any Excluded Liability, the “Covered Liabilities,” and each, a “Covered Liability”), may be subject to Write-down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(1) the application of any Write-Down and Conversion Powers to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2) the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such Covered Liability;

(b) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

US RADIOLOGY SPECIALISTS, INC.

By:	/s/ David Wagnon
Name: David Wagnon
Title: Executive Vice President and Chief Financial Officer

US OUTPATIENT IMAGING SPECIALISTS, INC

By:	/s/ David Wagnon
Name: David Wagnon
Title: Executive Vice President and Chief Financial Officer

HOLDING ENTITIES:

US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC.

By:	/s/ David Wagnon
Name: David Wagnon
Title: Executive Vice President and Chief Financial Officer

US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC.

By:	/s/ David Wagnon
Name: David Wagnon
Title: Executive Vice President and Chief Financial Officer

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title: Vice President

CAPITAL ONE, NATIONAL ASSOCIATION, as
Revolving Lender and Issuing Bank

By:	/s/ Tyler Furste
Name: Tyler Furste
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as
Revolving Lender and Issuing Bank

By:	/s/ Jennifer Culbert - VP
	Name:	Jennifer Culbert - VP
	Title:	jennifer-a.culbert@db.com
212 250 0738

By:	/s/ Yumi Okabe
	Name:	Yumi Okabe
	Title:	Vice President
Email: yumi.okabe@db.com
Tel: (212) 250-2966

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Revolving
Lender and Issuing Bank

By:	/s/ David Hyman
	Name:	David Hyman
	Title:	Executive Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Revolving Lender and Issuing Bank

By:	/s/ John McChesney
	Name:	John McChesney
	Title:	Director, VP

[Signature Page to Credit Agreement]

Schedule 1.01(1)

CLOSING DATE SUBSIDIARY GUARANTORS

Name of Guarantor	State of Organization

MBX Medical Billing Experts, LLC	Delaware

Touchstone Medical Imaging, LLC	Delaware

Touchstone Imaging of Hot Springs, LLC	Delaware

Touchstone Imaging of Tyler, LP	Texas

Touchstone Imaging of Omaha, LLC	Delaware

Touchstone Imaging of Dry Creek, LLC	Delaware

Touchstone Imaging of Mesquite, LP	Texas

Touchstone Imaging of Pensacola, LLC	Delaware

Touchstone Imaging of Oklahoma, LLC	Delaware

Dry Creek Imaging, LLC	Delaware

Diversified Radiology Network, LLC	Colorado

Diversified Radiology of Colorado, Inc.	Colorado

US Radiology Specialists of Colorado, LLC	Colorado

American Health Imaging, Inc.	Georgia

U.S. Radiology, Inc.	Georgia

American Health Imaging of Augusta, LLC	Georgia

American Health Imaging of Brunswick, LLC	Georgia

American Health Imaging of Canton, L.L.C.	Georgia

American Health Imaging of Cumming, LLC	Georgia

American Health Imaging of Decatur, LLC	Georgia

American Health Imaging of Douglasville LLC	Georgia

American Health Imaging of Fayetteville, LLC	Georgia

American Health Imaging of Georgia, L.L.C.	Georgia

American Health Imaging of Hiram, LLC	Georgia

American Health Imaging of Lawrenceville, L.L.C.	Georgia

American Health Imaging of Marietta, LLC	Georgia

American Health Imaging of Newnan, L.L.C.	Georgia

American Health Imaging of NWN, LLC	Georgia

American Health Imaging of Sandy Springs, LLC	Georgia

American Health Imaging of West Cobb, L.L.C.	Georgia

American Health Imaging Stand Up MRI, LLC	Georgia

American Physician Management Services, LLC	Georgia

American Health Imaging of Florida, L.L.C.	Florida

Tallahassee Health Imaging, L.L.C.	Florida

American Health Imaging of Alabama, LLC	Alabama

AmericanGrand, LLC	Delaware

Grandview Imaging, LLC	Delaware

American Health Imaging of Dallas, LLC	Texas

San Antonio Diagnostic Imaging, Inc.	Texas

American Health Imaging of South Carolina, LLC	South Carolina

Touchstone Imaging of Oklahoma RE Holdings, LLC	Delaware

Medical Finance Group, Inc.	Delaware

U.S. Imaging, Inc.	Texas

South Loop MRI Center, Inc.	Texas

Steeplechase Diagnostic Center, Inc.	Texas

Bay City Imaging, Inc.	Texas

Beaumont MRI, Inc.	Texas

East Side Imaging, Inc.	Texas

Fort Bend Imaging, Inc.	Texas

Tomball MRI, Inc.	Texas

Pearland MRI, LLC	Texas

Infinity MRI & Diagnostics Center Pearland – II, L.P.	Texas

Tucson Imaging Associates, L.L.C.	Arizona

Radiology Ltd., LLC	Arizona

US Radiology Specialists of the Carolinas, LLC	Delaware

American Health Imaging of Savannah, LLC	Georgia

Windsong Radiology Management, LLC	Delaware

Schedule 1.01(2)

MORTGAGED PROPERTIES

None.

Schedule 1.01(3)

EXISTING LETTERS OF CREDIT

None.

Schedule 2.01

COMMITMENTS

Lenders

1.	Barclays Bank PLC

2.	Capital One, National Association

3.	Deutsche Bank AG New York Branch

4.	JPMorgan Chase Bank, N.A.

5.	Fifth Third Bank, National Association

Closing Date Term Loan Commitment

Term Lender	Closing Date Term Loan Commitment
Barclays Bank PLC	$790,000,000
Total	$790,000,000

Revolving Commitments and L/C Commitments

Revolving Lender / Issuing Bank	Revolving Commitment	L/C Commitment
Barclays Bank PLC	$37,125,000	$11,250,000
Capital One, National Association	$37,125,000	$11,250,000
Deutsche Bank AG New York Branch	$37,125,000	$11,250,000
JPMorgan Chase Bank, N.A.	$37,125,000	$11,250,000
Fifth Third Bank, National Association	$16,500,000	$5,000,000
Total	$165,000,000	$50,000,000

Schedule 4.01(1)(c)

CERTAIN COLLATERAL DOCUMENTS

Pledge and Security Agreement, dated as of the date hereof, by and among the Grantors party thereto and Barclays Bank PLC, as Collateral Agent for the Secured Parties.

Trademark Security Agreement, dated as of the date hereof, by Diversified Radiology of Colorado, Inc., Radiology LTD., LLC and US Radiology Specialists, Inc. in favor of Barclays Bank PLC, as Collateral Agent for the Secured Parties.

Copyright Security Agreement, dated as of the date hereof, by Diversified Radiology of Colorado, Inc. in favor of Barclays Bank PLC, as Collateral Agent for the Secured Parties.

Intercompany Note, dated as of the date hereof, by and among the Payors party thereto.

Schedule 5.12

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

Debtor/ Grantor	Subsidiary	Subsidiary Jurisdiction	Type of Organization	Class of Shares	# of Shares Owned/ Percentage Owned	Total Shares Outstanding/ Percentage Interest Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
US Radiology Specialists Intermediate Holdings, Inc.	US Radiology Specialists, Inc.	Delaware	Corporation	Common Stock	100/100%	100/100%	100%	2	$0.001
US Outpatient Imaging Specialists Intermediate Holdings, Inc.	US Outpatient Imaging Specialists, Inc.	Delaware	Corporation	Common Stock	1000/100%	1000/100%	100%	1	$0.001
US Radiology Specialists, Inc.	MBX Medical Billing Experts, LLC	Delaware	Limited Liability Company	Membership Interests	100%	100%	100%	Uncertificated	N/A
US Outpatient Imaging Specialists, Inc.	Touchstone Medical Imaging, LLC	Delaware	Limited Liability Company	Membership Interests	100%	100%	100%	Uncertificated	N/A
Touchstone Medical Imaging, LLC	Touchstone Imaging of Hot Springs, LLC	Delaware	Limited Liability Company	Common Units	100%	100%	100%	Uncertificated	N/A
Touchstone Medical Imaging, LLC	Touchstone Imaging of Tyler, LP	Texas	Limited Partnership	Partnership Interest	100%	100%	100%	Uncertificated	N/A
Touchstone Medical Imaging, LLC	Touchstone Imaging of Omaha, LLC	Delaware	Limited Liability Company	Common Units	100%	100%	100%	Uncertificated	N/A

Debtor/ Grantor	Subsidiary	Subsidiary Jurisdiction	Type of Organization	Class of Shares	# of Shares Owned/ Percentage Owned	Total Shares Outstanding/ Percentage Interest Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
Touchstone Medical Imaging, LLC	Touchstone Imaging of Dry Creek, LLC	Delaware	Limited Liability Company	Common Units	100%	100%	100%	Uncertificated	N/A
Touchstone Medical Imaging, LLC	Touchstone Imaging of Mesquite, LP	Texas	Limited Partnership	Partnership Interest	100%	100%	100%	Uncertificated	N/A
Touchstone Medical Imaging, LLC	Touchstone Imaging of Pensacola, LLC	Delaware	Limited Liability Company	Common Units	100%	100%	100%	Uncertificated	N/A
Touchstone Medical Imaging, LLC	Touchstone Imaging of Oklahoma, LLC	Delaware	Limited Liability Company	Common Units	100%	100%	100%	Uncertificated	N/A
Touchstone Imaging of Dry Creek, LLC	Dry Creek Imaging, LLC	Delaware	Limited Liability Company	Membership Interests	100%	100%	100%	Uncertificated	N/A
US Radiology Specialists, Inc.	Diversified Radiology Network, LLC	Colorado	Limited Liability Company	Membership Interests	100%	100%	100%	Uncertificated	N/A
US Radiology Specialists, Inc.	Diversified Radiology of Colorado, Inc.	Colorado	Corporation	Common Stock	50,000/100%	50,000/100%	100%	Uncertificated	N/A
Diversified Radiology of Colorado, Inc.	US Radiology Specialists of Colorado, LLC	Colorado	Limited Liability Company	Membership Interests	100%	100%	100%	Uncertificated	N/A
US Outpatient Imaging Specialists, Inc.	American Health Imaging, Inc.	Georgia	Corporation	Common Stock	100/100%	100/100%	100%	1	No par value

Debtor/ Grantor	Subsidiary	Subsidiary Jurisdiction	Type of Organization	Class of Shares	# of Shares Owned/ Percentage Owned	Total Shares Outstanding/ Percentage Interest Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
US Outpatient Imaging Specialists, Inc.	U.S. Radiology, Inc.	Georgia	Corporation	Common Stock	100/100%	100/100%	100%	1	No par value
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Augusta, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Brunswick, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Canton, L.L.C.	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Cumming, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Decatur, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A

Debtor/ Grantor	Subsidiary	Subsidiary Jurisdiction	Type of Organization	Class of Shares	# of Shares Owned/ Percentage Owned	Total Shares Outstanding/ Percentage Interest Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Douglasville LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Fayetteville, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging, Inc.	American Health Imaging of Georgia, L.L.C.	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging, Inc.	American Health Imaging of Hiram, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Lawrenceville, L.L.C.	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging, Inc.	American Health Imaging of Marietta, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging, Inc.	American Health Imaging of Newnan, L.L.C.	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging of NWN, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A

Debtor/ Grantor	Subsidiary	Subsidiary Jurisdiction	Type of Organization	Class of Shares	# of Shares Owned/ Percentage Owned	Total Shares Outstanding/ Percentage Interest Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Sandy Springs, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging of West Cobb, L.L.C.	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Georgia, L.L.C.	American Health Imaging Stand Up MRI, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging, Inc.	American Physician Management Services, LLC	Georgia	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging, Inc.	American Health Imaging of Florida, L.L.C.	Florida	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Florida, L.L.C.	Tallahassee Health Imaging, L.L.C.	Florida	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging, Inc.	American Health Imaging of Alabama, LLC	Alabama	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging, Inc.	AmericanGrand, LLC	Delaware	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
AmericanGrand, LLC	Grandview Imaging, LLC	Delaware	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A

Debtor/ Grantor	Subsidiary	Subsidiary Jurisdiction	Type of Organization	Class of Shares	# of Shares Owned/ Percentage Owned	Total Shares Outstanding/ Percentage Interest Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
U.S. Radiology, Inc.	American Health Imaging of Dallas, LLC	Texas	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
American Health Imaging of Dallas, LLC	San Antonio Diagnostic Imaging, Inc.	Texas	Corporation	Common Stock	1000/100%	1000/100%	100%	2	$0.01
American Health Imaging, Inc.	American Health Imaging of South Carolina, LLC	South Carolina	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
Touchstone Medical Imaging, LLC	Touchstone Imaging of Oklahoma RE Holdings, LLC	Delaware	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
US Outpatient Imaging Specialists, Inc.	Medical Finance Group, Inc.	Delaware	Corporation	Common Stock	1,200/100%	1,200/100%	100%	1	No par value
Medical Finance Group, Inc.	U.S. Imaging, Inc.	Texas	Corporation	Common Stock	1,000/100%	1,000/100%	100%	1	No par value
U.S. Imaging, Inc.	South Loop MRI Center, Inc.	Texas	Corporation	Common Stock	100/100%	100/100%	100%	1	No par value
U.S. Imaging, Inc.	Steeplechase Diagnostic Center, Inc.	Texas	Corporation	Common Stock	1,000,000/100%	1,000,0000/10 0%	100%	1	$1.00 par value
U.S. Imaging, Inc.	Bay City Imaging, Inc.	Texas	Corporation	Common Stock	1,000/100%	1,000/100%	100%	1	No par value
U.S. Imaging, Inc.	Beaumont MRI, Inc.	Texas	Corporation	Common Stock	1,000/100%	1,000/100%	100%	1	No par value

Debtor/ Grantor	Subsidiary	Subsidiary Jurisdiction	Type of Organization	Class of Shares	# of Shares Owned/ Percentage Owned	Total Shares Outstanding/ Percentage Interest Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
U.S. Imaging, Inc.	East Side Imaging, Inc.	Texas	Corporation	Common Stock	1,000/100%	1,000/100%	100%	1	$0.01 par value
U.S. Imaging, Inc.	Fort Bend Imaging, Inc.	Texas	Corporation	Common Stock	1,000/100%	1,000/100%	100%	1	$0.01 par value
U.S. Imaging, Inc.	Tomball MRI, Inc.	Texas	Corporation	Common Stock	1,000/100%	1,000/100%	100%	1	$0.10 par value
U.S. Imaging, Inc.	Pearland MRI, LLC	Texas	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
U.S. Imaging, Inc.	Infinity MRI & Diagnostics Center Pearland – II, L.P.	Texas	Limited Partnership	Partnership Interests	N/A/99%	N/A/99%	100%	Uncertificated	N/A
Pearland MRI, LLC					N/A/1%	N/A/1%
US Radiology Specialists, Inc.	Tucson Imaging Associates, L.L.C.	Arizona	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
US Radiology Specialists, Inc.	Radiology Ltd.., LLC	Arizona	Limited Liability Company	Membership Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
US Radiology Specialists, Inc.	US Radiology Specialists of the Carolinas, LLC	Delaware	Limited Liability Company	Units	100 Units / 100%	100 Units / 100%	100%	Uncertificated	N/A

Debtor/ Grantor	Subsidiary	Subsidiary Jurisdiction	Type of Organization	Class of Shares	# of Shares Owned/ Percentage Owned	Total Shares Outstanding/ Percentage Interest Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
American Health Imaging of Georgia, L.L.C.	American Health Imaging of Savannah, LLC	Georgia	Limited Liability Company	Percentage Interests	N/A/100%	N/A/100%	100%	Uncertificated	N/A
US Radiology Specialists, Inc.	Windsong Radiology Management, LLC	Delaware	Limited Liability Company	Membership Units	153,738.83076 Units / 100%	153,738.83076 Units / 100%	100%	Uncertificated	N/A

Schedule 6.13(2)

POST-CLOSING MATTERS

None.

Schedule 7.01

EXISTING LIENS

None.

Schedule 7.02

EXISTING INDEBTEDNESS

None.

Schedule 7.05

EXISTING INVESTMENTS

1.	The current investments of the Loan Parties in the capital stock of their respective subsidiaries, as described on Schedule 5.12.

2.	The 49% interest in SCLTDI JV, LLC held by Dry Creek Imaging, LLC.

3.	The 49% interest in BTDI JV, LLP and its Subsidiaries held by Touchstone Imaging of Mesquite, LP.

4.	The 50% interest in RLC, LLC held by Tucson Imaging Associates, L.L.C.

5.	The 50% interest in Tucson Medical Imaging Partners, LLC held by Tucson Imaging Associates, L.L.C.

6.	The American Health Imaging, Inc. franchise relationship with Pro Radiology, LLC.

7.	The American Health Imaging, Inc. franchise relationship with Synergy Radiology, LLC.

8.	The American Health Imaging, Inc. franchise relationship with M & B Imaging, PC.

Schedule 10.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

If to the Loan Parties, to the Borrower at:

US Radiology Specialists, Inc.

700 East Morehead St., Suite 300

Charlotte, North Carolina 28202

Attention: Julie Szeker

E-mail: julie.szeker@usradiology.com

in each case, with copies to:

Ropes & Gray LLP

1211 Avenue of the Americas,

New York, New York 10036

Attention: Steve Rutkovsky

Fax No.: 646-728-1529

E-mail: steven.rutkovsky@ropesgray.com

and

Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10020

Attention: Chris Solomon

Fax No.: 212-893-9579

E-mail: csolomon@wcas.com

If to the Administrative Agent or Lenders:

To the Administrative Agent:

Barclays Bank PLC

Bank Debt Management

745 7th Avenue

New York, NY 10019

Attention: Charlie Goetz

Telephone: + 1 (212) 526-4454

Email: Charlie.goetz@barclays.com and ltmny@barclays.com

To the Administrative Agent with respect to Borrowing/Continuation requests:

Barclays Bank PLC

400 Jefferson Park

Whippany, NJ 07981

Attention: Pranay Tyagi

Telephone: + 1 (201) 499-3142

Email: Pranay.tyagi@barclays.com

with a copy to:

Email: 12145455230@tls.ldsprod.com

Letter of Credit Requests to Barclays as Issuing Bank:

Barclays Bank PLC

745 7th Avenue

New York, NY 10019

Attention: Nnamdi Otudoh and Letter of Credit Department

Telephone: (212) 526-8527

Fax: (212) 412-5011

Email: nnamdi.otudoh@barclays.com and XraLetterofCredit@barclays.com

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:      ,

To: Barclays Bank PLC

400 Jefferson Park

Whippany, NJ 07981

Attention: Pranay Tyagi

Telephone: + 1 (201) 499-3142

Email: Pranay.tyagi@barclays.com

with a copy to:

Email: 12145455230@tls.ldsprod.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto.

The Borrowers hereby give you notice pursuant to Section 2.02(1) of the Credit Agreement and request the following:

☐	A Borrowing of Loans

☐	A conversion of Loans made on

☐	A continuation of Loans made on

to be made on the following terms:

(A)	Class of Borrowing[1]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)[2]

[1]

E.g., Closing Date Term Loans, Closing Date Revolving Borrowing, Delayed Draw Term Loans, Incremental Term Loans, Incremental Revolving Loans, Other Term Loans, Other Revolving Loans, Revolving Commitment, Extended Term Loans, Loans made pursuant to Extended Revolving Commitments, or Replacement Loans.

[2]

Notice must be provided by telephone (immediately confirmed in writing) or facsimile by (i) 1:00 p.m. New York time, at least three Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Eurodollar Loans, a continuation of Eurodollar Rate Loans or a conversion of Base Rate Loans to Eurodollar Rate Loans and (ii) 1:00 p.m. New York time, at least one Business Day before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Base Rate Loans or a conversion of Eurodollar Rate Loans to Base Rate Loans; provided that for all Closing Date Loans, notice has to be delivered by 1:00pm New York time, one Business Day prior to the Closing Date.

(C)	Principal amount[3]

(D)	Type of Loan[4]

(E)	Interest Period and the last day thereof[5]

(F)	Wire instructions for Borrowers’ account(s)

[The Borrowings contemplated by this Committed Loan Notice are conditioned upon the [[Transactions][Permitted Acquisition][or other permitted transactions]] occurring prior to or substantially concurrently with such Borrowings.]6

Except in respect of any conversion or continuation of a Borrowing,7 the undersigned hereby represent and warrant to the Administrative Agent and the Lenders that the conditions to lending specified in clauses (1) and (2) of Section 4.02 of the Credit Agreement will be satisfied on and as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

[3]

Eurodollar Rate Loans to be in a minimum amount of $1.0 million or a whole multiple amount of $250,000 in excess thereof. Base Rate Loans to be in a minimum amount of $500,000 or a whole multiple amount of $100,000 in excess thereof.

[4]	Specify Eurodollar Rate or Base Rate.
[5]	Applicable for Eurodollar Rate Loans only.
[6]	Applies only to the Borrowing on the Closing Date or in connection with a Permitted Acquisition or other transaction permitted under the Credit Agreement, as applicable.
[7]	In the case of a Borrowing under any Incremental Amendment, see Section 2.14(4) of the Credit Agreement for relevant provisions.

US RADIOLOGY SPECIALISTS, INC.

By:
Name:
Title:

US OUTPATIENT IMAGING SPECIALISTS, INC.

By:
Name:
Title:

[Committed Loan Notice]

EXHIBIT A-2

FORM OF SWING LINE NOTICE

Date:      ,

To: Barclays Bank PLC

400 Jefferson Park

Whippany, NJ 07981

Attention: Pranay Tyagi

Telephone: + 1 (201) 499-3142

Email: Pranay.tyagi@barclays.com

with a copy to:

Email: 12145455230@tls.ldsprod.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto.

The Borrowers hereby give you notice pursuant to Section 2.04(2) of the Credit Agreement and request a Swing Line Borrowing under the Credit Agreement, and in that connection set forth below the terms on which such Swing Line Borrowing is requested to be made:

(A) Principal Amount of Borrowing[1]

(B) Date of Borrowing (which is a Business Day)[2]

(C) Wire instructions for the Borrowers’ account(s)

The undersigned hereby represent and warrant to the Administrative Agent and the Lenders that the conditions to lending specified in clauses (1) and (2) of Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

[1]	Swing Line Borrowings to be in a minimum amount of $100,000.
[2]	Notice must be provided by 12:00 p.m. New York time, on the date the Borrowers request the Swing Line Lender to advance a Swing Line Loan.

A-2-1

US RADIOLOGY SPECIALISTS, INC.

By:
Name:
Title:

US OUTPATIENT IMAGING SPECIALISTS, INC.

By:
Name:
Title:

[Swing Line Loan Notice]

A-2-2

EXHIBIT B-1

[THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUERS OF THIS NOTE WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. IN ORDER TO REQUEST SUCH INFORMATION, A HOLDER OF THIS NOTE SHOULD CONTACT THE CHIEF FINANCIAL OFFICER AT EACH OF US RADIOLOGY SPECIALISTS, INC. [     ]1 and US OUTPATIENT IMAGING SPECIALISTS, INC.; [     ]2]

FORM OF TERM NOTE

[New York, New York]
$	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby promise to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto, (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrowers pursuant to the Credit Agreement.

The Borrowers promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

[1]	Notice address of US Radiology Specialists, Inc. to be inserted.
[2]	Notice address of US Outpatient Imaging Specialists, Inc. to be inserted.

B-1-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

B-1-2

IN WITNESS WHEREOF, the undersigned has caused this note to be duly executed by its authorized officer as of the day and year first above written.

US RADIOLOGY SPECIALISTS, INC.

By:
Name:
Title:

US OUTPATIENT IMAGING SPECIALISTS, INC.

By:
Name:
Title:

[Term Note]

B-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

B-1-4

EXHIBIT B-2

FORM OF REVOLVING NOTE

[New York, New York]
$	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby promise to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto, (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

The Borrowers promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Revolving Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

B-2-1

IN WITNESS WHEREOF, the undersigned has caused this note to be duly executed by its authorized officer as of the day and year first above written.

US RADIOLOGY SPECIALISTS, INC.

By:
Name:
Title:

US OUTPATIENT IMAGING SPECIALISTS, INC.

By:
Name:
Title:

[Revolving Note]

B-2-2

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

B-2-3

EXHIBIT B-3

FORM OF SWING LINE NOTE

[New York, New York]
$	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby promise to pay to [LENDER] or its registered assigns (the “Swing Line Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at [    ]1 (each capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto, (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Swing Line Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

The Borrowers promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[1]	Insert Swing Line Lender’s office.

B-3-1

IN WITNESS WHEREOF, the undersigned has caused this note to be duly executed by its authorized officer as of the day and year first above written.

US RADIOLOGY SPECIALISTS, INC.

By:
Name:
Title:

US OUTPATIENT IMAGING SPECIALISTS, INC.

By:
Name:
Title:

[Swing Line Note]

B-3-2

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

B-3-3

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE1

[INSERT DATE]

Reference is made to that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto.

Pursuant to Section 6.02(1) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of [the Borrowers] [the Holdings Entities], certifies as follows:

[1. The financial statements for the fiscal quarter ending [●] delivered pursuant to Section 6.01(2) of the Credit Agreement together with and delivered herewith fairly present in all material respects the financial condition, results of operations and cash flows of Borrowers and the Borrowers’ Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, along with consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]2

[1. The Borrowers have delivered the financial statements for the fiscal year ending [●] pursuant to Section 6.01(1) of the Credit Agreement, together with the report and opinion of an independent certified public accountant of nationally recognized standing and required by such section, along with consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]3

2. Attached hereto as Schedule 1 is a calculation of the [Senior Secured Net Leverage Ratio] [Total Net Leverage Ratio] as of the last day of the most recent Test Period.4

Note to Borrower – Footnotes and inapplicable bracketed items to be removed from executed Compliance Certificate

[1]

The first Compliance Certificate in connection with (a) quarterly financial statements is not required to be delivered until five days after the delivery of the quarterly financial statements for the fiscal quarter ending March 31, 2021 pursuant to Section 6.01(2) of the Credit Agreement and (b) annual financial statements is not required to be delivered until five days after the delivery of the annual financial statements for the fiscal year ending December 31, 2020 pursuant to Section 6.01(1) of the Credit Agreement.

[2]

To be included for Compliance Certificates delivered with quarterly financial statements under Section 6.01(2) of the Credit Agreement for the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2021).

[3]	To be included for Compliance Certificates delivered with annual financial statements under Section 6.01(1) of the Credit Agreement (commencing with the fiscal year ending December 31, 2020).
[4]

Schedule 1 to set forth: (x) a calculation of the Total Net Leverage Ratio as of the last day of the most recently ended Test Period, (y) commencing with the certificate delivered pursuant to Section 6.02(1) for the first full fiscal quarter ending after the Closing Date, if on the last day of the most recently ended Test Period there are outstanding Revolving Loans, Swing Line Loans and Letters of Credit (excluding (i) undrawn Letters of Credit and (ii) Letters of Credit (whether drawn or undrawn) to the extent reimbursed, Cash Collateralized or backstopped on terms reasonably acceptable to the applicable Issuing Bank) in an aggregate principal amount exceeding 35% of the aggregate principal amount of the Revolving Commitments under the Revolving Facility, a statement whether such Total Net Leverage Ratio as of the last

C-2

3. To the extent applications for registrations of material Patents, Trademarks or Copyrights with the USPTO or the Copyright Office are required to be delivered pursuant to Section 4.5(c) of the Security Agreement (and as such terms are defined therein), attached hereto as Annex A are the details of such applications.

4. To my knowledge, [except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, including Section 6.03(1), no Default has occurred and is continuing as of the date hereof] [a Default has occurred and is continuing as of the date hereof, as described in Annex B attached hereto]5.

[5. Attached hereto as Schedule 2 are reasonably detailed calculations of the Net Proceeds received during the fiscal year ended [●] (after the Closing Date in the case of the fiscal year ending December 31, 2020) by or on behalf of any Borrower or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event subject to prepayment pursuant to Section 2.05(2)(b)(i) of the Credit Agreement and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(2)(b)(ii) of the Credit Agreement.]6

[6. Attached hereto as Schedule 3 are reasonably detailed calculations setting forth Excess Cash Flow for the fiscal year ended [●].]7

[7. Attached hereto is the information required to be delivered pursuant to Section 6.02(4) of the Credit Agreement.]8

[8. The consolidated budget for the immediately subsequent fiscal year to the fiscal year ending [DATE] delivered pursuant to Section 6.01(3) of the Credit Agreement and delivered herewith has been prepared in good faith on the basis of the assumptions believed to be reasonable at the time of preparation of such budget (it being understood that any projections contained therein are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material).]9

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

day of the most recently ended Test Period is in compliance with the Financial Covenant for such Test Period, as the same may be amended, waived or otherwise modified by the Required Revolving Lenders and (z) if the Senior Secured Net Leverage Ratio as of the last day of the most recently ended Test Period would result in a change in the applicable “Pricing Level” as set forth in the definition of “Applicable Rate,” a calculation of such Senior Secured Net Leverage Ratio.

[5]	If a Default exists, Annex B should specify the details thereof and any action taken or proposed to be taken with respect thereto.
[6]	To be included only in annual compliance certificates, beginning with the delivery of the annual compliance certificate for the fiscal year ending December 31, 2020.
[7]	To be included only in annual compliance certificates, beginning with the delivery of the annual compliance certificate for the fiscal year ending December 31, 2021.
[8]

To be included in annual compliance certificates beginning with the fiscal year ending December 31, 2020. Section 6.02(4) requires (i) a report setting forth the information required by Section 1(a) of the Perfection Certificate (or confirming that there has been no change in such information since the later of the Closing Date or the last such report) and (ii) a list of each Subsidiary of the Borrowers that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last such list.

[9]

To be included only in annual compliance certificates beginning with the delivery of the annual compliance certificate for the fiscal year ending December 31, 2020 and the accompanying budget for the 2021 fiscal year. Does not need to be included at any time following the consummation of the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date.

[Note to Borrower (Annual Budget) – Annual Budget is required to be delivered under Section 6.01(3) of the Credit Agreement on or prior to the same deadline for delivery of the annual audit for the preceding fiscal year (e.g., 120 days after fiscal year end).]

C-2

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of the [Borrowers] [Holding Entities], has caused this certificate to be delivered as of the date first set forth above.

[US RADIOLOGY SPECIALISTS, INC.

By:
Name:
Title:

US OUTPATIENT IMAGING SPECIALISTS, INC.

By:
Name:
Title:]

[US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC.

By:
Name:
Title:

US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC.

By:
Name:
Title:]

C-2

[ANNEX A

TO COMPLIANCE CERTIFICATE

Intellectual Property

[Insert details of all applications for registrations of material Patents, Trademarks or Copyrights with the USPTO or the Copyright Office as required to be delivered pursuant to Section 4.5(c) of the Security Agreement.]]

Annex A

[ANNEX B

TO COMPLIANCE CERTIFICATE

Default

[Insert description of Default here (if any) (specify the details thereof and any action taken or proposed to be taken with respect thereto).]]

Annex B

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

[Senior Secured Net Leverage Ratio Calculation] [Total Net Leverage Ratio Calculation]

[See attached.]

Schedule 1

[SCHEDULE 2

TO COMPLIANCE CERTIFICATE

Net Proceeds Calculation

[See attached.]]

Schedule 2

[[SCHEDULE 3

TO COMPLIANCE CERTIFICATE

Excess Cash Flow Calculation

[See attached.]]

Schedule 3

EXHIBIT D-1

FORM OF ASSIGNMENT AND ASSUMPTION1

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in Swing Line Loans and L/C Obligations included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	If the Assignee hereunder is an Affiliated Lender, do not use this Exhibit D-1 to the Credit Agreement. Instead, use Exhibit D-2 to the Credit Agreement.
[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

D-1-1

1.	Assignor[s]:

Assignor is [not] a Defaulting Lender.

2.	Assignee[s]:
.

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Affiliate Status:	The Assignee is not an Affiliated Lender.

4.	Borrowers:	US Radiology Specialists, Inc. and US Outpatient Imaging Services, Inc.

5.	Administrative Agent:	Barclays Bank PLC, including any successor thereto, as the Administrative Agent under the Credit Agreement.

6.	Credit Agreement:	The Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto.

7.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitments/ Loans for all Lenders under such Facility[9]	Amount of Commitments/ Loans Assigned under such Facility	Percentage Assigned of Commitments/ Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Closing Date Revolving Borrowing,” “Closing Date Term Loans,” “Delayed Draw Term Loans,” “Incremental Revolving Commitment,” “Incremental Term Loans,” “Other Revolving Commitments,” “Other Term Loans,” “Revolving Commitment,” “Extended Term Loans,” “Extended Revolving Commitments,” “Replacement Loans,” etc.).

[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

D-1-2

[8.   Trade Date:               ]11

Effective Date: , 20  [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-1-3

ASSIGNEE HAS EXAMINED THE LIST OF DISQUALIFIED INSTITUTIONS AND REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY INSTITUTION IDENTIFIED ON SUCH LIST (OTHER THAN, IN THE CASE OF THIS CLAUSE (B), SUCH AN AFFILIATE EXCLUDED FROM THE DEFINITION OF “DISQUALIFIED INSTITUTION” BY THE TERMS THEREOF).

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][12] Accepted for Recordation in the Register:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[Consented to:][13]

[Issuing Bank]

By:
Name:
Title:
[Consented to:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

D-1-4

[NAME OF SWING LINE LENDER]

By:
Name:
Title:][14]

[14]

To be added only in connection with an assignment of or related to Revolving Commitments (or related to Revolving Exposure) if the consent of the Swing Line Lenders is required by the terms of the Credit Agreement.

D-1-5

[Consented to]:[15]

US RADIOLOGY SPECIALISTS, INC.

By:
Name:
Title:

US OUTPATIENT IMAGING SERVICES, INC.

By:
Name:
Title:

[Consented to]:

[WELSH, CARSON, ANDERSON & STOWE, L.P.

By:
Name:
Title:][16]

[15]	To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.
[16]

To be added only in connection with assignments (but not participations) of Loans and Commitments under the Revolving Facility if the consent of the Investor thereto is required by the terms of the Credit Agreement.

D-1-6

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.07(1) and 10.07(2)(e) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(2)(c) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(1) and (2) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (viii) it has examined the list of Disqualified Institutions and it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

D-1-7

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging (including in.pdf format) means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1-8

EXHIBIT D-2

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION1

This Affiliated Lender Assignment and Assumption (this “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

If the Assignee hereunder is an Affiliated Lender, use this Exhibit D-2 to the Credit Agreement. If the Assignee is not an Affiliated Lender, do not use this Exhibit D-2 to the Credit Agreement and, instead, use Exhibit D-1 to the Credit Agreement.

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

D-2-1

1.	Assignor[s]:

Assignor is [not] a Defaulting Lender.

2.	Assignee[s]:

[for each Assignee, indicate if an Investor or an Affiliate of an Investor (other than (a) any Holdings Entity, the Borrowers or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person)]

3.	Affiliate Status:

4.	Borrower:	US Radiology Specialists, Inc. and US Outpatient Imaging Services, Inc.

5.	Administrative Agent:	Barclays Bank PLC, including any successor thereto, as the Administrative Agent under the Credit Agreement.

6.	Credit Agreement:	The Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto.

7.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitments/ Loans for all Lenders under such Facility[9]	Amount of Commitments/ Loans Assigned under such Facility		Percentage Assigned of Commitments/ Loans[10]	CUSIP Number
			$	$		%
			$	$	]	%
			$	$		%

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Affiliated Lender Assignment and Assumption (e.g. “Closing Date Revolving Borrowing,” “Closing Date Term Loans,” “Delayed Draw Term Loans,” “Incremental Revolving Commitment,” “Incremental Term Loans,” “Other Revolving Commitments,” “Other Term Loans,” “Revolving Commitment,” “Extended Term Loans,” “Extended Revolving Commitments,” “Replacement Loans,” etc.).

[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

D-2-2

[8.   Trade Date:              ]11

Effective Date:         , 20  [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-2-3

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted for Recordation in the Register:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[Consented to]:[12]

US RADIOLOGY SPECIALISTS, INC., as a Borrower

By:
Name:
Title:

US OUTPATIENT IMAGING SERVICES, INC., as a Borrower

By:
Name:
Title:

[12]	To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.

D-2-4

ANNEX 1 TO AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Affiliated Lender as such term is defined in the Credit Agreement, (iii) it meets all the requirements to be an assignee under Section 10.07(8) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(2)(c) of the Credit Agreement), (iv) from and after the Effective Date referred to in this Affiliated Lender Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(1) and (2) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the][such] Assigned Interest[,] [and] (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) any assignment to an Affiliated Lender which, after giving effect to its purchase and assumption of the Assigned Interest, results in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap at the time of such purchase and assumption, will be void ab initio in respect of the assignment of such excess amount.

a. Each Affiliated Lender hereby agrees that (i) it shall have no right to receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II of the Credit Agreement and (ii) shall not make any challenge to the Administrative Agent’s or any other Lender’s attorney client privilege on the basis of its status as a Lender.

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b. If [the] [each] Affiliated Lender is a Lender when a Debtor Relief proceeding is commenced by or against the Borrowers or any other Loan Party, [the] [each] Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by telecopy or other electronic imaging (including in.pdf format) means shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. This Affiliated Lender Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT E

FORM OF GUARANTY

[Attached]

EXECUTION VERSION

GUARANTY

Dated as of

December 15, 2020

among

US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC.,

US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC.,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

EXHIBITS
Exhibit I	Form of Guaranty Supplement

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This GUARANTY, is entered into as of December 15, 2020 by and among US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE

HOLDINGS, INC., a Delaware corporation (“USOIS Holdings”, and together with USRS Holdings, the “Holding Entities”), the other Guarantors party hereto from time to time and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent for the Secured Parties.

Reference is made to that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Holding Entities, US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower”, and together with the USRS Borrower, the “Borrowers”), BARCLAYS BANK PLC, as Administrative Agent, as Collateral Agent and as an Issuing Bank and as Swing Line Lender, and the Lenders from time to time party thereto.

The Lenders have agreed to extend credit to the Borrowers and the Issuing Banks have agreed to issue Letters of Credit for the account of the Borrowers, in each case, subject to the terms and conditions set forth in the Credit Agreement.

The obligations of the Lenders to extend such credit and the obligations of the Issuing Banks to issue Letters of Credit are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor on the Closing Date. The Guarantors are, as of the Closing Date, affiliates of one another and will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrowers pursuant to the Credit Agreement and (ii) the issuance of Letters of Credit by the Issuing Banks in accordance with the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Issuing Banks to issue such Letters of Credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Credit Agreement Definitions.

(a) Capitalized terms used in this Agreement, including in the preliminary statements above, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms.

As used in this Agreement, in addition to the terms defined in the preliminary statements above, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Section 3.01.

“Agreement” means this Guaranty, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Allocable Amount” has the meaning assigned to such term in Section 3.01.

“Guaranteed Obligations” means the “Obligations” as defined in the Credit Agreement.

“Guarantors” mean, collectively, the Holding Entities, the other Guarantors party hereto and any other Person that becomes a party to this Agreement after the Closing Date pursuant to Section 4.11; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.10, such Person shall automatically cease to be a Guarantor hereunder effective upon such release.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Indemnified Liabilities” has the meaning assigned to such term in Section 4.03(b).

“Indemnitees” has the meaning assigned to such term in Section 4.03(b).

“UFCA” has the meaning assigned to such term in Section 3.01.

“UFTA” has the meaning assigned to such term in Section 3.01.

ARTICLE II

Guarantee

Section 2.01 Guarantee.

Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. To the fullest extent permitted by applicable Law, each of the Guarantors (i) waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and (ii) also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

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Notwithstanding anything herein to the contrary, this Agreement shall be subject to the limitations set forth in the Collateral and Guarantee Requirement in all respects.

Section 2.02 Guarantee of Payment.

Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or any Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any Borrower and whether or not any other Guarantor or any Borrower is joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Section 2.03 No Limitations.

(a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.10, to the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any other Loan Party, the lack of legal existence of any Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by any Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any other Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Borrower, the Administrative

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Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date; or (ix) any other circumstance, any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, any Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the satisfaction of the Termination Conditions). Each Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the Security Agreement, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor, other than the satisfaction of the Termination Conditions. The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to them against any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent that the Termination Conditions have been satisfied. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Law, each Guarantor waives any and all suretyship defenses.

Section 2.04 Reinstatement.

Notwithstanding anything to the contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of any Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

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Section 2.05 Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sum to the Administrative Agent as provided above, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06 Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

Section 3.01 Indemnity, Subrogation and Subordination.

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior satisfaction of the Termination Conditions. If any amount shall erroneously be paid to any Borrower or any other Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other

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Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior satisfaction of the Termination Conditions. As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

Section 3.02 Excluded Obligation.

With respect to any Guarantor, the Guaranteed Obligations guaranteed or secured by such Guarantor shall not include any Excluded Swap Obligation. Notwithstanding the foregoing, each Qualified ECP Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any non-Qualified ECP Guarantor hereunder to honor all of such non-Qualified ECP Guarantor’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.02 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.02, or otherwise under this Agreement, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Subject to Section 4.10, the obligations of each Qualified ECP Guarantor under this Section 3.02 shall remain in full force and effect until the Termination Conditions have been satisfied. Each Qualified ECP Guarantor intends that this Section 3.02 constitute, and this Section 3.02 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other non-Qualified ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE IV

Miscellaneous

Section 4.01 Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to a Guarantor other than the Holding Entities shall be given in care of the Borrowers.

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Section 4.02 Waivers; Amendment.

(a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 4.03 Administrative Agent’s and Collateral Agent’s Fees and Expenses; Indemnification.

(a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent and the Collateral Agent and the Arrangers (and, to the extent set forth in Section 10.04 of the Credit Agreement, each Issuing Bank, Swing Line Lender, and the other Lenders) for its reasonable and documented out-of-pocket fees and expenses incurred hereunder in accordance with Section 10.04 of the Credit Agreement; provided that each reference therein to the “Borrowers” shall be deemed to be a reference to “each Guarantor.”

(b) Without duplication of any amounts paid by the Borrowers pursuant to Section 10.05 of the Credit Agreement, each Guarantor hereby agrees to indemnify and hold harmless the Agents, each Issuing Bank, each Swing Line Lender, each Lender, the Arrangers and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liabilities) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, the Loans, the Letters of Credit or the use, or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the

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documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of any Guarantor or any of its Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 4.03(b) may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Guarantors shall contribute the maximum portion that they are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or the Credit Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 4.03(b)). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 4.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 4.03(b) shall be paid within thirty (30) Business Days after written demand therefor. The agreements in this Section 4.03(b) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the satisfaction of the Termination Conditions and the repayment, satisfaction or discharge of all the other Obligations. This Section 4.03(b) shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by any Loan Party or any of its Affiliates under this Section 4.03(b) to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

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Section 4.04 Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as permitted under the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05 Representations and Warranties.

All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each other Secured Party, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.10 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06 Counterparts; Effectiveness; Several Agreement.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors then party hereto, the Administrative Agent and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 4.08 GOVERNING LAW, ETC.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) CONSENT TO JURISDICTION. THE GUARANTORS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) VENUE. THE GUARANTORS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH SECURED PARTY EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 4.08. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

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PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08(d).

(e) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 4.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 4.09 Obligations Absolute.

To the fullest extent permitted by applicable Law, all rights of the Collateral Agent, the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.10 Termination or Release.

(a) This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when the Termination Conditions have been satisfied.

(b) A Guarantor shall automatically be released from its obligations hereunder in the circumstances set forth in Sections 9.12 and 10.24 of the Credit Agreement.

(c) In connection with any termination or release pursuant to clauses (a) or (b) of this Section 4.10, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Guarantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 4.10 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

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(d) At any time that the respective Guarantor desires that the Administrative Agent or the Collateral Agent take any of the actions described in the immediately preceding clause (c), the Borrowers or such Guarantor shall, upon request of the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to clause (a) or (b) of this Section 4.10. The Administrative Agent and the Collateral Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.10.

Section 4.11 Additional Restricted Subsidiaries.

Each wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) that is required to become a Guarantor following the Closing Date pursuant to Section 6.11 of the Credit Agreement shall enter into this Agreement as a Guarantor in accordance with Section 6.11 of the Credit Agreement. Subject to the Excluded Subsidiary Joinder Exception, the Borrowers may, in their sole discretion, cause any Parent Company or Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Parent Company or Restricted Subsidiary, as applicable, to execute a Guaranty Supplement in accordance with the provisions of this Section 4.11; provided that, to the extent any Foreign Subsidiary or Parent Company is joined pursuant to the Excluded Subsidiary Joinder Exception, at the request of the Borrowers, any requirements under this Agreement as applied to such Foreign Subsidiary or Parent Company (solely, in the case of such Foreign Subsidiary, to the extent any such provision would not otherwise have applied in respect of such Foreign Subsidiary if it were a Restricted Subsidiary that did not constitute a Guarantor) may be disregarded, limited or modified (including with respect to the addition of customary limitations for syndicated loans applicable to the provision of guarantees and collateral in the applicable non-U.S. jurisdiction), in each case, as reasonably determined between the Borrowers, the Administrative Agent and the Collateral Agent. Upon execution and delivery by the Administrative Agent, the Collateral Agent and a Parent Company or Restricted Subsidiary, as applicable, of a Guaranty Supplement, such Parent Company or Restricted Subsidiary, as applicable, shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.12 Recourse; Limited Obligations.

This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS:

US RADIOLOGY SPECIALSITS, INC.
US OUTPATIENT IMAGING SPECIALISTS, INC.

By:
Name:
Title:

[OTHER GUARANTORS]

[Signature Page to Guaranty]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

BARCLAYS BANK PLC

By:
Name:
Title:

[Signature Page to Guaranty]

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT, dated as of     , 20  (this “Supplement”), to the Guaranty, dated as of July 2, 2018, by and among US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“USOIS Holdings”, and together with USRS Holdings, the “Holding Entities”), the other Guarantors party hereto from time to time and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent for the Secured Parties (as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Guaranty”).

A. Reference is made to that certain Credit Agreement, dated as of December [ ], 2020 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Holding Entities, US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower”, and together with the USRS Borrower, the “Borrowers”), BARCLAYS BANK PLC, as Administrative Agent, as Collateral Agent and as an Issuing Bank and as Swing Line Lender, and the Lenders from time to time party thereto.

B. Capitalized terms used herein, including in the preliminary statements above, and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guaranty, as applicable.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans to the Borrowers and the Issuing Banks to issue Letters of Credit. Section 4.11 of the Guaranty provides that additional Parent Companies and/or Restricted Subsidiaries, as applicable, of the Borrowers may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Parent Company or Restricted Subsidiary, as applicable (the “New Guarantor”), is executing this Supplement in accordance with the requirements of the Credit Agreement, or as directed by a Borrower in its sole discretion, to become a Guarantor under the Guaranty.

Accordingly, the parties hereto agree as follows:

Section 1. In accordance with Section 4.11 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when it shall have been executed by the New Guarantor, the Administrative Agent and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 of the Guaranty. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect, subject to the termination of the Guaranty pursuant to Section 4.10 thereof.

Section 5.

(a) THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) The other terms of Section 4.08 of the Guaranty with respect to submission to jurisdiction, venue, waiver of jury trial and consent to service of process are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby and (b) to the extent the joinder of such New Guarantor is required under Section 6.11 of the Credit Agreement, the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable and documented out of pocket expenses in connection with this Supplement as provided in Section 4.03(a) of the Guaranty.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Guaranty Supplement]

EXHIBIT F

FORM OF SECURITY AGREEMENT

[Attached]

Execution Version

PLEDGE AND SECURITY AGREEMENT

Dated as of December 15, 2020

by and among

THE GRANTORS REFERRED TO HEREIN

and

BARCLAYS BANK PLC,

as Collateral Agent

-ii-

SCHEDULES:

Schedule 1	Pledged Collateral
Schedule 2	Commercial Tort Claims

EXHIBITS:

Exhibit A	Form of Perfection Certificate
Exhibit B	Form of Joinder
Exhibit C	Form of Short Form Intellectual Property Security Agreement

-iii-

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Security Agreement”) is entered into as of December 15, 2020, by and among US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“USOIS Holdings”, and together with USRS Holdings, the “Holding Entities”), US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower”, and together with the USRS Borrower, the “Borrowers” under the Credit Agreement (defined below) and as a Grantor hereunder), certain Subsidiaries of the Borrowers from time to time party hereto as Grantors and BARCLAYS BANK PLC, in its capacity as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Holding Entities, BARCLAYS BANK PLC, as Administrative Agent, as Collateral Agent and as an Issuing Bank and as Swing Line Lender, and the Lenders from time to time party thereto, the Lenders have agreed to provide to the Borrowers credit facilities;

WHEREAS, certain additional extensions of credit may be made from time to time for the benefit of the Grantors pursuant to certain agreements related to Cash Management Services and Hedging Obligations; and

WHEREAS, it is a condition precedent to the Secured Parties’ obligation to make and maintain such extensions of credit that the Grantors shall have executed and delivered this Security Agreement to the Collateral Agent.

ACCORDINGLY, in order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement, and such agreements related to Cash Management Services and Hedging Obligations, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Terms Defined in Credit Agreement. All capitalized terms used herein (including terms used in the preamble and preliminary statements) and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2 Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Credit Agreement are used herein as defined in the UCC (and if defined in more than one article of the UCC, the terms shall have the meaning specified in Article 9 thereof).

Section 1.3 Terms Generally. The rules of construction and other interpretive provisions specified in Sections 1.02, 1.05 and 1.06 of the Credit Agreement shall apply to this Security Agreement, including with respect to terms defined in the preamble and preliminary statements hereto.

Section 1.4 Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Account Debtor” means any Person obligated on an Account.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Borrowers” shall have the meaning set forth in the Preamble to this Security Agreement. Upon the consummation of any transaction permitted by Section 7.03(4) of the Credit Agreement, “Borrowers” shall mean the Successor Borrower and the applicable existing Borrower.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Agent” shall have the meaning set forth in the Preamble to this Security Agreement.

“Commercial Tort Claim” shall have the meaning set forth in Article 9 of the UCC.

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Office” means the United States Copyright Office of the Library of Congress.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all U.S. copyrights, rights and interests in such copyrights, works protectable by copyright, copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Electronic Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Accounts” means, collectively, any segregated payroll accounts, any segregated withholding tax and fiduciary accounts, and any segregated escrow accounts holding funds for the benefit of third parties (other than any Grantor), in each case, to the extent solely used for such purpose.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“fair market value” shall have the meaning set forth in the Credit Agreement.

“Fixture” shall have the meaning set forth in Article 9 of the UCC.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” means the Initial Grantors and each additional Subsidiary Party, Parent Company, Successor Borrower and Successor Holdings that becomes party to this Security Agreement after the Closing Date.

“Holding Entities” shall have the meaning set forth in the Preamble to this Security Agreement, and shall also include any Successor Holdings.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.17.

“Indemnitees” shall have the meaning set forth in Section 7.17.

“Initial Grantors” means the Holding Entities, the Borrowers and the Subsidiaries of the Borrowers party to this Security Agreement as of the Closing Date.

“Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Grantor, all U.S. intellectual property rights now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks and all related registrations of any of the foregoing.

“Intellectual Property Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements to which such Grantor grants or obtains any right with respect to any (1) Patents, (2) Copyrights, (3) Trademarks or (4) any other Intellectual Property, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Intellectual Property Security Agreements” means agreements substantially in the form of the Form of Short Form Intellectual Property Security Agreement set forth in Exhibit C hereto.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC but shall not include any Equity Interests excluded from the definition of Pledged Collateral including, for the avoidance of doubt, any Equity Interests of any Foreign Subsidiary or Foreign Subsidiary Holdco in excess of 65% of the total issued and outstanding Equity Interests of such Foreign Subsidiary or Foreign Subsidiary Holdco.

“Letter-of-Credit Right” shall have the meaning set forth in Article 9 of the UCC.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all U.S. patents and patent applications; (b) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (c) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements thereof; and (e) all rights corresponding to any of the foregoing.

“Perfection Certificate” means a certificate substantially in the form of Exhibit A completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of each of the Holding Entities and Borrowers.

“Pledged Collateral” means, collectively, (a) all of the Equity Interests of Restricted Subsidiaries that are Material Subsidiaries held by the Borrowers or any other Grantor (other than Equity Interests that are Excluded Assets) and all of the Equity Interests of the Borrowers held by the Holding Entities or any other Grantor, including in each case such Equity Interests not constituting Excluded Assets and described in Schedule 1 issued by the entities named therein, provided that, in the case of any Equity Interests of any Foreign Subsidiary or Foreign Subsidiary Holdco, “Pledged Collateral” shall be limited to no more than 65% of the total issued and outstanding Equity Interests of such Foreign Subsidiary or Foreign Subsidiary Holdco, (b) each promissory note, Tangible Chattel Paper and Instrument evidencing Indebtedness for borrowed money (other than any intercompany Indebtedness) with a principal amount in excess of $12,500,000 (individually) owed to any Grantor (other than such promissory notes, Tangible Chattel Paper and Instruments that are Excluded Assets), including those not constituting Excluded Assets and described in Schedule 1 and issued by the entities named therein, in each case with respect to clause (a) and (b) above, as such Schedule may be amended from time to time by any Grantor or any Borrower and (c) the Intercompany Note (other than obligations of payors evidenced thereby that constitute Excluded Assets).

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means “Obligations” as such term is defined in the Credit Agreement.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings on account of any Equity Interest constituting Collateral, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Subsidiary Party” means each Subsidiary that is party to this Security Agreement as of the Closing Date and each Subsidiary that becomes a party to this Security Agreement as a Subsidiary Party after the Closing Date in accordance with Section 7.11.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Tangible Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Termination Date” means the date on which the Termination Conditions have been satisfied.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all U.S. trademarks (including service marks), trade names and trade dress, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, and to secure the prompt and complete payment and performance of all Secured Obligations, a security interest in all of its right, title and interest in, to and under all of the following property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c) all Intellectual Property and Intellectual Property Licenses;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Instruments;

(i) all Inventory and Goods;

(j) all Investment Property;

(k) all Pledged Collateral;

(l) all Letter-of-Credit Rights and Supporting Obligations;

(m) all Deposit Accounts (other than Excluded Accounts);

(n) all Commercial Tort Claims as specified from time to time in Schedule 2 hereto;

(o) all cash or other property deposited with the Collateral Agent or any Lender or any Affiliate of the Collateral Agent or any Lender and which the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, or any Lender or such Affiliate is entitled to retain, or otherwise possess, as collateral pursuant to the provisions of this Security Agreement or any of the Loan Documents, including amounts on deposit in any Cash Collateral Account;

(p) all information contained in books, records, files, correspondence, computer programs, tapes, disks and related data processing software identifying or pertaining to any of the foregoing or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(q) any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include, or the security interest attach to any Excluded Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

Section 3.1 Title, Perfection and Priority.

(a) Each Grantor has good and valid rights in, or the power to transfer, the Collateral which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e) and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. This Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral granted by each Grantor. No material consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Security Agreement, except (i) such as have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), (ii) for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Subject to the limitations set forth in clause (c) of this Section 3.1 and to the Collateral and Guarantee Requirement, the security interests granted pursuant to this Security Agreement will constitute valid perfected security interests in the Collateral in favor of the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to secure the prompt and complete payment and performance of all Secured Obligations, upon (A) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code of any jurisdiction, the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices as set forth in the Perfection Certificate, (B) in the case of Instruments, Tangible Chattel Paper and certificated Securities, the delivery thereof to the Collateral Agent (or its non-fiduciary agent or designee) and to the extent a security interest in such Collateral may be perfected by filing a financing statement under the Uniform Commercial Code, the earlier of such date of delivery and the filing of the financing statements referred to in clause (A) and (C) in the case of Collateral constituting United States federal registered or applied-for Intellectual Property and Intellectual Property Licenses pursuant to which any Grantor is granted an exclusive license to one or more registered United States Copyrights that are identified in such Intellectual Property Licenses, the filing of the financing statements referred to in clause

(A) and the completion of the filing and recording of fully executed Intellectual Property Security Agreements (x) in the USPTO or (y) in the Copyright Office, as applicable, and are prior to all other Liens on the Collateral other than Liens permitted under Section 4.1(e) having priority over the Collateral Agent’s Lien either by operation of law or otherwise.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the Uniform Commercial Code of any applicable jurisdiction, (ii) filing and recording fully executed Intellectual Property Security Agreements (x) in the USPTO or (y) in the Copyright Office, as applicable, (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments or certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.2 herein, delivery to the Collateral Agent to be held in its possession in the United States, and (iv) in the case of Collateral that consists of Commercial Tort Claims, taking the actions specified in Section 4.6. No Grantor shall be required to (x) grant the Collateral Agent perfection through control agreements or perfection by Control with respect to any Collateral (other than in respect of Pledged Collateral) or (y) take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest (including any Intellectual Property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction). Notwithstanding anything herein (including this Section 3.1), no Grantor makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13 or 4.01(1)(c) of the Credit Agreement, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(1)(c) of the Credit Agreement.

Section 3.2 Type and Jurisdiction of Organization, Organizational and Identification Numbers. The jurisdiction of organization of each Grantor as of the Closing Date is set forth in the Perfection Certificate.

Section 3.3 Principal Location. Each Grantor’s location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), in each case as of the Closing Date, is disclosed in the Perfection Certificate.

Section 3.4 [Reserved]

Section 3.5 Exact Names. As of the Closing Date, the name of each Grantor set forth in Schedule 1 of the Perfection Certificate is the exact name of such Grantor as it appears in such Grantor’s certificate of organization or like document, as amended, as filed with such Grantor’s jurisdiction of organization.

Section 3.6 Chattel Paper. Schedule 1 hereto lists all Tangible Chattel Paper with a stated amount in excess of $12,500,000 of each Grantor as of the Closing Date.

Section 3.7 Intellectual Property. As of the Closing Date, Schedule 4 of the Perfection Certificate sets forth a true and accurate list of: (a) all Patents, Trademarks and Copyrights owned by any Grantor that are registered or applied-for in the USPTO or United States Copyright Office, and (b) all Intellectual Property Licenses pursuant to which any Grantor is granted an exclusive license to one or more registered United States Copyrights that are identified in such Intellectual Property Licenses.

Section 3.8 No Financing Statements or Security Agreements. As of the Closing Date, no Grantor has filed or consented to the filing of any financing statement or security agreement naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Collateral Agent, on behalf of the Secured Parties, as the secured party or (b) as permitted by Section 4.1(e) and 4.1(f).

Section 3.9 Pledged Collateral.

(a) Schedule 1 hereto sets forth a complete and accurate list, as of the Closing Date, of all of the Pledged Collateral (other than the Intercompany Note) and, with respect to any Pledged Collateral constituting any Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the Closing Date, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Schedule 1 as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 7.01 of the Credit Agreement. Each Grantor further represents and warrants that, as of the Closing Date, (i) all Pledged Collateral constituting an Equity Interest issued by a Grantor or a wholly owned Subsidiary of a Grantor has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and (if applicable) non-assessable, (ii) with respect to any certificates delivered to the Collateral Agent (or its non-fiduciary agent or designee) representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Collateral Agent so that the Collateral Agent (or its non-fiduciary agent or designee) may take steps to perfect its security interest therein as a General Intangible and (iii) to the best of its knowledge, any Pledged Collateral that represents Indebtedness owed to any Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer, subject to applicable Debtor Relief Laws and general principles of equity, and such issuer is not in default thereunder.

(b) As of the Closing Date, except for restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally, none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.

Section 3.10 Commercial Tort Claims. As of the Closing Date, no Grantor holds any Commercial Tort Claims having a value in excess of $12,500,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated in Schedule 2 hereto.

Section 3.11 Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the Closing Date.

ARTICLE IV

COVENANTS

From the Closing Date, and thereafter until the Termination Date, each Grantor agrees that:

Section 4.1 General.

(a) Collateral Records. Each Grantor will maintain complete and accurate books and records in accordance with the requirements of Section 6.09 of the Credit Agreement.

(b) Authorization to File Financing Statements; Ratification. Each Grantor hereby authorizes the Collateral Agent to file, and if requested will deliver to the Collateral Agent, all financing statements (including fixture filings, amendments and continuations) and other documents and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral to the extent required by Section 3.1. Any financing statement filed by the Collateral Agent may be filed in any filing office in any applicable Uniform Commercial Code jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, if applicable, (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a Fixture filing, a sufficient description of real property to which the Collateral relates. Each Grantor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request. Each Grantor also ratifies its authorization for the Collateral Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements covering the Collateral or amendment thereto if filed prior to the date hereof.

(c) Further Assurances. Each Grantor will, if reasonably requested by the Collateral Agent:

(i) take or cause to be taken such further actions in accordance with Section 6.13 of the Credit Agreement;

(ii) subject to the Collateral and Guarantee Requirement, and in accordance with Sections 6.11 and 6.13 of the Credit Agreement, take such other actions as the Collateral Agent reasonably deems appropriate under applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Security Agreement; and

(iii) defend the security interests created hereby and priority thereof against the claims and demands not permitted by the Loan Documents of all Persons whomsoever.

(d) Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for sales, leases, transfers and other dispositions permitted under Section 7.04 of the Credit Agreement.

(e) Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the Liens created by this Security Agreement, and (ii) Liens permitted by Section 7.01 of the Credit Agreement.

(f) Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted by Section 4.1(e).

(g) Change of Name, Etc. Each Grantor agrees to promptly furnish to the Collateral Agent (and in any event within sixty (60) days of such change or such longer period as the Collateral Agent may agree) written notice of any change in: (i) such Grantor’s legal name; (ii) the location of such Grantor’s chief executive office or its principal place of business or (iii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation.

(h) Exercise of Duties. Anything herein to the contrary notwithstanding, (a) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (b) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.2 Delivery of Pledged Collateral.

(a) Each Grantor will promptly deliver to the Collateral Agent (or its non-fiduciary agent or designee) upon execution of this Security Agreement all certificates or instruments, if any, representing or evidencing the Pledged Collateral (other than checks received in the ordinary course of business) required to be delivered on the Closing Date in accordance with Section 4.01(1)(c) of the Credit Agreement, together with duly executed instruments of transfer or assignments in blank.

(b) Each Grantor will deliver to the Collateral Agent (or its non-fiduciary agent or designee) within sixty (60) days after receipt thereof by such Grantor (or such longer period as the Collateral Agent may agree), all certificates or instruments, if any, representing or evidencing Pledged Collateral acquired after the date hereof (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments in blank.

Section 4.3 Uncertificated Pledged Collateral. Unless otherwise consented to by the Collateral Agent, Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate, and in the organizational documents of such entity, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the UCC:

“The [partnership/limited liability company] hereby irrevocably elects that all [partnership/membership] interests in the [partnership/limited liability company] shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing [partnership/membership] interests in the [partnership/limited liability company] shall bear the following legend: ‘This certificate evidences an interest in [name of [partnership/limited liability company]] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.’ No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

or (ii) not be represented by a certificate and the applicable Grantor shall cause the issuer of such interests not to have elected to treat such interests as a “security” within the meaning of Article 8 of the UCC.

Section 4.4 Pledged Collateral.

(a) Registration in Nominee Name; Denominations. The Collateral Agent (or its non-fiduciary agent or designee), on behalf of the Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Collateral Agent (or its non-fiduciary agent or designee) copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Following the occurrence and during the continuance of an Event of Default and after at least three (3) Business Days’ prior written notice to the applicable Grantor, the Collateral Agent (or its non-fiduciary agent or designee) shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(b) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not in conflict with this Security Agreement, the Credit Agreement or any other Loan Document; provided, however, that no vote or other right shall be exercised or action taken that would reasonably be expected to have the effect of materially and adversely impairing the rights of the Collateral Agent in respect of the Pledged Collateral (except as expressly permitted under the terms and conditions of the Credit Agreement). The Collateral Agent will at the sole cost and expense of the Grantors execute and deliver (or cause to be executed and delivered to such Grantor) all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise such voting or other rights that it is entitled to exercise pursuant to this Section 4.4(b), in each case as specified in such request and in form and substance reasonably satisfactory to the Collateral Agent and such Grantor.

(ii) Each Grantor will permit the Collateral Agent (or its non-fiduciary agent or designee) at any time after the occurrence and during the continuance of an Event of Default, after at least three (3) Business Days’ prior written notice to the applicable Grantor, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof; provided, that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(iii) So long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Secured Parties and shall be forthwith delivered to the Collateral

Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment). Upon the occurrence and during the continuance of an Event of Default, and prior written notice to the Grantors from the Collateral Agent of its intent to exercise remedies, all rights of each Grantor to receive dividends, interest, principal or other distributions which it would otherwise be authorized to receive and retain pursuant to preceding sentence shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral and such dividends, interest, principal or other distributions. All such dividends, interest, principal or other distributions which are received by any Grantor contrary to the provisions of this Section 4.4(b)(iii) shall be received for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Collateral in its possession if requested to be delivered to the issuer thereof for cancellation in connection with any exchange, redemption or sale of such Pledged Collateral permitted pursuant to the terms of the Credit Agreement.

(iv) Each Pledgor shall, at its sole cost and expense, from time to time following the occurrence and during the continuance of an Event of Default execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise and to receive all dividends, interest, principal or other distributions which it may be entitled to receive.

Section 4.5 Intellectual Property.

(a) Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any Intellectual Property License held by such Grantor in order to enforce the security interests granted hereunder.

(b) Except to the extent such actions are not required, pursuant to Section 4.5(e) below, each Grantor shall in its reasonable business judgment notify the Collateral Agent promptly if it knows or reasonably expects that any application or registration of any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral and material to the conduct of such Grantor’s business may become abandoned or dedicated to the public, or of any material adverse determination regarding such Grantor’s ownership of any such material registered Patent, Trademark or Copyright, or to keep and maintain the same.

(c) In the event that any Grantor, either directly or through any agent or designee, files an application for the registration of (or otherwise becomes the owner of) any material Patent, Trademark or Copyright or acquires any registration or application for registration of any United States Patent, Trademark or Copyright, such Grantor will, concurrently with any delivery of financial statements pursuant to Sections 6.01(1) and 6.01(2) of the Credit Agreement, provide the Collateral Agent written notice thereof, and, upon request of the Collateral Agent, such Grantor shall promptly execute and deliver to the Collateral Agent the appropriate supplemental Intellectual Property Security Agreements or other instruments as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such material United States Patent, Trademark (other than “intent-to-use” trademark applications prior to the accepted filing and acceptance of a “Statement of Use” or “Amendment to Allege Use”) or Copyright of such Grantor relating thereto or represented thereby.

(d) Except to the extent such actions are not required, pursuant to Section 4.5(e) below, each Grantor shall take all reasonable and necessary actions or other actions reasonably requested by the Collateral Agent to maintain each of the registered United States Patents, Trademarks and Copyrights (now or hereafter existing) included in the Collateral that are material to the conduct of such Grantor’s business, except in cases where (y) the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (z) in the ordinary course of business consistent with past practice, such Grantor reasonably decides to abandon, allow to lapse or expire any Patent, Trademark or Copyright.

(e) Nothing in this Security Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue, or otherwise allowing to lapse, terminate or put into the public domain, any of its Collateral constituting Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such disposition, discontinuance, abandonment or other action (or non-action) is desirable in the conduct of its business or otherwise would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Each Grantor shall, unless it shall reasonably determine that a Patent, Trademark or Copyright is not material to the conduct of its business, or that such actions are not required pursuant to Section 4.5(e) above, promptly notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution of any material Patent, Trademark or Copyright and to recover any and all damages for such infringement, misappropriation or dilution, or shall take such other actions as are appropriate under the circumstances in its reasonable business judgment to protect such Patent, Trademark or Copyright.

Section 4.6 Commercial Tort Claims. Each Grantor shall promptly notify the Collateral Agent of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and, unless the Collateral Agent otherwise consents, such Grantor shall update Schedule 2 hereto, thereby granting to the Collateral Agent a security interest in such Commercial Tort Claim(s). The requirement in the preceding sentence shall not apply to the extent that the value of such Commercial Tort Claim does not exceed $12,500,000 or to the extent such Grantor shall have previously notified the Collateral Agent with respect to any previously held or acquired Commercial Tort Claim.

ARTICLE V

REMEDIES

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:

(a) the Collateral Agent may (and at the direction of the Required Lenders, shall) exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Credit Agreement or any other Loan Document provided that this Section 5.1(a) shall not be understood to limit any rights available to the Collateral Agent and the Secured Parties under the Loan Documents prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable Law (including, without limitation, any Law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any control or similar agreement and take any action provided therein with respect to the applicable Collateral;

(iv) to the extent permitted by applicable Law, enter the premises of any Grantor where any Collateral is located (through self-help, and without judicial process) to, subject to the mandatory requirements of applicable Law, collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable; provided that the Collateral Agent shall give the applicable Grantor at least three (3) Business Days’ prior written notice of the Collateral Agent’s intention to sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral; and

(v) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

(b) Each Grantor acknowledges and agrees that the compliance by the Collateral Agent, on behalf of the Secured Parties, with any applicable state or federal Law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by Law, upon any private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d) Until the Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities Laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

Section 5.2 Grantors’ Obligations Upon Default. Upon the written request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at such Grantor’s premises or elsewhere; and

(b) permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.3 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, subject to pre-existing rights and licenses, a nonexclusive, exercisable without payment of royalty or other compensation to such Grantor, irrevocable (until termination of this Security Agreement) license to use or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor and included in the Collateral, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, (i) that any such licenses granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; (ii) that any such licenses granted hereunder with regard to trade secrets shall be subject to the requirement that the secret status of trade secrets be maintained and reasonable steps are taken to ensure that they are maintained; and (iii) that the Collateral Agent shall have no greater rights than those of any such Grantor under any such license granted hereunder. The use of the license granted pursuant to this Section 5.3 of the preceding sentence by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any permitted license or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1 Account Verification. The Grantors acknowledge that after the occurrence and during the continuance of an Event of Default after prior written notice to the relevant Grantor of its intent to do so, the Collateral Agent may in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount and terms of, and any other matter reasonably relating to, the Accounts owing by such Account Debtor to such Grantor (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

Section 6.2 Authorization for Secured Party to Take Certain Action.

(a) Each Grantor hereby (i) authorizes the Collateral Agent, at any time and from time to time in the sole discretion of the Collateral Agent (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (2) to file amendments of a financing statement (which would not, without each Borrower’s prior written consent, add new collateral or add a debtor) in such offices as the Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (ii) appoints, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent as its attorney in fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted by Section 7.01 of the Credit Agreement), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided herein or in the Credit Agreement or any other Loan Document, (3) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (8) to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (9) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (10) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Collateral Agent for any reasonable payment made or any reasonable documented expense incurred by the Collateral Agent in connection with any of the foregoing, in accordance with, and solely to the extent required by, the provisions of Section 10.04 of the Credit Agreement; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b) All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

Section 6.3 PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS, EFFECTIVE UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL IN ACCORDANCE WITH SECTION 4.4(b)(ii), WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON WRITTEN NOTICE BY THE COLLATERAL AGENT TO THE APPLICABLE GRANTOR AT ANY TIME AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Section 6.4 NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.12. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Waivers. To the maximum extent permitted by applicable Law, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable Law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable Law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence of and during the continuance of an Event of Default), except such as arise solely out of the gross negligence, bad faith or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral (after the occurrence of and during the continuance of an Event of Default), made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable Law) of any kind in connection with this Security Agreement or any Collateral.

Section 7.2 Limitation on Agent’s and Secured Party’s Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent, nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable Law imposes duties on the Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees to the maximum extent permitted by applicable Law that it would be commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable Law in the absence of this Section 7.2.

Section 7.3 Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and such Grantor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 7.4 in accordance with Section 10.04 of the Credit Agreement. Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable in accordance with Section 10.04 of the Credit Agreement.

Section 7.5 No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Collateral Agent or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Secured Party therefrom shall in any event be effective unless in writing signed by the Collateral Agent with the concurrence or at the direction of the Lenders required under Section 10.01 of the Credit Agreement (if any), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent, the Holding Entities, the Borrowers and the other Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 7.6 Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

Section 7.7 Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part, thereof, is rescinded, reduced restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 7.8 Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Collateral Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement). Except as provided in Section 10.07 of the Credit Agreement, no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, hereunder.

Section 7.9 Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Section 7.10 Expenses. Solely to the extent required by Section 10.04 of the Credit Agreement, each Grantor jointly and severally agrees to reimburse the Collateral Agent for any and all reasonable and documented out-of-pocket expenses paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.11 Additional Grantors. Pursuant to and in accordance with Section 6.11 of the Credit Agreement, each Grantor shall cause (i) each wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) formed or acquired after the date of this Security Agreement in accordance with the terms of the Credit Agreement and (ii) any wholly owned Material Domestic Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary and is continuing as a Restricted Subsidiary, to enter into this Security Agreement as a Subsidiary Party within ninety (90) days after such formation, acquisition or designation (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion); for the avoidance of doubt, a Borrower may, in its sole discretion, cause any Parent Company or Restricted Subsidiary that is not required to join this Security Agreement to execute an instrument in substantially the form of Exhibit B hereto subject, in the case of any Parent Company or Restricted Subsidiary organized in a foreign jurisdiction, to the Excluded Subsidiary Joinder Exception, provided that, (i) to the extent any Foreign Subsidiary or Parent Company is joined pursuant to the Excluded Subsidiary Joinder Exception, any requirements under this Agreement as applied to such Foreign Subsidiary or Parent Company may be modified (including with respect to the addition of customary limitations for syndicated loans applicable to the provision of guarantees and collateral in the applicable non-U.S. jurisdiction) as reasonably determined by such Borrower and the Collateral Agent and (ii) the Administrative Agent shall have received at least two (2) Business Days prior to the effectiveness of such joinder all documentation and other information in respect of such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. Upon execution and delivery by the Collateral Agent and such Subsidiary of an instrument in substantially the form of Exhibit B hereto, such Subsidiary shall become a Subsidiary Party and Grantor hereunder with the same force and effect as if originally named as a Subsidiary Party and Grantor herein. Upon execution and delivery by the Collateral Agent and a Parent Company of an instrument in substantially the form of Exhibit B hereto, such Parent Company shall be a Grantor hereunder with the same force and effect as if originally named as a Grantor hereunder. In the event a Successor Borrower or Successor Holdings is required pursuant to Section 7.03 of the Credit Agreement to enter into this Security Agreement, upon execution of an instrument substantially in the form of Exhibit B or such other form reasonably satisfactory to the Collateral Agent, such Successor Borrower or Successor Holdings shall be a Grantor and shall succeed to, be substituted for, and assume all of the obligations of the applicable Borrower or Holdings Entity, respectively. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder.

The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Security Agreement.

Section 7.12 Termination or Release.

(a) This Security Agreement and the Liens and security interests created hereby shall continue in effect until, and shall terminate on, the Termination Date.

(b) A Grantor shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Grantor shall be automatically released in the circumstances set forth in Section 9.12 and Section 10.24 of the Credit Agreement, including, with respect to any Subsidiary Party, as a result of any transaction permitted under the Credit Agreement pursuant to which such Subsidiary Party ceases to be a Restricted Subsidiary of a Borrower, or otherwise becomes an Excluded Subsidiary (subject to the Excluded Subsidiary Joinder Exception).

(c) Upon any sale, transfer or other disposition by any Grantor of any Collateral that is permitted under Section 4.1(d) to any Person that is not another Grantor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral as set forth in Section 9.12 or Section 10.24 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) The security interests granted hereunder on any Collateral, to the extent such Collateral is comprised of property leased to a Grantor, shall be automatically released upon termination or expiration of such lease, pursuant to Section 9.12 or Section 10.24 of the Credit Agreement.

(e) The security interest in any Collateral shall be automatically released in any circumstance set forth in Section 9.12 or Section 10.24 of the Credit Agreement or upon any release of the Lien on such Collateral in accordance with Section 9.12 or Section 10.24 of the Credit Agreement.

(f) In connection with any termination or release pursuant to Section 7.12(a), (b), (c), (d), or (e), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of Section 7.10, the Borrowers shall reimburse (or cause to be reimbursed) the Collateral Agent in accordance with Section 10.04 of the Credit Agreement for all reasonable and documented out-of-pocket costs and expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.12.

Section 7.13 Entire Agreement. This Security Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between each Grantor and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Collateral Agent relating to the Collateral.

Section 7.14 GOVERNING LAW, ETC.

(a) GOVERNING LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) CONSENT TO JURISDICTION. EACH GRANTOR, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE COLLATERAL AGENT AND SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) VENUE. EACH GRANTOR, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 7.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING

TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.1. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.17 Indemnity. Without duplication of any amounts paid by the Borrowers pursuant to Section 10.05 of the Credit Agreement, each Grantor hereby agrees to indemnify and hold harmless the Collateral Agent, the other Agents, each Issuing Bank, each Swing Line Lender, each other Lender, the Arrangers and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liabilities) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to this Security Agreement or to the execution, delivery, enforcement, performance and administration of this Security Agreement and the other Loan Documents, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of any Grantor or any of its Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 7.17 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Grantors shall contribute the maximum portion that they are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Security Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Security Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to Indemnification pursuant to this Section 7.17). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.17 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 7.17 shall be paid within thirty (30) Business Days after written demand therefor. The agreements in this Section 7.17 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 7.17 shall not apply to any Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by any Loan Party or any of its Affiliates under this Section 7.17 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

Section 7.18 Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic imaging (including in.pdf format) means shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.19 Mortgages. In the case of a conflict between this Security Agreement and the Mortgages (if any) with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Security Agreement and the Mortgages, this Security Agreement shall govern.

ARTICLE VIII

NOTICES

Section 8.1 Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrowers at the applicable Borrower’s address set forth on Schedule 10.02 to the Credit Agreement.

Section 8.2 Change in Address for Notices. Each of the Grantors, the Collateral Agent and the Lenders may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

US RADIOLOGY SPECIALSITS, INC.
US OUTPATIENT IMAGING SPECIALISTS, INC.

By:
Name:
Title:

US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC.
US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC.

By:
Name: Title:

[Signature Page to Pledge and Security Agreement]

GRANTORS:

TOUCHSTONE IMAGING OF HOT SPRINGS, LLC
TOUCHSTONE IMAGING OF OMAHA, LLC
TOUCHSTONE IMAGING OF DRY CREEK, LLC
TOUCHSTONE IMAGING OF PENSACOLA, LLC
TOUCHSTONE IMAGING OF OKLAHOMA, LLC
TOUCHSTONE IMAGING OF OKLAHOMA RE HOLDINGS, LLC
DRY CREEK IMAGING, LLC
MBX MEDICAL BILLING EXPERTS, LLC
U.S. RADIOLOGY, INC. AMERICAN HEALTH IMAGING OF DALLAS, LLC
SAN ANTONIO DIAGNOSTIC IMAGING, INC.
MEDICAL FINANCE GROUP, INC.
U.S. IMAGING, INC.
SOUTH LOOP MRI CENTER, INC. STEEPLECHASE DIAGNOSTIC CENTER, INC.
BAY CITY IMAGING, INC. BEAUMONT MRI, INC. EAST SIDE IMAGING, INC. FORT BEND IMAGING, INC. TOMBALL MRI, INC. PEARLAND MRI, LLC
DIVERSIFIED RADIOLOGY OF COLORADO, INC.
DIVERSIFIED RADIOLOGY NETWORK, LLC

By:
Name:	John Perkins
Title:	President and Chief Executive Officer

AMERICAN HEALTH IMAGING, INC.

By:
Name:	John Perkins
Title:	Chairman

[Signature Page to Pledge and Security Agreement]

TOUCHSTONE IMAGING OF TYLER, LP
TOUCHSTONE IMAGING OF MESQUITE, LP

By: Touchstone Medical Imaging, LLC, its general partner

By:
Name:	John Perkins
Title:	Chief Executive Officer

TOUCHSTONE MEDICAL IMAGING, LLC

By:
Name:	John Perkins
Title:	Chief Executive Officer

US RADIOLOGY SPECIALISTS OF COLORADO, LLC

By:
Name:	John Perkins
Title:	President

INFINITY MRI & DIAGNOSTICS CENTER PEARLAND – II, L.P.

By: PEARLAND MRI, LLC, its general partner

By:
Name:	John Perkins
Title:	President and Chief Executive Officer

[Pledge and Security Agreement]

AMERICAN HEALTH IMAGING OF AUGUSTA, LLC
AMERICAN HEALTH IMAGING OF BRUNSWICK, LLC
AMERICAN HEALTH IMAGING OF CANTON, L.L.C.
AMERICAN HEALTH IMAGING OF CUMMING, LLC
AMERICAN HEALTH IMAGING OF DECATUR, LLC
AMERICAN HEALTH IMAGING OF DOUGLASVILLE LLC
AMERICAN HEALTH IMAGING OF FAYETTEVILLE, LLC
AMERICAN HEALTH IMAGING OF GEORGIA, L.L.C.
AMERICAN HEALTH IMAGING OF HIRAM, LLC
AMERICAN HEALTH IMAGING OF LAWRENCEVILLE, L.L.C.
AMERICAN HEALTH IMAGING OF MARIETTA, LLC
AMERICAN HEALTH IMAGING OF NEWNAN, L.L.C.
AMERICAN HEALTH IMAGING OF NWN, LLC
AMERICAN HEALTH IMAGING OF SANDY SPRINGS, LLC
AMERICAN HEALTH IMAGING OF WEST COBB, L.L.C.
AMERICAN HEALTH IMAGING STAND UP MRI, LLC
AMERICAN PHYSICIAN MANAGEMENT SERVICES, LLC
AMERICAN HEALTH IMAGING OF FLORIDA, L.L.C.
TALLAHASSEE HEALTH IMAGING, L.L.C.
AMERICAN HEALTH IMAGING OF ALABAMA, LLC
AMERICAN GRAND, LLC GRANDVIEW IMAGING, LLC AMERICAN HEALTH IMAGING OF SOUTH CAROLINA, LLC RADIOLOGY LTD., LLC
TUCSON IMAGING ASSOCIATES, L.L.C.
AMERICAN HEALTH IMAGING OF SAVANNAH, LLC

[Pledge and Security Agreement]

US RADIOLOGY SPECIALISTS OF THE CAROLINAS, LLC

By:
Name:	John Perkins
Title:	President and Chief Executive Officer

[Pledge and Security Agreement]

COLLATERAL AGENT:

BARCLAYS BANK PLC

By:
Name: Title:

[Signature Page to Pledge and Security Agreement]

SCHEDULE 1

Pledged Collateral

Pledged Collateral constituting Equity Interests

ISSUER	RECORD OWNER/GRANTOR	CERTIFICATE NO. (IF APPLICABLE)	NUMBER OF SHARES/INTEREST OWNED	PERCENTAGE OF TOTAL EQUITY INTERESTS OF ISSUER PLEDGED
[•]	[•]	[•]	[•]	[•]

Pledged Collateral constituting Intercompany Notes, Tangible Chattel Paper and Instruments

[•].

SCHEDULE 2

Commercial Tort Claims

None.

EXHIBIT A

Form of Perfection Certificate

[See attached.]

EXHIBIT B

Form of Joinder

[See attached.]

EXHIBIT C

Form of Short Form Intellectual Property Security Agreement

[See attached.]

EXHIBIT G-1

FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT

[Attached]

G-1-1

EXHIBIT G-1

[FORM OF]

EQUAL PRIORITY INTERCREDITOR AGREEMENT

Dated as of [                    ], 20[ ]

among

US RADIOLOGY SPECIALISTS, INC.

US OUTPATIENT IMAGING SPECIALISTS, INC.,

as the Borrowers,

US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. and

US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC.,

as Holding Entities,

and the other Grantors from time to time party hereto,

BARCLAYS BANK PLC,

as Administrative Agent for the Credit Agreement Secured Parties,

[   ]

as the Additional First Lien Agent,

[   ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of [     ], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”), US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), the other Grantors (as defined below) from time to time party hereto, BARCLAYS BANK PLC, as collateral agent and administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [   ], as collateral agent for the Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional First Lien Agent”), [    ], as Authorized Representative (as defined below) for the Initial Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional First Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Additional First Lien Agent (for itself and on behalf of the Additional First Lien Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below: “Additional First Lien Agent” means the Initial Additional First Lien Agent; provided, that following the Discharge of the Initial Additional First Lien Obligations, the Additional First Lien Agent shall be the Authorized Representative of a Series of Additional First Lien Obligations then outstanding as designated by (i) if prior to the Discharge of Credit Agreement Obligations, the Major Non-Controlling Authorized Representative, or (ii) if after the Discharge of Credit Agreement Obligations, the Applicable Authorized Representative.

“Additional First Lien Debt Documents” means, with respect to the Initial Additional First Lien Obligations or any Series of Additional First Lien Obligations and any Refinancing of such debt, the notes, indentures, credit agreements, loan agreements, note purchase agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First Lien Debt Documents and the Additional First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First Lien Obligations or any Series of Additional First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First Lien Obligations) has been designated as Additional First Lien Obligations pursuant to Section 5.13 hereto.

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“Additional First Lien Obligations” means all amounts owing to any Additional First Lien Secured Party (including the Initial Additional First Lien Secured Parties) pursuant to the terms of any Additional First Lien Debt Document (including the Initial Additional First Lien Debt Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy at the rate provided for in the respective Additional First Lien Debt Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnification, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First Lien Secured Parties.

“Additional First Lien Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional First Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First Lien Agent.

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“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional First Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other series of Additional Senior Class Debt or Additional Senior Class Debt Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative named as the “New Representative” for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, administration, rearrangement, judicial management, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar federal, state, or foreign debtor relief laws (including under any applicable corporate statute) of the United States or other applicable jurisdictions from time to time in effect.

“Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to any Lien created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Administrative Agent, and (ii) in the case of the Additional First Lien Obligations, the Additional First Lien Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Administrative Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of December 15, 2020, among the Holding Entities, the Borrowers, the Administrative Agent, the lenders from time to time party thereto and the other parties from time to time party thereto, as amended, restated, amended and restated, extended, supplemented, Refinanced (if designated by the Borrowers) or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other Loan Documents (as such term is defined in the Credit Agreement).

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“Credit Agreement Obligations” means the “Obligations” (as such term is defined in the Credit Agreement).

“Credit Agreement Secured Parties” means the Secured Parties (as such term is defined in the Credit Agreement).

“Credit Agreement Security Agreement” means that certain Pledge and Security Agreement, dated as of December 15, 2020, among the Holding Entities, the Borrowers, the other Grantors from time to time party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Security Documents” means the Credit Agreement Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, except (x) in connection with a Refinancing pursuant to Section 2.08 and (y) as set forth in the definition of “Discharge of Credit Agreement Obligations”:

(a) payment in full in cash of all First Lien Obligations of such Series (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations of such Series; and

(c) termination of all letters of credit issued under the Credit Agreement Loan Documents or Additional First Lien Debt Documents, as applicable, or providing cash collateral or backstop letters of credit acceptable to the Administrative Agent or applicable Additional First Lien Agent, respectively, or the applicable issuing bank, in an amount and in a manner reasonably satisfactory thereto.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations; provided, that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Debt Document which has been designated in writing by the Borrowers (under the Credit Agreement as so Refinanced) to the Additional First Lien Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

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“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Debt Document.

“First Lien Debt Documents” means, collectively, (i) the Credit Agreement Loan Documents, and (ii) the Additional First Lien Debt Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means (i) the Credit Agreement Security Documents, and (ii) the Additional First Lien Security Documents.

“Grantors” means the Borrowers, the Holding Entities and each other Restricted Subsidiary of the Borrowers that has granted a security interest to any First Lien Secured Party pursuant to any First Lien Debt Document to secure any First Lien Obligations. The Grantors (other than the Borrowers and the Holding Entities) existing on the date hereof are set forth in Annex I hereto.

“Holding Entities” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First Lien Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [     ], among [the Borrowers], [the Guarantors identified therein] and [     ], as [trustee][administrative agent], as amended, restated, amended and restated, extended, supplemented, Refinanced (if designated by the Borrowers) or otherwise modified from time to time.

“Initial Additional First Lien Debt Documents” means the Initial Additional First Lien Agreement, the Initial Additional First Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.

“Initial Additional First Lien Obligations” means the [“Obligations”] as such term is defined in the [Initial Additional First Lien Security Agreement].

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“Initial Additional First Lien Secured Parties” means the Initial Additional First Lien Agent, the Initial Additional Authorized Representative and [the holders] [the lenders] of the Initial Additional First Lien Obligations [issued pursuant to] [outstanding under] the Initial Additional First Lien Agreement.

“Initial Additional First Lien Security Agreement” means the [security agreement], dated as of the date hereof, among the Borrowers, the Additional First Lien Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrowers or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, arrangement (including under any applicable corporate statute), recapitalization or adjustment or marshalling of the assets or liabilities of the Borrowers or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or any similar case or proceeding relative to the Borrowers or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrowers or any other Grantor, in each case whether or not voluntary; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrowers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereto required to be delivered by an Authorized Representative to each Collateral Agent pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First Lien Obligations and add Additional First Lien Secured Parties hereunder.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional First Lien Obligations which have an equal outstanding principal amount, the Series of Additional First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

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“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 120 days (throughout which 120-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Debt Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Debt Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Debt Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Administrative Agent has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time the Grantor that has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pledged or Controlled Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof or of any account in which such Shared Collateral is held perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Pledged or Controlled Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper or any Deposit Account, commodities account or securities account, in each case, delivered to or in the possession or control of the Collateral Agent under the terms of the First Lien Debt Documents.

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“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacities as such), and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First Lien Obligations, and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Document, which pursuant to any Joinder Agreement are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at anytime, Collateral in which the holders of two or more Series of First Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, amended and restated, supplemented or otherwise modified and, with respect to any statute or regulation, all statutory and regulatory provisions consolidating, replacing or interpreting such statute or regulation, (ii) any reference herein to any Person shall be construed

G-1-9

to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the First Lien Debt Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Borrowers or any other Grantor (including any adequate protection payments) or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to

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any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral (other than this Agreement) and proceeds of any such distribution (subject, in the case of any such payments, proceeds, or distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any Collateral or received pursuant to such intercreditor agreement and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any First Lien Debt Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable First Lien Debt Documents, provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to the Borrowers or any other Grantor, solely as among the holders of First Lien Obligations and solely for purposes of this clause SECOND and not any other documents governing the First Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and (iii) THIRD, after the Discharge of all First Lien Obligations, to the Borrowers and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant First Lien Debt Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

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(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the First Lien Debt Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(d) Notwithstanding anything in this Agreement or any other First Lien Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03 or 2.17 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Administrative Agent is the Applicable Collateral Agent, no Additional First Lien Secured Party shall, or shall instruct any Collateral Agent to, and no Collateral Agent (other than the Applicable Collateral Agent) shall commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First Lien Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent (or a person authorized by it), acting in accordance with the Credit Agreement Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional First Lien Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with

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respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens on the Shared Collateral securing each Series of First Lien Obligations, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, any Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each First Lien Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) exercise, or direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and

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none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement, other than this Agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral, and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04 Automatic Release of Liens.

(a) If at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent or the Borrowers to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding, including any proceeding under the Bankruptcy Code or any other Bankruptcy Law by or against any Grantor or any Subsidiary of a Grantor. Without limiting the generality of the foregoing, it is acknowledged and agreed that this Agreement constitutes an agreement within the scope of Section 510(a) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, including with respect to the provisions of this Article II, and all references to “Grantor” shall include any Grantor as debtor and debtor in possession (and any receiver, trustee, or other estate representative for such Grantor, as the case may be) in any Insolvency or Liquidation Proceeding.

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(b) If the Borrowers and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First Lien Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-á-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-á-vis the First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First Lien Secured Parties are granted adequate protection with respect to First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

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SECTION 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code or any other Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent (and in the case of the Additional First Lien Agent acting in such capacity, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Debt Document) of, any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness and the Borrowers shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Applicable Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Pledged or Controlled Collateral shall be delivered, or control thereof shall be transferred, to the Applicable Collateral Agent, and the Applicable Collateral Agent agrees to hold (and, pending delivery or transfer of control of the Pledged or Controlled Collateral to the Applicable Collateral Agent, each other Collateral Agent and each Authorized Representative agrees to hold) any Shared Collateral constituting Pledged or Controlled Collateral that is part of the Collateral from time to time in its possession or control (or in the possession or control of any agent or bailee) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, or if the Applicable Collateral Agent shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Applicable Collateral Agent agrees to take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, in each case, solely for the purpose of perfecting the security interest granted in such Pledged or Controlled Collateral, if any, pursuant to the applicable First Lien Debt Documents, subject to the terms and conditions of this Section 2.09; provided, that at any time the Administrative Agent ceases to be the Applicable Collateral Agent, the Administrative Agent, at the request of the Additional First Lien Agent, shall promptly deliver all Pledged or Controlled Collateral to the Additional First Lien Agent, in its capacity as the successor Applicable Collateral Agent, together with any necessary endorsements (or otherwise allow the Additional First Lien Agent to obtain control of such Pledged or Controlled Collateral). The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby.

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(b) In the event that any First Lien Secured Party other than the Applicable Collateral Agent receives any Pledged or Controlled Collateral, then such First Lien Secured Party shall promptly deliver, or transfer control of, such Pledged or Controlled Collateral (including any Proceeds therefrom), together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, to the Applicable Collateral Agent.

(c) In the event that the Applicable Collateral Agent (or any agent or bailee thereof) has Lien filings against Intellectual Property (as defined in the Credit Agreement Security Agreement) that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, the Applicable Collateral Agent, agrees to hold such Liens as sub-agent and gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, in each case, solely for the purpose of perfecting the security interest granted in such Pledged or Controlled Collateral, if any, pursuant to the applicable First Lien Debt Documents, subject to the terms and conditions of this Section 2.09.

(d) The duties and responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Pledged or Controlled Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties thereon.

SECTION 2.10 Amendments to First Lien Security Documents.

(a) Without the prior written consent of the Administrative Agent, the Additional First Lien Agent, on behalf of itself and each other Additional First Lien Secured Party, agrees that no Additional First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First Lien Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional First Lien Agent, in its capacity as a Collateral Agent, the Administrative Agent agrees that no Credit Agreement Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrowers.

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ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrowers. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Applicable Collateral Agent

SECTION 4.01 Authority.

(a) Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Collateral Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. Each of the First Lien Secured Parties also authorizes the Applicable Collateral Agent, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to, or otherwise given to, the Designated Senior Representative by the terms of the First Lien/Second Lien Intercreditor Agreement, together with such powers and discretion as are reasonably incidental thereto. Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Debt Documents, as applicable, pursuant to which the Applicable Collateral Agent is the Collateral Agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such

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realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or any First Lien Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Debt Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, in each case, in a manner that would not violate the terms of this Agreement (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any Insolvency or Liquidation Proceeding, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by any Grantor or any Subsidiary of a Grantor, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for which such Collateral constitutes Shared Collateral.

The Persons serving as the Collateral Agents hereunder shall have the same rights and powers in their capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.02 Exculpatory Provisions. The Applicable Collateral Agent shall not have any duties or obligations to any First Lien Secured Party except those expressly set forth herein. Without limiting the generality of the foregoing, the Applicable Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

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(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Applicable Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(c) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Collateral Agent or any of its Affiliates in any capacity;

(d) shall not, except as expressly set forth herein, be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate from the Borrowers stating that such action is permitted by the terms of this Agreement. The Applicable Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default and referencing the applicable First Lien Debt Documents is given to the Applicable Collateral Agent;

(e) shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any First Lien Debt Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Collateral Agent; and

(f) need not segregate money held hereunder from other funds except to the extent required by law and shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

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ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Administrative Agent, to it at:

BARCLAYS BANK PLC

[Bank Debt Management

745 7th Avenue

New York, NY 10019

Attention: Charlie Goetz]

Telephone: [+ 1 (212) 526-4454]

Email: [Charlie.goetz@barclays.com and ltmny@barclays.com]

(b)   if to the Additional First Lien Agent or the Initial Additional Authorized Representative, to it at [ADDRESS], Attention: [     ], Facsimile No.: [  ]; email: [     ];

(c)	if to any Grantor, to the Borrowers, at:

US Radiology Specialists, Inc.

700 East Morehead St., Suite 300

Charlotte, North Carolina 28202

Attention: Julie Szeker

E-mail: julie.szeker@usradiology.com

in each case, with copies to:

Ropes & Gray LLP

1211 Avenue of the Americas,

New York, New York 10036

Attention: Steve Rutkovsky

Fax No.: 646-728-1529

E-mail: steven.rutkovsky@ropesgray.com

and

Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10020

Attention: Chris Solomon

Fax No.: 212-893-9579

E-mail: csolomon@wcas.com

(d)	if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

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Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing by a party hereto from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of such Person provided from time to time by such Person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent then party hereto (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrowers’ consent or which increases the obligations or reduces the rights of, imposes additional duties on, or otherwise adversely affects the Borrowers or any Grantor, with the consent of the Borrowers).

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may, and at the request of the Borrowers shall, effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or any Refinancing of First Lien Obligations in compliance with the Credit Agreement and the other First Lien Debt Documents; provided, that the Collateral Agents may condition their execution and delivery of any such amendment or modification on receipt of an officer’s certificate from the Borrowers certifying that such incurrence or Refinancing is permitted by the then extant First Lien Debt Documents.

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SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other First Lien Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Debt Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

G-1-23

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY (ON BEHALF OF ITSELF, ANY PERSON CLAIMING BY, ON BEHALF, OR THROUGH SUCH PARTY, OR ANY PERSON ON WHOSE BEHALF SUCH PARTY IS ACTING) HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First Lien Debt Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrowers, any other Grantor or any creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the then extant First Lien Debt Documents, the Grantors may incur additional indebtedness after the date hereof that is permitted by the then extant First Lien Debt Documents to be incurred and secured on an equal and ratable basis as the Liens securing the First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Debt Documents relating thereto, if and subject to the condition that (to the extent required under the First Lien Debt Documents then in effect) the Authorized Representative of any such Additional Senior Class Debt (each an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement,

G-1-24

(i) such Additional Senior Class Debt Representative shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by the Applicable Collateral Agent, such Additional Senior Class Debt Representative and the Borrowers), acknowledged by the Borrowers, the Applicable Collateral Agent and the Applicable Authorized Representative, pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrowers shall have (x) delivered to the Applicable Collateral Agent true and complete copies of each of the Additional First Lien Debt Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrowers, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First Lien Obligations and the initial aggregate principal amount or face amount thereof; and

(iii) the Additional First Lien Debt Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

With respect to any Additional Senior Class Debt that is issued or incurred after the date hereof, each Collateral Agent and each Authorized Representative will take, as applicable, such actions (if any) as may from time to time reasonably be requested by the Borrowers (at the Borrowers’ cost and expense), and enter into such technical amendments, modifications and/or supplements to the then existing First Lien Security Documents (or execute and deliver such additional First Lien Security Documents) as may from time to time be reasonably requested by the Borrowers, to ensure that the Additional Senior Class Debt is secured by, and entitled to the benefits of, the relevant First Lien Security Documents relating to such Additional Senior Class Debt, and each First Lien Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes each applicable Collateral Agent and Authorized Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional First Lien Security Documents).

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Security Documents, Barclays Bank PLC is acting in the capacity of Administrative Agent. Except as expressly provided herein or in the Additional First Lien Security Documents, [   ] is acting in the capacity of Additional First Lien Agent solely for the Additional First Lien Secured Parties. Except as expressly set forth herein, neither the Administrative Agent nor the Additional First Lien Agent shall have any duties or obligations hereunder in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable First Lien Debt Documents.

G-1-25

SECTION 5.15 Integration. This Agreement together with the other First Lien Debt Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other First Lien Debt Documents.

G-1-26

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARCLAYS BANK PLC,
as Administrative Agent for the Credit Agreement
Secured Parties

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Additional First Lien Agent

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

G-1-27

[US RADIOLOGY SPECIALISTS, INC.]
as USRS Borrower

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES, INC.], as USOIS Borrower

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS INTERMEDIATE, INC.] as USRS HOLDINGS

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES
INTERMEDIATE HOLDINGS, INC.] as USOIS HOLDINGS

By:
Name:
Title:

G-1-28

THE OTHER GRANTORS LISTED ON ANNEX I HERETO,
By:
Name:
Title:

G-1-29

ANNEX I

Grantors

Name	Jurisdiction of Organization

G-1-30

ANNEX II

[FORM OF] JOINDER NO. [ ] dated as of [    ], 20[ ] to EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of [    ], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time the “Equal Priority Intercreditor Agreement”), among [US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”)], [US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”)], the other Grantors from time to time party thereto, BARCLAYS BANK PLC, as administrative agent and as collateral agent for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [    ], as collateral agent for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Additional First Lien Agent”), [    ], as Authorized Representative for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party thereto for the other Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. Reference is made to [describe applicable Additional Senior Class Debt].

C. As a condition to the ability of the Grantors to incur Additional First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required (to the extent required under the First Lien Debt Documents then in effect) to become subject to and bound by the Equal Priority Intercreditor Agreement. Section 5.13 of the Equal Priority Intercreditor Agreement provides that an Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Equal Priority Intercreditor Agreement, upon the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Equal Priority Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Equal Priority Intercreditor Agreement and the First Lien Debt Documents.

G-1-31

Accordingly, the New Representative agrees as follows:

SECTION 1. In accordance with Section 5.13 of the Equal Priority Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Equal Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to an “Authorized Representative” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Representative. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional First Lien Debt Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Equal Priority Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative and the Borrowers. Delivery of an executed signature page to this Joinder by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

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IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],
By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Acknowledged by:

[BARCLAYS BANK PLC], as the Applicable Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

[BARCLAYS BANK PLC], as the Applicable Authorized Representative,

By:
Name:
Title:

[OTHER COLLATERAL AGENTS]

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Acknowledged by:

[US RADIOLOGY SPECIALISTS, INC.] as USRS Borrower

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES, INC.], as USOIS Borrower

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS INTERMEDIATE, INC.] as USRS HOLDINGS

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES INTERMEDIATE HOLDINGS, INC.] as USOIS HOLDINGS

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

G-1-35

Schedule I to the

Supplement to the

Equal Priority Intercreditor Agreement

Grantors

Name	Jurisdiction of Organization

G-1-36

EXHIBIT G-2

FORM OF FIRST LIEN / SECOND LIEN INTERCREDITOR AGREEMENT

[Attached]

G-2-1

EXHIBIT G-2

[FORM OF]

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

Dated as of [    ], 20[ ]

among

US RADIOLOGY SPECIALISTS, INC.

US OUTPATIENT IMAGING SPECIALISTS, INC.,

as the Borrowers,

US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. and

US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC.,

as Holding Entities,

and the other Grantors from time to time party hereto,

BARCLAYS BANK PLC,

as Senior Priority Representative for the First Lien Credit Agreement Secured Parties,

[                 ],

as Second Priority Representative for the Initial Second Priority Debt Secured Parties,

and

each additional Representative from time to time party hereto

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [   ], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”), US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), the other Grantors (as defined below) from time to time party hereto, BARCLAYS BANK PLC, acting in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), [    ], acting in its capacity as administrative agent and collateral agent under the Initial Second Lien Debt Agreement, as Representative for the Initial Second Priority Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative”), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Initial Second Lien Representative (for itself and on behalf of the Initial Second Priority Debt Secured Parties) and each additional Senior Priority Representative (for itself and on behalf of the Additional Senior Secured Parties under the applicable Additional Senior Priority Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Additional Second Priority Secured Parties under the applicable Additional Second Priority Debt Facility) agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Second Priority Debt” means any Indebtedness that is incurred, issued or guaranteed by the Borrowers and/or any other Guarantor (other than Indebtedness constituting Initial Second Lien Debt Obligations) which Indebtedness and Guarantees are secured by Liens on the Second Priority Collateral (or a portion thereof) having the same priority (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) as the Liens securing the Initial Second Lien Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Second Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional Second Priority Debt incurred or issued by the Borrowers after the Closing Date, then the Borrowers, the Initial Second Lien Representative and the Representative for the holders of such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Second Priority Collateral Documents.

“Additional Second Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, (a) all principal of, and premium and interest, fees, and expenses (including, without limitation, any interest, fees, or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Bankruptcy Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Second Priority Debt, (b) all other amounts payable to the related Additional Second Priority Secured Parties under the related Additional Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Second Priority Secured Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness or any other Additional Second Priority Debt Obligation, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any Guarantor under any related Additional Second Priority Debt Documents.

“Additional Senior Priority Debt” means any Indebtedness that is incurred, issued or guaranteed by the Borrowers and/or any other Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations) which Indebtedness and Guarantees are secured by Liens on the Senior Priority Collateral (or a portion thereof) having the same priority (but without regard to control of remedies) as the Liens securing the First Lien Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Equal Priority Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 (or any equivalent provision) thereof; provided, further, that, if such Indebtedness will be the initial

Additional Senior Priority Debt incurred or issued by the Borrowers after the Closing Date, then the Borrowers, the First Lien Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the Equal Priority Intercreditor Agreement. Additional Senior Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Priority Debt Documents” means, with respect to any series, issue or class of Additional Senior Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures, or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Senior Priority Collateral Documents.

“Additional Senior Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Senior Priority Debt.

“Additional Senior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Senior Priority Debt, (a) all principal of, and premium and interest, fees, and expenses (including, without limitation, any interest, fees, or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Bankruptcy Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Priority Debt, (b) all other amounts payable to the related Additional Senior Secured Parties under the related Additional Senior Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Secured Parties” means, with respect to any series, issue or class of Additional Senior Priority Debt, the holders of such Indebtedness or any other Additional Senior Priority Debt Obligation, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any Guarantor under any related Additional Senior Priority Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, administration, rearrangement, judicial management, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar federal, state, or foreign debtor relief laws (including under any applicable corporate statute) of the United States or other applicable jurisdictions from time to time in effect.

“Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Closing Date” means the date hereof.

“Collateral” means the Senior Priority Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Priority Collateral Documents and the Second Priority Collateral Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all U.S. copyrights, rights and interests in such copyrights, works protectable by copyright, copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Debt Facility” means any Senior Priority Debt Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Lien Representative, so long as the Second Priority Debt Facility under the Initial Second Lien Debt Documents is the only Second Priority Debt Facility under this Agreement and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (or similarly defined term) (as defined in the Second Lien Intercreditor Agreement) at such time.

“Designated Senior Representative” means (i) the First Lien Collateral Agent, so long as the Senior Priority Debt Facility under the First Lien Credit Agreement is the only Senior Priority Debt Facility under this Agreement and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (or similarly defined term) (as defined in the Equal Priority Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge of First Lien Credit Agreement Obligations” means, except to the extent otherwise expressly provided in Section 5.06 and Section 6.04,

(a) payment in full in cash of all First Lien Credit Agreement Obligations (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Credit Agreement Obligations; and

(c) termination of all letters of credit issued under the First Lien Credit Agreement Credit Documents or providing cash collateral or backstop letters of credit acceptable to the First Lien Collateral Agent or issuing bank in an amount and in a manner reasonably satisfactory to the First Lien Collateral Agent and issuing bank.

“Discharge of Senior Obligations” means, except to the extent otherwise expressly provided in Section 5.06 and Section 6.04 the occurrence of both (I) with respect to the First Lien Credit Agreement Obligations, the Discharge of First Lien Credit Agreement Obligations, and (II) with respect to all other Senior Obligations:

(a) payment in full in cash of all Senior Obligations (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute Senior Obligations; and

(c) termination of all letters of credit issued under the Senior Priority Debt Documents or providing cash collateral or backstop letters of credit acceptable to the applicable Senior Priority Representative or issuing bank in an amount and in a manner reasonably satisfactory to the applicable Senior Priority Representative and issuing bank.

“Disposition” means any conveyance, sale, lease, assignment, transfer, license or other disposition.

“Equal Priority Intercreditor Agreement” means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under the First Lien Credit Agreement (but without regard to the control of remedies), at the option of the Borrowers and the Senior Priority Representatives acting together in good faith, either (a) an intercreditor agreement substantially in the form of Exhibit G-1 to the First Lien Credit Agreement, together with any changes thereto which are reasonably acceptable to the Senior Priority Representatives then party hereto and the Borrowers or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Senior Priority Representatives then party hereto and the Borrowers, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the First Lien Credit Agreement Obligations (but without regard to the control of remedies), in each case with such modifications thereto as the Senior Priority Representatives then party hereto and the Borrowers may agree.

“First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 9.11 of the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of December 15, 2020, among the Holding Entities, the Borrowers, Barclays Bank PLC, as administrative agent and collateral agent, the lenders from time to time party thereto and the other parties from time to time party thereto, as amended, restated, amended and restated, extended, supplemented, Refinanced (if designated by the Borrowers) or otherwise modified from time to time.

“First Lien Credit Agreement Credit Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” (as such term is defined in the First Lien Credit Agreement).

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“Grantors” means the Holding Entities, the Borrowers and each Subsidiary of the Borrowers that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the Holding Entities and the “Subsidiary Guarantors” as defined in the First Lien Credit Agreement.

“Initial Second Lien Debt Agreement” means that certain [Second Lien Credit Agreement], dated as of [  ], among the Holding Entities, the Borrowers, [  ], as administrative agent and collateral agent, the lenders from time to time party thereto and the other parties from time to time party thereto, as amended, restated, amended and restated, extended, supplemented, Refinanced (if designated by the Borrowers) or otherwise modified from time to time.

“Initial Second Lien Debt Documents” means the Initial Second Lien Debt Agreement and the other “Loan Documents” as defined in the Initial Second Lien Debt Agreement.

“Initial Second Lien Debt Obligations” means the “Obligations” as defined in the Initial Second Lien Debt Agreement.

“Initial Second Lien Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 9.11 of the Initial Second Lien Debt Agreement.

“Initial Second Priority Debt Secured Parties” means the “Secured Parties” as defined in the Initial Second Lien Debt Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Borrowers or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, arrangement (including under any applicable corporate statute), recapitalization or adjustment or marshalling of the assets or liabilities of the Borrowers or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or any similar case or proceeding relative to the Borrowers or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, judicial management, marshalling of assets or liabilities or other winding up of or relating to the Borrowers or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrowers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means, with respect to any Grantor, all U.S. intellectual property rights now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks and all related registrations of any of the foregoing.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex I or Annex II hereof required to be delivered by a Representative to the Designated Senior Representative or Designated Second Priority Representative, as the case may be, pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Priority Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all U.S. patents and patent applications; (b) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (c) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements thereof; and (e) all rights corresponding to any of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Priority Representative or any Senior Priority Secured Party from a Second Priority Secured Party in respect of Shared Collateral pursuant to this Agreement and shall include all “proceeds,” as such term is defined in the UCC.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, loan agreement, note purchase agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Priority Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Initial Second Lien Debt Obligations under the Initial Second Lien Debt Agreement (but without regard to the control of remedies), at the option of the Borrowers and the Second Priority Representative acting together in good faith, either (a) an intercreditor agreement substantially in the form of Exhibit G-1 to the Initial Second Lien Debt Agreement, together with any changes thereto which are reasonably acceptable to the Second Priority Representatives then party hereto and the Borrowers or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Second Priority Representatives then party hereto and the Borrowers, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Initial Second Lien Debt Obligations under Initial Second Lien Debt Agreement (but without regard to the control of remedies), in each case with such modifications thereto as the Second Priority Representatives then party hereto and the Borrowers may agree.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” (or equivalent term) as defined in any Initial Second Lien Debt Documents or any other Second Priority Debt Document or any other assets of the Borrowers or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the “Collateral Documents” as defined in the Initial Second Lien Debt Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrowers or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt Documents” means (a) the Initial Second Lien Debt Documents and (b) any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” means the Initial Second Lien Debt Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Initial Second Lien Debt Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days (through which 180 day period such Second Priority Representative was the Designated Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as

Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series, issue or class with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time a Senior Priority Representative has commenced and is diligently pursuing any enforcement action with respect to a material portion of any Shared Collateral or (2) at any time any Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Secured Parties under the Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of any Initial Second Lien Debt Obligations or the Initial Second Priority Debt Secured Parties, the Initial Second Lien Representative and (ii) in the case of any Additional Second Priority Debt Facility and the Additional Second Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility in the applicable Joinder Agreement.

“Second Priority Secured Parties” means the Initial Second Priority Debt Secured Parties and any Additional Second Priority Secured Parties.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Priority Secured Parties and the Second Priority Secured Parties.

“Senior Lien” means the Liens on the Senior Priority Collateral in favor of the Senior Priority Secured Parties under the Senior Priority Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations and any Additional Senior Priority Debt Obligations.

“Senior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Priority Collateral” means any “Collateral” (or equivalent term) as defined in any First Lien Credit Agreement Credit Document or any other Senior Priority Debt Document or any other assets of the Borrowers or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Priority Collateral Document as security for any Senior Obligations.

“Senior Priority Collateral Documents” means the “Collateral Documents” as defined in the First Lien Credit Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrowers or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Priority Debt Documents” means (a) the First Lien Credit Agreement Credit Documents and (b) any Additional Senior Priority Debt Documents.

“Senior Priority Debt Facilities” means the First Lien Credit Agreement and any Additional Senior Priority Debt Facilities.

“Senior Priority Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Collateral Agent and (ii) in the case of any Additional Senior Priority Debt Facility and the Additional Senior Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Priority Debt Facility that is named as the Representative in respect of such Additional Senior Priority Debt Facility in the applicable Joinder Agreement.

“Senior Priority Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Secured Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Priority Debt Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Priority Debt Facilities, are deemed pursuant to Article 2 to hold a security interest). If, at any time, any portion of the Senior Priority Collateral under one or more Senior Priority Debt Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Priority Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all U.S. trademarks (including service marks), trade names and trade dress and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; and (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The rules of interpretation set forth in Sections 1.02, 1.03, 1.04, 1.05, 1.06 and 1.07 of the First Lien Credit Agreement are incorporated herein mutatis mutandis.

ARTICLE 2

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01. Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Secured Parties on the Shared Collateral or of any Liens granted to any Senior Priority Representative or any other Senior Priority Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable Law, any Second Priority Debt Document or any Senior Priority Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Secured Parties or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrowers, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Priority Debt Documents and the Senior Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrowers and the other Grantors and the Second Priority Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrowers or any other Grantor contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. (a) Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Priority Representative or any of the other Senior Priority Secured Parties or any other agent or trustee therefor in any Senior Priority Collateral or the allowability of any claims asserted with respect to any Senior Obligations in any proceeding (including any Insolvency or Liquidation Proceeding) and (b) each Senior Priority Representative, for itself and on behalf of each Senior Priority Secured Party under its Senior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Secured Parties in the Second Priority Collateral or the allowability of any claims asserted with respect to any Second Priority Debt Obligations in any proceeding (including any Insolvency or Liquidation Proceeding). Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Priority Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Priority Debt Documents.

SECTION 2.04. No New Liens. So long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligations unless it has also granted, or concurrently therewith also grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Secured Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Priority Collateral Documents, such Second Priority Representative or Second Priority Secured Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly also grant a similar Lien on such assets or property to each Senior Priority Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Priority Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Priority Representative, shall be deemed to also hold and have held such Lien for the benefit of each Senior Priority Representative and the other Senior Priority Secured Parties as security for the Senior Obligations (subject to the Lien priorities set forth herein);

provided, that, notwithstanding anything in this Agreement to the contrary, any Senior Priority Representative may, solely with respect to the Senior Priority Debt Facility with respect to which such Senior Priority Representative is the Representative, elect with the consent of the Borrowers to permit the Grantors to grant Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligations that do not secure the Senior Priority Debt Facility with respect to which such Senior Priority Representative is the Representative; provided, further, that such Senior Priority Representative shall have expressly stated such election in a writing delivered to the Borrowers. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Priority Representative or any other Senior Priority Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Secured Parties for which it has been named the Representative, that any amounts received by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.01 and Section 4.02.

SECTION 2.05. Perfection Of Liens. Except for the limited agreements of the Senior Priority Representatives pursuant to Section 5.05 hereof, none of the Senior Priority Representatives or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives, the Second Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable Law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Priority Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.03 or 2.17 of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

ARTICLE 3

ENFORCEMENT

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrowers or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies

(including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or other action brought with respect to the Shared Collateral or any other Senior Priority Collateral by any Senior Priority Representative or any Senior Priority Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Priority Representative or any Senior Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Priority Representative or any Senior Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Priority Debt Documents or otherwise in respect of the Senior Priority Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Priority Representatives and the Senior Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral or any other Senior Priority Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrowers or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility in a manner that is consistent with the terms and conditions of this Agreement, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Priority Representatives or the Senior Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided and subject to the restrictions contained in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and the Second Priority Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance that is not permitted by this Agreement of the claims or Liens of the Second Priority Secured Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Second Priority Secured Party may (subject to the provisions of Section 6.10(b)) vote on any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding in a manner that conforms to the terms and conditions of this Agreement, and (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative (or such other Person, if any, as is so authorized under the Second Lien Intercreditor Agreement) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) a Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to a material portion of Shared Collateral or (2) any Grantor which has granted a security interest in any Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding (in each case of (A) through (F) above, solely to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the other terms of this Agreement). In exercising rights and remedies with respect to the Senior Priority Collateral, the Senior Priority Representatives and the Senior Priority Secured Parties may enforce the provisions of the Senior Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code or any other applicable Law of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso to clause (ii) of Section 3.01(a) but subject to Section 4.01, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Secured Party will take any action that would hinder, delay, or otherwise interfere with any exercise of remedies undertaken by any Senior Priority Representative or any Senior Priority Secured Party with respect to the Shared Collateral under the Senior Priority Debt Documents, including any Disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Priority Representatives or the Senior Priority Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Priority Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party is adverse to the interests of the Second Priority Secured Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Priority Representatives or the Senior Priority Secured Parties with respect to the Senior Priority Collateral as set forth in this Agreement and the Senior Priority Debt Documents.

(e) Until the Discharge of Senior Obligations, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Secured Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Secured Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Priority Secured Parties and the Senior Priority Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions Upon Breach. Should any Second Priority Representative or any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Priority Representative or other Senior Priority Secured Party (in its or their own name or in the name of the Borrowers or any other Grantor) or the Borrowers may obtain relief against such Second Priority Representative or such Second Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby (i) agrees that the Senior Priority Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrowers, any other Grantor or the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Priority Representative, any other Senior Priority Secured Party or the Borrowers.

ARTICLE 4

PAYMENTS

SECTION 4.01. Application of Proceeds. So long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Priority Debt Documents and, if applicable, the Equal Priority Intercreditor Agreement, until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Priority Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents and, if applicable, the Second Lien Intercreditor Agreement.

SECTION 4.02. Payments Over. So long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, or otherwise in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Priority Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5

OTHER AGREEMENTS

SECTION 5.01. Releases.

Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that, in the event of a Disposition of any specified item of Shared Collateral (including all or substantially all of the Capital Stock of the Borrowers or any Subsidiary of the Borrowers) (i) in connection with the exercise of remedies in respect of Collateral by a Senior Representative or (ii) any sale, transfer or other disposition of all or any portion of the Collateral so long as such sale, transfer or other disposition is then permitted by the Senior Priority Debt Documents and the Second Priority Debt Documents, in the case of clause (ii) other than in connection with a Discharge of Senior Priority Obligations Priority Obligations, the Liens granted to the Second Priority

Representatives and the Second Priority Secured Parties upon such Shared Collateral (but not on the Proceeds thereof that were not applied to the payment of Senior Obligations) to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Secured Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrowers or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrowers’ sole cost and expense and without any representation or warranty, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Secured Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Secured Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(b) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Priority Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Priority Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Secured Parties to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(c) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Priority Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared

Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable Law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both any Senior Representative or Senior Priority Secured Party and any Second Priority Representative or Second Priority Secured Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, subject in each case to the rights of the Grantors under the Senior Priority Debt Documents, the Designated Senior Representative and the Senior Priority Secured Parties shall have the sole and exclusive right (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, and subject to the rights of the Grantors under the Senior Priority Debt Documents and the Second Priority Debt Documents, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Priority Secured Parties pursuant to the terms of the Senior Priority Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative (or after the Discharge of Senior Obligations, the Designated Second Priority Representative) in accordance with the terms of Section 4.02.

SECTION 5.03. Certain Amendments.

(a) No Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or conflict with any of the terms of this Agreement. The Borrowers agree to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Priority Secured Parties (as defined in the First Lien/Second Lien Intercreditor Agreement referred to below), including liens and security interests granted Barclays Bank PLC, as collateral agent, pursuant to or in connection with the Credit Agreement dated as of December 15, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrowers, the lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and the other parties thereto, and (ii) the exercise of any right or remedy by the Second Priority Representative or any other secured party hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement dated as of [   ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among Barclays Bank PLC, as First Lien Collateral Agent, [   ], as Initial Second Lien Representative, US Radiology Services, Inc., US Outpatient Imaging Services, Inc., US Radiology Services Intermediate Holdings, Inc. and US Outpatient Imaging Services Intermediate Holdings, Inc. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Priority Representative and/or the Senior Priority Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Priority Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document or changing in any manner the rights of the Senior Priority Representatives, the Senior Priority Secured Parties, the Borrowers or any other Grantor thereunder (including the release of any Liens in Senior Priority Collateral) in a manner that is applicable to all Senior Priority Debt Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Secured Party and without any action by any Second Priority Representative, the Borrowers or any other Grantor; provided, however, that no such amendment, waiver or consent shall (i) remove assets subject to the Lien of any Second Priority Collateral Document, except as provided for in Section 5.01(a) or (ii) impose duties that are adverse on any Second Priority Representative without its prior written consent. Written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Senior Priority Collateral Document.

(c) Each of the Senior Priority Debt Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with its terms, and the indebtedness under any Senior Priority Debt Document may be Refinanced, in each case, without the consent of any Second Priority Representative or Second Priority Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that, without the consent of the Second Priority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(d) Each of the Second Priority Debt Facilities may be amended, restated, waived, supplemented or otherwise modified in accordance with its terms, and the indebtedness under the Second Priority Debt Facilities may be Refinanced, in each case, without the consent of any Senior Priority Representative or Senior Priority Secured Party; provided, however, that, without the consent of (x) until the Discharge of First Lien Credit Agreement Obligations, the First Lien Collateral Agent, acting with the consent of the Required Lenders (as such term is defined in the First Lien Credit Agreement) and (y) each other Senior Priority Representative then party hereto (acting with the consent of the requisite holders of each series of Additional Senior Priority Debt), no such amendment, restatement, supplement or modification shall (1) contravene any provision of this Agreement, or (2) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the aggregate principal amount of term loans and aggregate principal amount of revolving commitments, in each case, under the Senior Priority Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

SECTION 5.04. Rights As Unsecured Creditors. The Second Priority Representatives and the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors against the Borrowers and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable Law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Secured Party of rights or remedies in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Secured Party becomes a judgment Lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment Lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Priority Representatives or the Senior Priority Secured Parties may have with respect to the Senior Priority Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Priority Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Priority Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Priority Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent and gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Priority Representative (or its agents or bailees), or after the Discharge of Senior Obligations, any Second Priority Representative, has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Priority Representative, or after the Discharge of Senior Obligations, such Second Priority Representative, agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Priority Representatives and the Senior Priority Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Priority Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Priority Representatives and the Senior Priority Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Priority Representatives (and after the Discharge of Senior Obligations, the Second Priority Representatives) under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Priority Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Secured Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives and releases the Senior Priority Representatives from all claims and liabilities arising pursuant to the Senior Priority Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Priority Representative shall, at the Borrowers’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so and as the Grantors or Designated Second Priority Representative may direct, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign to the Designated Second Priority Representative, to the extent that it is legally permitted to do so and as the Grantors or the Designated Second Priority Representative may direct, its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (B) if not legally permitted or no direction is given and if prior to discharge of the Second Priority Debt Obligations, deliver such Shared Collateral and assign its rights in respect thereof as a court of competent jurisdiction may otherwise direct or (C) if the Second Priority Debt Obligations have been discharged, deliver such Shared Collateral to the Grantors and terminate its rights therein as directed by the Grantors; (ii) notify any applicable insurance carrier that it is no longer entitled to be an additional loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any Governmental Authority involved in any condemnation or similar proceeding involving any Grantor that, to the extent provided in the Second Priority Debt Documents, the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby. The Senior Priority Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Secured Party in contravention of this Agreement. No Senior Priority Representative shall have any liability to any Second Priority Secured Party.

(g) None of the Senior Priority Representatives nor any of the other Senior Priority Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrowers or any Subsidiary to any Senior Priority Representative or any Senior Priority Secured Party under the Senior Priority Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrowers or any Subsidiary consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior

Obligations shall automatically be treated as a Senior Priority Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Priority Representative for all purposes of this Agreement; provided that such Senior Priority Representative shall have become a party to this Agreement pursuant to Section 8.09. Upon receipt of notice of such incurrence (including the identity of the new Senior Priority Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrowers), including amendments, supplements or modifications to this Agreement, as the Borrowers or such new Senior Priority Representative shall reasonably request in writing in order to provide the new Senior Priority Representative the rights of a Senior Priority Representative contemplated hereby and (b) deliver to such Senior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign to such Senior Priority Representative, to the extent that it is legally permitted to do so, its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral.

SECTION 5.07. Purchase Right. Without prejudice to the enforcement of the Senior Priority Secured Parties’ remedies, the Senior Priority Secured Parties agree that following (a) the acceleration of all of the Senior Obligations in accordance with the terms of the applicable Senior Priority Debt Documents governing the terms thereof or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Secured Parties may request, and such Senior Priority Secured Parties hereby offer the Second Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of such Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except, in the case of the First Lien Credit Agreement Obligations, for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) business days of the request. If one or more of the Second Priority Secured Parties exercise such purchase right, the documentation relating thereto shall be mutually acceptable to each of the Senior Priority Representatives and the applicable Second Priority Representative(s) named as a Representative for such exercising Second Priority Secured Parties. If none of the Second Priority Secured Parties timely exercise such right, the Senior Priority Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Priority Debt Documents and this Agreement.

ARTICLE 6

INSOLVENCY OR LIQUIDATION PROCEEDINGS

SECTION 6.01. Financing and Sale Issues. Until the Discharge of Senior Obligations has occurred, if the Borrowers or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that (A) if any Senior Priority Representative shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrowers’ or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code, or any similar provisions of any other Bankruptcy Law (“DIP Financing”), it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or have the same priority as the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any “carve-out” for professional and United States Trustee fees agreed to by the Senior Priority Representatives, and (z) all adequate protection liens granted to the Senior Priority Secured Parties, (B) it will raise no objection to and will not otherwise contest any motion for relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceedings or from any injunction against foreclosure or enforcement in respect of Senior Obligations or the Senior Priority Collateral made by any Senior Priority Representative or any other Senior Priority Secured Party, (C) it will raise no objection to and will not otherwise contest any lawful exercise by any Senior Priority Secured Party of the right to credit bid Senior Obligations at any foreclosure or other sale of Senior Priority Collateral, including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or other applicable law, (D) it will raise no objection to and will not otherwise contest any other request for judicial relief made in any court by any Senior Priority Secured Party relating to the lawful enforcement of any Lien on Senior Priority Collateral, (E) it will raise no objection to and will not otherwise contest any election made by any Senior Priority Representative or any other Senior Priority Secured Party of the application of Section 1111(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, and (F) it will raise no objection to and will not otherwise contest or oppose any motion, request, or order relating to any proposed Disposition (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) of assets of any Grantor for or to which any Senior Priority Representative has consented or not objected that provides, to the extent such Disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the Disposition on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided that the Second Priority Secured Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such Disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that notice received three Business Days prior to the entry of an order approving any usage of cash or other collateral described in this Section 6.01 or approving any DIP Financing described in this Section 6.01 shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that none of them shall object to, contest or support any other Person objecting to or contesting (a) any request by any Senior Priority Representative or any Senior Priority Secured Parties for adequate protection in any form, (b) any objection by any Senior Priority Representative or any Senior Priority Secured Parties to any motion, relief, action or proceeding based on any Senior Priority Representative’s or Senior Priority Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of pre- and/or post-petition interest, fees, expenses or other amounts of any Senior Priority Representative or any other Senior Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (as adequate protection or otherwise). Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which Lien and/or superpriority claim (as applicable) is subordinated to the Liens securing, and claims with respect to, all Senior Obligations and such DIP Financing (and all obligations relating thereto) and any other Liens or claims granted to the Senior Priority Secured Parties as adequate protection, on the same basis as the other Liens securing, and claims with respect to, the Second Priority Debt Obligations are so subordinated to the Liens securing, and claims with respect to, Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Secured Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral and/or a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Secured Party under their Second Priority Debt Facilities, agree that each Senior Priority Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and/or a superpriority claim (as applicable) and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second

Priority Debt Obligations and/or superpriority claim (as applicable) shall be subordinated to the Liens on such collateral securing, and claims with respect to, the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and to any other Liens or claims granted to the Senior Priority Secured Parties as adequate protection on the same basis as the other Liens securing, and claims with respect to, the Second Priority Debt Obligations are so subordinated to such Liens securing, and claims with respect to, the Senior Obligations under this Agreement. Without limiting the generality of the foregoing, to the extent that the Senior Priority Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Priority Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Secured Parties.

SECTION 6.04. Preference Issues. If any Senior Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrowers or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or otherwise avoided as fraudulent or preferential in any respect or for any other reason (any such amount, a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment, or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Priority Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Priority Secured Parties and the Second Priority Secured

Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable under Section 506(b) of the Bankruptcy Code (or any similar provision of any other Bankruptcy Law) or otherwise in such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.

SECTION 6.06. No Waivers of Rights of Senior Priority Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Priority Representative or any other Senior Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Priority Representative, provided that if requested by any Senior Priority Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Priority Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities; Voting.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second Priority Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement that violates or is inconsistent with the priorities or other provisions of this Agreement.

SECTION 6.11. Post-Petition Interest.

(a) Neither any Second Priority Representative nor any other Second Priority Secured Party shall oppose or seek to challenge any claim by any Senior Priority Representative or any other Senior Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise.

(b) No Senior Priority Representative nor any other Senior Priority Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any other Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of the Second Priority Representatives on behalf of the Second Priority Secured Parties on the Shared Collateral (after taking into account the Senior Obligations and the Senior Lien).

ARTICLE 7

RELIANCE; ETC.

SECTION 7.01. Reliance. The consent by the Senior Priority Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Priority Secured Parties to the Borrowers or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Secured Parties have, independently and without reliance on any Senior Priority Representative or other Senior Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Priority Representative nor any other Senior Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Priority Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Priority Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Priority Representative nor any other Senior Priority Secured Party shall have any duty to any Second Priority Representative or Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrowers or any other Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Priority Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrowers or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrowers or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04 hereof) or (ii) any Second Priority Representative or Second Priority Secured Party in respect of this Agreement.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01. Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Priority Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, (a) the relative rights and obligations of the Senior Priority Representatives and the Senior Priority Secured Parties (as amongst themselves) with respect to any Senior Priority Collateral shall be governed by the terms of the Equal Priority Intercreditor Agreement and in the event of any conflict between the Equal Priority Intercreditor Agreement and this Agreement relating to any Senior Priority Collateral, the provisions of the Equal Priority Intercreditor Agreement shall control and (b) the relative rights and obligations of the Second Priority Representatives and the Second Priority Secured Parties (as amongst themselves) with respect to any Second Priority Collateral shall be governed by the terms of the Second Lien Intercreditor Agreement and in the event of any conflict between the Second Lien Intercreditor Agreement and this Agreement relating to any Second Priority Collateral, the provisions of the Second Lien Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of This Agreement; Severability. Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Priority Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers or any other Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative then party hereto (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrowers’ consent or which increases the obligations or reduces the rights of, imposes additional duties on, or otherwise adversely affects the Borrowers or any other Grantor or any of Borrowers’ or Grantors’ rights under the Senior Priority Debt Documents or Second Priority Debt Documents, shall require the consent of the Borrowers. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Priority Secured Parties and the Second Priority Secured Parties and their respective permitted successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 and, upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Borrowers and their Subsidiaries. The Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and their Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Priority Representative, any Senior Priority Secured Party, any Second Priority

Representative or any Second Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Priority Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Borrowers agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument substantially in the form of Annex III or otherwise reasonably acceptable to the Designated Second Priority Representative and the Designated Senior Representative. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrowers or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement, if there are any conditions precedent to such action, the Borrowers shall furnish to such Representative a certificate of a duly authorized officer of the Borrowers (an “Officer’s Certificate”) stating that all such conditions precedent provided for in this Agreement relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of the Senior Priority Debt Documents and the Second Priority Debt Documents then in effect, the Borrowers or any other Grantor may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Priority Debt. Any such additional class or series of Additional Second Priority Debt (the “Second Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that (to the extent required under the Senior Priority Debt Documents then in effect) the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii) below, as applicable, of this Section 8.09(a) and Section 8.09(b). To the extent, but only to the extent, permitted by the provisions of the Senior Priority Debt Documents and the Second Priority Debt Documents then in effect, any such additional class or series of Senior Priority Debt Facilities (the “Senior Priority Class Debt”; and the Senior Priority Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Priority Collateral Documents, if and subject to the condition that (to the extent required under the Senior Priority Debt Documents and/or the Second Priority Debt Documents then in effect) the Representative of any such Senior Priority Class Debt (each, a “Senior Priority Class Debt Representative”; and the Senior Priority Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Priority Class Debt (such Representative and holders in respect of any such Senior Priority Class Debt being referred to as the “Senior Priority Class Debt Parties”; and the Senior Priority Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii) below, as applicable, of this Section 8.09(a) and Section 8.09(b). In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex I (if such Representative is a Second Priority Class Debt Representative) or Annex II (if such Representative is a Senior Priority Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative, and the Borrowers), acknowledged by the Borrowers, pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrowers shall have delivered to the Designated Senior Representative an Officer’s Certificate (and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Borrowers on behalf of the relevant Grantor and identifying the obligations to be designated as Additional Senior Priority Debt or Additional Second Priority Debt, as applicable) certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Priority Debt, on a senior basis under each of the Senior Priority Debt Documents and Second Priority Debt Documents and (II) in the case of Additional Second Priority Debt, on a junior basis under each of the Senior Priority Debt Documents and Second Priority Debt Documents; and

(iii) the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt shall provide, or shall be amended on terms and conditions reasonably approved by the Designated Senior Representative and such Class Debt Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

(b) With respect to any Class Debt that is issued or incurred after the Closing Date, each Representative will take, as applicable, such actions (if any) as may from time to time reasonably be requested by the Borrowers, and enter into such technical amendments, modifications and/or supplements to the then existing Collateral Documents (or execute and deliver such additional Collateral Documents) as may from time to time be reasonably requested by the Borrowers, to ensure that the Class Debt is secured by, and entitled to the benefits of, the relevant Collateral Documents relating to such Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes each applicable Senior Representative and each applicable Second Priority Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Collateral Documents).

SECTION 8.10. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan, the courts of the United States District Court of the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and agrees not to commence or support any such action or proceeding in any other jurisdiction;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by Law; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)	if to any Grantor, to the Borrowers, at:

[US Radiology Specialists, Inc.]

700 East Morehead St., Suite 300

Charlotte, North Carolina 28202

Attention: Julie Szeker

E-mail: julie.szeker@usradiology.com

in each case, with copies to:

Ropes & Gray LLP

1211 Avenue of the Americas,

New York, New York 10036

Attention: Steve Rutkovsky

Fax No.: 646-728-1529

E-mail: steven.rutkovsky@ropesgray.com

and

Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10020

Attention: Chris Solomon

Fax No.: 212-893-9579

E-mail: csolomon@wcas.com.com

(ii)	if to the First Lien Collateral Agent, to it at:

BARCLAYS BANK PLC

[Bank Debt Management

745 7th Avenue

New York, NY 10019

Attention: Charlie Goetz]

Telephone: [+ 1 (212) 526-4454]

Email: [Charlie.goetz@barclays.com and ltmny@barclays.com]

(iii) if to the Initial Second Lien Representative, to it at [ADDRESS], Attention: [    ], Facsimile No.: [   ]; email: [    ];

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.11 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.11. Notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.12. Further Assurances. Each Senior Priority Representative, on behalf of itself and each Senior Priority Secured Party under the Senior Priority Debt Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13. Governing Law; Waiver of Jury Trial.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives, the Second Priority Secured Parties, the Borrowers and their respective permitted successors and assigns.

SECTION 8.15. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Collateral Agent represents and warrants that this Agreement is binding upon the First Lien Credit Agreement Secured Parties. The Initial Second Lien Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Secured Parties.

SECTION 8.18. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties, and no other Person shall have or be entitled to assert such rights; provided, however, that the Grantors will be entitled to assert such rights with respect to Sections 2.02, 3.03, 5.01, 5.02, 5.03, 5.05(f), 6.07, 8.01, 8.03, 8.08 and 8.09 and any related definitions.

SECTION 8.19. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20. Administrative Agent and Representative. It is understood and agreed that (a) the First Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article IX of the First Lien Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the First Lien Collateral Agent hereunder, (b) the Initial Second Lien Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the Initial Second Lien Debt Agreement and the provisions of Article IX of the Second Lien Debt Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Initial Second Lien Representative hereunder and (c) each other Representative party hereto is entering into this Agreement in its capacity as trustee or agent for the secured parties referenced in the applicable Additional Senior Priority Debt Document or Additional Second Priority Debt Document (as applicable) and the corresponding exculpatory and liability-limiting provisions of such agreement applicable to such Representative thereunder shall also apply to such Representative hereunder.

SECTION 8.21. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.22. Borrowers. The Borrowers agree to act hereunder on behalf of all Grantors and agrees that this Agreement shall be binding on such Grantors and their successors and assigns as if they were a party hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARCLAYS BANK PLC, as First Lien Collateral
Agent

By:
Name:
Title:

By:
Name:
Title:

[•], as Initial Second Lien Representative

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS, INC.], as USRS Borrower

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES, INC.], as USOIS Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO FIRST LIEN/SECOND LIEN

INTERCREDITOR AGREEMENT]

[US RADIOLOGY SPECIALISTS
INTERMEDIATE HOLDINGS, INC.], as USRS HOLDINGS

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES INTERMEDIATE HOLDINGS, INC.], as USOIS HOLDINGS

By:
Name:
Title:

[GRANTORS], as a Grantor

By:
Name:
Title:

[SIGNATURE PAGE TO FIRST LIEN/SECOND LIEN

INTERCREDITOR AGREEMENT]

ANNEX I

[FORM OF] SUPPLEMENT NO. [ ](this “Representative Supplement”) dated as of [     ], 20[ ] to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [     ] (the “First Lien/Second Lien Intercreditor Agreement”), among US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”), US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto as Grantors, BARCLAYS BANK PLC, acting in its capacity as administrative agent and collateral agent under the Initial First Lien Debt Agreement, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), [     ], acting in its capacity as administrative agent and collateral agent under the Initial Second Lien Debt Agreement, as Representative for the Initial Second Priority Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative”), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party thereto pursuant to Section 8.09 of the First Lien/Second Lien Intercreditor Agreement.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

B. Reference is made to [describe applicable Second Priority Class Debt].

C. As a condition to the ability of the Borrowers or any other Grantor to incur Second Priority Class Debt after the date of the First Lien/Second Lien Intercreditor Agreement and to secure such Second Priority Class Debt with the Second Priority Lien under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required (to the extent required under the Senior Priority Debt Documents then in effect) to become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

A-I-1

Accordingly, the New Representative agrees as follows:

SECTION 1. In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Secured Parties. Each reference to a “Representative” or “Second Priority Representative” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Second Priority Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative and the Borrowers. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

A-I-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[SIGNATURE PAGES FOLLOW]

A-I-3

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:
Name:
Title:

A-I-4

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS, INC.], as USRS Borrower

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES, INC.], as USOIS Borrower

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC.], as USRS HOLDINGS

By:
Name:
Title:

A-I-5

[US OUTPATIENT IMAGING SERVICES
INTERMEDIATE HOLDINGS, INC.], as USOIS HOLDINGS

By:
Name:
Title:

A-I-6

ANNEX II

[FORM OF] SUPPLEMENT NO. [  ] (this “Representative Supplement”) dated as of [ ], 20[ ] to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [  ], 20[ ](the “First Lien/Second Lien Intercreditor Agreement”), among US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”), US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto as Grantors, BARCLAYS BANK PLC, acting in its capacity as administrative agent and collateral agent under the Initial First Lien Debt Agreement, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), [     ], acting in its capacity as administrative agent and collateral agent under the Initial Second Lien Debt Agreement, as Representative for the Initial Second Priority Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative”), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party thereto pursuant to Section 8.09 of the First Lien/Second Lien Intercreditor Agreement.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

Reference is made to [describe applicable Senior Priority Class Debt]

B. As a condition to the ability of the Borrowers or any other Grantor to incur Senior Priority Class Debt after the date of the First Lien/Second Lien Intercreditor Agreement and to secure such Senior Priority Class Debt with the Senior Lien under and pursuant to the Senior Priority Collateral Documents, the Senior Priority Class Debt Representative in respect of such Senior Priority Class Debt is required (to the extent required under the Senior Priority Debt Documents and/or the Second Priority Debt Documents then in effect) to become a Representative under, and such Senior Priority Class Debt and the Senior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Senior Priority Class Debt Representative may become a Representative under, and such Senior Priority Class Debt and such Senior Priority Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Senior Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

A-II-1

Accordingly, the New Representative agrees as follows:

SECTION 1. In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Priority Class Debt and Senior Priority Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Senior Priority Representative and to the Senior Priority Class Debt Parties that it represents as Senior Priority Secured Parties. Each reference to a “Representative” or “Senior Priority Representative” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (iii) the Senior Priority Debt Documents relating to such Senior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Priority Class Debt Parties in respect of such Senior Priority Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Senior Priority Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative and the Borrowers. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

A-II-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[SIGNATURE PAGES FOLLOW]

A-II-3

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:
Name:
Title:

A-II-4

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS, INC.], as USRS Borrower

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES, INC.], as USOIS Borrower

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC.], as USRS HOLDINGS

By:
Name:
Title:

A-II-5

[US OUTPATIENT IMAGING SERVICES INTERMEDIATE HOLDINGS, INC.], as USOIS HOLDINGS

By:
Name:
Title:

A-II-6

ANNEX III

[FORM OF] SUPPLEMENT NO. [ ] dated as of [ ], 20[ ] (this “Grantor Supplement”) to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[ ] (the “First Lien/Second Lien Intercreditor Agreement”), among US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USRS Holdings”), US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC. (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”), US RADIOLOGY SPECIALISTS, INC., a Delaware corporation (“USRS Borrower”), US OUTPATIENT IMAGING SPECIALISTS, INC., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto as Grantors, BARCLAYS BANK PLC, acting in its capacity as administrative agent and collateral agent under the Initial First Lien Debt Agreement, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), [    ], acting in its capacity as administrative agent and collateral agent under the Initial Second Lien Debt Agreement, as Representative for the Initial Second Priority Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative”), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party thereto pursuant to Section 8.09 of the First Lien/Second Lien Intercreditor Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

The Grantors have entered into the First Lien/Second Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, certain First Lien Credit Agreement Credit Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrowers are required to enter into the First Lien/Second Lien Intercreditor Agreement. Section 8.07 of the First Lien/Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien/Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Grantor Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Grantor Supplement in accordance with the requirements of the First Lien Credit Agreement, the Second Priority Debt Documents and the First Lien Credit Agreement Credit Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the First Lien/Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

A-III-1

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Grantor Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity and principles of good faith and fair dealing.

SECTION 3. This Grantor Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Grantor Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Grantor Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Grantor Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Grantor Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS GRANTOR SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Grantor Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrowers as specified in the First Lien/Second Lien Intercreditor Agreement.

SECTION 8. The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Grantor Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

[SIGNATURE PAGES FOLLOW]

A-III-2

IN WITNESS WHEREOF, the New Grantor and the Designated Senior Representative have duly executed this Grantor Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],
as [ ] for the holders of [ ],

By:
Name:
Title:

A-III-3

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS, INC.], as USRS Borrower

By:
Name:
Title:

[US OUTPATIENT IMAGING SERVICES, INC.], as USOIS Borrower

By:
Name:
Title:

[US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC.], as USRS HOLDINGS

By:
Name:
Title:

A-III-4

[US OUTPATIENT IMAGING SERVICES INTERMEDIATE HOLDINGS, INC.], as USOIS HOLDINGS

By:
Name:
Title:

A-III-5

EXHIBIT H-1

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships or Other Pass-Through Entities For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrowers and the Administrative Agent with a duly executed certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrowers and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrowers or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:              , 20[ ]

H-1-2

EXHIBIT H-2

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships or Other Pass-Through Entities For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished the Borrowers and the Administrative Agent with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:              , 20[ ]

H-2-2

EXHIBIT H-3

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships or Other Pass-Through Entities For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(3) and Section 10.07(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a duly executed certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:              , 20[ ]

H-3-2

EXHIBIT H-4

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships or Other Pass-Through Entities For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(3) and Section 10.07(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:              , 20[ ]

H-4-2

EXHIBIT I

FORM OF

SOLVENCY CERTIFICATE

[Attached]

I-3

EXHIBIT J

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:     , 20_

To: [Barclays Bank PLC], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(1)(e)(iii)(A) of that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(1)(e)(iii)(A) of the Credit Agreement, the Borrower Party hereby requests that [each Term Lender] [each Term Lender of the [   , 20 ]1 tranche[s] of the [ ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Term Lender] [each Term Lender of the [   , 20 ]3 tranche[s] of the [ ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[ ] of Term Loans] [$[ ] of the [   , 20 ]5 tranche[(s)] of the [ ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

3. The Borrower Party is willing to make Discounted Term Loan Prepayments at a percentage discount to par value greater than or equal to [[ ]% but less than or equal to [ ]% in respect of the Term Loans] [[ ]% but less than or equal to [ ]% in respect of the [   , 20 ]8 tranche[(s)] of the [ ]9 Class of Term Loans] (the “Discount Range”).

[1]	List multiple tranches if applicable.
[2]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[3]	List multiple tranches if applicable.
[4]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[5]	List multiple tranches if applicable.
[6]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[7]	Minimum of $5.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(1)(e)(iii)(A) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [   , 20 ]10 tranche[s] of the [ ]11 Class of Term Loans] as follows:

1. No Event of Default has occurred and is continuing.

2. The Borrower Party will not use the proceeds of Revolving Loans to fund this Discounted Term Loan Prepayment.

The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[10]	List multiple tranches if applicable.
[11]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT K

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:     , 20

To: [Barclays Bank PLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto, and (b) the Discount Range Prepayment Notice, dated    , 20  , from the applicable Borrower Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(1)(e)(iii)(A) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [   , 20  ]1 tranche[s] of the [ ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[ ]]

[[   , 20  ]3 tranche[s] of the [ ]4 Class of Term Loans - $[ ]]

[1]	List multiple tranches if applicable.
[2]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[3]	List multiple tranches if applicable.
[4]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, , Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[ ]% in respect of the Term Loans] [[ ]% in respect of the [   , 20  ]5 tranche[(s)] of the [ ]6 Class of Term Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[   , 20  ]7 tranche[s] of the [ ]8 Class of Term Loans] indicated above pursuant to Section 2.05(1)(e)(iii)(A) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	List multiple tranches if applicable.
[6]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[7]	List multiple tranches if applicable.
[8]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT L

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:     , 20

To: [Barclays Bank PLC], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(1)(e)(iv)(A) of that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(1)(e)(iv)(A) of the Credit Agreement, the Borrower Party hereby requests that [each Term Lender] [each Term Lender of the [   , 20 ]1 tranche[s] of the [ ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Term Lender] [each Term Lender of the [   , 20 ]3 tranche[s] of the [ ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[ ]]

[[   , 20 ]6 tranche[s] of the [ ]7 Class of Term Loans - $[ ]]

[1]	List multiple tranches if applicable.
[2]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[3]	List multiple tranches if applicable.
[4]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[5]	Minimum of $5.0 million and whole increments of $1.0 million.
[6]	List multiple tranches if applicable.
[7]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowing, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(1)(e)(iv)(A) of the Credit Agreement.

The Borrower Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT M

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:    , 20

To: [Barclays Bank PLC], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(1)(e)(iv)(B) of that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated    , 20 , from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(1)(e)(iv)(B) of the Credit Agreement, the Borrower Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[ ]% in respect of the Term Loans] [[ ]% in respect of the [   , 20 ]1 tranche[(s)] of the [ ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(1)(e)(iv)(B) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [   , 20 ]3 tranche[s] of the [ ]4 Class of Term Loans] as follows:

1.	No Event of Default has occurred and is continuing.

2.	The Borrower Party will not use the proceeds of Revolving Loans to fund this Discounted Term Loan Prepayment.

The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

[1]	List multiple tranches if applicable.
[2]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowing, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[3]	List multiple tranches if applicable.
[4]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowing, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

The Borrower Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

EXHIBIT N

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:    , 20

To: [Barclays Bank PLC], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(1)(e)(ii)(A) of that certain Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(1)(e)(ii)(A) of the Credit Agreement, the Borrower Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [   , 20 ]1 tranche[s] of the [ ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [   , 20 ]3 tranche[s] of the [ ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[  ] of Term Loans] [$[  ] of the [   , 20 ]5 tranche[(s)] of the [ ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[3]	List multiple tranches if applicable.
[4]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[5]	List multiple tranches if applicable.
[6]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[7]	Minimum of $5.0 million and whole increments of $1.0 million.

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[ ]% in respect of the Term Loans] [[ ]% in respect of the [   , 20 ]8 tranche[(s)] of the [ ]9 Class of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(1)(e)(ii)(A) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [   , 20 ]10 tranche[s] of the [ ]11 Class of Term Loans] as follows:

1. No Event of Default has occurred and is continuing.

2. The Borrower Party will not use the proceeds of Revolving Loans to fund this Discounted Term Loan Prepayment. The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[8]	List multiple tranches if applicable.
[9]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[10]	List multiple tranches if applicable.
[11]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Bororwings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT O

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:    , 20

To: [Barclays Bank PLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto, and (b) the Solicited Discounted Prepayment Notice, dated    , 20 , from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(1)(e)(iv)(A) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[   , 20 ]1 tranche[s] of the [ ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans—$[  ]]

[[   , 20 ]3 tranche[s] of the [ ]4 Class of Term Loans—$[  ]]

[1]	List multiple tranches if applicable.
[2]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[3]	List multiple tranches if applicable.
[4]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[ ]% in respect of the Term Loans] [[ ]% in respect of the [   , 20 ]5 tranche[(s)] of the [ ]6 Class of Term Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[   , 20 ]7 tranche[s] of the [ ]8 Class of Term Loans] pursuant to Section 2.05(1)(e)(iv)(A) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	List multiple tranches if applicable.
[6]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[7]	List multiple tranches if applicable.
[8]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT P

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:    , 20

To: [Barclay Bank PLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto, and (b) the Specified Discount Prepayment Notice, dated    , 20 , from the applicable Borrower Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(1)(e)(ii) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[   , 20 ]1 tranche[s] of the [ ]2 Class of Term Loans—$[  ]] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans—$[  ]]

[[   , 20 ]3 tranche[s] of the [ ]4 Class of Term Loans - $[ ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[   , 20 ]5 tranche[s] the [ ]6 Class of Term Loans] pursuant to Section 2.05(1)(e)(ii) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple tranches if applicable.
[2]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[3]	List multiple tranches if applicable.
[4]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

[5]	List multiple tranches if applicable.
[6]

List applicable Class(es) of Term Loans (e.g., Closing Date Term Loans, Closing Date Revolving Borrowings, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

P-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

P-2

EXHIBIT Q

FORM OF INTERCOMPANY NOTE

[Attached]

Q-1

EXHIBIT Q

FORM OF INTERCOMPANY NOTE

December 15, 2020

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other signatory listed on Schedule A hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances constituting Indebtedness made by such Payee to such Payor, other than any loans or advances identified in Schedule B hereto, as such Schedule may be amended, restated and supplemented from time to time by the applicable Payors and Payees. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”), Barclays Bank PLC, as Administrative Agent, as Collateral Agent (in such capacities, the “Agent”) and as an Issuing Bank and as a Swing Line Lender, the Lenders and the other parties from time to time party thereto. Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

This Note is the Intercompany Note referred to in the Credit Agreement, and this Note (other than obligations of Payors evidenced hereby that constitute Excluded Assets) shall be pledged by each Payee that is a Loan Party to the Agent, for the benefit of the Secured Parties, pursuant to the Credit Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Obligations.

Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, the Agent may, in addition to the other rights and remedies provided pursuant to the Credit Documents and otherwise available to it (subject to any applicable notice requirements thereunder), exercise all rights of the Payees that are Loan Parties with respect to this Note (other than in respect of obligations of Payors evidenced hereby that constitute Excluded Assets).

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith,

relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor until the Termination Conditions have been satisfied, and, in each case, other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor that is a Loan Party (each such Payor, an “Affected Payor”) or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor (except as expressly permitted by the Credit Documents), whether or not involving insolvency or bankruptcy, if an Event of Default has occurred and is continuing (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations and (B) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) before any Payee that is not a Loan Party (each such Payee, an “Affected Payee”) is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations and (B) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), any payment or distribution to which such Affected Payee would otherwise be entitled (other than equity or debt securities of such Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) If any Event of Default under the Credit Agreement occurs and is continuing and the Agent delivers notice to the Borrower instructing the Borrower that the Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(6) of the Credit Agreement), then, unless otherwise agreed in writing by the Agent in its reasonable discretion, no payment or distribution of any kind or character shall be made by or on behalf of any Affected Payor or any other Person on its behalf to any Affected Payee, and no payment or distribution of any kind or character shall be received by or on behalf of any Affected Payee or any other Person on its behalf, with respect to this Note until (x) the applicable Senior Indebtedness shall have been paid in full in cash (other than (A) contingent indemnification obligations, (B) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements and (C) the Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) or (y) such Event of Default shall have been cured or waived; and

(iii) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of the foregoing clause (i) or (ii), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, in accordance with the relevant Collateral Documents, the Agent on behalf of the applicable Secured Parties.

Except as otherwise set forth in clauses (i) and (ii) of the immediately preceding paragraph, any Payor is permitted to pay, and any Payee is entitled to receive, any payment or prepayment of principal and interest on the Indebtedness evidenced by this Note.

To the fullest extent permitted by applicable Law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or Affected Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agrees that the subordination of this Note is for the benefit of the Collateral Agent, each Issuing Bank and the other Secured Parties. The Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each Collateral Agent (or other applicable Representative) may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein. The parties hereto agree that this Note may be supplemented (which may take the form of an amendment or an amendment and restatement) if the parties hereto determine that such supplement is necessary to facilitate having any Additional Senior Priority Debt (as defined in the First-Lien Second Lien Intercreditor Agreement) become Senior Indebtedness under this Note.

The Indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable Law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents executed prior to the date hereof in connection with such intercompany Indebtedness.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by Law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note evidences and shall be the only promissory note or instrument evidencing intercompany Indebtedness entered into between each Payee and each Payor on, before or after the date hereof and which may be entered into under separate loan documentation (the “Existing Notes”) (other than any obligations represented by promissory notes or other instruments listed in Schedule B hereto, as such Schedule may be amended, restated and supplemented from time to time by the applicable Payors and Payees), but for the avoidance of doubt, does not alter, replace or supersede the economic terms contained in any separate loan documentation entered into by relevant Payees and Payors to govern such loans or advances. This Note evidences a continuation of, and not (i) an extinguishment, repayment and reborrowing of, (ii) a termination, novation or modification of, or (iii) a change to, the Indebtedness heretofore outstanding under the Existing Notes. It is understood and agreed that this Note evidences Indebtedness owed from time to time by any Payor to any Payee, but does not create any obligation to extend any such Indebtedness or, except as expressly set forth herein, alter any of the terms thereof. Notwithstanding anything to the contrary contained herein, each promissory note listed in Schedule B shall continue in full force and effect in accordance with its terms thereunder, and shall be excluded from, and not be affected or modified by, the terms of this Note, provided that the Indebtedness evidenced by such promissory note, to the extent payable by a Payor that is a Loan Party to a Payee that is not a Loan Party, shall be subject to the subordination provisions set forth herein, or if necessary, at the Payor’s option, a separately executed subordination agreement with subordination provisions no less favorable to the Secured Parties than those set forth herein. Any Payor and any Payee may amend, supplement or modify Schedule B from time to time through a written acknowledgment by such Payor and such Payee, in the event such Payor issues a separate promissory note to such Payee.

From time to time after the date hereof, additional Subsidiaries of the Holding Entities may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall be automatically incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, and updating or supplementing Schedule A hereto by adding the name of each Additional Party, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

To ensure that the obligations evidenced by this Note are treated as in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended, any Holdings Entity or its successor (acting solely for this purpose as an agent of each Payor) shall maintain, at its address for receipt of notices pursuant to Section 10.02 of the Credit Agreement, a register (the “Register”) for the recordation of the name and address of each endorsee, assignee or other transferee of interests, rights, and obligations hereunder and the commitment of, and principal amount of the loan owing to, each such Payee. No endorsement, assignment, or other transfer of interests, rights, and obligations hereunder shall be effective unless the Holding Entities or its successor shall have received timely notice of the information required to be recorded in the Register pertaining to such transfer.

Any subsidiary of a Holdings Entity that is a party to this Note that ceases to be a subsidiary of a Holdings Entity as a result of any transaction permitted under the Credit Agreement (a “Former Subsidiary”), shall be automatically released from the rights and obligations under this Note, provided that, at the time of such release, any existing balances between such Former Subsidiary and the remaining parties hereto have been paid in full or settled, or if remaining outstanding, shall be separately documented or evidenced.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

US RADIOLOGY SPECIALSITS, INC. US OUTPATIENT IMAGING SPECIALISTS, INC. (collectively, the Borrowers)

By:
Name:
Title:

US RADIOLOGY SPECIALISTS INTERMEDIATE HOLDINGS, INC. US OUTPATIENT IMAGING SPECIALISTS INTERMEDIATE HOLDINGS, INC. (collectively, the Holdings Entities)

By:
Name:
Title:

TOUCHSTONE IMAGING OF HOT SPRINGS, LLC
TOUCHSTONE IMAGING OF OMAHA, LLC
TOUCHSTONE IMAGING OF DRY CREEK, LLC
TOUCHSTONE IMAGING OF PENSACOLA, LLC
TOUCHSTONE IMAGING OF OKLAHOMA, LLC
TOUCHSTONE IMAGING OF OKLAHOMA RE HOLDINGS, LLC DRY CREEK IMAGING, LLC
MBX MEDICAL BILLING EXPERTS, LLC U.S. RADIOLOGY, INC.
AMERICAN HEALTH IMAGING OF DALLAS, LLC
SAN ANTONIO DIAGNOSTIC IMAGING, INC.
MEDICAL FINANCE GROUP, INC. U.S. IMAGING, INC.
SOUTH LOOP MRI CENTER, INC.

Signature Page to Form of Intercompany Note

STEEPLECHASE DIAGNOSTIC CENTER, INC.
BAY CITY IMAGING, INC.
BEAUMONT MRI, INC.
EAST SIDE IMAGING, INC.
FORT BEND IMAGING, INC.
TOMBALL MRI, INC.
PEARLAND MRI, LLC
DIVERSIFIED RADIOLOGY OF COLORADO, INC.
DIVERSIFIED RADIOLOGY NETWORK, LLC

By:

Name:	John Perkins
Title:	President and Chief Executive Officer

AMERICAN HEALTH IMAGING, INC.

By:

Name:	John Perkins
Title:	Chairman

TOUCHSTONE IMAGING OF TYLER, LP
TOUCHSTONE IMAGING OF MESQUITE, LP

By:	Touchstone Medical Imaging, LLC, its general partner

By:

Name:	John Perkins
Title:	Chief Executive Officer

TOUCHSTONE MEDICAL IMAGING, LLC

By:

Name: John Perkins
Title:	Chief Executive Officer

US RADIOLOGY SPECIALISTS OF

COLORADO, LLC

By:

Name:	John Perkins
Title:	President

INFINITY MRI & DIAGNOSTICS CENTER PEARLAND – II, L.P.

By:	PEARLAND MRI, LLC, its general partner

By:

Name:	John Perkins
Title:	President and Chief Executive Officer

AMERICAN HEALTH IMAGING OF AUGUSTA, LLC
AMERICAN HEALTH IMAGING OF BRUNSWICK, LLC
AMERICAN HEALTH IMAGING OF CANTON, L.L.C.
AMERICAN HEALTH IMAGING OF CUMMING, LLC
AMERICAN HEALTH IMAGING OF DECATUR, LLC
AMERICAN HEALTH IMAGING OF DOUGLASVILLE LLC
AMERICAN HEALTH IMAGING OF FAYETTEVILLE, LLC
AMERICAN HEALTH IMAGING OF GEORGIA, L.L.C.
AMERICAN HEALTH IMAGING OF HIRAM, LLC
AMERICAN HEALTH IMAGING OF LAWRENCEVILLE, L.L.C.
AMERICAN HEALTH IMAGING OF MARIETTA, LLC
AMERICAN HEALTH IMAGING OF NEWNAN, L.L.C.
AMERICAN HEALTH IMAGING OF NWN, LLC
AMERICAN HEALTH IMAGING OF SANDY SPRINGS, LLC

AMERICAN HEALTH IMAGING OF WEST COBB, L.L.C.
AMERICAN HEALTH IMAGING STAND UP MRI, LLC
AMERICAN PHYSICIAN MANAGEMENT SERVICES, LLC
AMERICAN HEALTH IMAGING OF FLORIDA, L.L.C.
TALLAHASSEE HEALTH IMAGING, L.L.C.
AMERICAN HEALTH IMAGING OF ALABAMA, LLC
AMERICANGRAND, LLC GRANDVIEW IMAGING, LLC
AMERICAN HEALTH IMAGING OF SOUTH CAROLINA, LLC
RADIOLOGY LTD., LLC
TUCSON IMAGING ASSOCIATES, L.L.C.
AMERICAN HEALTH IMAGING OF SAVANNAH, LLC

US RADIOLOGY SPECIALISTS OF THE CAROLINAS, LLC

By:

Name:	John Perkins
Title:	President and Chief Executive Officer

SCHEDULE A

#	NAME OF PAYOR/PAYEE	JURISDICTION OF ORGANIZATION
1.
2.

Q-1

SCHEDULE B

Excluded Promissory Notes

Q-1

EXHIBIT R-1

FORM OF LETTER OF CREDIT REPORT

Date:     , 20

To:  Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto.

This report is being delivered pursuant to Section 2.03(14) of the Credit Agreement. Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

R-1

[ISSUING BANK]

By:

Name:

Title:

R-2

EXHIBIT R-2

FORM OF SWING LINE REPORT

Date:     , 20

To:  Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain the Credit Agreement, dated as of December 15, 2020 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among US Radiology Specialists, Inc., a Delaware corporation (“USRS Borrower”), US Outpatient Imaging Specialists, Inc., a Delaware corporation (“USOIS Borrower” and together with USRS Borrower, the “Borrowers”), US Radiology Specialists Intermediate Holdings, Inc., a Delaware corporation (“USRS Holdings”), US Outpatient Imaging Specialists Intermediate Holdings, Inc., a Delaware corporation (“USOIS Holdings” and together with USRS Holdings, the “Holding Entities”) Barclays Bank PLC, as Administrative Agent, as Collateral Agent, as an Issuing Bank and as Swing Line Lender and the Lenders from time to time party thereto.

This report is being delivered pursuant to Section 2.04(3)(e) of the Credit Agreement. Set forth in the table below is a description of each Swing Line Loan made by the undersigned and outstanding on the date hereof.

Swing Line Loan (Reference No.)	Principal Amount of Funding	Date of Funding	Date of Repayment	Amount of Repayment	Outstanding Balance

R-1

[SWING LINE LENDER]

By:

Name:

Title:

R-2